     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1996

                                                      REGISTRATION NO.   -
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------
                          BANK OF BOSTON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------
            MASSACHUSETTS                         04-2471221
   (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)
                                     6711
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                               ---------------
                100 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110
                                (617) 434-2200
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
        GARY A. SPIESS, ESQ.                 JANICE B. LIVA, ESQ.
      GENERAL COUNSEL AND CLERK          ASSISTANT GENERAL COUNSEL AND
     BANK OF BOSTON CORPORATION                 ASSISTANT CLERK
         100 FEDERAL STREET               BANK OF BOSTON CORPORATION
     BOSTON, MASSACHUSETTS 02110              100 FEDERAL STREET
           (617) 434-2870                 BOSTON, MASSACHUSETTS 02110
                                                (617) 434-8630
 (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING AREA
                         CODES, OF AGENTS FOR SERVICE)

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of a subsidiary of the Registrant with and into The Boston Bancorp have been satisfied or waived as described in the enclosed Proxy Statement-Prospectus.

                               ---------------
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          PROPOSED
                                           PROPOSED        MAXIMUM
  TITLE OF EACH CLASS        AMOUNT        MAXIMUM        AGGREGATE     AMOUNT OF
  OF SECURITIES TO BE        TO BE      OFFERING PRICE OFFERING PRICE  REGISTRATION
       REGISTERED        REGISTERED (1) PER SHARE (3)        (4)         FEE (5)
-----------------------------------------------------------------------------------
Common Stock, par value
 $2.25 per share (2)...    8,000,000        $0.00      $241,865,419.63  $83,401.87

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued in the transaction described herein.
(2) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.
(3) Not applicable.
(4) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be canceled in the merger, consisting of 5,544,193 shares of The Boston Bancorp common stock.
(5) In accordance with Rule 457(b), the registration fee paid herewith has been reduced by $45,462.38, which is the amount of the fee previously paid in connection with The Boston Bancorp Preliminary Proxy Statement filed with the Commission on Schedule 14A on January 30, 1996.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           BANK OF BOSTON CORPORATION

                             CROSS REFERENCE SHEET

              ITEM OF FORM S-4                  CAPTION IN PROXY STATEMENT-PROSPECTUS
              ----------------                  -------------------------------------
 A. INFORMATION ABOUT THE TRANSACTION
  ITEM 1 -- Forepart of Registration
   Statement and Outside Front Cover Page of Outside Front Cover Page; Cross Reference
   Prospectus............................... Sheet
  ITEM 2 -- Inside Front and Outside Back
   Cover Pages of Prospectus................ Table of Contents; Available Information;
                                              Incorporation of Certain Information by
                                              Reference
  ITEM 3 -- Risk Factors, Ratio of Earnings
   to Fixed Charges and Other Information... Summary
  ITEM 4 -- Terms of the Transaction........ Background of the Merger; Recommendation of
                                              the Bancorp Board of Directors; Bancorp's
                                              Reasons for the Merger; Terms of the
                                              Merger; Accounting Treatment; Certain
                                              Federal Income Tax Consequences;
                                              Comparative Rights of Stockholders;
                                              Incorporation of Certain Information by
                                              Reference
  ITEM 5 -- Pro Forma Financial Information. Summary; Unaudited Pro Forma Combined
                                              Financial Information
  ITEM 6 -- Material Contracts with the
   Company Being Acquired................... Background of the Merger; Recommendation of
                                              the Bancorp Board of Directors; Bancorp's
                                              Reasons for the Merger; Interests of
                                              Certain Persons in the Affiliation;
                                              Certain Related Transactions
  ITEM 7 -- Additional Information Required
   for Reoffering by Persons and Parties
   Deemed To Be Underwriters................ *
  ITEM 8 -- Interests of Named Experts and   Indemnification; Experts; Legal Opinions
   Counsel..................................
  ITEM 9 -- Disclosure of Commission
   Position on Indemnification for           *
   Securities Act Liabilities...............
 B. INFORMATION ABOUT THE REGISTRANT
  ITEM 10 -- Information with Respect to S-3
   Registrants.............................. Recent Developments; Information about Bank of Boston; Comparative Rights of
                                              Stockholders; Incorporation of Certain
                                              Information by Reference
  ITEM 11 -- Incorporation of Certain
   Information by Reference................. Incorporation of Certain Information by
                                             Reference
  ITEM 12 -- Information with Respect to S-2
   or S-3 Registrants....................... *
  ITEM 13 -- Incorporation of Certain
   Information by Reference................. *
  ITEM 14 -- Information with Respect to
   Registrants Other Than S-3 or S-2         *
   Registrants..............................

                           BANK OF BOSTON CORPORATION

              ITEM OF FORM S-4                  CAPTION IN PROXY STATEMENT-PROSPECTUS
              ----------------                  -------------------------------------
 C. INFORMATION ABOUT THE COMPANY BEING
   ACQUIRED
  ITEM 15 -- Information with Respect to S-3
   Companies................................ Information about Bancorp; Comparative
                                              Rights of Stockholders; Incorporation of
                                              Certain Information by Reference
  ITEM 16 -- Information with Respect to S-2
   or S-3 Companies......................... *
  ITEM 17 -- Information with Respect to
   Companies Other Than S-3 or S-2           *
   Companies................................
 D. VOTING AND MANAGEMENT INFORMATION
  ITEM 18 -- Information if Proxies,
   Consents or Authorizations are to be      Annual Meeting of Stockholders; Management
   Solicited................................  and Additional Information; Stockholder
                                              Vote Required; Interests of Certain
                                              Persons in the Merger; Voting Agreement;
                                              Rights of Dissenting Stockholders;
                                              Incorporation of Certain Information by
                                              Reference; Changes in Bancorp Executive
                                              Management; Executive Compensation; Stock
                                              Owned By Management; Principal Holders of
                                              Voting Securities
  ITEM 19 -- Information if Proxies,
   Consents or Authorization are not to be
   Solicited in an Exchange Offer........... *

--------
*Omitted because item is inapplicable or answer to item is negative.

                                          March 11, 1996

Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of The Boston Bancorp, a Massachusetts corporation ("Bancorp"), to vote on the merger of your company with a wholly-owned subsidiary of Bank of Boston Corporation ("Bank of Boston"), which was announced on October 11, 1995, and on the annual election of directors to serve on the Board of Directors until the earlier of the effective time of the merger or the expiration of their terms.

  Upon consummation of the merger, the holders of Bancorp common stock will be entitled to receive, in a tax-free exchange, shares of Bank of Boston common stock with a value (based on the average closing price of Bank of Boston stock during the 20 trading days ending on the third business day before the closing date) equal to the sum of two components: (a) a minimum of $7.32, representing a fixed acquisition premium, and (b) an additional variable amount that is contingent primarily on Bancorp's Adjusted Net Worth (as defined in the accompanying Proxy Statement-Prospectus) at the month-end immediately preceding the closing.

  Because the consideration to be received by Bancorp's stockholders will be in part a function of Bancorp's Adjusted Net Worth shortly before the closing, it is not possible to predict the per share value of the transaction with certainty. However, Bancorp currently estimates that its stockholders may receive shares of Bank of Boston common stock with a value of $41.95 to $44.90 per share of Bancorp common stock. This estimate is forward-looking and is based on a number of assumptions, including for example, the assumption at the low end of the range that Bancorp's investment portfolio will produce a value equal to its market value at Bancorp's October 31, 1995 fiscal year-end and the assumption at the high end of the range that Bancorp's investment portfolio will produce a value equal to its market value at January 31, 1996. These historic values were chosen to illustrate a possible range because it is not possible to predict the future value of the portfolio. The value of the actual consideration received by stockholders may be materially higher or lower than these amounts because the assumptions underlying this estimated range (many of which are outside Bancorp's control) may not prove to be correct. For information on the factors that could cause the per share value of the consideration to be outside this estimated range, see the section of the Proxy Statement-Prospectus entitled "THE MERGER--Determination of the Conversion Number."

  BECAUSE THE VARIABLE COMPONENT OF THE PER SHARE CONSIDERATION IS CONTINGENT PRIMARILY ON BANCORP'S ADJUSTED NET WORTH AT THE MONTH-END IMMEDIATELY PRECEDING THE CLOSING, ITS EXACT AMOUNT CANNOT BE DETERMINED UNTIL AFTER THE BANCORP ANNUAL MEETING. BANCORP'S STOCKHOLDERS WILL NOT HAVE ANOTHER OPPORTUNITY TO VOTE ON THE MERGER AFTER THE VALUE OF THE CONTINGENT PORTION OF THE PER SHARE CONSIDERATION HAS BEEN DETERMINED.

  Your Board of Directors, after evaluating the proposal and receiving a fairness opinion from Tucker Anthony Incorporated, Bancorp's financial advisor, unanimously believes that the merger is in the best interests of Bancorp and its stockholders. The enclosed Proxy Statement-Prospectus contains a description of the merger as well as background to the transaction and the businesses of the two companies that should help you more fully understand why the Board believes this transaction is in your best interests. Your Board recognizes that the Proxy Statement-Prospectus is a long document, but encourages you to study the document carefully. Should you have questions concerning the upcoming Annual Meeting, you may call David L. Smart of Bancorp at (617) 268-2500. Additionally, Morrow & Company, which has been retained by Bancorp to assist in the solicitation of proxies, is available to answer questions at (212) 754-8000.

  The Annual Meeting will be held at the Main Floor Auditorium, Bank of Boston, 100 Federal Street, Boston, Massachusetts, on April 11, 1996 at 10:00 a.m. local time. Your Board of Directors and management look forward to greeting those stockholders able to attend the meeting.

  YOUR VOTE IS IMPORTANT. Accompanying this letter is a Notice of Annual Meeting of Stockholders, a Proxy Statement-Prospectus and a proxy card with a return envelope. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED. If you attend the meeting, you may elect to vote in person by revoking your previously returned proxy card.

  WE URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AND FOR ELECTION OF THE BOARD'S NOMINEE DIRECTORS.

  On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          ROBERT E. LEE
                                          Chairman, President and
                                          Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
 The Boston Bancorp:

  Notice is hereby given that the Annual Meeting of Stockholders of The Boston Bancorp ("Bancorp") will be held at the Main Floor Auditorium, Bank of Boston, 100 Federal Street, Boston, Massachusetts, on April 11, 1996 at 10:00 a.m. local time (the "Annual Meeting"), for the purposes of considering and voting upon the following matters:

    1. A proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of October 10, 1995, as amended by a letter agreement dated March 7, 1996 (the "Merger Agreement"), by and between Bank of Boston Corporation ("Bank of Boston") and Bancorp, and the transactions contemplated thereby, including, the sale from time to time of certain assets of Bancorp and its subsidiaries as contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement-Prospectus.

    2. The election of two (2) directors to serve on the Bancorp Board for terms of three (3) years or, if earlier, until the effective time of the merger.

    3. Such other business as may properly be brought before the meeting or any and all adjournments or postponements thereof.

  Only stockholders of record at the close of business on February 14, 1996 are entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof.

  Appraisal Rights. If the Merger Agreement and the transactions contemplated thereby are approved by stockholders at the Annual Meeting, and consummated by Bancorp, any stockholder (a) who delivers to Bancorp, before the stockholder vote on the Merger Agreement, a written objection to the Merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights; (b) whose shares are not voted in favor of approving the Merger Agreement; and (c) who demands in writing payment for his or her shares from Bancorp within twenty (20) days after the date of the notice that the Merger has become effective is mailed to the stockholders, shall be entitled to receive payment for his or her shares and an appraisal of the value thereof. Bancorp and any such stockholder shall in such case have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the Massachusetts Business Corporation Law, a copy of which is attached as Appendix E to the accompanying Proxy Statement-Prospectus.

                                          By Order of the Board of Directors

                                          ROBERT E. LEE
                                          Chairman of the Board

March 11, 1996

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXY AND VOTE IN PERSON.

                                    (LOGO)

                              THE BOSTON BANCORP

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                                  PROSPECTUS

                               ----------------

                               8,000,000 SHARES

                                 COMMON STOCK

                                    (LOGO)

                          BANK OF BOSTON CORPORATION

                               ----------------

                                APRIL 11, 1996

  This Proxy Statement of The Boston Bancorp ("Bancorp") is being furnished to stockholders of Bancorp in connection with the solicitation of proxies by the Board of Directors of Bancorp (the "Bancorp Board") for use at the Annual Meeting of Stockholders to be held on April 11, 1996 (the "Annual Meeting"), including any adjournments or postponements thereof. See "ANNUAL MEETING OF STOCKHOLDERS."

  This Proxy Statement also serves as the Prospectus of Bank of Boston Corporation (referred to herein as "Bank of Boston" or the "Registrant") relating to the registration of up to 8,000,000 shares of common stock of Bank of Boston, par value $2.25 per share (together with the Preferred Stock Purchase Rights which are attached to and trade with Bank of Boston common stock, hereinafter, the "Rights") (the "Bank of Boston Common Stock"), issuable to stockholders of Bancorp upon consummation of the proposed merger (the "Merger") herein described of BancBoston Merger Co., a wholly-owned subsidiary of Bank of Boston (the "Merger Subsidiary"), with and into Bancorp, pursuant to the terms and subject to the conditions of the Agreement and Plan of Reorganization, dated as of October 10, 1995, by and between Bank of Boston and Bancorp, as amended by a letter agreement dated March 7, 1996 (the "Merger Agreement"). The Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

  Bank of Boston will cause its principal subsidiary, The First National Bank of Boston, a national banking association, (the "Bank") and Bancorp will cause its principal subsidiary, South Boston Savings Bank, a Massachusetts savings bank, (the "Savings Bank") to execute an agreement of merger (the "Bank Merger Agreement"), pursuant to which the Savings Bank will be merged with and into the Bank (the "Bank Merger") after the Merger. The proposed form of Bank Merger Agreement is attached as Exhibit D to the Merger Agreement.

  Upon consummation of the Merger, each share of common stock of Bancorp, par value $1.00 per share (the "Bancorp Common Stock"), issued and outstanding prior to the effective time of the Merger (except shares of Bancorp Common Stock held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or in respect of debts previously contracted, shares held as treasury stock by Bancorp and shares held by dissenting stockholders who have perfected their rights of appraisal) will be entitled to receive, in a tax-free exchange, shares of Bank of Boston Common Stock with a value (based on the Average Closing Price (as defined herein) of Bank of Boston Common Stock during the 20 trading days ending on the third business day before the closing date) equal to the sum of two components: (a) a minimum of $7.32, representing a fixed acquisition premium, and (b) an additional variable amount that is contingent primarily on Bancorp's Adjusted Net Worth (as defined elsewhere in this Proxy Statement-Prospectus) at the month-end immediately preceding the closing.

  Because the consideration to be received by Bancorp's stockholders will be in part a function of Bancorp's Adjusted Net Worth shortly before the closing, it is not possible to predict the per share value of the transaction with certainty. Bancorp currently estimates that its stockholders may receive shares of Bank of Boston Common

Stock with a value of $41.95 to $44.90 per share of Bancorp Common Stock. This estimate is forward-looking and is based on a number of assumptions, including for example, the assumption at the low end of the range that Bancorp's investment portfolio will produce a value equal to its market value at Bancorp's October 31, 1995 fiscal year-end and the assumption at the high end of the range that Bancorp's investment portfolio will produce a value equal to its market value at January 31, 1996. These historic values were chosen to illustrate a possible range because it is not possible to predict the future value of the portfolio. The value of the actual consideration received by stockholders may be materially higher or lower than these amounts because the assumptions underlying this estimated range (many of which are outside Bancorp's control) may not prove to be correct. See "THE MERGER--Terms of the Merger" and "--Determination of the Conversion Number." The transaction is subject to various conditions, including approval by the stockholders of Bancorp and approval by applicable regulatory authorities. See "THE MERGER-- Conditions to the Merger."

  BECAUSE THE VARIABLE COMPONENT OF THE PER SHARE CONSIDERATION IS CONTINGENT PRIMARILY ON BANCORP'S ADJUSTED NET WORTH AT THE MONTH-END IMMEDIATELY PRECEDING THE CLOSING, ITS EXACT AMOUNT CANNOT BE DETERMINED UNTIL AFTER THE ANNUAL MEETING. BANCORP'S STOCKHOLDERS WILL NOT HAVE ANOTHER OPPORTUNITY TO VOTE ON THE MERGER AFTER THE VALUE OF THE CONTINGENT PORTION OF THE PER SHARE CONSIDERATION HAS BEEN DETERMINED.

  Because of the uncertainty of the timing of the receipt of required regulatory approvals of the Merger, if granted, and the timing of completion of other transactions that are pre-conditions to the Merger, the Merger may not be consummated for several months after the approval of the Merger by the stockholders of Bancorp. Pursuant to the Merger Agreement, the Bancorp Board is soliciting stockholder approval at this time to be in a position to consummate the Merger as soon as practicable after the receipt of the required regulatory approvals.

  Bank of Boston Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and the Boston Stock Exchange ("BSE") under the symbol "BKB." The closing price of Bank of Boston Common Stock on the NYSE on March 6, 1996 was $48 3/8.

  This Proxy Statement and Prospectus (the "Proxy Statement-Prospectus") does not cover any resales of Bank of Boston Common Stock received by stockholders of Bancorp upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement-Prospectus in connection with any such resale.

  All information concerning Bank of Boston contained in this Proxy Statement-Prospectus has been furnished by Bank of Boston, and all information concerning Bancorp has been furnished by Bancorp. Bank of Boston has represented and warranted to Bancorp and Bancorp has represented and warranted to Bank of Boston that the particular information so furnished does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading in light of the circumstances in which it was made. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER." A copy of Bancorp's Annual Report to Stockholders for the fiscal year ended October 31, 1995 accompanies this Proxy Statement-Prospectus.

  This Proxy Statement-Prospectus and the form of proxy are first being mailed to stockholders of Bancorp on or about March 11, 1996. Bank of Boston has filed a Registration Statement on Form S-4 (together with its exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 8,000,000 shares of Bank of Boston Common Stock, representing shares to be issued in connection with the Merger.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

                               ----------------

  THE SHARES OF BANK OF BOSTON COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF BANK OF BOSTON AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

         The date of this Proxy Statement-Prospectus is       , 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   7
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   8
SUMMARY...................................................................   9
  The Companies...........................................................   9
    Bank of Boston........................................................   9
    Bancorp...............................................................   9
  The Merger; the Bank Merger.............................................   9
  Determination of the Conversion Number..................................  10
  Conditions to the Merger................................................  12
  Regulatory Approvals....................................................  13
  Business Pending the Merger.............................................  13
  Waiver and Amendment....................................................  13
  Termination.............................................................  14
  The Annual Meeting......................................................  14
  Quorum and Voting.......................................................  14
  Stockholder Vote Required...............................................  15
  Background of the Merger; Recommendation of the Bancorp Board of
   Directors; Reasons for the Merger......................................  16
  Opinion of Financial Advisor to Bancorp.................................  16
  Management and Operations after the Merger..............................  16
  Interests of Certain Persons in the Merger..............................  16
  Employee Matters........................................................  17
  Stock Option Agreement..................................................  17
  Accounting Treatment....................................................  18
  Certain Federal Income Tax Consequences.................................  18
  Rights of Dissenting Stockholders.......................................  18
  Comparative Rights of Stockholders......................................  19
  Market and Market Prices................................................  19
  Bank of Boston Selected Financial Data..................................  20
  Bancorp Selected Financial Data.........................................  22
  Pro Forma Combined Bank of Boston, Bancorp and BayBanks Selected
   Financial Data.........................................................  23
  Bank of Boston Capitalization...........................................  24
  Comparative Per Share Data..............................................  25
RECENT DEVELOPMENTS.......................................................  26
  Bank of Boston..........................................................  26
  Bancorp.................................................................  27
ANNUAL MEETING OF STOCKHOLDERS............................................  28
  Introduction............................................................  28
  Purposes................................................................  28
  Quorum and Voting.......................................................  28
  Stockholder Vote Required...............................................  29
  Solicitation of Proxies.................................................  29
  Revocation of Proxies...................................................  30
THE MERGER................................................................  31
  General.................................................................  31
  Background of the Merger................................................  31
  Recommendation of the Bancorp Board of Directors; Bancorp's Reasons for
   the Merger.............................................................  34
  Opinion of Financial Advisor to Bancorp.................................  36
  Terms of the Merger.....................................................  42

                                                                            PAGE
                                                                            ----
  Determination of the Conversion Number...................................  43
    The Conversion Number Formula..........................................  44
    Bancorp's Stockholders' Equity at the Measurement Date.................  45
    Mandatory Pre-Closing Transactions Required by the Merger Agreement....  46
    Optional Pre-Closing Transactions Permitted by the Merger Agreement....  48
    Other Operating Results................................................  49
    The Adjusted Net Worth Formula.........................................  49
    Bancorp's Estimate of the Per Share Consideration......................  50
    Effective Time of the Merger; the Bank Merger..........................  53
  Conversion of Shares.....................................................  54
    Exchange Agent; Procedures for Exchange of Certificates................  54
    Lost Certificates......................................................  55
    Fractional Shares......................................................  55
    Assumption of Bancorp Stock Options....................................  55
  Conditions to the Merger.................................................  55
    Conditions to Each Party's Obligations.................................  55
    Conditions to Bank of Boston's Obligations.............................  55
    Conditions to Bancorp's Obligations....................................  56
  Regulatory Approvals.....................................................  56
    Federal Approvals......................................................  56
    Massachusetts Approval.................................................  58
  Business Pending the Merger..............................................  58
  Waiver and Amendment.....................................................  60
    Waiver.................................................................  60
    Amendment..............................................................  61
  Expenses.................................................................  61
  Termination..............................................................  61
  Management and Operations after the Merger...............................  62
  Interests of Certain Persons in the Merger...............................  62
  Employee Matters.........................................................  63
  Indemnification..........................................................  63
  Accounting Treatment.....................................................  64
  Certain Federal Income Tax Consequences..................................  64
  Resales of Bank of Boston Common Stock...................................  65
  Stock Exchange Listings..................................................  65
  Rights of Dissenting Stockholders........................................  66
CERTAIN RELATED TRANSACTIONS...............................................  67
  Stock Option Agreement...................................................  67
    General................................................................  67
    Grant of Option........................................................  67
    Triggering Events; Exercise of Option..................................  67
    Repurchase of Option...................................................  68
    Registration Rights....................................................  68
    Assignment of Option...................................................  69
    Right of First Refusal.................................................  69
    Additional Provisions..................................................  69
  Voting Agreement.........................................................  69
  Bank Merger Agreement....................................................  69
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  71

                                                                            PAGE
                                                                            ----
DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK................................  77
  Common Stock.............................................................  77
    General................................................................  77
    Liquidation............................................................  77
    Voting.................................................................  77
    Dividends..............................................................  77
    Stockholder Rights Plan................................................  77
  Preferred Stock..........................................................  78
    General................................................................  78
    Dividends..............................................................  79
    Liquidation and Redemption.............................................  79
    Voting.................................................................  79
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................  80
  General..................................................................  80
  Size and Classification of the Board of Directors........................  80
  Removal of Directors.....................................................  80
    Bank of Boston.........................................................  80
    Bancorp................................................................  80
  Stockholder Nominations..................................................  80
    Bank of Boston.........................................................  80
    Bancorp................................................................  80
  Conflict of Interest Transactions........................................  81
    Bank of Boston.........................................................  81
    Bancorp................................................................  81
  Meetings of Stockholders.................................................  81
    Bank of Boston.........................................................  81
    Bancorp................................................................  81
  Amendment of Governing Documents.........................................  81
    Bank of Boston.........................................................  81
    Bancorp................................................................  81
  Required Vote for Certain Business Combinations..........................  82
    Bank of Boston.........................................................  82
    Bancorp................................................................  82
  Stockholder Rights Plan..................................................  82
    Bank of Boston.........................................................  82
    Bancorp................................................................  82
  State Anti-takeover Statutes.............................................  82
    Bank of Boston.........................................................  82
    Bancorp................................................................  83
INFORMATION ABOUT BANK OF BOSTON...........................................  83
INFORMATION ABOUT BANCORP..................................................  83
EXPERTS....................................................................  84
LEGAL OPINIONS.............................................................  84
MANAGEMENT AND ADDITIONAL INFORMATION......................................  84
CHANGES IN BANCORP EXECUTIVE MANAGEMENT....................................  85
ELECTION OF DIRECTORS......................................................  85
  Information as to Nominees and Continuing Directors......................  86
  Corporate Governance and Other Matters...................................  87
  Compensation of Directors................................................  87

                                                                           PAGE
                                                                           ----
EXECUTIVE COMPENSATION....................................................  88
  Cash Compensation.......................................................  88
  Option Grants...........................................................  90
  Option Exercises and Holdings...........................................  90
  Pension Plan............................................................  90
  Split-Dollar Life Insurance Program.....................................  91
  Employment Agreements...................................................  92
  Severance Agreements....................................................  93
  Separation Agreements...................................................  93
  Section 16 Filings......................................................  95
  Compensation Committee Interlocks and Insider Participation.............  95
  Report of the Compensation and Stock Option Committees..................  95
  Stock Performance Graph.................................................  97
  Certain Transactions....................................................  98
STOCK OWNED BY MANAGEMENT................................................. 100
PRINCIPAL HOLDERS OF VOTING SECURITIES.................................... 101
INDEPENDENT PUBLIC ACCOUNTANTS............................................ 101
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE
 1997 ANNUAL MEETING OF STOCKHOLDERS...................................... 103
OTHER MATTERS............................................................. 103
APPENDIX A--Agreement and Plan of Reorganization, as amended.............. A-1
APPENDIX B--Stock Option Agreement........................................ B-1
APPENDIX C--Voting Agreement.............................................. C-1
APPENDIX D--Opinion of Tucker Anthony Incorporated........................ D-1
APPENDIX E--Text of Sections 85 to 98 of Chapter 156B of the
        Massachusetts Business Corporation Law............................ E-1

                             AVAILABLE INFORMATION

  Both Bank of Boston and Bancorp are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed by Bank of Boston or Bancorp can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Certain securities of Bank of Boston are listed on the NYSE and the BSE, and such reports, proxy statements and other information concerning Bank of Boston also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Boston Stock Exchange Incorporated, One Boston Place, Boston, Massachusetts 02108. Bancorp Common Stock is listed on the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation--National Market System ("NASDAQ") under the symbol "SBOS."

  This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement which Bank of Boston has filed with the Commission under the Securities Act, and to which reference is hereby made. The Registration Statement may be inspected at the Public Reference Section of the Commission, at the addresses noted above, and copies thereof may be obtained from the Commission at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, IN THE CASE OF DOCUMENTS RELATING TO BANK OF BOSTON, TO INVESTOR RELATIONS, THE FIRST NATIONAL BANK OF BOSTON, P.O. BOX 2016, 01-20-02, BOSTON, MASSACHUSETTS 02106-2016, TELEPHONE NUMBER (617) 434-7858, AND IN THE CASE OF DOCUMENTS RELATING TO BANCORP, TO DAVID L. SMART, VICE PRESIDENT, THE BOSTON BANCORP, 460 WEST BROADWAY, SOUTH BOSTON, MASSACHUSETTS 02127, TELEPHONE NUMBER (617) 268-2500. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY APRIL 4, 1996.

  There are hereby incorporated by reference in this Proxy Statement-Prospectus the following documents and information heretofore filed with the
Commission:

  Bank of Boston's:

    1. Annual Report on Form 10-K filed for its fiscal year ended December 31, 1994 (the "Bank of Boston 1994 10-K") as amended by Form 10-K/A dated January 9, 1996;

    2. Quarterly Reports on Form 10-Q filed since the Bank of Boston 1994 10-
       K;

    3. Current Reports on Form 8-K filed since the Bank of Boston 1994 10-K;
       and

    4. Description of its Common Stock, Preferred Stock and Preferred Stock Purchase Rights contained in its registration statements filed under
       Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

  Bancorp's:

    1. Annual Report on Form 10-K filed for its fiscal year ended October 31, 1995 (the "Bancorp 1995 10-K");

    2. Quarterly Reports on Form 10-Q filed since the Bancorp 1995 10-K, if any;

    3. Current Reports on Form 8-K filed since the Bancorp 1995 10-K, if any;
       and

    4. Description of its Common Stock contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents subsequently filed by Bank of Boston or Bancorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in an amendment hereto, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  BANK OF BOSTON AND BANCORP WILL EACH PROVIDE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST AND WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE).

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANK OF BOSTON OR BANCORP. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE BANK OF BOSTON COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, WITHIN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR THE DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANK OF BOSTON OR BANCORP SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OR THE DATES THEREOF.

                                    SUMMARY

  The following summary is not intended to be complete and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement-Prospectus or incorporated by reference in this Proxy Statement-Prospectus, or in the accompanying Appendices and the documents referred to herein. Stockholders are urged to carefully read the Proxy Statement-Prospectus and its Appendices in their entirety. Capitalized terms which are used and not defined in this Proxy Statement-Prospectus have the meanings set forth in the Merger Agreement.

THE COMPANIES

  Bank of Boston. Bank of Boston is a registered bank holding company organized in 1970 under Massachusetts law, which, through its subsidiaries, is engaged in providing a wide variety of financial services to individuals, corporate and institutional customers, governments, and other financial institutions. Bank of Boston's principal subsidiary is the Bank. Other major banking subsidiaries of Bank of Boston are Bank of Boston Connecticut ("BKB Connecticut") and Rhode Island Hospital Trust National Bank ("Hospital Trust"). As of December 31, 1995, Bank of Boston had total assets of $47.4 billion and total deposits of $30.9 billion.

  On December 12, 1995, Bank of Boston and BayBanks, Inc., a Boston-based bank holding company ("BayBanks"), entered into an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of Bank of Boston will be merged with and into BayBanks and BayBanks will become a subsidiary of Bank of Boston (the "BayBanks Merger"). BayBanks had total assets of $12.1 billion as of December 31, 1995. The BayBanks Merger is subject to a number of conditions, including but not limited to, regulatory approval and the approval of the stockholders of Bank of Boston and BayBanks. The BayBanks Merger is intended to be accounted for as a pooling of interests. No assurance can be given that the approvals of the stockholders of Bank of Boston or BayBanks or the regulators will be obtained. The Merger is not conditioned upon the consummation of the proposed BayBanks Merger.

  On December 11, 1995, Bank of Boston entered into a joint venture with two equity investment firms with respect to its mortgage subsidiary, BancBoston Mortgage Corporation ("BBMC"). On March 4, 1996, a third company entered into an agreement to participate in the joint venture. The joint venture will create an independent mortgage company that will be based in Jacksonville, Florida and will be managed by BBMC's current management team. See "INFORMATION ABOUT BANK OF BOSTON" and "RECENT DEVELOPMENTS."

  The executive office of Bank of Boston and the head office of the Bank are located at 100 Federal Street, Boston, Massachusetts 02110 (Telephone (617) 434-2200).

  Bancorp. Bancorp is a registered savings and loan holding company organized in 1984 under Massachusetts law, which, through its subsidiaries, is engaged in providing a wide variety of financial services to individual and corporate customers. Bancorp's principal subsidiary is the Savings Bank. As of October 31, 1995, Bancorp had total consolidated assets of $1.9 billion and total deposits of $1.3 billion. See "INFORMATION ABOUT BANCORP."

  The executive office of Bancorp is located at 460 West Broadway, South Boston, Massachusetts 02127 (Telephone (617) 268-2500).

THE MERGER; THE BANK MERGER

  The Merger Agreement provides for the merger of the Merger Subsidiary with and into Bancorp, with Bancorp as the surviving corporation. Upon consummation of the Merger, each share of Bancorp Common Stock issued and outstanding prior to the Effective Time (except shares of Bancorp Common Stock held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or in respect of debts previously contracted, shares held as treasury stock by Bancorp and shares held by dissenting stockholders who have perfected their rights of appraisal) will be entitled to receive, in a tax-free exchange, shares of Bank of Boston Common Stock with a value (based on the Average Closing Price (as defined herein) of Bank of Boston Common Stock during the 20 trading days ending on the third business day before the Closing Date) equal to the sum of two components: (a) a minimum of $7.32, representing a fixed acquisition premium, and (b) an additional variable amount that is contingent primarily on Bancorp's Adjusted Net Worth (as defined elsewhere in this Proxy Statement-Prospectus) at the month-end immediately preceding the closing.

  Because the consideration to be received by Bancorp's stockholders will be in part a function of Bancorp's Adjusted Net Worth shortly before the closing, it is not possible to predict the per share value of the transaction with certainty. Bancorp currently estimates that its stockholders may receive shares of Bank of Boston Common Stock with a value of $41.95 to $44.90 per share of Bancorp Common Stock. This estimate is forward-looking and is based on a number of assumptions, including for example, the assumption at the low end of the range that Bancorp's investment portfolio will produce a value equal to its market value at Bancorp's October 31, 1995 fiscal year-end and the assumption at the high end of the range that Bancorp's investment portfolio will produce a value equal to its market value at January 31, 1996. These historic values were chosen to illustrate a possible range because it is not possible to predict the future value of the portfolio. The value of the actual consideration received by stockholders may be materially higher or lower than these amounts because the assumptions underlying this estimated range (many of which are outside Bancorp's control) may not prove to be correct. For information on the factors that could cause the per share value of the consideration to be outside this estimated range, see the sections entitled "THE MERGER--Terms of the Merger" and "--Determination of the Conversion Number."

  BECAUSE THE VARIABLE COMPONENT OF THE PER SHARE CONSIDERATION IS CONTINGENT PRIMARILY ON BANCORP'S ADJUSTED NET WORTH AT THE MONTH-END IMMEDIATELY PRECEDING THE CLOSING, ITS EXACT AMOUNT CANNOT BE DETERMINED UNTIL AFTER THE ANNUAL MEETING. BANCORP'S STOCKHOLDERS WILL NOT HAVE ANOTHER OPPORTUNITY TO VOTE ON THE MERGER AFTER THE VALUE OF THE CONTINGENT PORTION OF THE PER SHARE CONSIDERATION HAS BEEN DETERMINED.

  Bancorp will cause the Savings Bank and Bank of Boston will cause the Bank to execute the Bank Merger Agreement pursuant to which the Savings Bank will be merged with and into the Bank immediately after the Effective Time. See "THE MERGER--Effective Time of the Merger; the Bank Merger" and "CERTAIN RELATED TRANSACTIONS--Bank Merger Agreement."

DETERMINATION OF THE CONVERSION NUMBER

  The number of shares (or fraction thereof) of Bank of Boston Common Stock (rounded to the nearest thousandth of a share) that holders of shares of Bancorp Common Stock (except shares of Bancorp Common Stock held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or in respect of debts previously contracted, shares held as treasury stock by Bancorp and shares held by dissenting stockholders who have perfected their rights of appraisal) will receive upon consummation of the Merger will be equal to the "Conversion Number," which is the quotient resulting from the division of:

    (i) the sum of (A) $40,640,806.00, and (B) an amount equal to the greater of (1) zero, or (2) the sum of (a) the Adjusted Net Worth (as defined below) of Bancorp as of the close of business on the Measurement Date (as defined below), (b) the product of $40,000.00 and the number of days after the Measurement Date to and including the Closing Date, and (c) the aggregate exercise price of all options to purchase Bancorp Common Stock outstanding at the close of business on the Measurement Date, by

    (ii) the product of (A) the Average Closing Price (as defined below) and
  (B) the sum of the number of shares of Bancorp Common Stock and options to purchase Bancorp Common Stock outstanding at the close of business on the Measurement Date. See "THE MERGER--Determination of the Conversion Number."

  The "Measurement Date" is the day which (i) is the last day of a calendar month, and (ii) precedes the Closing Date by not less than ten (10) nor more than twenty-three (23) business days.

  As determined with respect to any given date, "Adjusted Net Worth" is the consolidated stockholders' equity of Bancorp determined in accordance with generally accepted accounting principles ("GAAP") as of such date, with certain significant adjustments. These adjustments are described in detail in the section entitled "THE MERGER--Determination of the Conversion Number."

  The "Average Closing Price" is the average of the closing prices of shares of Bank of Boston Common Stock as reported on the NYSE composite transactions reporting system for the twenty (20) consecutive trading days ending on the third business day prior to the Closing Date (such period being the "Valuation Period").

  As of the date of this Proxy Statement-Prospectus, giving effect to events that occurred since October 11, 1995, and that might occur hereafter, Bancorp currently estimates that its stockholders may receive shares of Bank of Boston Common Stock with a value of $41.95 to $44.90 per share of Bancorp Common Stock.

  THE ESTIMATED RANGE IS FORWARD-LOOKING. STOCKHOLDERS ARE CAUTIONED THAT THE ACTUAL PER SHARE CONSIDERATION THEY WILL RECEIVE MIGHT BE MATERIALLY BELOW OR ABOVE THIS ESTIMATED RANGE BECAUSE THE ASSUMPTIONS UNDERLYING THIS ESTIMATED RANGE (MANY OF WHICH ARE OUTSIDE BANCORP'S CONTROL) MAY NOT PROVE TO BE CORRECT. THE FOUR FACTORS MOST LIKELY TO CAUSE MATERIAL VARIATIONS IN THE PER SHARE CONSIDERATION ARE: (I) CHANGES IN THE MARKET VALUE OF BANCORP'S INVESTMENT PORTFOLIO; (II) RESULTS OF BANCORP'S OPERATIONS FROM NOVEMBER 1, 1995 THROUGH THE MEASUREMENT DATE; (III) THE AMOUNT OF A RESERVE, IF ANY, TO BE ESTABLISHED IN CONNECTION WITH THE SALE OF BANCORP'S COMMERCIAL AND MULTI-FAMILY REAL ESTATE LOAN PORTFOLIO; AND (IV) THE POSSIBILITY THAT LEGISLATION WILL BE PASSED BY CONGRESS WHICH WOULD RELIEVE BANCORP OF THE NEED TO RECAPTURE SUBSTANTIALLY ALL OF THE SAVINGS BANK'S TAX BAD DEBT RESERVE.

  The $41.95 to $44.90 range is based on certain assumptions of Bancorp. In estimating the value to be received by Bancorp's stockholders, Bancorp's management has not attempted to forecast the value of the investment portfolio as of the Measurement Date because it is not possible to predict the direction or possible extent of changes in the portfolio's value. Bancorp's management has instead used historical values of the investment portfolio as of October 31, 1995 and January 31, 1996 in determining the low end and high end of the range, respectively. Also, Bancorp's management has assumed that Bancorp will realize net proceeds from the disposition of its commercial and multi-family real estate loan portfolio equal to the carrying value of such portfolio, and that the tax laws will not be changed in such a way as to relieve Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve. These assumptions may not prove to be correct.

  The actual value of Bancorp's investment portfolio changes daily as a result of changes in interest rates and other factors. The portion of the portfolio that will be liquidated before the Closing Date will undoubtedly be liquidated for amounts which will vary from the October 31, 1995 or January 31, 1996 market value, and the market value of the securities retained through the closing will also undoubtedly vary from the October 31, 1995 or January 31, 1996 market value. The investment portfolio's appreciation is the primary factor contributing to the increase in the range from the $39.50 to $42.50 estimated range announced on October 11, 1995 to the current $41.95 to $44.90 estimated range. During the three month period between October 31, 1995 and January 31, 1996, the portfolio appreciated on an after-tax basis by $12.1 million. For every $10 million of after-tax appreciation or depreciation in the investment portfolio, the per share value of the consideration would increase or decrease, respectively, by approximately $1.80 per share of Bancorp Common Stock.

  The net amount that Bancorp will realize from the disposition of its commercial and multi-family real estate loan portfolio will be affected by a determination of the amount of the reserve, if any, that should be created under GAAP to provide for the financial effects of the possibility that the purchaser of the portfolio or its assignee would assert certain contract rights against Bancorp. At the present time, Bancorp is not aware of circumstances that would lead it to establish such a reserve. However, Bancorp will be in a better position to evaluate the appropriateness of establishing a reserve at the time of the loan sale closing based on the results of environmental site reports and assessments being performed on certain of the properties securing loans in the portfolio and other information that may come to light. There can be no assurance that the net proceeds of the loan sale, after the establishment of any required reserve will equal the carrying value of the portfolio.

  In estimating the range, Bancorp has attempted to estimate its results of operations through the Measurement Date. Those results will be affected by a number of factors, including the pricing and timing of asset dispositions required or permitted by the Merger Agreement, changes in interest rates and other factors. Bancorp's actual results of operations could be outside the estimated amounts.

  Legislation was recently passed by Congress that might have relieved Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve. President Clinton vetoed this legislation. While it is possible that other legislation containing similar provisions could be enacted, Bancorp cannot predict whether or not this will occur prior to the Measurement Date or whether or not Bancorp will be able to take advantage of such legislation. If legislation relieving Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve does become law before that date and Bancorp is eligible to take advantage of such legislation, Bancorp will not need to reduce its stockholders' equity on account of its tax bad debt reserve to that extent and consequently, the high end of the estimated range could increase by $1.98 to approximately $46.88. For a further discussion of the above factors and the determination of the Conversion Number, see "THE MERGER-- Determination of the Conversion Number."

  The method for determining the Conversion Number is the result of arms' length negotiations between the respective managements of Bancorp and Bank of Boston. In negotiating the Conversion Number, the management of Bancorp had the benefit of advice from its financial advisor, the investment banking firm of Tucker Anthony Incorporated ("Tucker Anthony"). See "THE MERGER--Opinion of Financial Advisor to Bancorp."

  Any disagreements between Bancorp and Bank of Boston regarding the calculation of Bancorp's Adjusted Net Worth as of the close of business on the Measurement Date are to be resolved by an independent "Big Six" accounting firm. Such firm's determination is binding on the parties. The expenses of such firm shall be borne by the party with whose position the independent accounting firm disagrees. If the independent accounting firm disagrees with the positions of both Bancorp and Bank of Boston, the expenses of such firm shall be split evenly by both parties.

  No fractional shares of Bank of Boston Common Stock will be issued in the Merger. In lieu thereof, each holder of shares of Bancorp Common Stock who otherwise would have been entitled to a fractional share of Bank of Boston Common Stock will receive cash in an amount determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent). See "THE MERGER-- Conversion of Shares--Fractional Shares."

CONDITIONS TO THE MERGER

  The obligation of Bank of Boston and Bancorp to consummate the Merger is subject to satisfaction of a number of conditions, including: (a) the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock approving the Merger Agreement and the transactions contemplated thereby; (b) the approval of the Merger and the Bank Merger by certain federal and state regulatory authorities; (c) the effectiveness of Bank of Boston's Registration Statement with respect to the Bank of Boston Common Stock to be issued pursuant to the Merger Agreement; (d) the receipt by Bank of Boston and Bancorp of the tax opinions of their respective counsel, each opinion substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and addressing such other matters relating to federal income tax effects as are customary in such transactions; (e) the absence of any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Bank of Boston or any of its subsidiaries or Bancorp or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on Bank of Boston or Bancorp, as the case may be; and (f) certain other conditions customary in transactions of this nature.

  In addition, Bank of Boston's obligation to consummate the Merger is subject to, among other conditions, the completion by Bancorp and its subsidiaries on or prior to the close of business on the Measurement Date of certain mandatory pre-closing transactions as set forth on Schedule 1 to the Merger Agreement (the "Pre-Closing Transactions"). The Pre-Closing Transactions include the disposition of Bancorp's commercial real estate and multi-family loan portfolio and more than a majority of its investment portfolio. If the Merger is not consummated, Bancorp's future results of operations could be adversely affected by the amount of such asset dispositions completed prior to the termination of the Merger Agreement. See the section entitled "THE MERGER--Determination of the Conversion Number" for a full discussion of the Pre-Closing Transactions.

  Bancorp's obligation to consummate the Merger is also subject to the authorization for listing on the NYSE of the Bank of Boston Common Stock issuable in connection with the Merger. See "THE MERGER--Conditions to the Merger."

REGULATORY APPROVALS

  The Merger Agreement provides that the obligation of Bank of Boston and Bancorp to consummate the Merger is conditioned upon, among other things, the receipt of approvals from governmental or regulatory authorities or agencies, including, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency (the "OCC"). The Merger is also subject to approval by the Board of Bank Incorporation of The Commonwealth of Massachusetts (the "Massachusetts BBI").

  The Merger may not be consummated until the 30th day (or the 15th day in certain circumstances as more fully described in the section entitled "THE MERGER--Regulatory Approvals") after the date the Federal Reserve Board approval is received, during which time the United States Department of Justice ("DOJ") has the authority to challenge the Merger on antitrust grounds.

  It is the intention of the parties to obtain the approvals of the Federal Reserve Board, the OCC, and the Massachusetts BBI during the first half of 1996, although no assurance can be given that any of such approvals will be granted, and if granted, no assurance can be given that the receipt of such approvals will occur within this time frame. See "THE MERGER--Regulatory Approvals" and "--Conditions to the Merger."

BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, Bank of Boston and Bancorp have each agreed to, and will cause their respective subsidiaries to, undertake or refrain from undertaking certain actions pending the Merger. In addition, Bancorp and its subsidiaries are required to complete certain Pre-Closing Transactions on or prior to the Measurement Date as a condition to Bank of Boston's obligation to consummate the Merger. For a full discussion of the conduct of the business of Bank of Boston and Bancorp pending the Merger and the other agreements made by the parties with respect to certain matters pending the Merger, see "THE MERGER--Determination of Conversion Number" and "--Business Pending the Merger."

WAIVER AND AMENDMENT

  Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, whether before or after approval by the Bancorp stockholders of the Merger Agreement and the transactions contemplated thereby, the parties may:
(a) amend the Merger Agreement by written agreement; (b) extend the time for the performance of any of the obligations or other acts of any other party thereunder; (c) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto; or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than those identified in Section 6.01 of the Merger Agreement relating to approval by Bancorp's stockholders of the Merger Agreement, required regulatory approvals and effectiveness of the Registration Statement, of which this Proxy Statement-Prospectus forms a part) thereof. Any agreement on the part of any party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. See "THE MERGER--Waiver and Amendment."

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval of Bancorp's stockholders, under the following circumstances: (a) by mutual written consent of the respective Boards of Directors of Bancorp and Bank of Boston; (b) by either Bancorp or Bank of Boston: (i) if the Merger has not occurred on or prior to December 31, 1996 or such later date as agreed to in writing by Bank of Boston and Bancorp; (ii) 30 days after the date on which any request or application for a regulatory approval is denied, subject to certain exceptions;
(iii) if any governmental or regulatory authority or agency, or a court of competent jurisdiction, issues a final permanent order or Injunction (as defined in the Merger Agreement) enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and the time for appeal or petition for reconsideration of such order or Injunction has expired without such appeal or petition being granted or such order or Injunction otherwise has become final and non-appealable; (iv) in the event of a material breach by the other party of the Merger Agreement or the Stock Option Agreement dated October 10, 1995 by and between Bank of Boston and Bancorp (the "Stock Option Agreement," as more fully described in "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement") which is not cured after 45 days written notice, provided that the terminating party is not then in material breach of the Merger Agreement or the Stock Option Agreement; or (v) if the stockholders of Bancorp fail to approve the Merger at the Annual Meeting, provided that the terminating party is not then in material breach of the Merger Agreement or the Stock Option Agreement. In addition, Bank of Boston may terminate the Merger Agreement if the Adjusted Net Worth of Bancorp at any time after the date of the Merger Agreement equals an amount less than zero. See "THE MERGER--Termination."

THE ANNUAL MEETING

  The Annual Meeting is scheduled to be held on April 11, 1996 at 10:00 a.m., at the Main Floor Auditorium of Bank of Boston, 100 Federal Street, Boston, Massachusetts. The Annual Meeting will be held for the purposes of considering and voting upon: (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the sale from time to time of certain assets of Bancorp and its subsidiaries as contemplated by the Merger Agreement; (ii) a proposal to elect two directors to hold office for a term of three (3) years, or, if earlier, until the Effective Time of the Merger; and
(iii) any other business that may properly come before such meeting, or any and all adjournments or postponements thereof. See "ANNUAL MEETING OF STOCKHOLDERS--Introduction" and "--Purposes."

QUORUM AND VOTING

  Only stockholders of record at the close of business on February 14, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 5,252,899 shares of Bancorp Common Stock entitled to vote, of which 223,798 shares, representing 4.26% of the shares issued and outstanding, were beneficially owned by directors and officers of Bancorp and the respective affiliates of such people, 302,413 shares, representing 5.76% of the shares issued and outstanding, were owned by Paul A. Archibald, a former executive of Bancorp, and 492,995 shares, representing 9.39% of the shares issued and outstanding, were held by Chieftain Capital Management, Inc. ("Chieftain"), a principal stockholder of Bancorp.

  It is expected that each such director, officer and affiliate will vote the Bancorp Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby.

  Mr. Archibald is required to vote his shares on the Merger Agreement and the transactions contemplated thereby in proportion to the votes cast on such matter by all other stockholders, pursuant to the terms of the Separation Agreement that he entered into with Bancorp and the Savings Bank on February 10, 1995 when he resigned from his positions with Bancorp and the Savings Bank.

  In addition, Chieftain, pursuant to a letter agreement dated October 10, 1995 (the "Voting Agreement"), has agreed to vote or cause to be voted all of the shares of Bancorp Common Stock it owns or over which it has sole or shared voting power (amounting to not less than 392,865 shares (the "Voting Block Shares")) for approval of the Merger Agreement and the transactions contemplated thereby. See "ANNUAL MEETING OF STOCKHOLDERS--Stockholder Vote Required" and "CERTAIN RELATED TRANSACTIONS--Voting Agreement." A copy of the Voting Agreement is attached hereto as Appendix C.

  In addition, as of the Record Date, The Boston Bancorp Employee Stock Ownership Plan (the "ESOP") owned 591,247 shares of Bancorp Common Stock, representing 11.26% of the shares issued and outstanding. In general, these shares will be voted in accordance with the directions of the beneficial owners of such shares. See "OWNERSHIP OF BANCORP COMMON STOCK."

  The presence, in person or by proxy, of a majority of the aggregate number of shares of Bancorp Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of Bancorp Common Stock held of record in the stockholder's name at the close of business on the Record Date. See "ANNUAL MEETING OF STOCKHOLDERS--Quorum and Voting."

STOCKHOLDER VOTE REQUIRED

  The approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock. Consequently, assuming that each director and officer of Bancorp and their respective affiliates and Chieftain (with respect to the Voting Block Shares) vote in favor of the Merger Agreement and the transactions contemplated thereby, and Mr. Archibald votes his shares in proportion to the votes cast by all stockholders, the affirmative vote of holders of an additional 2,685,491 shares of Bancorp Common Stock, representing 61.96% of the shares issued and outstanding, will be required to meet the two-thirds requirement. If the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock is not obtained, each of Bancorp and Bank of Boston will have the right to terminate the Merger Agreement, provided that the terminating party is not then in material breach of the Merger Agreement or the Stock Option Agreement. See "ANNUAL MEETING OF STOCKHOLDERS--Stockholder Vote Required" and "THE MERGER--Termination."

  For the director nominees to be elected, they must receive a plurality of the votes cast at the Annual Meeting. They will serve until the earlier of the Effective Time of the Merger or the expiration of their terms. There is no cumulative voting in the election of directors. Unless otherwise required by law or Bancorp's Articles of Organization and Bylaws, any other matters put to a stockholder vote at the Annual Meeting will be decided by the affirmative vote of a majority of the votes cast on the matter.

  The proxy enclosed herewith is being solicited by the Bancorp Board. Each proxy received will be voted as directed; however, if a proxy is returned, signed, but with no direction indicated, the proxy will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, FOR the election as directors of the two nominees of the Bancorp Board, and in such manner as management's proxy holders may decide on such other matters as may properly come before the Annual Meeting. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted for purposes of determining a quorum and: (i) will have the same effect as votes against the Merger; and (ii) will not be counted with respect to the election of directors. See "ANNUAL MEETING OF STOCKHOLDERS--Solicitation of Proxies."

  Any stockholder giving a proxy prior to the Annual Meeting has the right to revoke it prior to its exercise by delivering a written notice to the Clerk of Bancorp or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting, revoking previous proxies, and voting in person. See "ANNUAL MEETING OF STOCKHOLDERS--Revocation of Proxies."

  BECAUSE THE VARIABLE COMPONENT OF THE PER SHARE CONSIDERATION IS CONTINGENT PRIMARILY ON BANCORP'S ADJUSTED NET WORTH AT THE MONTH-END IMMEDIATELY PRECEDING THE CLOSING, ITS EXACT AMOUNT CANNOT BE DETERMINED UNTIL AFTER THE ANNUAL MEETING. BANCORP'S STOCKHOLDERS WILL NOT HAVE ANOTHER OPPORTUNITY TO VOTE ON THE MERGER AFTER THE VALUE OF THE CONTINGENT PORTION OF THE PER SHARE CONSIDERATION HAS BEEN DETERMINED.

BACKGROUND OF THE MERGER; RECOMMENDATION OF THE BANCORP BOARD OF DIRECTORS; REASONS FOR THE MERGER

  In March 1995, Bancorp engaged Tucker Anthony to aid it in evaluating various possible financial or strategic alternatives intended to maximize stockholder value. During the next six months, Bancorp, with the assistance of Tucker Anthony, considered a wide variety of such alternatives. The terms of the Merger Agreement, including the Conversion Number, were the result of arm's-length negotiations between Bank of Boston and Bancorp.

  THE BANCORP BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT (INCLUDING THE METHOD OF DETERMINING THE CONVERSION NUMBER) AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, ARE IN THE BEST INTERESTS OF BANCORP AND ARE FAIR TO AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BANCORP VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In reaching its determination, the Bancorp Board consulted with management and with Bancorp's financial and legal advisors, and considered a number of factors. These factors are described in "THE MERGER--Background of the Merger" and "--Recommendation of the Bancorp Board of Directors; Bancorp's Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR TO BANCORP

  Tucker Anthony has rendered a written opinion to the Bancorp Board, dated as of the date of this Proxy Statement-Prospectus, to the effect that, as of such date, the consideration to be received by Bancorp's stockholders pursuant to the Merger Agreement, which shall be determined in accordance with the formula described herein (the "Merger Consideration"), is fair, from a financial point of view, to the holders of Bancorp Common Stock. The full text of the opinion of Tucker Anthony is attached hereto as Appendix D to this Proxy Statement-Prospectus. Bancorp stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Tucker Anthony in connection therewith. Tucker Anthony's opinion is directed only to the Merger Consideration and does not constitute a recommendation to any Bancorp stockholder as to how such stockholder should vote at the Annual Meeting. See "THE MERGER--Opinion of Financial Advisor to Bancorp."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Following the Merger, the directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of Bancorp as it exists after the Effective Time. See "THE MERGER--Management and Operations after the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Bank of Boston has agreed that rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer, or other employee of Bancorp or any of its subsidiaries provided for in the Articles of Organizations or By-Laws of Bancorp or its subsidiaries as in effect on October 10, 1995, will remain in effect for not less than six years after the Closing Date. See "THE MERGER--Indemnification."

  Holders of stock options outstanding and unexercised immediately prior to the Effective Time under Bancorp stock option plans will have their options converted into options to purchase shares of Bank of Boston Common Stock in accordance with the provisions of the Merger Agreement.

  Bancorp and the Savings Bank have entered into agreements with eleven senior employees (the "Excluded Employees") pursuant to which such employees are entitled to receive a severance payment if their employment is terminated in connection with a change in control of Bancorp and the Savings Bank. The proposed Merger would constitute a change in control for purposes of such agreements and the Excluded Employees will not remain as employees of either Bancorp or the Savings Bank after the Merger. Consequently, pursuant to these agreements, the Excluded Employees will be entitled to receive severance payments upon the consummation of the Merger. These severance payments will be paid by Bancorp immediately prior to the Merger and are estimated to be $4.3 million (before taking into account the related tax benefit to Bancorp). In addition, the Excluded Employees will continue to receive benefits under a split-dollar life insurance program maintained by Bancorp and the Savings Bank, and will also be entitled to the pension and the ESOP benefits they have accrued through the Effective Time of the Merger.

  See "THE MERGER--Management and Operations after the Merger," "--Conversion of Shares--Assumption of Bancorp Stock Options," "--Interests of Certain Persons in the Merger," and "--Employee Matters." See also "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "MANAGEMENT AND ADDITIONAL INFORMATION."

EMPLOYEE MATTERS

  At the Effective Time, all employees of the Savings Bank, other than the Excluded Employees, will be subject to the employment arrangements and pay practices generally made available by Bank of Boston and the Bank to employees of the Bank. Bank of Boston's severance policy will apply to the employees of the Savings Bank, other than the Excluded Employees, after the Effective Time.

  Except as otherwise provided in the Merger Agreement, as promptly as practicable after the Effective Time, Bank of Boston has agreed to provide the employees of Bancorp and its affiliates with benefits maintained by Bank of Boston and its affiliates for similarly situated employees. Bank of Boston will cause each such plan, program or arrangement to treat the prior service of each such employee with Bancorp or its affiliates, to the extent such prior service is recognized under the comparable plan, program or arrangement of Bancorp, as service rendered to Bank of Boston or its affiliate, as the case may be, for purposes of eligibility to participate, vesting, rate of accrual under Bank of Boston's cash balance retirement plan and eligibility for special benefits under each such plan, program or arrangement of Bank of Boston, but not for benefit accrual attributable to any period before the Effective Time. Without limiting the foregoing, Bank of Boston and its affiliates will not treat any employee of Bancorp or any of its affiliates as a "new" employee for purposes of any exclusion under any health or similar plan for a preexisting medical condition.

  Following the Effective Time and/or the Bank Merger Effective Time, as applicable, Bank of Boston will, or will cause the Bank to, honor in accordance with their terms all employment, severance, split dollar life insurance and other compensation contracts between Bancorp or any subsidiary and any director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Effective Time under the Savings Bank's pension or other benefit plans. Bank of Boston will not cause or permit the Savings Bank's defined benefit pension plan to be terminated or combined with another plan unless the amount, if any, by which the value of the assets of such plan at the date of termination or combination exceeds the liabilities of such plan at that date, is first allocated among persons who were participants in such plan immediately before the Effective Time. See "THE MERGER--Employee Matters."

STOCK OPTION AGREEMENT

  As an inducement to Bank of Boston to enter into the Merger Agreement, Bancorp and Bank of Boston entered into the Stock Option Agreement, pursuant to which Bancorp granted Bank of Boston an option (the

"Option") to purchase from Bancorp 1,038,420 shares of Bancorp Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding Bancorp Common Stock), at a price of $33.00 per share. Bank of Boston may exercise the Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of Bank of Boston or a permitted transferee of Bank of Boston, under certain circumstances, Bancorp will repurchase for a formula price the Option or any shares of Bancorp Common Stock purchased upon exercise of the Option. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement." A copy of the Stock Option Agreement is attached hereto as Appendix B.

  The Stock Option Agreement is intended by Bank of Boston to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Bancorp from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Bancorp's stockholders which had a higher current market price than the shares of Bank of Boston Common Stock to be received for each share of Bancorp Common Stock pursuant to the Merger Agreement. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase and certain adjustments will have to be made with respect to those Bancorp assets and liabilities acquired or assumed by Bank of Boston pursuant to the Merger Agreement whose carrying values differ from their estimated fair market values. The actual adjustments will be made on the basis of appraisals and evaluations as of the dates of consummation of the Merger and the Bank Merger. See "THE MERGER--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The respective counsel to Bank of Boston and Bancorp will deliver at the Closing Date tax opinions to the effect that, among other things, if consummated in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the Merger constitutes such a reorganization, the following would be the material federal income tax consequences of the Merger: (a) no gain or loss will be recognized by the stockholders of Bancorp upon their receipt of Bank of Boston Common Stock on conversion of their Bancorp Common Stock, except in respect of cash received in lieu of fractional shares; (b) the tax basis of the shares of Bank of Boston Common Stock received by the stockholders of Bancorp will be the same as the tax basis of their converted Bancorp Common Stock, decreased by the tax basis allocated to any such fractional share interests;
(c) the holding period of the Bank of Boston Common Stock held by Bancorp stockholders will generally include the holding period of their converted Bancorp Common Stock; and (d) gain or loss will be recognized by the stockholders of Bancorp who dissent from the Merger on their receipt of cash in redemption of their Bancorp Common Stock. No ruling has been or will be requested from the Internal Revenue Service with respect to any tax matters.

  For further discussion of the foregoing, as well as the consequences if the Merger does not constitute a reorganization within the meaning of the Internal Revenue Code, see "THE MERGER--Certain Federal Income Tax Consequences."

  Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each Bancorp stockholder, each such stockholder should consult his or her own tax advisors as to the federal (and any state, local, or foreign) tax consequences of the Merger in his or her particular circumstances.

RIGHTS OF DISSENTING STOCKHOLDERS

  Holders of Bancorp Common Stock will have appraisal rights provided under Massachusetts law, if the Merger is consummated and all requirements of Massachusetts law are satisfied by holders seeking to exercise such rights. See "THE MERGER--Rights of Dissenting Stockholders" and Sections 85 through 98 (inclusive) of Chapter 156B of the Massachusetts Business Corporation Law (the "MBCL") attached hereto as Appendix E.

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of Bancorp's stockholders are governed by the MBCL and Bancorp's Articles of Organization and By-Laws. At the Effective Time, holders of shares of Bancorp Common Stock (except shares of Bancorp Common Stock held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or in respect of debts previously contracted, shares held as treasury stock by Bancorp and shares held by dissenting stockholders who have perfected their rights of appraisal) will become stockholders of Bank of Boston, and their rights will be governed by the MBCL and Bank of Boston's Articles of Organization and By-Laws. See "COMPARATIVE RIGHTS OF STOCKHOLDERS," for a discussion of the material differences in the rights of the holders of Bancorp Common Stock and Bank of Boston Common Stock.

MARKET AND MARKET PRICES

  Bank of Boston Common Stock is traded on the NYSE and BSE. Transactions with respect to Bancorp Common Stock are reported on NASDAQ. The Merger Agreement provides as a condition to Bancorp's obligation to consummate the Merger that the shares of Bank of Boston Common Stock issuable in connection with the Merger be authorized for listing on the NYSE upon official notice of issuance. See "THE MERGER--Conditions to the Merger." The information set forth in the table below presents: (a) the closing prices for Bank of Boston Common Stock, as reported for the New York Stock Exchange Composite Transactions in The Wall Street Journal and the last quoted composite closing prices for Bancorp Common Stock on October 10, 1995, the business day immediately preceding the public announcement of the Merger, and March 6, 1996; and (b) the Bancorp Common Stock equivalent per share price as of October 10, 1995 and March 6, 1996 calculated by multiplying the closing price of Bank of Boston Common Stock on the NYSE on such dates by an estimate of the Conversion Number which will be a function of Bancorp's Adjusted Net Worth on the Measurement Date:

                                                                      BANCORP
                           BANK OF BOSTON         BANCORP          EQUIVALENT PER
   PRICE PER SHARE AT       COMMON STOCK        COMMON STOCK        SHARE PRICE
   ------------------      --------------       ------------       --------------
   October 10, 1995           $48.00               $36.50              $45.57
   March 6, 1996              $48.375              $43.50              $45.93

  The estimated Conversion Number is forward-looking and the actual Conversion Number may be higher or lower due to the factors discussed in "THE MERGER-- Determination of the Conversion Number." Changes in the price of Bank of Boston Common Stock will affect the Conversion Number but not the value that Bancorp stockholders will receive for their shares of Bancorp Common Stock (except to the extent the actual value of Bank of Boston Common Stock on the Closing Date does not equal the value determined under the Merger Agreement during the twenty (20) trading days ended three days prior to the Closing Date). No assurance can be given as to what the market price of Bank of Boston Common Stock will be if and when the Merger is consummated or when the shares of Bank of Boston Common Stock are actually issued in the Merger.

                                 BANK OF BOSTON
                            SELECTED FINANCIAL DATA

  The following table sets forth certain condensed historical financial data of Bank of Boston and is based on the consolidated financial statements of Bank of Boston, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Interim unaudited financial data for the nine months ended September 30, 1995 and 1994 reflect, in the opinion of management of Bank of Boston, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                          NINE MONTHS ENDED
                            SEPTEMBER 30             YEARS ENDED DECEMBER 31
                          -----------------  -----------------------------------------
                            1995     1994     1994     1993    1992    1991     1990
                          -------- --------  -------  ------- ------- -------  -------
                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net interest revenue....  $  1,299 $  1,139  $ 1,572  $ 1,345 $ 1,255 $ 1,115  $ 1,223
Provision for credit
 losses.................       175       95      130       70     181     519      764
                          -------- --------  -------  ------- ------- -------  -------
 Net interest revenue
  after provision for
  credit losses.........     1,124    1,044    1,442    1,275   1,074     596      459
Noninterest income(1)...       778      629      828      746     759     763      764
Noninterest expense(2)..     1,168    1,097    1,479    1,531   1,474   1,538    1,732
                          -------- --------  -------  ------- ------- -------  -------
Income (Loss) before
 income taxes,
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............       734      576      791      490     359    (179)    (509)
Provision for (Benefit
 from) income taxes.....       335      254      349      215     153     (58)       3
                          -------- --------  -------  ------- ------- -------  -------
Income (Loss) before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............       399      322      442      275     206    (121)    (512)
Extraordinary items
 Gains (losses) from
  early extinguishment
  of debt, net of tax...                 (7)      (7)                       8       44
 Recognition of prior
  year tax benefit
  carryforwards.........                                           73
Cumulative effect of
 changes in accounting
 principles, net(3).....                                   24
                          -------- --------  -------  ------- ------- -------  -------
 Net income (loss)......  $    399 $    315  $   435  $   299 $   279 $  (113) $  (468)
                          ======== ========  =======  ======= ======= =======  =======
 Net income (loss)
  applicable to common
  stock.................  $    371 $    287  $   398  $   264 $   259 $  (126) $  (482)
                          ======== ========  =======  ======= ======= =======  =======
Per common share
 Income (Loss) before
  extraordinary items
  and cumulative effect
  of changes in
  accounting principles
  Primary...............  $   3.36 $   2.75  $  3.79  $  2.28 $  1.82 $ (1.42) $ (5.67)
  Fully diluted.........      3.27     2.66     3.67     2.22    1.78   (1.42)   (5.67)
 Net income (loss)
  Primary...............      3.36     2.69     3.73     2.51    2.54   (1.33)   (5.20)
  Fully diluted.........      3.27     2.60     3.61     2.44    2.45   (1.33)   (5.20)
 Book value.............     27.50    24.30    24.72    22.71   20.21   18.00    19.64
 Cash dividends
  declared..............       .91      .66      .93      .40     .10     .10      .82
Average number of common
 shares (in thousands)
  Primary...............   110,188  106,602  106,730  105,336 101,977  94,730   92,634
  Fully diluted.........   113,458  111,391  111,427  110,258 107,157  94,730   92,634
AVERAGE BALANCE SHEET
 DATA:
Loans and lease
 financing..............  $ 30,897 $ 29,366  $29,790  $26,586 $25,330 $26,167  $28,949
Total earning assets....    38,948   37,750   38,145   34,299  33,229  34,563   40,323
Total average assets....    44,049   42,621   43,061   38,367  36,855  37,915   43,770
Deposits................    28,945   28,921   29,301   28,539  29,028  29,861   33,505
Notes payable...........     2,087    2,045    2,069    1,743   1,197   1,552    2,098
Stockholders' equity....     3,374    2,989    3,023    2,719   2,226   1,944    2,431

                           NINE MONTHS
                              ENDED
                          SEPTEMBER 30         YEARS ENDED DECEMBER 31
                          --------------  -------------------------------------
                           1995    1994    1994    1993    1992   1991    1990
                          ------  ------  ------  ------  ------  -----  ------
SELECTED RATIOS:
Net interest margin(4)..    4.48%   4.05%   4.14%   3.94%   3.81%  3.29%   3.12%
Return on average
 assets(4)..............    1.21    1.01    1.01     .78     .76   (.30)  (1.07)
Return on average common
 equity(4)(5)...........   17.28   15.86   15.82   11.78   13.37  (7.28) (21.68)
Common equity to total
 assets.................     6.7     5.9     5.9     5.9     5.7    4.5     4.7
Average total
 stockholders' equity to
 average total assets...     7.7     7.0     7.0     7.1     6.0    5.1     5.6
Risk-based capital
 ratios
 Tier 1.................     7.8     6.9     7.0     7.2     7.1    5.2     5.3
 Total..................    12.7    11.9    12.2    12.4    12.0    9.3     9.4
Leverage ratio..........     7.3     6.4     6.5     6.8     6.6    4.6     4.5
Net credit losses to
 average loans and lease
 financing(4)...........     .54     .43     .82     .84    1.22   1.87    2.50
Reserve for credit
 losses to loans and
 lease financing........    2.22    2.19    2.19    2.68    3.63   4.14    3.90
Reserve for credit
 losses to nonaccrual
 loans and lease
 financing..............  198.26  179.18  186.22  139.69  118.51  69.48   53.93
Nonaccrual loans and
 OREO as a percent of
 related asset
 categories.............     1.3     1.5     1.4     2.3     3.7    7.2     8.1

-------
(1) Includes, in the first quarter of 1995, a $75 million gain from the sale of Bank of Boston's Maine and Vermont banking subsidiaries; in 1994, a $27 million gain from the sale of Bank of Boston's domestic factoring business; and in 1990, a $43 million gain from the settlement of certain pension obligations.
(2) Includes acquisition-related costs of $21 million in 1994 in connection with Bank of Boston's acquisitions of BankWorcester Corporation and Pioneer Financial, A Co-operative Bank. Includes acquisition-related costs and restructuring charges of $85 million in 1993, primarily in connection with Bank of Boston's mergers with Society for Savings Bancorp, Inc. (Society) and Multibank Financial Corp., as well as estimated costs of downsizing and reconfiguring certain of Bank of Boston's business and corporate units. Also includes restructuring charges of $54 million in 1991 and $139 million in 1990, including $7 million in 1991 and $89 million in 1990 in connection with a Society restructuring plan; and $47 million in 1991 and $50 million in 1990 in connection with Bank of Boston's plans for the consolidation and downsizing of various domestic and international operations and facilities and staff reductions.
(3) Includes a cumulative benefit of $77 million resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," and a cumulative charge of $53 million, net of taxes, relating to a change in accounting methodology pertaining to the valuation of purchased mortgage servicing rights.
(4) Ratios for the nine-month periods are annualized.
(5) For purposes of this ratio, preferred stock dividends have been deducted from net income.

                                    BANCORP
                            SELECTED FINANCIAL DATA

  The following table sets forth certain condensed historical financial data of Bancorp and is based on the consolidated financial statements of Bancorp, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                              YEARS ENDED OCTOBER 31,
                                         -------------------------------------
                                         1995    1994    1993    1992    1991
                                         -----  ------  ------  ------  ------
                                         (DOLLARS IN MILLIONS, EXCEPT PER
                                                  SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net interest revenue...................    $55     $61     $68     $64     $45
Provision for credit losses............      4       6       8       8      10
                                         -----  ------  ------  ------  ------
 Net interest revenue after provision
  for credit losses....................     51      55      60      56      35
Noninterest income.....................     18      11      24      15      15
Noninterest expense....................     31      31      30      27      22
                                         -----  ------  ------  ------  ------
Income before income taxes and
 cumulative effect of change in
 accounting principles.................     38      35      54      44      28
Provision for income taxes.............     10      10      19      15       9
                                         -----  ------  ------  ------  ------
Income before cumulative effect of
 change in accounting principles.......     28      25      35      29      19
Cumulative effect of change in account-
 ing for income taxes..................                              3
                                         -----  ------  ------  ------  ------
 Net income............................    $28     $25     $35     $32     $19
                                         =====  ======  ======  ======  ======
 Net income applicable to common stock.    $28     $25     $35     $32     $19
                                         =====  ======  ======  ======  ======
Per common share
 Income before cumulative effect of
  change in accounting principles
 Primary...............................  $5.34   $4.51   $5.81   $4.51   $2.91
 Fully diluted.........................   5.33    4.51    5.75    4.50    2.86
 Net income
 Primary...............................   5.34    4.51    5.81    5.04    2.91
 Fully diluted.........................   5.33    4.51    5.75    5.03    2.86
 Book value............................  37.30   22.87   34.90   21.17   16.77
 Cash dividends declared...............    .76     .76     .68     .62     .60
Average number of common shares (in
 thousands)
 Primary...............................  5,304   5,445   6,079   6,356   6,488
 Fully diluted.........................  5,318   5,445   6,140   6,372   6,656
AVERAGE BALANCE SHEET DATA:
Loans..................................   $385    $384    $462    $555    $556
Securities.............................  1,595   1,607   1,622   1,379   1,026
Total earning assets...................  1,979   1,990   2,084   1,934   1,582
Total average assets...................  2,019   2,065   2,141   1,993   1,655
Deposits...............................  1,354   1,424   1,440   1,409   1,235
Borrowings.............................    503     469     537     440     267
Stockholders' equity...................    156     150     130     118     102
SELECTED RATIOS:
Net interest margin....................   2.76%   3.05%   3.25%   3.29%   2.87%
Return on average assets...............   1.40    1.19    1.65    1.44    1.15
Return on average common equity (1)....  18.21   16.35   24.94   24.39   18.69
Common equity to total assets..........  10.32    5.79    9.00    6.31    5.50
Average total stockholders' equity to
 average total assets .................   7.71    7.26    6.61    5.88    6.13
Risk-based capital ratios(2)
 Tier 1................................  21.64   17.70   17.39   15.61      NA
 Total.................................  21.94   18.95   18.60   16.75      NA
Leverage ratio(2)......................   8.38    6.95    7.35    6.63      NA
Net credit losses to average loans.....   2.86    1.47    1.72    1.12    0.93
Reserve for credit losses to loans.....   1.00    2.63    2.66    1.95    1.44
Reserve for credit losses to nonaccrual
 loans.................................  36.39  185.63  202.81  547.70  131.40
Nonaccrual loans and OREO as a percent
 of related asset categories ..........   6.09    6.10    4.10    3.61    4.55

--------
(1) Excludes the effect of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
(2) Ratios are those of the Savings Bank; ratios for Bancorp are unavailable. NA --Information for calculating risk-based capital ratios and leverage ratios prior to 1992 is unavailable.

            PRO FORMA COMBINED BANK OF BOSTON, BANCORP AND BAYBANKS
                            SELECTED FINANCIAL DATA

  The following table sets forth certain unaudited pro forma combined condensed financial data for Bank of Boston giving effect to the Merger and the BayBanks Merger as if they had occurred as of the beginning of each of the periods indicated below, after giving effect to the pro forma adjustments described in the Notes to Pro Forma Combined Financial Information. The Merger will be accounted for as a purchase and the BayBanks Merger will be accounted for as a pooling of interests. This information should be read in conjunction with the historical consolidated financial statements of Bank of Boston, Bancorp and BayBanks, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus, and in conjunction with the Bank of Boston and Bancorp selected financial data and the Bank of Boston, Bancorp and BayBanks pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA COMBINED FINANCIAL INFORMATION." The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger and the BayBanks Merger has been reflected in the pro forma combined balance sheet; however, since these costs are nonrecurring, they have not been reflected in the pro forma combined statements of income. The pro forma combined condensed financial data do not give effect to any anticipated cost savings in connection with the mergers. The pro forma combined condensed financial data are not necessarily indicative of the results that actually would have occurred had either of the mergers been consummated on the dates indicated or that may be obtained in the future.

                                                 NINE MONTHS ENDED  YEAR ENDED
                                                   SEPTEMBER 30,   DECEMBER 31,
                                                 ----------------- ------------
                                                      1995(1)        1994(1)
                                                 ----------------- ------------
                                                     (DOLLARS IN MILLIONS,
                                                   EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net interest revenue...........................       $ 1,714        $ 2,098
Provision for credit losses....................           196            160
                                                      -------        -------
 Net interest revenue after provision for
  credit losses................................         1,518          1,938
Noninterest income.............................           960          1,046
Noninterest expense............................         1,558          1,981
                                                      -------        -------
Income before income taxes and extraordinary
 item..........................................           920          1,003
Provision for income taxes.....................           403            433
                                                      -------        -------
Income before extraordinary item...............       $   517        $   570
                                                      =======        =======
Per common share
 Income before extraordinary item
 Primary.......................................       $  3.09        $  3.45
 Fully diluted.................................          3.03           3.38
 Book value....................................         25.78          23.24
 Cash dividends declared(2)....................           .91            .93
Average number of common shares (in thousands)
 Primary.......................................       158,041        153,974
 Fully diluted.................................       161,380        158,677
AVERAGE BALANCE SHEET DATA:
Loans and lease financing......................       $38,257        $36,376
Total earning assets...........................        50,941         49,507
Total average assets...........................        57,075         55,454
Deposits.......................................        39,337         39,343
Notes payable..................................         2,149          2,131
Stockholders' equity...........................         4,379          3,916
SELECTED RATIOS:
Net interest margin(3).........................          4.54%          4.27%
Return on average assets(3)....................          1.21           1.01
Return on average common equity(3).............         16.87          15.40
Common equity to total assets..................           7.0            6.1
Average total stockholders' equity to average
 total assets..................................           7.7            7.1
Risk-based capital ratios(4)
 Tier 1........................................          8.42           7.81
 Total.........................................         12.77          12.42
Leverage ratio(4)..............................          7.22           6.62
Net credit losses to average loans and lease
 financing(3)..................................           .51            .82
Reserve for credit losses to loans and lease
 financing.....................................          2.19           2.20
Reserve for credit losses to nonaccrual loans
 and lease financing...........................        205.19         196.83
Nonaccrual loans and OREO as a percent of re-
 lated asset categories........................           1.3            1.5

-------
(1) Bancorp financial data represent the nine-month period ended October 31, 1995 and the year ended October 31, 1994 to conform to the Bank of Boston and BayBanks presentations.
(2) Pro forma combined cash dividends represent the historical cash dividends of Bank of Boston.
(3) Pro forma combined ratios for the nine-month period are annualized.
(4) Pro forma ratios are calculated using the historical ratios of the Savings Bank.

                                 BANK OF BOSTON

                                 CAPITALIZATION

  The following table presents the capitalization of Bank of Boston and its subsidiaries at September 30, 1995, and the capitalization of Bank of Boston and its subsidiaries adjusted to give effect to the Merger and the BayBanks Merger. This information should be read in conjunction with the historical consolidated financial statements of Bank of Boston, Bancorp and BayBanks, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus, and in conjunction with the Unaudited Pro Forma Combined Balance Sheet, including the Notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                         AT SEPTEMBER 30, 1995
                             ----------------------------------------------------------
                             OUTSTANDING         AS ADJUSTED (1)       AS ADJUSTED (2)
                             ---------------     ----------------      ----------------
                             (IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)
NOTES PAYABLE:
Parent Company:
  Floating rate senior
   notes, due June 1996.....   $           100       $           100       $           100
  Subordinated equity con-
   tract notes, due August
   1997.....................               129                   129                   129
  Floating rate subordinated
   equity commitment notes,
   due August 1998..........               107                   107                   107
  Subordinated floating
   rates notes, due February
   2001.....................               186                   186                   186
  Subordinated notes, due
   July 2003................               100                   100                   100
  Subordinated debenture,
   due February 2004........               299                   299                   299
  Subordinated notes, due
   December 2005............               349                   349                   349
                               ---------------       ---------------       ---------------
                                         1,270                 1,270                 1,270
Subsidiaries:
  Notes, due 1996 through
   2004.....................               789                   789                   789
BayBanks:
  Notes, due 1997 through
   2013.....................                                                            65
                               ---------------       ---------------       ---------------
    Total Notes Payable.....            $2,059                $2,059       $         2,124
STOCKHOLDERS' EQUITY:
Preferred Stock without par
 value:                        $           508       $           508       $           508
  Authorized shares--
   10,000,000
  Issued shares--4,593,941
Common Stock, par value
 $2.25:
  Authorized--200,000,000
   shares
  Issued shares--
    112,159,497; shares
    117,009,807 shares as
     adjusted(1)
    160,179,072 shares as
     adjusted(2)
  Outstanding shares--
    112,159,497; shares
    117,009,807 shares as
     adjusted(1)
    160,179,072 shares as
     adjusted(2)............               252                   263                   360
Surplus.....................               916                 1,127                 1,428
Retained Earnings...........             1,921                 1,921                 2,346
Cumulative Translation Ad-
 justments..................                (4)                   (4)                   (4)
                               ---------------       ---------------       ---------------
    Total Stockholders' Eq-
     uity...................            $3,593                $3,815       $         4,638
                               ---------------       ---------------       ---------------
    Total Notes Payable and
     Stockholders' Equity...            $5,652                $5,874       $         6,762
                               ===============       ===============       ===============

-------
(1) Adjusted to give effect to the Merger.
(2) Adjusted to give effect to the Merger and the BayBanks Merger.

  The above table does not include significant amounts of short-term obligations incurred in the ordinary course of business, including deposit liabilities, federal funds purchased, securities sold under agreements to repurchase and other borrowed funds.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

  The following table sets forth for Bank of Boston Common Stock and Bancorp Common Stock certain historical, pro forma and pro forma equivalent per share information for the nine months ended September 30, 1995 and for the year ended December 31, 1994. The information presented herein should be read in conjunction with the Pro Forma Combined Financial Information, including the Notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                      NINE MONTHS
                                                         ENDED      YEAR ENDED
                                                     SEPTEMBER 30, DECEMBER 31,
                                                        1995(1)      1994(1)
                                                     ------------- ------------
BANK OF BOSTON COMMON STOCK:
Income before extraordinary item
 Primary:
   Historical.......................................     $3.36        $3.79
   Pro forma--Bank of Boston and Bancorp(2).........      3.38         3.79
   Pro forma--Bank of Boston, Bancorp and
    BayBanks(3).....................................      3.09         3.45
 Fully diluted:
   Historical.......................................      3.27         3.67
   Pro forma--Bank of Boston and Bancorp(2).........      3.29         3.67
   Pro forma--Bank of Boston, Bancorp and
    BayBanks(3).....................................      3.03         3.38
Dividends per share:
   Historical.......................................       .91          .93
   Pro forma(4).....................................       .91          .93
Book value per share at period-end:
   Historical.......................................     27.50        24.72
   Pro forma--Bank of Boston and Bancorp(2).........     28.26        25.62
   Pro forma--Bank of Boston, Bancorp and
    BayBanks(3).....................................     25.78        23.24
BANCORP COMMON STOCK:
Income before extraordinary item
 Primary:
   Historical.......................................     $4.28        $4.51
   Pro forma equivalent--Bank of Boston and
    Bancorp(5)......................................      3.14         3.52
   Pro forma equivalent--Bank of Boston, Bancorp and
    BayBanks(6).....................................      2.87         3.21
 Fully diluted:
   Historical.......................................      4.27         4.51
   Pro forma equivalent--Bank of Boston and
    Bancorp(5)......................................      3.06         3.41
   Pro forma equivalent--Bank of Boston, Bancorp and
    BayBanks(6).....................................      2.82         3.14
Dividends per share:
   Historical.......................................       .57          .76
   Pro forma equivalent--Bank of Boston, Bancorp and
    BayBanks(6).....................................       .85          .86
Book value per share at period-end:
   Historical.......................................     37.30        22.87
   Pro forma equivalent--Bank of Boston and
    Bancorp(5)......................................     26.27        23.81
   Pro forma equivalent--Bank of Boston, Bancorp and
    BayBanks(6).....................................     23.96        21.60

--------
(1) Bancorp financial data represent the nine-month period ended October 31, 1995 and the year ended October 31, 1994.
(2) Includes the effect of the Merger.
(3) Includes the effect of the Merger and the BayBanks Merger.
(4) Pro forma combined dividends per share amounts represent the historical dividends per share of Bank of Boston.
(5) The Bancorp pro forma equivalent per share amounts are calculated by multiplying the Bank of Boston pro forma information as described in Note
    (2) above by the estimated conversion number of .9295. The estimated conversion number is determined by using a Bank of Boston Common Stock price of $45.75, the closing price on January 31, 1996, and the estimated effects of certain of the Pre-Closing Transactions, contracted severance costs and transaction costs described in "THE MERGER--Determination of the Conversion Number and Note (10) of "Notes to Pro Forma Combined Financial Information." For a more complete discussion of the difference between the estimated conversion number used for Pro Forma presentations and the Conversion Number of .9494 used elsewhere in this Proxy Statement-Prospectus, see Note (7) of the "Notes to Pro Forma Combined Financial Information."These estimated effects are forward-looking, and the actual conversion number could differ if the actual effects of the Pre-Closing Transactions vary from these estimates.
(6) The Bancorp pro forma equivalent per share amounts are calculated by multiplying the Bank of Boston pro forma information as described in Note
    (3) above by the estimated conversion number of .9295.

                              RECENT DEVELOPMENTS

  Bank of Boston. Bank of Boston and BayBanks entered into an Agreement and Plan of Merger dated December 12, 1995, (the "BayBanks Agreement") pursuant to which a wholly-owned subsidiary of Bank of Boston will be merged with and into BayBanks and BayBanks will become a subsidiary of Bank of Boston (the "BayBanks Merger"). BayBanks had total assets of $12.1 billion as of December 31, 1995. In accordance with the terms of the BayBanks Agreement, at closing each outstanding share of BayBanks common stock will be converted into the right to receive 2.2 shares of Bank of Boston Common Stock. The BayBanks Merger is intended to be a tax-free reorganization and to be accounted for as a pooling of interests. The Merger is not conditioned upon the consummation of the proposed BayBanks Merger. Assuming that no adjustment is made to the number of shares of Bank of Boston Common Stock to be exchanged for each outstanding share of common stock of BayBanks and the number of outstanding shares of BayBanks common stock remains unchanged from September 30, 1995, Bank of Boston would issue 43.1 million shares of Bank of Boston Common Stock to acquire 19.6 million shares of BayBanks common stock. Under such circumstances, immediately after the consummation of the BayBanks Merger (inclusive of the effects of the Merger), former BayBanks stockholders will hold approximately 27% of the outstanding shares of Bank of Boston Common Stock. The BayBanks transaction is currently valued at approximately $2 billion based on the Bank of Boston Common Stock price of $46.25 at December 31, 1995.

  Following the consummation of the BayBanks Merger, the combined company's principal bank will be called "BayBank of Boston, N.A." The combined organization will conduct consumer banking business under the "BayBank" name and corporate and international business under the "Bank of Boston" name. William M. Crozier, Jr., Chairman and President of BayBanks, will become Chairman of the Bank of Boston Board. Three other directors of BayBanks also will join the Bank of Boston Board. Charles K. Gifford, Chairman and Chief Executive Officer of Bank of Boston, will be President and Chief Executive Officer of Bank of Boston and will add the title of Chairman when Mr. Crozier retires in 1998.

  The BayBanks Agreement is subject to termination in certain circumstances, including if the BayBanks Merger is not consummated by December 31, 1996. Completion of the acquisition is subject to certain conditions, including approval of the holders of two-thirds of the issued and outstanding shares of BayBanks common stock and of the holders of the majority of Bank of Boston Common Stock, the approval of regulatory authorities, and other closing conditions customary in this type of transaction. While the parties have targeted the second or third calendar quarter of 1996 for the consummation of the BayBanks Merger, no assurance can be given that the necessary regulatory and stockholder approvals will be obtained, and if obtained, will be received in that time period.

  Simultaneously with the execution of the BayBanks Agreement, on December 12, 1995, Bank of Boston and BayBanks entered into reciprocal stock option agreements (the "BayBanks Stock Option Agreement" and "Bank of Boston Stock Option Agreement") pursuant to which BayBanks granted Bank of Boston an option to purchase up to 3,907,120 shares of BayBanks common stock at a price of $83.75 per share and Bank of Boston granted to BayBanks an option to purchase up to 22,400,761 shares of Bank of Boston Common Stock at a price of $47.50 per share (the "BayBanks Options"), in each case equaling 19.9% of the outstanding shares of the respective granting company's stock without giving effect to the option exercise. The BayBanks Options are exercisable upon the occurrence of certain events described in the BayBanks and Bank of Boston Stock Option Agreements.

  On December 11, 1995, Bank of Boston entered into a joint venture with two equity investment firms, Thomas H. Lee Company ("Lee") and Madison Dearborn Partners ("Madison"), with respect to its mortgage subsidiary, BancBoston Mortgage Corporation ("BBMC"). On March 4, 1996, Bank of Boston, Lee and Madison announced that Barnett Banks, Inc. had entered into an agreement to participate in the joint venture. The joint venture will create an independent mortgage company that will be based in Jacksonville, Florida and managed by BBMC's current management team. As part of the transaction, Bank of Boston will contribute all of the outstanding common stock of BBMC to the joint venture in exchange for cash and a one-third ownership interest in the joint venture. The joint venture will position Bank of Boston to increase the size of its mortgage business in order to compete more effectively in the mortgage banking industry. Bank of Boston will continue to originate mortgages in New England and will expand its customer base through a marketing arrangement with the new company. The transaction is expected to close in the first half of 1996.

  In order to provide flexibility to respond to future business needs and opportunities, Bank of Boston will be seeking approval from its stockholders at its 1996 Annual Meeting to increase the authorized shares of Bank of Boston Common Stock from 200,000,000 shares to 300,000,000 shares and to change the par value of the Bank of Boston Common Stock from $2.25 to $1.50 per share. If approved, the additional authorized shares would be available for issuance by Bank of Boston in connection with possible investment opportunities, acquisitions of other companies or for other corporate purposes such as the raising of capital, the issuance of stock dividends, or the issuance of shares pursuant to Bank of Boston's dividend reinvestment plan, employee benefit plans and incentive compensation plans.

  Bancorp. Bancorp reported net income of $14.3 million for the quarter ended January 31, 1996, an increase of $8.8 million over the comparable quarter for the prior year. Net realized gains on securities sales increased $15.5 million, net interest income decreased $2.5 million, the provision for loan losses decreased $1.5 million and income taxes increased $5.4 million.

  The securities gains were realized during a strong equities market as the company sold off a portion of its investment portfolio in order to prepay Federal Home Loan Bank advances pursuant to the Merger. Prepayment penalties of $1.2 million were incurred in prepaying the advances.

  Stockholders' equity increased $17 million for the quarter ended January 31, 1996. In addition to $14.3 million in net income, Bancorp experienced an increase of $2.1 million in net unrealized gains on securities held for sale, net of tax.

  The selected consolidated financial and other data of Bancorp are set forth below.

                                                      AT               AT
                                               JANUARY 31, 1996 OCTOBER 31, 1995
                                               ---------------- ----------------
                                                    (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total Assets..................................    $1,715,070       $1,886,084
Investment securities.........................     1,270,825        1,445,453
Loans held for sale, net (Note A).............       127,550          138,556
Loans, net....................................       200,627          209,947
Deposit accounts..............................     1,352,332        1,339,467
FHLB advances.................................        65,000          236,500
Stockholders' equity..........................       211,558          194,630

                                                        FOR THE THREE MONTHS
                                                          ENDED JANUARY 31,
                                                      -------------------------
                                                          1996         1995
                                                      ------------ ------------
                                                        (DOLLARS IN THOUSANDS
                                                      EXCEPT PER SHARE AMOUNTS)
SELECTED OPERATING DATA:
Interest income......................................      $30,964 $     35,774
Interest expense.....................................       18,023       20,297
                                                      ------------ ------------
  Net interest income................................       12,941       15,477
Provision for loan losses............................          --         1,500
                                                      ------------ ------------
  Net interest income after provision for loan loss-
   es................................................       12,941       13,977
Net realized gains on securities.....................       15,573           26
Total non-interest income............................          682          826
Total non-interest expense...........................        7,061        6,908
                                                      ------------ ------------
  Income before income taxes.........................       22,135        7,921
Income tax expense...................................        7,820        2,412
                                                      ------------ ------------
  Net income.........................................      $14,315 $      5,509
                                                      ============ ============
  Primary earnings per share......................... $       2.70 $       1.06

--------
Note A--Carrying value of loans held for sale at January 31, 1996 approximates net proceeds to be received from a sale agreement with a third party purchaser. See "THE MERGER--Determination of the Conversion Number-- Mandatory Pre-Closing, Transactions."

                         ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

  This Proxy Statement-Prospectus is being furnished to holders of Bancorp Common Stock in connection with the solicitation of proxies by the Bancorp Board for use at the Annual Meeting. The Annual Meeting is scheduled to be held on Tuesday, April 11, 1996 at 10:00 a.m., at the Main Floor Auditorium, Bank of Boston, 100 Federal Street, Boston, Massachusetts.

PURPOSES

  The Annual Meeting will be held for the purposes of considering and voting upon: (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the sale from time to time of certain assets of Bancorp and its subsidiaries as contemplated by the Merger Agreement; (ii) a proposal to elect two directors to serve on the Bancorp Board for terms of three years, or, if earlier, until the Effective Time of the Merger; and (iii) any other business that may properly come before such meeting, or any adjournments or postponements thereof.

  THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT BANCORP STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE ELECTION OF ROBERT E. LEE AND FRANK G. NEAL, JR., AS DIRECTORS.

QUORUM AND VOTING

  Only stockholders of record at the close of business on February 14, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of a majority of the aggregate number of shares of Bancorp Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

  As of the Record Date, there were issued and outstanding 5,252,899 shares of Bancorp Common Stock entitled to vote, of which 223,798 shares, representing 4.26% of the shares issued and outstanding, were beneficially owned by directors and officers of Bancorp and the respective affiliates of such people, 302,413 shares, representing 5.76% of the shares issued and outstanding, were owned by Paul A. Archibald, and 492,995 shares, representing 9.39% of the shares issued and outstanding, were beneficially owned by Chieftain.

  Each such director, officer, and affiliate is expected to vote the Bancorp Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby.

  Mr. Archibald is required to vote his shares on the Merger Agreement and the transactions contemplated thereby in proportion to the votes cast on such matter by all other stockholders, pursuant to the terms of the Separation Agreement that he entered into with Bancorp and the Savings Bank on February 10, 1995 when he resigned from his positions with Bancorp and the Savings Bank.

  In addition, pursuant to the Voting Agreement, Chieftain has agreed to vote or cause to be voted no less than the Voting Block Shares of Bancorp Common Stock at any meeting of Bancorp's stockholders called for the purpose of approving the Merger, and vote or cause to be voted such shares against approval of any other agreement for a merger, acquisition, consolidation, material asset sale, or other business combination of Bancorp or any of its subsidiaries with any other party other than Bank of Boston or any of its affiliates. Chieftain has further agreed to vote, in the same manner just described, such shares that it owns (or has sole or shared voting power over) in excess of the Voting Block Shares. See "CERTAIN RELATED TRANSACTIONS--Voting Agreement." The Voting Agreement is attached hereto as Appendix C.

  As of the Record Date, the ESOP owned 591,247 shares of Bancorp Common Stock, representing 11.26% of the shares issued and outstanding. In general, these shares will be voted in accordance with the directions of the beneficial owners of such shares. See "OWNERSHIP OF BANCORP COMMON STOCK."

  Each stockholder is entitled to one vote, in person or by proxy, for each share of Bancorp Common Stock held of record in his or her name at the close of business on the Record Date.

STOCKHOLDER VOTE REQUIRED

  The approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock. Consequently, assuming that each director and officer of Bancorp and their respective affiliates and Chieftain (with respect to the Voting Block Shares) vote in favor of the Merger Agreement and the transactions contemplated thereby, and Mr. Archibald votes his shares in proportion to the votes cast by all stockholders, the affirmative vote of holders of an additional 2,685,491 shares of Bancorp Common Stock, representing 61.96% of the shares issued and outstanding, will be required to meet the two-thirds requirement. If the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock is not obtained, each of Bancorp and Bank of Boston will have the right to terminate the Merger Agreement, provided that the terminating party is not then in material breach of the Merger Agreement or the Stock Option Agreement. If the Merger Agreement is terminated because of the failure to obtain the requisite stockholder approval, the Merger Agreement will become null and void and there will be no liability on the part of Bancorp or Bank of Boston or their respective officers or directors to the other, except as specifically provided in the Merger Agreement. See "THE MERGER--Termination."

  For the director nominees to be elected, they must receive a plurality of the votes cast at the Annual Meeting. There is no cumulative voting in the election of directors. Unless otherwise required by law or Bancorp's Articles of Organization and Bylaws, any other matters put to a stockholder vote at the Annual Meeting will be decided by the affirmative vote of a majority of the votes cast on the matter.

  In determining whether the proposed Merger has received the requisite two-thirds affirmative votes, abstentions and broker non-votes will be counted and have the same effect as votes against the Merger. For purposes of the election of directors, abstentions and broker non-votes will not be counted.

  BECAUSE THE VARIABLE COMPONENT OF THE PER SHARE CONSIDERATION IS CONTINGENT PRIMARILY ON BANCORP'S ADJUSTED NET WORTH AT THE MONTH-END IMMEDIATELY PRECEDING THE CLOSING, ITS EXACT AMOUNT CANNOT BE DETERMINED UNTIL AFTER THE ANNUAL MEETING. BANCORP'S STOCKHOLDERS WILL NOT HAVE ANOTHER OPPORTUNITY TO VOTE ON THE MERGER AFTER THE VALUE OF THE CONTINGENT PORTION OF THE PER SHARE CONSIDERATION HAS BEEN DETERMINED.

SOLICITATION OF PROXIES

  The proxy enclosed herewith is being solicited by the Bancorp Board. Bancorp and Bank of Boston will each bear its own expenses incurred in connection with this Proxy Statement-Prospectus; however, pursuant to the Merger Agreement, the expense of preparing, filing and distributing the Registration Statement of which this Proxy Statement-Prospectus forms a part, will be shared equally by Bancorp and Bank of Boston if the Merger Agreement is terminated in accordance with its terms and neither party is at that time in breach of the Merger Agreement.

  Each proxy received will be voted as directed; however, if a proxy is received, signed but with no direction indicated, the proxy will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, FOR the election of Mr. Robert E. Lee and Mr. Frank G. Neal, Jr. as directors, and in such manner as management's proxy holders may decide on such other matters as may properly come before the Annual Meeting.

  In addition to solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by employees of Bancorp and its subsidiaries, who will not receive additional compensation therefor. Bancorp has retained Morrow & Company to assist in the distribution and solicitation of proxies, at a fee of approximately $6,000 plus reasonable out-of-pocket expenses. Bancorp will also reimburse brokerage firms and others who hold record ownership for third parties for their expenses in forwarding proxy materials to the beneficial owners of Bancorp Common Stock.

REVOCATION OF PROXIES

  Any stockholder giving a proxy prior to the Annual Meeting has the right to revoke it prior to its exercise by filing an instrument of revocation with Robert E. Lee, Clerk of The Boston Bancorp, 460 West Broadway, South Boston, Massachusetts 02127, by filing a duly executed proxy bearing a later date, or by appearing at the Annual Meeting in person, notifying the Clerk, and voting by ballot at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Bancorp Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Annual Meeting.

                                   THE MERGER

GENERAL

  This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the Stock Option Agreement and the Voting Agreement which are attached as Appendices A, B and C, respectively, to this Proxy Statement-Prospectus and are incorporated herein by reference. All stockholders of Bancorp are urged to read the Merger Agreement, the Stock Option Agreement and the Voting Agreement in their entirety.

BACKGROUND OF THE MERGER

  In the fall of 1994, the Federal Deposit Insurance Corporation (the "FDIC") conducted an examination of the Savings Bank, and the Office of Thrift Supervision (the "OTS") conducted an examination of Bancorp. On January 27, 1995, the FDIC submitted its confidential written report to the Savings Bank's Board of Directors. The report expressed concern about a number of issues, including the performance of the Savings Bank's management, the operation of the Savings Bank's commercial real estate loan department, and the interest rate sensitivity of the Savings Bank's balance sheet.

  As a result of matters raised in the report, on February 10, 1995, Richard R. Laine resigned as Chairman, Chief Executive Officer, General Counsel and Director of Bancorp and from his positions with Bancorp's subsidiaries. Paul A. Archibald resigned as President, Chief Operating Officer and Director of Bancorp and from his positions with Bancorp's subsidiaries. Peter H. Hersey, a director of Bancorp, was named Chairman, Acting President and Chief Executive Officer of Bancorp. In addition, a four-person Office of the Chairman was established, consisting of Mr. Hersey and three long-standing employees of Bancorp, Robert E. Lee, David L. Smart, and Robert J. Ranieri.

  The FDIC recommended that the Bancorp Board undertake a number of actions, including the development of a written strategic plan establishing specific goals, objectives, and implementation strategies. On March 14, 1995, the Bancorp Board retained Tucker Anthony to identify and assess the strategic alternatives available to Bancorp to maximize stockholder value.

  On April 11, 1995, Tucker Anthony made a presentation to the Bancorp Board in which Tucker Anthony reviewed Bancorp's historical financial performance and projected growth; presented preliminary analyses regarding Bancorp's market environment, including loan portfolio, asset mix and profitability trends for Massachusetts and New England banks and thrifts; compared Bancorp to institutions Tucker Anthony considered comparable to Bancorp from a financial point of view; reviewed historical valuation trends involving mergers and acquisitions of Northeastern thrifts and banks; and presented estimated ranges of value for Bancorp under several strategic scenarios, including remaining independent, acquiring other institutions, seeking a merger of equals or being acquired by another banking institution. The preliminary analysis prepared by Tucker Anthony (which was based on a number of factors, including an assumption that competitive bidding among multiple bidders would result in a median sale price in comparison to other merger and acquisition transactions) concluded that the estimated range of value for Bancorp in a sale scenario under recent market conditions (which Tucker Anthony estimated was $49 to $52 per share) compared favorably to the present value of Bancorp if it pursued other strategic alternatives. After reviewing Tucker Anthony's analysis, among other things, the Bancorp Board instructed Tucker Anthony to confidentially explore means to maximize stockholder value and to begin by exploring a possible sale of Bancorp.

  Tucker Anthony conducted a "competitive sale" or "auction" process so that the value of Bancorp could be established in the marketplace. In implementing this process, Tucker Anthony and Bancorp prepared a detailed information memorandum (the "Information Memorandum"). The Information Memorandum contained a narrative description of Bancorp and its business, population demographics and deposit share analyses for Bancorp's market area, and historical financial information from October 31, 1989 to March 31, 1995. This document was completed and first distributed to certain qualified prospective purchasers in April 1995, as further specified below.

  With Bancorp's approval, Tucker Anthony contacted thirty-four potential buyers regarding a possible acquisition of Bancorp. The prospective acquirors were selected on the basis of a variety of factors, including previous acquisition activity in the Northeastern United States, proximity of operations to those of Bancorp, financial capability to complete an acquisition, and parties from whom Bancorp had received an inquiry in the past regarding a potential combination. The sale process was conducted in distinct phases. The initial phase involved contacting buyer candidates and evaluating potential interest in an acquisition of Bancorp by providing a general verbal overview of Bancorp and its business. Prospective buyers were then required to sign a confidentiality agreement before receiving the Information Memorandum. Seven of the thirty-four parties initially contacted, including Bank of Boston, signed confidentiality agreements and performed a review of Bancorp based on the Information Memorandum. Based on further indications of interest, two of the seven parties conducted additional due diligence and met with Bancorp senior management. Of the two, only Bank of Boston submitted a written offer for Bancorp.

  Bank of Boston submitted a proposal to Tucker Anthony on June 27, 1995. Under the proposal, Bank of Boston would have purchased certain assets (primarily the Savings Bank's bank premises) and assumed the deposit liabilities of the Savings Bank in exchange for a cash payment equal to the book value of the acquired assets plus a deposit premium. The Savings Bank and Bancorp would have been required to sell their investment portfolios, loan portfolios and other assets, pay off their non-deposit liabilities and liquidate within a reasonable time after the proposed asset acquisition.

  The Bancorp Board was advised by Tucker Anthony and counsel that the proposed structure was inefficient from both a tax and corporate law perspective. From a tax perspective, the structure was inefficient because it would have resulted in taxation at both the corporate and stockholder level. From a corporate law perspective, the transaction was inefficient because it would have required the liquidation and dissolution of Bancorp and the establishment of an escrow to satisfy contingent liabilities, which would have remained Bancorp's obligations. The Bancorp Board authorized Tucker Anthony to encourage Bank of Boston to address these structural inefficiencies.

  On August 17, 1995, Tucker Anthony reported that Bank of Boston had revised its prior proposal and was prepared to pursue a nontaxable acquisition of assets in exchange for Bank of Boston Common Stock. Under the revised proposal, Bank of Boston would have exchanged shares of Bank of Boston Common Stock for substantially all of Bancorp's assets. The consideration would have equaled the sum of the adjusted net worth of Bancorp at closing plus a deposit premium. The amount of the deposit premium would have been linked in bands to the level of Bancorp's deposits at closing. Bancorp and the Savings Bank would have been required to liquidate their investment and loan portfolios prior to the closing, and the transaction could have been terminated by the seller or the buyer if Bank of Boston Common Stock traded below $36 or above $48 per share, respectively, during a fixed time period prior to the closing. Because Bancorp was unlikely to terminate the transaction after having sold its commercial real estate loan and investment portfolios, the Bancorp Board concluded that Bancorp would have effectively borne the risk of a decline in the price of Bank of Boston Common Stock. The proposal would also have imposed on Bancorp's stockholders the risk of any contingent liabilities that might be asserted against Bancorp. Based on certain assumptions regarding the future book value of Bancorp's assets and assuming that 10% of the gross proceeds were deposited in escrow to satisfy contingent liabilities, Tucker Anthony estimated that the per share initial liquidating distribution under this proposal would have been approximately $38 per share. Tucker Anthony cautioned the Bancorp Board that the actual amount ultimately received by stockholders could have been materially higher or lower than this estimate, primarily as a result of factors affecting the value of Bancorp's investment and loan portfolios.

  The Bancorp Board was advised that the revised proposal addressed the tax problems connected with the prior proposal, but would still have required the liquidation and dissolution of Bancorp and the creation of an escrow to satisfy contingent liabilities. The escrow would have had to be sufficiently large to address all of

Bancorp's contingent liabilities because those liabilities would not have been assumed by Bank of Boston. The escrow would also have had to be maintained for three years or more, during which time Bancorp's stockholders' interests in the liquidating trust which held the escrowed funds would generally not be transferable. Given the structural problems with the proposal and the risks retained by Bancorp, the Bancorp Board determined on August 23, 1995 that it was not in the best interest of Bancorp to pursue the transaction in the form that had been proposed without a significant increase in the consideration being offered.

  On September 27, 1995, Tucker Anthony reported that Bank of Boston had made another proposal, this time to merge a Bank of Boston subsidiary into Bancorp in a transaction in which Bancorp's stockholders would receive Bank of Boston Common Stock. The aggregate consideration would be the sum of Bancorp's adjusted net worth on the month-end immediately before the closing, plus a fixed dollar deposit premium. Bancorp and the Savings Bank also would be required to liquidate their commercial real estate loan portfolio and a significant portion of their investment portfolio prior to the closing. The consideration would be paid in Bank of Boston stock, valued based on the average closing price for the twenty consecutive trading days ending on the third business day prior to the Closing Date. This proposal addressed both the tax and corporate law issues related to Bank of Boston's original proposal, did not link the consideration to the level of deposits at closing, and also addressed the risk of a decline in the price of Bank of Boston stock before the closing. Based on certain assumptions regarding the future book value of Bancorp's assets, Tucker Anthony estimated that the offer amounted to approximately $38 per share, although the actual consideration received by stockholders could be materially higher or lower than that amount, primarily as a result of factors affecting the value of Bancorp's investment and loan portfolios. Noting that the structural problems and a number of risk allocation issues of the original proposal had been addressed, the Bancorp Board authorized Tucker Anthony to negotiate with Bank of Boston with a view to increasing the price being offered.

  The proposal was also conditioned on the willingness of Chieftain, Bancorp's largest stockholder, to support the proposed transaction. As a result, the Bancorp Board authorized Mr. Lee to initiate a dialogue with Chieftain. On September 28, 1995, after Chieftain entered into a confidentiality agreement, Mr. Lee, accompanied by representatives of Tucker Anthony and Bancorp's counsel, met with representatives of Chieftain in New York City. After reviewing the Bank of Boston proposal and the current iteration of management's strategic plan for Bancorp if it remained independent, Chieftain indicated that if the Bancorp Board were to accept the Bank of Boston proposal and submit it to stockholders for their approval, Chieftain would vote in favor of the proposed transaction.

  On September 29, 1995, Peter H. Hersey resigned as Chairman and Acting Chief Executive Officer and President of Bancorp. Robert E. Lee was elected Chairman, Chief Executive Officer, and President of Bancorp. At the same time, the Office of the Chairman was dissolved.

  On October 5, 1995, the Bancorp Board met to review the progress of negotiations with Bank of Boston. Tucker Anthony informed the Bancorp Board that negotiations had resulted in an increase in the per share value of the deal to approximately $40, subject to the caveat that the actual consideration received by stockholders could be materially higher or lower than this amount, primarily as a result of factors affecting the value of Bancorp's and the Savings Bank's investment and loan portfolios. The Bancorp Board discussed the specifics of the draft acquisition documents. The Bancorp Board was informed that the Bank of Boston proposal was unusual because it did not fix a minimum or maximum purchase price and because it required the seller to perform certain tasks and assume certain risks customarily performed after the closing and assumed by a buyer, such as the sale of Bancorp's and the Savings Bank's commercial real estate loan and investment portfolios. In addition, rather than paying a fixed price subject to a material adverse change closing condition, the price that Bank of Boston would pay was based on the adjusted net worth of Bancorp as of the month-end immediately prior to the closing and a decline in the value of Bancorp's assets to be sold in the Pre-Closing Transactions would not permit Bank of Boston to terminate the Merger Agreement since a material adverse change closing condition would not apply to such assets. The Bancorp Board was advised that Bank of Boston was unwilling to assume responsibility for, and the risk of, liquidating Bancorp's and the Savings Bank's investment and commercial real estate loan portfolios and that, even if Bank of Boston agreed to do so, Bank of Boston had made clear that it would not pay full value for those assets. As a result, it was believed that Bancorp could achieve a greater value in a sale to Bank of Boston by agreeing to sell the assets itself rather than by insisting that Bank of Boston purchase the assets. The Bancorp Board chose to pursue final negotiations with Bank of Boston.

  The Bancorp Board also decided to reconvene the following day to assess more fully the principal alternative to the Bank of Boston proposal--remaining independent. At that meeting, management presented the most recent iteration of its strategic plan for Bancorp if it were to remain independent, and estimated for the Bancorp Board projected earnings and stockholders' equity under that plan. For a description of management's strategic plan and projections, see the section entitled "THE MERGER--Opinion of Financial Advisor to Bancorp-- Discounted Cash Flow Analysis."

  On October 10, 1995, the Bancorp Board was updated on the revised terms of the Bank of Boston proposal. Based on management's projections and assuming that the transaction was consummated in June 1996 and that Bancorp's assets retained their then current values, Tucker Anthony estimated that the value of the per share consideration was approximately $41.50 and that, depending in particular on the amount realized from a disposition of the commercial real estate loan portfolio, the range within which the value of the per share consideration could vary was estimated as $39.50 to $42.50. Tucker Anthony cautioned the Bancorp Board that, while the actual amount ultimately received by stockholders would not be affected by changes in Bank of Boston's stock price (except during the twenty trading days ended three days prior to the Closing Date), it could be materially higher or lower than this estimated range, primarily as a result of factors affecting the value of Bancorp's investment and loan portfolios. After considering the updated terms of the Bank of Boston offer, which Bank of Boston stated was its best and final offer, receiving a fairness opinion from Tucker Anthony and considering the other opportunities available to Bancorp (including the possibility of: (i) remaining independent; (ii) considering a sale at a future date; (iii) continuing to solicit proposals from other potential bidders; and (iv) possible mergers of equals) and for all the reasons discussed below in the section entitled "THE MERGER--Recommendation of the Bancorp Board of Directors; Bancorp's Reasons for the Merger," the Bancorp Board concluded that the Merger represented the best available alternative for Bancorp's stockholders. Accordingly, that evening, the Bancorp Board unanimously voted to approve execution of the Merger Agreement and the Stock Option Agreement. For a description of the Merger Agreement and the Stock Option Agreement, see "THE MERGER" and "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

RECOMMENDATION OF THE BANCORP BOARD OF DIRECTORS; BANCORP'S REASONS FOR THE
MERGER

  THE BANCORP BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF BANCORP'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  The terms of the Merger Agreement and the Stock Option Agreement were reached on the basis of arms' length negotiations between Bancorp and Bank of Boston after undertaking a competitive auction process. In reaching the conclusion that the terms of the Merger Agreement are fair to and in the best interest of stockholders, the Bancorp Board considered, among other things, the per share earnings, book value, market value and trading history of Bancorp Common Stock, and Bancorp's historical and projected financial performance. The Merger provides an opportunity for Bancorp's stockholders to receive an amount for their shares in excess of book value and, based on the estimated value of the Merger Consideration, at a premium over the prices at which Bancorp Common Stock has generally traded in the recent past. At October 31, 1995, the book value per share of Bancorp Common Stock was $37.30. On October 10, 1995, the day preceding the public announcement of the proposed merger, the high and low per share sales prices for Bancorp Common Stock reported by NASDAQ were $37.50 and $36.50, respectively.

  The Bancorp Board relied on the opinion of Tucker Anthony, Bancorp's financial advisor, that the Merger Consideration is fair, from a financial point of view, to Bancorp's stockholders. The Board considered the analyses presented to it by Tucker Anthony relating to selected financial data for Bancorp, stock trading analysis, analysis of selected publicly traded comparable financial institutions, analysis of selected comparable merger and acquisition transactions, discounted cash flow analysis, contacts with prospective buyers, management's projections of Adjusted Net Worth and the value of the Merger Consideration, and selected financial data, trading analysis, earnings estimates and investment research about Bank of Boston which are described below in "THE MERGER--Opinion of Financial Advisor to Bancorp."

  The Bancorp Board considered all of the opportunities available to Bancorp, including the possibility of: (i) remaining independent; (ii) considering a sale at a future date; (iii) continuing to solicit proposals from other potential bidders; (iv) possible mergers of equals; and (v) accepting Bank of Boston's proposal, before concluding for all of the reasons discussed in this section that the Merger represented the best available alternative for the stockholders and that the Merger Consideration is fair to the stockholders.

  In assessing the alternatives for remaining independent, the Bancorp Board considered the long-range prospects and risks of Bancorp's business and its financial condition, results of operations, and capital levels. In assessing the long-range prospects and risks of Bancorp's business, the Bancorp Board considered: (i) the risk that the current, favorable interest rate environment might not continue; (ii) the risks associated with attempting to achieve and sustain significant loan growth; (iii) the fact that Bancorp's earnings in recent periods had benefited from the performance of its investment portfolio and that there was no guarantee that Bancorp could sustain the success it had historically experienced in its investment portfolio; and (iv) the fact that the Massachusetts banking market is becoming increasingly concentrated and competitive and is being encroached upon by other financial intermediaries, such as mutual funds and mortgage companies.

  Tucker Anthony presented the Bancorp Board with a discounted cash flow analysis based on financial and operating information and forecasts supplied by Bancorp's management, which analysis was intended to compare the value of Bank of Boston's offer with the present value of Bancorp Common Stock that might be attained, under certain assumptions made by management, if Bancorp were to repurchase about 25% of its outstanding shares through a Dutch auction (a self-tender offer method in which all stockholders offering shares at or below the "cover price" receive the "cover price" for their shares, where the "cover price" is that price at or below which stockholders in the aggregate have offered to sell the total number of shares which the company is attempting to purchase), address the deficiencies of the Savings Bank's commercial real estate loan portfolio and remain independent through the year ended October 31, 2000. Subsequent stock repurchases were also considered. Under management's repurchase case, Bancorp would have liquidated approximately $555 million of assets, repaid $497 million of debt and borrowings and repurchased 25% of its stock for a price equal to $37.75 per share. The other assumptions underlying this scenario are described below in "THE MERGER--Opinion of Financial Advisor to Bancorp--Discounted Cash Flow Analysis." Using terminal multiples of 8X-10X earnings and discount rates of 12% to 16%, the present value of Bancorp Common Stock under management's repurchase case ranged from $36.25 per share to $50.47 per share. Tucker Anthony also presented the Bancorp Board with analyses of a number of variations on management's repurchase case, including variations that assumed lower loan growth, a narrower net interest margin, higher loan loss provisions, higher noninterest expenses and various combinations of the foregoing. Under those assumptions, the ranges of present values were lower than in management's repurchase case. For example, using terminal multiples of 8X-10X earnings and discount rates of 12% to 16%, the present value of Bancorp Common Stock under the scenario which incorporated the combination of each of those variations on management's repurchase case ranged from $26.91 per share to $37.19 per share. The Bancorp Board noted that there was no guarantee that Bancorp would be able to implement successfully the strategic plan developed by management. Even if the plan were successfully implemented, there was no guarantee that the projected results would be achieved, because the assumptions underlying the projected results (some of which were outside the control of Bancorp) might prove to be inaccurate. Given the risks (summarized in the prior paragraph) associated with remaining independent and after carefully considering Tucker Anthony's analyses, the Bancorp Board concluded that Bank of Boston's proposal represented the best available alternative for Bancorp's stockholders. The discounted cash flow analysis considered by the Bancorp Board is described below in "THE MERGER--Opinion of Financial Advisor to Bancorp-- Discounted Cash Flow Analysis."

  The Bancorp Board considered Bank of Boston's statement that the proposed terms of the Merger Agreement represented Bank of Boston's best and final proposal and the fact that Bancorp had undergone a full auction process and had not received bids from any other potential acquiror.

  The Bancorp Board noted that the Merger is structured as a tax-free exchange and that stockholders who wish to defer their taxable gains would be able to do so if the Merger is consummated. The Bancorp Board also considered the fact that the proposed business combination with Bank of Boston could lead to competitive advantages through greater diversity in loan and investment portfolios, cost-saving through integration of operations and improved access to capital and funding.

  The Bancorp Board considered the conditions to the Merger and the risks to Bancorp of liquidating certain assets prior to the Closing Date. The Bancorp Board also considered the risks to Bancorp if the Merger is not consummated, including the risk that a termination of the Merger Agreement might result in a decline in the market price of Bancorp Common Stock and might have other adverse operational consequences for Bancorp. The Bancorp Board was aware that the Stock Option Agreement would make it more expensive for a third party to propose a transaction that was more favorable than Bank of Boston's proposal and might significantly deter such a party from making an offer.

  The Bancorp Board considered the fact that approval of the proposed Merger requires the affirmative vote of holders of two-thirds of the outstanding shares of Bancorp Common Stock, consisting primarily of persons other than the members of management, and that the Bancorp Board's decision to approve the Merger would empower the stockholders as a group to decide whether or not to accept Bank of Boston's proposal to acquire Bancorp. The Bancorp Board believed that Chieftain's commitment to vote in favor of the Merger increased the likelihood that the Merger would be approved by stockholders. The Bancorp Board also took into account the fact that any individual stockholder who is dissatisfied with the Merger will be entitled, upon compliance with certain conditions, to receive the appraised fair value of his or her shares instead of the Merger Consideration. See "Appraisal Rights of Dissenting Stockholders."

  Bancorp's Articles of Organization permit the Bancorp Board to consider a variety of factors, including, without limitation, the social and economic effects of a transaction on depositors, borrowers and employees of Bancorp and its subsidiaries, and on the communities served by Bancorp and its subsidiaries. Massachusetts law permits the Bancorp Board to consider these factors at least to the extent there are rationally related benefits accruing to stockholders. The Bancorp Board noted that Bank of Boston would be able to provide state-of-the-art technology and services to Bancorp's depositors and borrowers. The Bancorp Board also noted that all of Bancorp's employees (other than the Excluded Employees) would be covered by the Bank's severance policies thenceforth. The Excluded Employees would receive severance payments in accordance with the terms of their severance agreements with the Savings Bank and Bancorp.

  The Bancorp Board did not assign relative weights to these factors, and individual directors may have weighed them differently. On balance, however, the Bancorp Board believes that all of these factors were taken into account in reaching its determination that the Merger represents the best available means to maximize value for, and is fair to, Bancorp's stockholders.

  If the Merger is not approved by the stockholders or is not effected for any other reason, the Bancorp Board expects to reevaluate management's strategic plan and to continue to direct Bancorp as an ongoing business. No other alternatives are presently being considered.

OPINION OF FINANCIAL ADVISOR TO BANCORP

  Tucker Anthony was retained by the Bancorp Board in March 1995 for the purpose of providing financial advice and consultation, including the development of information with respect to the valuation of Bancorp, assistance in the review of Bancorp's business plans, the evaluation of any proposal that might be received or issued with regard to an acquisition or other business combination, and, if appropriate, the rendering of a fairness opinion in connection with a proposal. In connection with its services, Tucker Anthony was subsequently authorized by Bancorp to solicit, and did solicit, potential purchasers of Bancorp and was directed to provide, and did provide, information concerning Bancorp to certain third parties requesting such information which were believed capable of making a viable proposal to acquire Bancorp and which had executed a confidentiality agreement.

  Bancorp selected Tucker Anthony for a number of reasons including its familiarity with Bancorp and its business. Bancorp also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony makes a market in Bancorp Common Stock. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in Bancorp Common Stock.

  Tucker Anthony has rendered written opinions to the Bancorp Board to the effect that, as of October 10, 1995, and as of the date of this Proxy Statement-Prospectus, the consideration per share of Bancorp Common Stock in shares of Bank of Boston Common Stock to be received by Bancorp's stockholders in the Merger pursuant to the Merger Agreement, which shall be determined in accordance with the formula described herein, is fair, from a financial point of view, to the holders of Bancorp Common Stock. THE FULL TEXT OF THE FAIRNESS OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY TUCKER ANTHONY, IS ATTACHED HERETO AS APPENDIX D TO THIS PROXY STATEMENT-PROSPECTUS. HOLDERS OF BANCORP COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. This opinion is directed to the Bancorp Board and does not constitute a recommendation to any holder of Bancorp Common Stock as to how such stockholder should vote at the meeting. The October 10, 1995 opinion is substantially identical to the opinion attached hereto.

  As compensation for its services as financial advisor, including the issuance of the two fairness opinions, Bancorp has agreed to pay Tucker Anthony a fee equivalent to one-half of one percent of the Transaction Amount, as defined in Tucker Anthony's letter of engagement, of which amount $325,000 has been paid as of the date hereof and the balance is payable at the closing of the Merger. Bancorp has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services as financial advisor.

  In connection with rendering its opinion dated October 10, 1995, and updating such opinion as of the date of this Proxy Statement-Prospectus, Tucker Anthony performed a variety of financial analyses, including those summarized below. The summary set forth below, which has been provided by Tucker Anthony, does not purport to be a complete description of the analyses performed by Tucker Anthony in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized below, Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony's opinion. In addition, Tucker Anthony may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Tucker Anthony's view of the actual value of Bancorp. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.

  In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Bancorp's control. The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness of the consideration to be received by holders of Bancorp Common Stock, from a financial point of view, and were provided to the Bancorp Board in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Bancorp might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion is just one of the many factors taken into consideration by the Bancorp Board (see "THE MERGER--Background of the Merger" and "--Recommendation of the Bancorp Board of Directors; Bancorp's Reasons for the Merger").

  In arriving at its opinion, Tucker Anthony, among other things, reviewed the Merger Agreement; reviewed certain historical financial and other information concerning Bancorp for the five fiscal years ended October 31, 1995, including Bancorp's reports on Forms 10-K and 10-Q; reviewed certain historical financial and other information concerning Bank of Boston for the five fiscal years ended December 31, 1994, and for the three quarters ended March 31, June 30 and September 30, 1995, including Bank of Boston's reports on Forms 10-K and 10-Q; held discussions with the senior management of Bancorp and Bank of Boston with respect to their past and current financial performance, financial condition and future prospects; reviewed certain internal financial data, projections and other information of Bancorp, including financial projections prepared by management; reviewed data prepared by Bancorp's management and its professional advisors as to the restructuring ("Restructuring") of Bancorp's balance sheet, including in particular the mandatory Pre-Closing Transactions, which the Merger Agreement requires Bancorp to effect prior to the Closing Date, and also including estimates as to the net proceeds which Bancorp can expect to receive for assets to be sold and the projected timing of the sales of assets and other actions contemplated by the Restructuring; analyzed certain publicly available information of other financial institutions that it deemed comparable or otherwise relevant to its inquiry, and compared Bancorp and Bank of Boston from a financial point of view with certain of these institutions; compared the consideration to be received by the stockholders of Bancorp pursuant to the Merger Agreement with the consideration received by stockholders in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry; reviewed publicly available earnings estimates, historical trading activity and ownership data of Bancorp Common Stock and Bank of Boston Common Stock and considered the prospects for dividends and price movement in each; and conducted such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion. In its review, it also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinion and its updated opinion were necessarily based upon conditions as they existed and could be evaluated on the dates thereof and the information made available to Tucker Anthony through the dates thereof.

  No limitations were imposed by the Bancorp Board upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinions, Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Bancorp and Bank of Boston, and did not attempt to verify any of such information. Tucker Anthony assumed: (i) that the financial projections of Bancorp and its advisors provided to it with respect to: (A) the costs, timing and other consequences to Bancorp of the Restructuring; and (B) the results of operations likely to be achieved by Bancorp through the Closing Date were prepared on a basis reflecting the best then-available estimates and judgments of Bancorp's management and advisors as to future financial performance and results; and (ii) that such forecasts and estimates would be realized in the amounts and in the time periods estimated by management. Tucker Anthony further assumed, without independent verification, that the aggregate reserves for possible loan losses for Bancorp and Bank of Boston were adequate to cover such losses. Tucker Anthony's opinion does not address the fairness of the consideration when any of the foregoing assumptions proves to be materially incorrect. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Bancorp, Bank of Boston or any of their respective subsidiaries nor did it verify any of Bancorp's or Bank of Boston's books and records or review any individual loan credit files.

  Tucker Anthony made presentations to the Bancorp Board on October 5, 6 and 10, 1995, and rendered a written opinion to the Bancorp Board just prior to the execution and public announcement of the Merger Agreement. Set forth below is a brief summary of the report presented to the Bancorp Board on October 10, 1995.

  Stock Trading Analysis. Tucker Anthony examined the historical trading prices, volume, price/book value and price/earnings multiples of Bancorp Common Stock and Bank of Boston Common Stock, and compared the historical trading prices of Bancorp Common Stock in relation to movements in certain stock indices, specifically the Standard & Poor's Regional Bank Index, the Standard and Poor's Savings & Loan Index and the NASDAQ Composite Index. Tucker Anthony also analyzed and compared the historical trading prices, price/book value and price/earnings multiples of Bancorp to certain other publicly traded financial institutions deemed to be comparable or otherwise relevant as described below.

  Analysis of Selected Publicly Traded Comparable Thrift Institutions. Tucker Anthony compared the selected financial data and financial ratios of Bancorp to the corresponding data and ratios of certain publicly traded thrift institutions located in New England with total assets comparable to Bancorp. The thrift institutions included in the comparison to Bancorp were: Andover Bancorp, Inc., Center Financial Corp., The Co-operative Bank of Concord, Family Bancorp, MASSBANK Corp., Medford Savings Bank, People's Bank, MHC, Peoples Heritage Financial Group and Webster Financial Corporation (the "Selected Comparable Thrifts"). The Selected Comparable Thrifts, as a group, exhibited certain characteristics--including asset size, geographic proximity and business risk--comparable to those exhibited by Bancorp.

  The comparison of Bancorp to the Selected Comparable Thrifts showed among other things that: (i) the ratio of Bancorp's interest income from investment securities and securities gains to total income was 77.7% for the twelve months ended July 31, 1995, compared to an average of 26.4% for the Selected Comparable Thrifts for the twelve months ended June 30, 1995; (ii) the ratio of Bancorp's net loans to assets was 17.2% as of July 31, 1995, compared to an average of 59.0% for the Selected Comparable Thrifts as of June 30, 1995; (iii) the ratio of Bancorp's non-performing assets to total loans plus real estate owned was 4.5% as of July 31, 1995, compared to 1.8% for the Selected Comparable Thrifts as of June 30, 1995; (iv) the ratio of Bancorp's nonperforming assets to the sum of stockholders' equity and loan loss reserves was 8.9% as of July 31, 1995, compared to an average of 13.7% for the Selected Comparable Thrifts as of June 30, 1995; (v) Bancorp originated $82.7 million of loans for the twelve month period ended July 31, 1995, compared to an average of $350.3 million for the Selected Comparable Thrifts for the twelve month period ended June 30, 1995; (vi) the ratio of Bancorp's equity to total assets was 8.6% as of July 31, 1995, compared to an average of 7.7% for the Selected Comparable Thrifts as of June 30, 1995; (vii) the return on assets for Bancorp for the twelve months ended July 31, 1995 was 0.92%, compared to an average of 0.89% for the Selected Comparable Thrifts for the twelve months ended June 30, 1995; (viii) the return on equity for Bancorp for the twelve months ended July 31, 1995 was 13.4%, compared to an average of 11.9% for the Selected Comparable Thrifts for the twelve months ended June 30, 1995; (ix) as of October 10, 1995, the ratio of Bancorp's market price to its July 31, 1995 book value per common share was 109.5%, compared to an average of 115.6% for the Selected Comparable Thrifts in relation to their June 30, 1995 book value per common share; (x) as of October 10, 1995, the price/earnings ratio for Bancorp based on the twelve months ended July 31, 1995 was 10.7x, compared to an average of 10.9x for the Selected Comparable Thrifts for the twelve months ended June 30, 1995; and (xi) as of October 10, 1995, the average latest quarter annualized dividend yield for Bancorp was 2.0% as compared to 2.4% for the Selected Comparable Thrifts.

  Analysis of Selected Comparable Merger and Acquisition Transactions. Tucker Anthony reviewed and performed analysis of 74 unassisted acquisitions of thrift institutions in the Northeast (the "Selected Northeast Transactions") and 66 unassisted acquisitions of thrift institutions in the United States with a transaction size between $100 million and $500 million (the "Selected Large U.S. Transactions") announced between January 1, 1990 and October 10, 1995, comparing the target financial institutions' asset quality, capital structure, profitability and asset, loan and deposit growth rates to Bancorp's current results of operations and financial condition. The Selected Northeast Transactions and Selected Large U.S. Transactions were chosen because they represented merger and acquisition transactions which involved target financial institutions exhibiting certain characteristics--including asset size, geographic proximity and business risk--comparable to those exhibited by Bancorp. Excluding the highest and lowest ratios, the Selected Northeast Transactions and the Selected Large U.S. Transactions involved financial institutions with three year average growth rates of 5.2% and 4.5% for assets, 0.7% and 2.5% for loans and 4.6% and 3.5% for deposits, respectively, as compared to (0.1)%, (9.8)% and (2.7)%, respectively, for Bancorp. Excluding the highest and lowest ratios, the target financial institutions involved in the Selected Northeast Transactions and the Selected Large U.S. Transactions had an average return on assets for the latest twelve months prior to announcement date of 0.85% and 0.73% and an average return on equity for the latest twelve months prior to announcement date of 9.2% and 9.2%, respectively, as compared to 0.92% and 13.4%, respectively, for Bancorp.

  Set forth below is a summary of the information presented to the Bancorp Board with respect to the Selected Northeast Transactions and the Selected Large U.S. Transactions, based upon management projections as of October 10, 1995 indicating an estimated value of the Merger Consideration of approximately $41.53 per share of Bancorp Common Stock.

                                       SELECTED NORTHEAST    SELECTED LARGE U.S.
                                          TRANSACTIONS          TRANSACTIONS
                                       --------------------  --------------------
                           BANK OF               BANK OF               BANK OF
                            BOSTON             BOSTON OFFER          BOSTON OFFER
                           OFFER(1)    MEDIAN  PERCENTILE(2) MEDIAN  PERCENTILE(2)
                           --------    ------  ------------  ------  ------------
Consideration/Latest
 Twelve Months Earnings...   12.4x(3)   14.5x       34%       15.0x       26%
Consideration/Book Value..  120.5%     140.9%       25%      161.0%       19%
Consideration/Total
 Assets...................   10.6%      13.1%       36%       10.6%       51%
Premium to Market
 Price(4).................   10.0%      33.9%       NM        37.5%       NM

--------
(1) Based on estimated value of the Merger Consideration of $41.53 per share of Bancorp Common Stock as of October 10, 1995.
(2) Position of the Bank of Boston offer in relation to percentile rankings of the Selected Northeast Transactions and Selected Large U.S. Transactions, respectively.
(3) Based upon Bancorp adjusted net income for the twelve month period ending July 31, 1995 of $17.8 million, excluding $0.9 million of non-recurring gains and expenses from reported net income of $18.7 million. Based upon Bancorp reported net income of $18.7 million, the multiple of consideration/latest twelve months earnings would be 11.8x.
(4) Calculated based upon the target's stock price seven days prior to announcement of the transaction.

  Discounted Cash Flow Analysis. At the Bancorp Board meeting on October 10, 1995, Tucker Anthony presented the results of a discounted cash flow analysis through the fiscal year ended October 31, 2000 designed to compare the present value, under certain assumptions, that would be attained if Bancorp remained independent through the year 2000 or was acquired in the year 2000 by a larger financial institution, with the value of the Bank of Boston offer. The results produced in the analysis did not purport to be indicative of actual values or expected values of Bancorp or the shares of Bancorp Common Stock.

  For the purpose of the analysis, Tucker Anthony made reference to financial forecasts and projections prepared by Bancorp management (the "Base Case"). The projections assumed, among other things, that Bancorp would achieve annual growth in total loans averaging approximately 21.5% per year, annual growth in deposits averaging approximately 4.0% per year, a net interest margin averaging approximately 3.46% per year, operating expenses as a percentage of assets averaging approximately 1.38% per year and annual returns on assets averaging approximately 1.38% per year. Tucker Anthony noted that for the five fiscal years ended October 31, 1994, total loans declined an average of (9.5)% per year and total deposits increased by an average of 3.8% per year. Tucker Anthony also noted that in the Federal Reserve Bank of Boston (the "Reserve Bank") industry composite review of New England savings banks for the five years ended December 31, 1994, total loans declined an average of 4.9% per year and deposits declined an average 2.0% per year. The projections assumed a dividend payout ratio in each year of 20%. Tucker Anthony further assumed a special dividend at the end of fiscal year 2000 of any accumulated book value in excess of a Bancorp target of 8.0% equity to assets.

  In addition to the Base Case, Tucker Anthony reviewed Base Case financial forecasts and projections revised to assume the repurchase at October 31, 1995 of 25% of Bancorp Common Stock at the October 9, 1995 closing price of $37.75 per share (the "Repurchase Scenario"). Tucker Anthony also reviewed the Repurchase Scenario financial forecasts and projections as further revised to assume less favorable loan growth, lower net interest margin, higher levels of non-performing assets and higher non-interest expense growth rate than the Base Case and Repurchase Scenario (the "Stress Test Scenario"), and component variations thereof. At prior meetings, Tucker Anthony had reviewed with the Bancorp Board these and other scenarios including scenarios with additional future share repurchase assumptions.

  The projected cash flows of Bancorp were comprised of the dividends per share paid in fiscal years ended October 31, 1996 through 2000 plus the terminal value of Bancorp Common Stock at fiscal year end 2000 calculated as described below. The cash flows were discounted at a range of rates from 10.0% to 20.0%. Based upon Tucker Anthony's experience and judgment, Tucker Anthony believes that holders of Bancorp Common Stock would typically seek returns within the indicated range of discount rates, in view of Bancorp's operating projections, historical performance, financial condition and market capitalization, among other matters.

  In estimating the appropriate terminal value of Bancorp at fiscal year end 2000, Tucker Anthony used methods based on multiples of (i) earnings and (ii) book value. In method (i), Tucker Anthony applied to the projected earnings for fiscal year October 31, 2000 price/earnings multiples in the range of 6.0x to 16.0x. In method (ii), Tucker Anthony applied to the estimated book value as of October 31, 2000 price/book value multiples in the range of 0.8x to 1.8x. The low end of the ranges of multiples reflected the bottom of an estimated future trading range for Bancorp as an independent entity, while the high end of the ranges of multiples were more indicative of the top of an estimated range assuming a future sale of Bancorp to a larger financial institution. Acquisition and trading multiples from time to time fluctuate considerably, and no assurance can be given that future acquisition or trading multiples will be comparable to historical levels.

  Set forth below is a summary of the information presented to the Bancorp Board on October 10, 1995, using discount rates between 10.0% and 20.0%, of the indicated present value per share of Bancorp Common Stock using management's Base Case, the Repurchase Scenario and Stress Test Scenario as compared to the Merger Consideration of approximately $41.53 per Bancorp Common Share, as estimated by management.

                              DISCOUNT    PRICE/EARNINGS         PRICE/BOOK
                                RATE         MULTIPLE             MULTIPLE
                              -------- -------------------- --------------------
                                        6.0X  11.0X  16.0X   0.8X   1.3X   1.8X
                                       ------ ------ ------ ------ ------ ------
Base Case....................   10.0%  $35.62 $51.40 $67.18 $29.97 $42.54 $52.48
                                15.0    28.88  41.53  54.18  24.35  34.43  42.40
                                20.0    23.61  33.83  44.04  19.96  28.09  34.53
Repurchase Scenario..........   10.0%  $38.31 $59.22 $80.13 $32.25 $47.04 $60.04
                                15.0    31.11  47.87  64.63  26.25  38.10  48.53
                                20.0    25.47  39.01  52.54  21.55  31.12  39.54
Stress Test Scenario.........   10.0%  $28.69 $43.51 $58.32 $28.54 $42.03 $54.00
                                15.0    23.32  35.19  47.07  23.20  34.01  43.60
                                20.0    19.11  28.70  38.29  19.01  27.74  35.49

  Within these ranges Tucker Anthony expressed its view that discount rates in the range of 16-18% and price/earnings multiples in the range of 10x-12x were, under the circumstances, appropriate for Bancorp, resulting in estimated per share value ranges of $34.44-$42.21 in management's Base Case, $39.32-$49.08 in the Repurchase Scenario, and $29.00-$36.00 in the Stress Test Scenario.

  Neither the assumptions and cash flow projections underlying the Base Case or the Repurchase Scenario, nor the feasibility of achieving the financial goals in the Base Case or the Repurchase Scenario, were fully reviewed or approved by management or the Bancorp Board. In addition, management's preliminary projections were based upon factors and assumptions, many of which are beyond management's control. Neither the feasibility nor the desirability of effecting the repurchase of Bancorp Common Stock that was assumed in the Repurchase Scenario and the Stress Test Scenario had been approved by Bancorp's management, the Bancorp Board, regulators or stockholders.

  In connection with its opinion dated as of the date of this Proxy Statement-Prospectus, Tucker Anthony performed procedures to update certain analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  The summary of the Tucker Anthony opinion set forth above provides a description of the main elements of Tucker Anthony's presentation to the Bancorp Board on October 10, 1995. It does not purport to be a complete description of the presentation of Tucker Anthony to the Bancorp Board or of the analyses of Tucker Anthony. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Tucker Anthony believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the procedures underlying the analyses set forth in the Tucker Anthony presentation and opinion. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony's view of the actual value of Bancorp. The fact that any specific analysis has been referred to in this summary above is not meant to indicate that such analysis was given more weight than any other analyses.

TERMS OF THE MERGER

  The Merger Agreement provides for the merger of the Merger Subsidiary with and into Bancorp, with Bancorp as the surviving corporation which will continue its corporate existence as a wholly-owned subsidiary of Bank of Boston. Upon consummation of the Merger, each share of Bancorp Common Stock issued and outstanding prior to the Effective Time (except shares of Bancorp Common Stock held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or in respect of debts previously contracted, shares held as treasury stock by Bancorp and shares held by dissenting stockholders who have perfected their rights of appraisal) will be converted into the number of shares or fraction of a share of Bank of Boston Common Stock, rounded to the nearest thousandth of a share, equal to the Conversion Number.

  Each outstanding share of Bancorp Common Stock owned directly or indirectly by Bank of Boston at the Effective Time, other than shares held in a fiduciary capacity or in respect of debts previously contracted, and shares held as treasury stock by Bancorp will be canceled, retired and cease to exist, and no payment will be made with respect thereto.

  Shares of Bancorp Common Stock held by a stockholder who has demanded appraisal rights in compliance with the provisions of the MBCL (see "THE MERGER--Rights of Dissenting Stockholders") will not be converted into Bank of Boston Common Stock at the Effective Time. If, however, the stockholder subsequently withdraws his or her demand for appraisal or loses his or her right of appraisal, the stockholder's shares will be deemed to be so converted as of the Effective Time.

  In addition, at the Effective Time, all stock options with respect to Bancorp Common Stock granted by Bancorp under any stock option plan which are outstanding and unexercised immediately prior to the Effective Time will be converted into and will become stock options with respect to Bank of Boston Common Stock. The rights to Bank of Boston Common Stock to be received by holders of Bancorp stock options upon consummation of the Merger will be substantially equivalent to the rights such optionees had under the Bancorp stock option plans which covered such stock options immediately prior to the Effective Time, except that the number of shares of Bank of Boston Common Stock subject to such options and the exercise price of such options will be determined in accordance with the Conversion Number.

  The Merger Agreement provides that, in the event during the period beginning on the first day of the Valuation Period (as defined below) and ending on the Closing Date, the outstanding shares of Bank of Boston

Common Stock or Rights (as defined in the section entitled "DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK--Common Stock--Stockholder Rights Plan") have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a stock split, reverse stock split, stock (or other non-cash) dividend, recapitalization, reclassification, reorganization, or other similar changes in Bank of Boston's capitalization (a "Recapitalization"), then, to the extent necessary or appropriate, an appropriate and proportionate adjustment will be made to the number and/or kind of securities to be delivered to the holders of Bancorp Common Stock so that each holder of Bancorp Common Stock receives under the Conversion Number formula the number of shares of Bank of Boston Common Stock or Rights and/or other securities that such holder would have received if the Recapitalization had occurred immediately after the Effective Time.

  No fractional shares of Bank of Boston Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Bancorp Common Stock who otherwise would have been entitled to a fractional share of Bank of Boston Common Stock will receive a cash adjustment (without interest) in an amount determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent). See "THE MERGER--Conversion of Shares--Fractional Shares."

  Shares of Bank of Boston capital stock (including Bank of Boston Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

  The Articles of Organization and the By-Laws of Bancorp, as in effect immediately prior to the Effective Time, will be the Articles of Organization and the By-Laws of Bancorp as it exists after the Effective Time as the surviving corporation, subject to the rights of Bank of Boston as the sole stockholder. The directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of Bancorp as it exists after the Effective Time as the surviving corporation, subject to the rights of Bank of Boston as sole stockholder, each to hold office in accordance with the Articles of Organization and By-Laws of the surviving corporation and the laws of The Commonwealth of Massachusetts.

DETERMINATION OF THE CONVERSION NUMBER

  The amount of consideration to be received by Bancorp's stockholders in the proposed transaction cannot be determined at this time because it will be in part a function of Bancorp's Adjusted Net Worth (as defined below) at the month-end preceding the Closing Date. On October 11, 1995, in its news release announcing the transaction, Bancorp estimated that, assuming Bancorp's assets (including its $1.6 billion investment portfolio) retained their then current value and assuming the Merger occurs in June 1996, the value of the per share consideration to be received by Bancorp's stockholders might range from $39.50 to $42.50 of Bank of Boston Common Stock. As of the date of this Proxy Statement-Prospectus, giving effect to events that have occurred since October 11, 1995 and that might occur hereafter, Bancorp currently estimates that its stockholders may receive shares of Bank of Boston Common Stock with a value of $41.95 to $44.90 per share of Bancorp Common Stock.

  THE ESTIMATED RANGE IS FORWARD-LOOKING. STOCKHOLDERS ARE CAUTIONED THAT THE ACTUAL PER SHARE CONSIDERATION THEY WILL RECEIVE MIGHT BE MATERIALLY BELOW OR ABOVE THIS ESTIMATED RANGE BECAUSE THE ASSUMPTIONS UNDERLYING THIS ESTIMATED RANGE (MANY OF WHICH ARE OUTSIDE BANCORP'S CONTROL) MAY NOT PROVE TO BE CORRECT. THE FOUR FACTORS MOST LIKELY TO CAUSE MATERIAL VARIATIONS IN THE PER SHARE CONSIDERATION ARE: (I) CHANGES IN THE MARKET VALUE OF BANCORP'S INVESTMENT PORTFOLIO; (II) RESULTS OF BANCORP'S OPERATIONS FROM NOVEMBER 1, 1995 THROUGH THE MEASUREMENT DATE; (III) THE AMOUNT OF A RESERVE, IF ANY, TO BE ESTABLISHED IN CONNECTION WITH THE SALE OF BANCORP'S COMMERCIAL AND MULTI-FAMILY REAL ESTATE LOAN PORTFOLIO; AND (IV) THE POSSIBILITY THAT LEGISLATION WILL BE PASSED BY CONGRESS WHICH WOULD RELIEVE BANCORP OF THE NEED TO RECAPTURE SUBSTANTIALLY ALL OF THE SAVINGS BANK'S TAX BAD DEBT RESERVE.

  The $41.95 to $44.90 range is based on certain assumptions of Bancorp. In estimating the value to be received by Bancorp's stockholders, Bancorp's management has not attempted to forecast the value of the investment portfolio as of the Measurement Date because it is not possible to predict the direction or possible extent of changes in the portfolio's value. Bancorp's management has instead used historical values of the investment portfolio as of October 31, 1995 and January 31, 1996 in determining the low end and high end of the range, respectively. Also, Bancorp's management has assumed that Bancorp will realize net proceeds from the disposition of its commercial and multi-family real estate loan portfolio equal to the carrying value of such portfolio, and that the tax laws will not be changed in such a way as to relieve Bancorp of the need to recapture the Savings Bank's tax bad debt reserve. These assumptions may not prove to be correct.

  The actual value of Bancorp's investment portfolio changes daily as a result of changes in interest rates and other factors. The portion of the portfolio that will be liquidated before the Closing Date will undoubtedly be liquidated for amounts which will vary from the October 31, 1995 or January 31, 1996 market value, and the market value of the securities retained through the closing will also undoubtedly vary from the October 31, 1995 or January 31, 1996 market value. The investment portfolio's appreciation is the primary factor contributing to the increase in the estimated range from the $39.50 to $42.50 estimated range announced on October 11, 1995 to the current $41.95 to $44.90 estimated range. During the three month period between October 31, 1995 and January 31, 1996, the portfolio appreciated on an after-tax basis by $12.1 million. For every $10 million of after-tax appreciation or depreciation in the investment portfolio, the value of the per share consideration would increase or decrease, respectively, by approximately $1.80 per share of Bancorp Common Stock. No assurance can be given that the investment portfolio will not appreciate or depreciate.

  The net amount that Bancorp will realize from the disposition of its commercial and multi-family real estate loan portfolio will be affected by a determination of the amount of the reserve, if any, that should be created under GAAP to provide for the financial effects of the possibility that the purchaser of the portfolio or its assignee would assert certain contract rights against Bancorp. At the present time, Bancorp is not aware of circumstances that would lead it to establish such a reserve. However, Bancorp will be in a better position to evaluate the appropriateness of establishing a reserve at the time of the loan sale closing based on the results of environmental site reports and assessments being performed on certain of the properties securing loans in the portfolio and other information that may come to light. There can be no assurance that the net proceeds of the loan sale, after the establishment of any required reserve, will equal the carrying value of the portfolio.

  In estimating the range, Bancorp has attempted to estimate its results of operations through the Measurement Date. Those results will be affected by a number of factors, including the pricing and timing of asset dispositions required or permitted by the Merger Agreement, changes in interest rates and other factors. Bancorp's actual results of operations could be outside the estimated amounts.

  Legislation was recently passed by Congress that might have relieved Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve. President Clinton vetoed this legislation. While it is possible that other legislation containing similar provisions could be enacted, Bancorp cannot predict whether or not this will occur prior to the Measurement Date or whether or not Bancorp will be able to take advantage of such legislation. If legislation relieving Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve does become law before that date and Bancorp is eligible to take advantage of such legislation, Bancorp will not need to reduce its stockholders' equity on account of its tax bad debt reserve to that extent and consequently, the high end of the estimated range could increase by $1.98 to approximately $46.88.

  The purpose of this section of the Proxy Statement-Prospectus is to describe how the actual consideration to be received by stockholders will be calculated and how the $41.95 to $44.90 per share range was estimated, and to enable stockholders to estimate for themselves what the value of the per share consideration may be.

 The Conversion Number Formula.

  The Merger Agreement provides that the number of shares (or fraction thereof) of Bank of Boston Common Stock (rounded to the nearest thousandth of a share) into which each share of Bancorp Common Stock (except shares held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or in respect of debts previously contracted, shares held as treasury stock by Bancorp and shares held by dissenting stockholders who have perfected their rights of appraisal) will be converted upon consummation of the Merger will be equal to the "Conversion Number." The Conversion Number is the quotient obtained by dividing:

    (i) the sum of:

      (A) $40,640,806.00, and

      (B) the greater of:

              (1) zero, or

              (2) the sum of (a) the Adjusted Net Worth (as defined below) of
                  Bancorp as of the close of business on the Measurement Date (as defined below), (b) the product of $40,000.00 and the number of days after the Measurement Date to and including the Closing Date, and (c) the aggregate exercise price of all options to purchase Bancorp Common Stock outstanding at the close of business on the Measurement Date, by

    (ii) the product of:

      (A) the "Average Closing Price" (the average of the closing prices of shares of Bank of Boston Common Stock as reported on the NYSE composite transactions reporting system for the twenty (20) consecutive trading days ending on the third business day prior to the Closing Date (such period being the "Valuation Period")), and

      (B) the sum of the number of shares of Bancorp Common Stock and options to purchase shares of Bancorp Common Stock outstanding at the close of business on the Measurement Date.

  The "Closing Date" is defined as the date on which the Merger is consummated. The "Measurement Date" is the date on which the Adjusted Net Worth of Bancorp will be measured for purposes of calculating the Conversion Number; it is defined as the last day of a calendar month that precedes the Closing Date by not less than ten (10), nor more than twenty-three (23) business days.

  In estimating the range of per share consideration to be received by Bancorp's stockholders, Bancorp assumed that the Closing Date will be June 15, 1996, and that the Measurement Date will be May 31, 1996. If the Closing Date does not occur on June 15, 1996, the per share consideration will change, reflecting a longer or shorter period during which Bancorp's earnings will augment Adjusted Net Worth and other events, such as changes in the value of Bancorp's investment securities, that occur prior to the Measurement Date.

  As of October 31, 1995, the aggregate exercise price of all options to purchase Bancorp Common Stock outstanding on such date was approximately $8.7 million. The number of shares of Bancorp Common Stock, and shares underlying options to purchase Bancorp Common Stock, outstanding as of October 31, 1995 was approximately 5,544,000.

  Bancorp's "Adjusted Net Worth" as of the Measurement Date will equal Bancorp's consolidated stockholders' equity as of that date, determined in accordance with GAAP, adjusted for certain matters which are described below.

  Any disagreements between Bancorp and Bank of Boston regarding the calculation of Bancorp's Adjusted Net Worth as of the close of business on the Measurement Date are to be resolved by an independent "Big Six" accounting firm. Such firm's determination is binding on the parties. The expenses of such firm shall be borne by the party with whose position the independent accounting firm disagrees. If the independent accounting firm disagrees with the positions of both Bancorp and Bank of Boston, the expenses of such firm shall be split evenly by both parties.

Bancorp's Stockholders' Equity at the Measurement Date.

  Bancorp's consolidated stockholders' equity as of the Measurement Date will equal the sum of Bancorp's stockholders' equity as of October 31, 1995, $194.6 million, plus its results of operations from November 1,

1995 through the Measurement Date and any change in Bancorp's unrealized gain, net of tax, on securities available for sale, reduced by dividends paid to Bancorp's stockholders. Those results will be affected by a number of factors, including certain mandatory Pre-Closing Transactions, certain optional Pre-Closing Transactions and Bancorp's other operating results.

 Mandatory Pre-Closing Transactions Required by the Merger Agreement.

  The obligation of Bank of Boston to effect the Merger is subject to Bancorp's and its subsidiaries' completion of certain Pre-Closing Transactions as of the close of business on the Measurement Date as set forth on Schedule 1 to the Merger Agreement.

  The mandatory Pre-Closing Transactions consist of the following:

    1. Liquidate the entire commercial and multi-family real estate loan portfolio (the "CRE Loans"). On February 7, 1996, the Savings Bank entered into an agreement (the "Loan Purchase Agreement") with BlackRock Capital Finance L.P., ("BlackRock") pursuant to which BlackRock has agreed to purchase the CRE Loans from the Savings Bank for approximately 87% of the unpaid principal balance of such loans as of January 31, 1996, subject to adjustment at the time of closing. The sale is expected to take place in May, 1996.

    After the payment of expenses related to the sale, Bancorp's management expects that the Savings Bank will realize net proceeds on the disposition of its CRE Loans approximately equal to the current carrying value of the portfolio. As a result, Bancorp does not expect the sale of its CRE Loans to have any material effect on stockholders' equity. The net amount that Bancorp will realize from the disposition of its CRE Loan portfolio will be affected by a determination of the amount of the reserve, if any, that should be established to provide for the financial effects of the possibility that the purchaser of the portfolio or its assignee would assert certain contractual rights against Bancorp. At the present time, Bancorp is not aware of circumstances that would lead it to establish such a reserve. However, Bancorp will be in a better position to evaluate the appropriateness of establishing a reserve at the time of the loan sale closing based on the results of environmental site reports and assessments being performed on certain of the properties securing loans in the portfolio and other information that may come to light. There can be no assurance that the net proceeds of the loan sale, after the establishment of any required reserve, will equal the carrying value of the portfolio.

    The terms of the Loan Purchase Agreement were reached on the basis of arms' length negotiations between the Savings Bank and BlackRock. Each party's obligation to consummate the transaction is subject to certain closing conditions. In particular: (a) the Savings Bank is not obligated to consummate the transaction if Bancorp's stockholders vote to disapprove the Merger; (b) the Savings Bank can also elect to terminate the Loan Purchase Agreement on May 1, 1996 if Bancorp's stockholders have not approved the Merger on or before April 30, 1996; (c) BlackRock is not obligated to consummate the transaction if the Savings Bank is unable to sell loans whose aggregate purchase price exceeds 5% of the total purchase price because such a transfer would violate applicable law or because a required consent to such transfer has not been obtained; and (d) BlackRock is not obligated to consummate the transaction if the Savings Bank's representations and warranties with respect to each loan are untrue, but only if the adverse effect of the breaches of such representations and warranties exceeds 5% of the total purchase price (in determining such adverse effect, BlackRock may not include any cost in excess of the purchase price for the loan to which such breach relates).

    The terms of the Loan Purchase Agreement include certain representations and warranties of the Savings Bank specifically related to the loans to be sold. BlackRock is entitled to certain remedies in the event that the loan-specific representations and warranties are breached. BlackRock must assert such claims no later than the first anniversary after the closing. The Savings Bank's obligations to provide a remedy are limited, however, to either curing the breach or repurchasing the loan. The Savings Bank is obligated under the Loan Purchase Agreement to prepare environmental reports on certain of the properties securing the CRE Loans. This work is expected to provide additional information that will be taken into account in determining the amount of the reserves, if any, required to be established against any contingent liability arising out of the sale of the CRE Loans. At the present time, Bancorp is not aware of circumstances that would lead it to establish such a reserve. The amount of any such reserve required to be established may adversely affect Bancorp's Adjusted Net Worth as of the close of business on the Measurement Date.

    2. Mark to market the entire investment securities portfolio and, in consultation with Bank of Boston, liquidate as much of such portfolio as is consistent with the parties' intent that Bank of Boston acquire through the Merger, assets having a value equal to one-third of the fair market value of the assets of Bancorp and its subsidiaries as of the date of the Merger Agreement, such liquidation to include without limitation all equity securities, and, at Bank of Boston's request, enter into mutually satisfactory hedging transactions at Bancorp's cost on the Measurement Date to protect Bank of Boston against the risk that the aggregate market value of the securities remaining in the portfolio at the Effective Time is less than the aggregate market value of such securities on the close of business on the Measurement Date. As of October 31, 1995, Bancorp and its subsidiaries owned investment securities with a fair market value of $1.4 billion, all of which were carried on Bancorp's books at fair market value. Of this portfolio, $104.2 million were equity securities, $1.1 billion were fixed rate securities with maturities of more than one year, and $215.3 million were either fixed rate securities with maturities of less than one year or adjustable rate securities. In the three months following October 31, 1995, the after-tax net realized gains and the unrealized net gains in the investment portfolio amounted to $12.1 million. In estimating the per share consideration to be received by Bancorp's stockholders, Bancorp has assumed for purposes of determining the low end of the range that this portfolio will return to its October 31, 1995 value, and for purposes of determining the high end of the range that this portfolio will retain its January 31, 1996 value, because it is not possible to predict the direction or possible extent of changes in the portfolio's value as of the Measurement Date. The actual value of this portfolio changes daily as a result of changes in interest rates and other factors. The portion of the portfolio that will be liquidated before the Closing Date will undoubtedly be liquidated for amounts which will vary from the October 31, 1995 or January 31, 1996 market value, and the market value of the securities retained through the closing will also undoubtedly vary from the October 31, 1995 or January 31, 1996 market value. For every $10 million of after-tax appreciation or depreciation in the investment portfolio, the per share consideration would increase or decrease respectively by approximately $1.80.

    3. Liquidate all properties held as other real estate owned. At October 31, 1995, Bancorp and its subsidiaries held 16 properties as other real estate owned with an aggregate carrying value of $7.5 million. In estimating the per share consideration to be received by Bancorp's stockholders, Bancorp has assumed that these properties will be sold with the after tax impact ranging from a loss of $.2 million to a gain of $.1 million. Given possible changes in the real estate markets and other economic factors, there can be no assurance that these properties or any properties on which Bancorp and its subsidiaries foreclose prior to the Measurement Date will be sold for prices consistent with their carrying values.

    4. Repay all Federal Home Loan Bank ("FHLB") borrowings, including without limitation any and all prepayment penalties. At October 31, 1995, Bancorp had $236.5 million of such borrowings, with a weighted average annual interest rate of 5.88% and a weighted average remaining life of 0.9 years. If these borrowings had been repaid on October 31, 1995, Bancorp would have incurred prepayment penalties of approximately $1.0 million. The actual prepayment penalties will vary as a result of the passage of time and changes in interest rates prior to the date the FHLB borrowings are repaid. Repayment will be made principally from the sale of securities, the timing of which sales cannot be predicted. In estimating the per share consideration to be received by Bancorp's stockholders, Bancorp has assumed that the after-tax cost of the prepayment penalty will range from $.6 million to $.9 million.

    5. Defease the Savings Bank's outstanding medium term notes in accordance with their terms. If these notes had been defeased on October 31, 1995, the defeasance cost would have been approximately $0.1 million; the actual cost of defeasing the notes will vary as a result of the passage of time and changes in interest rates prior to the date the notes are defeased. In estimating the per share consideration to be received by Bancorp's stockholders, Bancorp has assumed that the after-tax cost of defeasing the notes will equal $0.1 million.

    6. Timely apply for Internal Revenue Service approval to a change in the Savings Bank's method of accounting for bad debts to the specific charge-off method for the taxable year beginning November 1, 1995, pursuant to which approval any required income inclusion would occur ratably over the six taxable year period including the year of change and five following taxable years, but otherwise continue to maintain the Savings Bank's eligibility to use the reserve method under Section 593 of the Internal Revenue Code through the Closing Date. Savings banks, such as the Savings Bank, have been able to deduct under Section 593 of the Internal Revenue Code, additions to a tax loan loss reserve in excess of their actual losses. When a savings bank is merged into a commercial bank and in certain other circumstances, these excess deductions must be recaptured. Bancorp estimates that stockholders' equity will be reduced by approximately $15.4 million as a result of this recapture. Assuming Internal Revenue Service approval of the application for change of accounting methods on the terms described, the recaptured amount will increase the Savings Bank's (and therefore Bank of Boston's) tax liabilities over a six year period. As described below, one of the adjustments to be made in calculating Bancorp's Adjusted Net Worth will be to reduce the recapture liability by a negotiated amount intended to cause Bancorp's Adjusted Net Worth to reflect only the approximate present value of the recapture liability. Legislation was recently passed by Congress that would repeal Section 593 of the Internal Revenue Code and provide special rules regarding the recapture of excess tax bad debt deductions, which might have relieved Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve. President Clinton vetoed this legislation. While it is possible that other legislation containing similar provisions could be enacted, Bancorp cannot predict whether or not this will occur prior to the Measurement Date or whether or not Bancorp will be able to take advantage of such legislation. If legislation relieving Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve does become law before that date and Bancorp is eligible to take advantage of such legislation, Bancorp will not need to reduce its stockholders' equity on account of its tax bad debt reserve to that extent and consequently, the high end of the estimated range could increase to approximately $47.25. There can, of course, be no assurance that such legislation will be adopted prior to the Measurement Date or that such legislation, if adopted, will have an effective date that would relieve the Savings Bank of the need to recapture substantially all of its tax bad debt reserve.

    7. Liquidate all non-commercial real estate loans classified as "held for sale." At October 31, 1995, Bancorp held $26.7 million of such loans. In estimating the per share consideration to be received by Bancorp's stockholders, Bancorp has assumed that these loans will be sold for their carrying value. There can, of course, be no assurance that these loans will be sold for prices consistent with their carrying values. Actual prices at which these loans are sold will vary as a result of changes in interest rates, real estate values and credit quality prior to the date of sale.

    8. Maintain a loan loss reserve on all retained residential real estate loans and consumer loans that is not less than the amount required in accordance with GAAP. At October 31, 1995, Bancorp had a loan loss reserve of $2.1 million for such loans. Bancorp does not expect this requirement to impact stockholders' equity, but no assurance can be given in this regard.

    9. Maintain an account for accrued and unpaid Taxes (as defined in the Merger Agreement) that is not less than the amount required in accordance with GAAP. At October 31, 1995, Bancorp had a reserve for accrued and unpaid taxes of $3.25 million. While Bancorp expects that the transactions to be completed before the Measurement Date will affect the level of this reserve, Bancorp does not expect this requirement to impact stockholders' equity, but no assurance can be given in this regard.

    10. Purchase in full directors' and officers' liability insurance coverage containing terms and conditions mutually satisfactory to the parties, including a term of coverage to extend for a period of not less than five (5) years from and after the Effective Time, for the benefit of the directors and officers of Bancorp and its subsidiaries. Based on a quote received by Bancorp, it is estimated that the after-tax cost of such insurance will be $0.2 million to cover a six (6) year period.

 Optional Pre-Closing Transactions Permitted by the Merger Agreement.

  In addition to the mandatory Pre-Closing Transactions required to be completed prior to the close of business on the Measurement Date, Bancorp or its subsidiaries are permitted, at their sole discretion and expense

(which expense will be reflected in Adjusted Net Worth as of the close of business on the Measurement Date), to complete certain optional Pre-Closing Transactions prior to the close of business on the Measurement Date. The optional Pre-Closing Transactions, which Bancorp and its subsidiaries are permitted but not required to complete before the Measurement Date, consist of the following:

    1. Liquidate their partnership interests in Harbor Point Apartments Company Limited Partnership ("Harbor Point") and Parmelee Court Limited Partnership ("Parmelee"). At October 31, 1995, Bancorp carried its investment in Harbor Point at $.5 million and had written off its investment in Parmelee. On November 3, 1995, Bancorp disposed of its interest in Harbor Point and received $.5 million. Bancorp is not certain that it will be able to dispose of its investment in Parmelee prior to the Measurement Date.

    2. Liquidate all outstanding advances previously made to the Thrift Institutions Fund for Economic Development (the "Thrift Fund"). At October 31, 1995, Bancorp had $2.2 million principal amount of advances to the Thrift Fund, which it carried at $.7 million. In estimating the per share consideration to be received by Bancorp's stockholders, Bancorp has assumed that it will receive from $0 to $.7 million for these advances, although there can be no assurance that it will do so. Based on this range, it is expected that Bancorp will register an after-tax loss on this transaction ranging from $.4 million to zero.

    3. Liquidate some or all of the residential real estate loan portfolio. Bancorp has not yet determined whether it will seek to liquidate this portfolio.

    4. Redeem for cash outstanding Bancorp stock options or outstanding shares of Bancorp Common Stock previously issued upon the exercise of Bancorp stock options. Bancorp does not expect any such redemption to impact the Conversion Number.

 Other Operating Results.

  Consolidated stockholders' equity will also be affected by the level of Bancorp's after-tax earnings from sources other than those described above and by the payment of dividends to stockholders during the period from November 1, 1995 through the Measurement Date. Bancorp estimates that its earnings (after tax) between November 1995 and May 1996 from sources other than those described above (including the effect of changes in the value of Bancorp's investment portfolio) will range from $5.6 million to $8.6 million, and that it will declare and pay dividends to its stockholders of $2.0 million in that period. These earning projections are forward-looking and actual earnings may be materially higher or lower than estimated. In estimating the range, Bancorp has attempted to estimate its results of operations through the Measurement Date. Those results will be affected by a number of factors, including the pricing and timing of asset dispositions required or permitted by the Merger Agreement, changes in interest rates and other factors, including the level of reserves necessary for contingent liabilities associated with the sale of the CRE Loans. Bancorp's actual results of operations could be outside the estimated amounts.

 The Adjusted Net Worth Formula.

  Bancorp's "Adjusted Net Worth" as of the Measurement Date will equal Bancorp's consolidated stockholders' equity, giving effect to the transactions described above, adjusted for the following matters. The description of each adjustment is followed by the estimate of that adjustment used in calculating the estimated $41.95 to $44.90 range of per share consideration. Consolidated stockholders' equity will be:

    (i) decreased by:

      (A) all contracted severance costs related to the termination of the employment of the Excluded Employees, to the extent such costs have not previously been accrued; Bancorp believes that the pre-tax cost of these payments will be approximately $4.3 million and that the after-tax cost of these payments will be approximately $2.5 million;

      (B) all costs associated with the transactions contemplated by the Merger Agreement, including without limitation accounting, legal, investment banking, brokerage and any other service fees and related expenses, to the extent such fees and expenses have not previously been accrued; Bancorp estimates that these costs will range from $1.1 million to $1.6 million and there will be no tax benefit associated with such costs.

      (C) any prepayment penalties associated with the prepayment of FHLB borrowings, to the extent such penalties have not previously been accrued; this adjustment has been described above;

      (D) any remaining book value and deferred tax attributes related to partnership interests in Harbor Point and Parmelee or related to advances made to the Thrift Fund; these adjustments have been described above; and

      (E) any costs associated with the defeasance of the Savings Bank's medium-term notes; this adjustment has been described above;

    (ii) increased by:

      (A) the excess of (1) the deferred tax liability associated with the recapture of the Savings Bank's tax bad debt reserve, over (2) the present value of that tax liability using an annual discount rate of 14% and assuming that such deferred tax liability will be paid ratably on the last day of each of the twenty-four (24) calendar quarters ending after the Closing Date; this adjustment will reduce the effect of recapturing the tax bad debt reserve by $4.4 million from approximately $15.4 million to a present value of approximately $11.0 million; no significant adjustment would arise under this provision if legislation eliminating the recapture of substantially all of the Savings Bank's excess tax bad debt deductions were to be enacted into law (described above).

      (B) the tax benefits realized or to be realized by Bancorp or Bank of Boston with respect to (i) nonqualified Bancorp options as to which the Bancorp option holders have committed on or prior to the Measurement Date to exercise such options after the Measurement Date and on or prior to the Effective Time, (ii) incentive stock options as to which the Bancorp option holders have on or prior to the Measurement Date (a) exercised such options or committed to exercise and have exercised such options on or prior to the Effective Time and (b) committed to consummate and have consummated on or prior to the Effective Time a disqualifying disposition of the Bancorp shares acquired upon exercise; or (iii) any cash payments which Bancorp option holders have committed on or prior to the Measurement Date to accept in lieu of their rights under their options; Bancorp management believes this tax benefit will be approximately $.3 to $.4 million; and

      (C) (i) the amount of Bancorp's consolidated accrued pension cost, calculated under Statement of Financial Accounting Standards No. 87 as of the Measurement Date minus (ii) the amount of any deferred tax asset corresponding to such accrued pension cost, minus (iii) the amount, if any, of the consolidated cash contributions required to be made to Bancorp's pension plan to ensure that as of the Measurement Date the current value of the assets of Bancorp's Pension Plan (as defined in the Merger Agreement) is not more than $500,000 less than the plan's "Benefit Liabilities" as that term is defined in (S)4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements (whether or not such amount could lawfully be added to the plan at the Measurement Date), plus (iv) the amount of any tax benefit that would be realizable by Bank of Boston or by Bancorp after the Measurement Date when and if it contributes to the plan the amount determined in clause (iii) above attributable to the deductibility of such amount; at October 31, 1995, the after-tax amount of this benefit would have been $1.1 million, but no assurance can be given that this amount will not change. This amount could change if the value of the assets of the pension fund changes.

 Bancorp's Estimate of the Per Share Consideration

  The following table summarizes Bancorp's calculation of the estimated $41.95 to $44.90 per share range. This table must be read in conjunction with the preceding discussion regarding the determination of the Conversion Number and it is qualified entirely by the assumptions and limitations noted in that discussion.

  THE ESTIMATED RANGE PRESENTED IN THE TABLE IS FORWARD-LOOKING. STOCKHOLDERS ARE CAUTIONED THAT THE ACTUAL PER SHARE CONSIDERATION THEY WILL RECEIVE MIGHT BE MATERIALLY BELOW OR ABOVE THIS ESTIMATED RANGE BECAUSE THE ASSUMPTIONS UNDERLYING THIS ESTIMATED RANGE (MANY OF WHICH ARE OUTSIDE BANCORP'S CONTROL) MAY NOT PROVE TO BE CORRECT. THE FOUR FACTORS MOST LIKELY TO CAUSE MATERIAL VARIATIONS IN THE PER SHARE CONSIDERATION ARE: (I) CHANGES IN THE MARKET VALUE OF BANCORP'S INVESTMENT PORTFOLIO; (II) RESULTS OF BANCORP'S OPERATIONS FROM NOVEMBER 1, 1995 THROUGH THE MEASUREMENT DATE; (III) THE AMOUNT OF A RESERVE, IF ANY, TO BE ESTABLISHED IN CONNECTION WITH THE SALE OF BANCORP'S COMMERCIAL AND MULTI-FAMILY REAL ESTATE LOAN PORTFOLIO; AND (IV) THE POSSIBILITY THAT LEGISLATION WILL BE PASSED BY CONGRESS WHICH WOULD RELIEVE BANCORP OF THE NEED TO RECAPTURE SUBSTANTIALLY ALL OF THE SAVINGS BANK'S TAX BAD DEBT RESERVE.

  The $41.95 to $44.90 range is based on certain assumptions of Bancorp. In estimating the value to be received by Bancorp's stockholders, Bancorp's management has not attempted to forecast the value of the investment portfolio as of the Measurement Date because it is not possible to predict the direction or possible extent of changes in the portfolio's value. Bancorp's management has instead used historical values of the investment portfolio as of October 31, 1995 and January 31, 1996 in determining the low end and high end of the range, respectively. Also, Bancorp's management has assumed that Bancorp will realize net proceeds from the disposition of its commercial and multi-family real estate loan portfolio equal to the carrying value of such portfolio, and that the tax laws will not be changed in such a way as to relieve Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve. These assumptions may not prove to be correct.

  The net amount of Bancorp's investment portfolio changes daily as a result of changes in interest rates and other factors. The portion of the portfolio that will be liquidated before the Closing Date will undoubtedly be liquidated for amounts which will vary from the October 31, 1995 or January 31, 1996 market value, and the market value of the securities retained through the closing will also undoubtedly vary from the January 31, 1996 market value. The investment portfolio's appreciation is the primary factor contributing to the increase in the range from the $39.50 to $42.50 estimated range announced on October 11, 1995 to the current $41.95 to $44.90 estimated range. During the three month period between October 31, 1995 and January 31, 1996, the portfolio appreciated on an after-tax basis by $12.1 million. For every $10 million of after-tax appreciation or depreciation in the investment portfolio, the value of the per share consideration would increase or decrease, respectively, by approximately $1.80 per share of Bancorp Common Stock. No assurance can be given that the investment portfolio will not appreciate or depreciate.

  The net amount that Bancorp will realize from the disposition of its commercial and multi-family real estate loan portfolio will be affected by a determination of the amount of the reserve, if any, that should be established under GAAP to provide for the financial effects of the possibility that the purchaser of the portfolio or its assignee would assert certain contract rights against Bancorp. At the present time, Bancorp is not aware of circumstances that would lead it to establish such a reserve. However, Bancorp will be in a better position to evaluate the appropriateness of establishing a reserve at the time of the loan sale closing based on the results of environmental site reports and assessments being performed on certain of the properties securing loans in the portfolio and other information that may come to light. There can be no assurance that the net proceeds of the loan sale, after the establishment of any required reserve, will equal the carrying value of the portfolio.

  In estimating the range, Bancorp has attempted to estimate its results of operations through the Measurement Date. Those results will be affected by a number of factors, including the pricing and timing of asset dispositions required or permitted by the Merger Agreement, changes in interest rates and other factors. Bancorp's actual results of operations could be outside the estimated amounts.

  Legislation was recently passed by Congress that might have relieved Bancorp of the need to recapture substantially all of the Savings Bank's excess tax bad debt reserve. President Clinton vetoed this legislation. While it is possible that other legislation containing similar provisions could be enacted, Bancorp cannot predict whether or not this will occur prior to the Measurement Date or whether or not Bancorp will be able to take advantage of such legislation. If legislation relieving Bancorp of the need to recapture substantially all of the Savings Bank's tax bad debt reserve does become law before that date and Bancorp is eligible to take advantage of such legislation, Bancorp will not need to reduce its stockholders' equity on account of its tax bad debt reserve to that extent and consequently, the high end of the estimated range could increase by $1.98 to approximately $46.88.

THE BOSTON BANCORP
ESTIMATE OF PER SHARE CONSIDERATION AT JUNE 15, 1996

                                                              LOW END  HIGH END
                                                              OF RANGE OF RANGE
                                                              -------- --------
                                                                (IN MILLIONS,
                                                                   EXCEPT
                                                               PER SHARE DATA)
 FIXED CONSIDERATION
 ACQUISITION PREMIUM........................................   $ 40.6   $ 40.6
 ESTIMATED PER SHARE FIXED CONSIDERATION....................     7.32     7.32
 VARIABLE CONSIDERATION
 STOCKHOLDERS' EQUITY AT OCTOBER 31, 1995...................    194.6    194.6
 ADJUSTMENTS (AFTER TAX) RELATED TO MANDATORY PRE-CLOSING
  TRANSACTIONS
 Liquidate CRE Loan Portfolio (Note 1)......................      0.0      0.0
 Mark to market investment portfolio (Note 2)...............      0.0     12.1
 Liquidate real estate owned................................     (0.2)     0.1
 Repay FHLB borrowings and pay prepayment penalties.........     (0.9)    (0.6)
 Defease medium-term notes..................................     (0.1)    (0.1)
 Tax bad debt reserve recapture (Note 3)....................    (15.4)   (15.4)
 Liquidate all loans held for sale..........................      0.0      0.0
 Maintain loan loss reserve in accordance with GAAP.........      0.0      0.0
 Maintain tax accounts in accordance with GAAP..............      0.0      0.0
 Purchase directors and officers liability insurance........     (0.2)    (0.2)
                                                               ------   ------
  Total.....................................................    (16.8)    (4.1)
 ADJUSTMENTS (AFTER TAX) RELATED TO OPTIONAL PRE-CLOSING
  TRANSACTIONS
 Liquidate partnership interests in Harbor Point and Parme-
  lee.......................................................      0.0      0.0
 Liquidate advances to Thrift Fund..........................     (0.4)    (0.0)
 Liquidate residential real estate loan portfolio...........      0.0      0.0
 Redeem options or shares issued upon exercise of options...      0.0      0.0
                                                               ------   ------
  Total.....................................................     (0.4)    (0.0)
 OTHER ADJUSTMENTS (AFTER-TAX) TO STOCKHOLDERS' EQUITY
 Results from other operations from November 1995 through
  May 1996 (Note 4).........................................      5.6      8.2
 Dividends from November 1995 through May 1996..............     (2.0)    (2.0)
                                                               ------   ------
  Total.....................................................      3.6      6.2
 ESTIMATED STOCKHOLDERS' EQUITY AT MAY 31, 1996.............    181.0    196.7
 ADJUSTMENTS (AFTER TAX) TO DETERMINE ADJUSTED NET WORTH
 Contracted severance costs.................................     (2.5)    (2.5)
 Transaction costs..........................................     (1.6)    (1.1)
 Present value of deferral of tax bad debt recapture (Note
  3)........................................................      4.4      4.4
 Tax benefit from exercise or purchase of options...........      0.3      0.4
 Pension adjustment.........................................      1.1      1.1
                                                               ------   ------
  Total.....................................................      1.7      2.3
 ESTIMATED ADJUSTED NET WORTH AT MAY 31, 1996...............    182.7    199.0
 ADJUSTMENTS TO DETERMINE AGGREGATE VARIABLE CONSIDERATION
 Per diem, June 1 through June 15...........................      0.6      0.6
 Exercise Price of Outstanding Options......................      8.7      8.7
                                                               ------   ------
  Total.....................................................      9.3      9.3
                                                               ------   ------
 ESTIMATED AGGREGATE VARIABLE CONSIDERATION AT JUNE 15,
  1996......................................................   $192.0   $208.3
 ESTIMATED PER SHARE VARIABLE CONSIDERATION AT JUNE 15,
  1996......................................................   $34.63   $37.58
 TOTAL CONSIDERATION
 ESTIMATED AGGREGATE CONSIDERATION AT JUNE 15, 1996.........   $232.6   $248.9
 ESTIMATED PER SHARE CONSIDERATION AT JUNE 15, 1996 ........   $41.95   $44.90

(1) These numbers do not include reserves, if any, that may subsequently prove to be necessary to reflect contingent liabilities associated with or the financial effects of the sale of the CRE Loans. See discussion of mandatory Pre-Closing Transactions above.
(2) The amount of this adjustment is based, for purposes of the low end of the range, on the value of Bancorp's investment portfolio as of October 31, 1995, and for purposes of the high end of the range, on the value of Bancorp's investment portfolio at January 31, 1996. The value of Bancorp's investment portfolio changes daily as a result of changes in interest rates and other factors. See discussion of mandatory Pre-Closing Transactions above.
(3) The amount of this adjustment does not take into account the consequences of the possible tax legislation referred to in the discussion of Pre-Closing Transactions above.
(4) This range is based on estimates of Bancorp's results from other operations through the Measurement Date. Those results will be affected by a number of factors and Bancorp's actual results of operations could be outside the estimated amounts. See discussion of Pre-Closing Transactions above.

  The following table illustrates how the per share consideration will vary with differences between Bancorp's actual Adjusted Net Worth at the Measurement Date and management's estimate as of the date of this Proxy Statement-Prospectus as to what that amount might be.

                                            PLUS THE SUM OF                      THE PRODUCT OF
                                     ----------------------------- Divided By -------------------- Equals            Giving
    DIFFERENCE BETWEEN     ESTIMATED                                          BANK OF
   ACTUAL ADJUSTED NET     ADJUSTED                                            BOSTON    BANCORP
  WORTH AND MANAGEMENT'S      NET    MERGER    OPTION    PER DIEM              SHARE      SHARE           CONVERSION
         ESTIMATE          WORTH(A)  PREMIUM PROCEEDS(B) CREDIT(C)            PRICE(D) EQUIVALENTS          NUMBER
 ------------------------  --------- ------- ----------- ---------            -------- -----------        ----------
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
 Plus............  $ 25.0   $215.9    $40.6     $8.7       $0.6                $45.75     5.544             1.0480
 Plus............    20.0    210.9     40.6      8.7        0.6                 45.75     5.544             1.0282
 Plus............    15.0    205.9     40.6      8.7        0.6                 45.75     5.544             1.0085
 Plus............    10.0    200.9     40.6      8.7        0.6                 45.75     5.544             0.9888
 Plus............     5.0    195.9     40.6      8.7        0.6                 45.75     5.544             0.9691
    DIFFERENCE BETWEEN     BANCORP
   ACTUAL ADJUSTED NET       PER
  WORTH AND MANAGEMENT'S    SHARE
         ESTIMATE          VALUE(E)
-------------------------  --------
 Plus............   $47.94
 Plus............    47.04
 Plus............    46.14
 Plus............    45.24
 Plus............    44.34
 No
  Difference(a)..     0.0    190.9     40.6      8.7        0.6                 45.75     5.544             0.9494
 Less............    (5.0)   185.9     40.6      8.7        0.6                 45.75     5.544             0.9297
 Less............   (10.0)   180.9     40.6      8.7        0.6                 45.75     5.544             0.9100
 Less............   (15.0)   175.9     40.6      8.7        0.6                 45.75     5.544             0.8902
 Less............   (20.0)   170.9     40.6      8.7        0.6                 45.75     5.544             0.8705
 Less............   (25.0)   165.9     40.6      8.7        0.6                 45.75     5.544             0.8508
 No
  Difference(a)..    43.43
 Less............    42.53
 Less............    41.63
 Less............    40.73
 Less............    39.83
 Less............    38.92

-------
(a) Based on the mid-point of Bancorp estimates as of the date of this Proxy Statement-Prospectus.
(b) Assuming 326,000 options outstanding as of the Measurement Date. If options are exercised prior to the Measurement Date, Adjusted Net Worth will increase and potential option proceeds will decrease by the amount of the option exercise price received by Bancorp, having no impact on the determination of the Conversion Number.
(c) Based on an assumed Closing Date fifteen (15) days after the Measurement
    Date.
(d) Share price of Bank of Boston Common Stock as of January 31, 1996. Note, however, that Bank of Boston share price fluctuations impact the Conversion Number but not Bancorp per share value (except to the extent the actual value of Bank of Boston Common Stock on the Closing Date does not equal the value determined under the Merger Agreement during the twenty (20) trading days ended three (3) days prior to the Closing Date).
(e) Assuming the actual value of Bank of Boston Common Stock on the Closing Date equals the value determined under the Merger Agreement during the twenty (20) trading days ended three (3) days prior to the Closing Date.

  Neither Bancorp nor any other person or entity makes any representation as to the achievability of the assumptions and projections listed above. Such projections and assumptions have not been updated, and neither Bancorp nor any other person hereby assumes any obligation to update them. These projections and assumptions are intended only to enable stockholders to make their own estimates of what the per share consideration may be.

  The Conversion Number is the result of arms' length negotiations between the respective managements of Bancorp and Bank of Boston. In negotiating the Conversion Number, the management of Bancorp had the benefit of advice from Tucker Anthony. See "THE MERGER--Opinion of Financial Advisor to Bancorp."

  After the Effective Time, holders of Bancorp Common Stock will have no rights as stockholders of Bancorp other than (i) to receive shares of Bank of Boston Common Stock into which such shares of Bancorp Common Stock have been converted and fractional share payments, and (ii) the rights afforded to dissenting stockholders under the laws of The Commonwealth of Massachusetts. See "THE MERGER--Rights of Dissenting Stockholders."

EFFECTIVE TIME OF THE MERGER; THE BANK MERGER

  As soon as practicable after satisfaction or waiver of all conditions to the Merger under the Merger Agreement, the Merger Subsidiary and Bancorp will cause articles of merger complying with the requirements of the MBCL to be filed and recorded with the Secretary of State of The Commonwealth of Massachusetts (as so filed and recorded, the "Articles of

Merger"). The Merger will become effective at the Effective Time. Bank of Boston and Bancorp have targeted the second calendar quarter of 1996 for completion of the Merger. The consummation of the Merger could be delayed, however, as a result of delays in obtaining the necessary approvals or in consummating the Pre-Closing Transactions. No assurances can be given that such approvals will be obtained or that the Merger will be completed by any particular time. See "THE MERGER -- Regulatory Approvals." Bank of Boston will cause the Bank, and Bancorp will cause the Savings Bank, to execute the Bank Merger Agreement to effect the Bank Merger immediately after the Effective Time. The Bank Merger will become effective at the Bank Merger Effective Time.

CONVERSION OF SHARES

  Exchange Agent; Procedures for Exchange of Certificates. As promptly as practicable after the Effective Time, and in no event later than three (3) days thereafter, the Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each holder of record of Bancorp Common Stock outstanding at the Effective Time, transmittal materials, together with instructions for:
(i) the exchange of such holder's certificates representing shares of Bancorp Common Stock for certificates representing the shares of Bank of Boston Common Stock into which the holder's Bancorp Common Stock has been converted; and (ii) the receipt by such holder of a cash adjustment (without interest) in lieu of fractional shares into which such holder's shares of Bancorp Common Stock have been converted.

  HOLDERS OF BANCORP COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

  Upon surrender to the Exchange Agent of the one or more certificates representing shares of Bancorp Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Bancorp Common Stock surrendering such items a certificate or certificates representing the number of shares of Bank of Boston Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share, without interest. The Bancorp certificate or certificates so surrendered will be forthwith canceled.

  No dividend or other distribution payable after the Effective Time with respect to Bank of Boston Common Stock will be paid to the holder of any unsurrendered Bancorp certificate until the holder surrenders such certificate(s) in accordance with the Merger Agreement and the transmittal materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest thereon, previously payable to but withheld from such holder.

  After the Effective Time, there will be no transfers on the stock transfer books of Bancorp of shares of Bancorp Common Stock which were issued and outstanding at the Effective Time and converted into Bank of Boston Common Stock pursuant to the Merger Agreement. If certificates representing shares of Bancorp Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for certificates representing the shares of Bank of Boston Common Stock deliverable in respect thereof as determined in accordance with the Merger Agreement.

  Neither Bank of Boston nor Bancorp nor any other person will be liable to any former holder of Bancorp Common Stock for any shares or any dividends or distributions with respect thereto which are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If any certificate representing shares of Bank of Boston Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, then the certificate so surrendered must be properly endorsed or accompanied by appropriate evidence of transfer, and be in proper form for transfer. In such case, the person requesting such exchange must pay to the Exchange Agent in advance (or otherwise establish that payment has been made or is not payable) all transfer or other taxes required in connection with issuance of a certificate for shares of Bank of Boston Common Stock in a name other than that of the registered holder of the surrendered certificate.

  Lost Certificates. If a certificate for Bancorp Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificates, shares of Bank of Boston Common Stock and the fractional share payment, if any, deliverable in respect thereof in accordance with the Merger Agreement upon receipt of: (i) appropriate evidence as to such loss, theft or destruction; (ii) appropriate evidence as to the ownership of such certificate by the claimant; and (iii) appropriate and customary indemnification.

  Fractional Shares. No fractional shares of Bank of Boston Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Bancorp Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Bank of Boston Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount determined by multiplying such holder's fractional interest by the Average Closing Price, rounded up to the nearest cent.

  Assumption of Bancorp Stock Options. All stock options outstanding and unexercised immediately prior to the Effective Time with respect to Bancorp Common Stock granted by Bancorp under any stock option plans will be converted into options to purchase shares of Bank of Boston Common Stock. The rights to Bank of Boston Common Stock to be received by holders of Bancorp stock options upon consummation of the Merger will be substantially equivalent to the rights such optionees had under the Bancorp stock option plans which covered such stock options immediately prior to the Effective Time, except that the number of shares of Bank of Boston Common Stock subject to such options and the exercise price of such options will be determined in accordance with the Conversion Number. Under the Merger Agreement, after October 10, 1995, no further stock options may be granted by Bancorp without the prior consent of Bank of Boston.

CONDITIONS TO THE MERGER

  Conditions to Each Party's Obligations. The respective obligations of each of Bank of Boston and Bancorp to effect the Merger are subject to the fulfillment of the following conditions, none of which may be waived by the parties: (a) the Merger Agreement and the transactions contemplated thereby are approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock; (b) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the Merger and the Bank Merger, have been filed, occurred or been obtained and all such authorizations, orders, declarations, approvals, filings and consents are in full force and effect; (c) the Registration Statement becomes effective under the Securities Act and is not subject to a stop order or a threatened stop order; and (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect.

  Conditions to Bank of Boston's Obligations. The obligation of Bank of Boston to effect the Merger is subject to the satisfaction of additional conditions, including, but not limited to, the following conditions, any of which may be waived by Bank of Boston: (a) there has not been any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Bancorp or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on Bancorp; (b) the obligations of Bancorp required to be performed at or prior to the Effective Time under the Merger Agreement have been duly performed or complied with in all material respects, and the representations and warranties of Bancorp contained in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made at and as of the Effective Time, except as otherwise specifically contemplated by the Merger Agreement or any representation or warranty which specifically relates to an earlier date; (c) all permits, consents, waivers, clearances, approvals and authorizations of all nongovernmental and nonregulatory third parties necessary in connection with the consummation of the Merger and required to be received or obtained by Bancorp or the Savings Bank have been received, other than those the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by the Merger Agreement and the Bank Merger Agreement nor result in a Material Adverse Effect on Bank of Boston after the Effective Time and the Bank Merger Effective Time; (d) Bingham, Dana & Gould has delivered to Bank of Boston its tax opinion substantially to the effect that, on the basis of certain facts and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and addressing such other substantial federal income tax effects of such transactions as may be required by Bank of Boston and as are customary in such transactions; and (e) all of the Pre-Closing Transactions set forth on Schedule 1 to the Merger Agreement that Bancorp is required to have completed on or prior to the close of business on the Measurement Date have been so completed in their entirety (the mandatory Pre-Closing Transactions are fully discussed in the section entitled "THE MERGER-- Determination of the Conversion Number"). The Pre-Closing Transactions include the disposition of Bancorp's commercial real estate and multi-family loan portfolio and more than a majority of its investment portfolio. If the Merger is not consummated, Bancorp's future results of operations could be adversely affected by the amount of such asset dispositions completed prior to the termination of the Merger Agreement.

  Conditions to Bancorp's Obligations. The obligations of Bancorp to effect the Merger also are subject to the satisfaction of certain additional conditions, including, but not limited to, the following conditions, any of which may be waived by Bancorp: (a) there has not been any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Bank of Boston or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on Bank of Boston;
(b) the obligations of Bank of Boston required to be performed at or prior to the Effective Time under the Merger Agreement have been duly performed or complied with in all material respects, and the representations and warranties of Bank of Boston contained in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made at and as of the Effective Time, except as otherwise specifically contemplated by the Merger Agreement or any representation or warranty which specifically relates to an earlier date; (c) all permits, consents, waivers, clearances, approvals and authorizations of all nongovernmental and nonregulatory third parties necessary in connection with the consummation of the transactions contemplated by the Merger Agreement and the Bank Merger Agreement and required to be received or obtained by Bank of Boston have been received, other than those the failure of which to obtain would neither make it impossible to consummate such transactions nor result in a Material Adverse Effect on Bank of Boston after the Effective Time; (d) Ropes & Gray has delivered to Bancorp its tax opinion substantially to the effect that, on the basis of certain facts and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by the stockholders of Bancorp upon the receipt, pursuant to the Merger Agreement, of Bank of Boston Common Stock in exchange for Bancorp Common Stock (such opinion will not extend to cash received in lieu of fractional share interests or cash received by dissenting stockholders, if any) and addressing such substantial federal income tax effects of the transactions as may be required by Bancorp and as are customary in such transactions; and (e) the shares of Bank of Boston Common Stock issuable to Bancorp stockholders pursuant to the Merger Agreement have been authorized for listing on the NYSE upon official notice of issuance.

REGULATORY APPROVALS

  Federal Approvals. The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended ("BHCA"). Assuming Federal Reserve Board approval, the Merger may not be consummated until thirty
(30) days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen (15) days.

  The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which:
    (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

    (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Bank of Boston and Bancorp, current and projected economic conditions in the New England region and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

  In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Bank of Boston and Bancorp in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. Each of the Bank, Hospital Trust and BKB Connecticut has an "outstanding" CRA rating with its appropriate federal regulator (and, in the case of BKB Connecticut, with its appropriate state regulator) and Bank of Boston Florida, N.A. ("BKB Florida"), has a "satisfactory" CRA rating with its appropriate federal regulator. The Savings Bank has a "satisfactory" CRA rating with the appropriate federal regulator. None of Bank of Boston or Bancorp's banking subsidiaries received any comments from its respective federal regulator in its last CRA examination relating to such ratings which were material and remain unresolved.

  In addition, under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), certain sections of which became effective September 29, 1995, the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon consummation of the acquisition, would control 30% or more of the total amounts of deposits of insured depository institutions in a particular state. This provision is not applicable, however, if the acquisition is approved by the appropriate state bank supervisor of such state and the standard on which such approval is based does not have the effect of discriminating against out-of-state banks, out-of-state bank holding companies, or subsidiaries of such out-of-state banks or bank holding companies.

  The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the OCC, the FDIC and other appropriate regulatory authorities. These agencies have thirty (30) days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such thirty day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Bank of Boston for approval of the Merger and authorize the Federal Reserve Board to hold such a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties extend the period during which the application is subject to review by the Federal Reserve Board.

  As noted above, the Merger may not be consummated until thirty (30) days after the Federal Reserve Board approval, during which time the DOJ has jurisdiction to challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With approval of the Federal Reserve Board and DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. Failure of the DOJ to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

  In general, the Federal Reserve Board and the DOJ will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market business.

  The Bank Merger is subject to the prior approval of the OCC under the Bank Merger Act, as amended (the "BMA"), and other provisions of federal law, and it is currently anticipated that an application for such approval will be filed in the first quarter of 1996 with the OCC. In reviewing the BMA application, the OCC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the BMA prohibits the OCC from approving the Bank Merger if it would be anticompetitive, unless the OCC finds that the anticompetitive effects of the Bank Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the BMA, the Bank Merger may not be consummated until the thirtieth day (or the fifteenth day in certain circumstances) following the date of OCC approval of the Bank Merger, during which time the DOJ has the authority to challenge the Bank Merger on antitrust grounds. With the approval of the OCC and DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

  Massachusetts Approval. The Merger is also subject to approval of the Massachusetts BBI under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. The statute requires that the Massachusetts BBI find that the Merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In addition, Section 2 mandates that the Massachusetts BBI cannot approve the Merger until it has received notice from the Massachusetts Housing Partnership Fund (the "MHPF"), that arrangements satisfactory to the MHPF have been made for Bank of Boston to pledge an amount of assets as required under the statute to be available for call by the MHPF for a period of ten (10) years following the consummation of the Merger for purposes of funding various affordable housing programs. Under the statute, Bank of Boston also would be required to maintain, for a period of two (2) years following the consummation of the Merger, the asset base of the Savings Bank at a level equal to or greater than the total assets of such bank on the date of consummation; provided, however, that the Massachusetts Commissioner of Banks (the "Massachusetts Commissioner") may waive such asset retention requirement if, in his judgment, economic conditions warrant such waiver. Bank of Boston currently intends to request that the Massachusetts Commissioner grant such waiver.

  Neither Bank of Boston nor Bancorp is aware of any regulatory approvals that would be required for consummation of the Merger or the Bank Merger, except as described above. Should any other approval(s) be required, it is presently contemplated that such approval(s) would be sought. There can be no assurance that any of the necessary regulatory approvals will be obtained.

  The Merger will not be consummated unless all of the requisite regulatory approvals for the transactions contemplated by the Merger Agreement, including the Bank Merger, are obtained. See "THE MERGER-- Conditions to the Merger."

BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, Bancorp has agreed that, until the Effective Time, except with respect to the consummation of the Pre-Closing Transactions and its management during such period of the assets, liabilities and operations that are the subject of such transactions (including, but not limited to, the sale, lease, transfer, assignment, encumbrance or disposition of any assets that are the subject of any Pre-Closing Transactions, the waiver of any legal or equitable rights with respect to such assets, the investment and reinvestment of proceeds from the sale of such assets, and any and all hedging activities with respect to such assets or proceeds therefrom, including the issuance or purchase of options), Bancorp:

    (a) will, and will cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary, regular and usual course of business consistent with past practices;

    (b) will not and will not permit any of its subsidiaries to, without the prior written consent of Bank of Boston: (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of business consistent with past practices; (ii) accept, renew or roll over any "brokered deposit" or offer an interest rate on any deposit that would constitute an impermissible interest rate with respect to deposits of an undercapitalized insured depository institution or otherwise set interest rates on deposits that depart from past practices of the Savings Bank with respect to the setting of interest rates on deposits, unless such interest rates do not exceed the rates then offered by the Bank on comparable deposit products; (iii) except in the ordinary, regular and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any assets; (iv) relocate or file any application to relocate any branch or terminate or give notice to terminate the operations of any branch; and (v) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice;

    (c) will use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

    (d) will, at Bank of Boston's request and expense, use its best efforts to cooperate with Bank of Boston with respect to the preparation for the combination and integration of the businesses, systems, and operations of the Bank and the Savings Bank and will confer on a regular and frequent basis on operational and related matters with Bank of Boston;

    (e) will, subject to applicable law and regulation, promptly notify Bank of Boston of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations, or hearings or communications indicating that the same may be contemplated, if such emergency, change, complaint, investigation or hearing would be material to the assets, properties, liabilities, businesses, results of operations, financial condition or prospects of Bancorp or any of its subsidiaries;

    (f) will not pay or declare any dividends or make other distributions in respect of the Bancorp Common Stock after the Measurement Date;

    (g) prior to the Effective Time, will take all appropriate steps to: (i) terminate the ESOP effective as of the Effective Time; (ii) cause the ESOP, upon termination, to repay promptly and in full any loan outstanding; and
  (iii) cause any shares of Bancorp Common Stock or Bank of Boston Common Stock held unallocated in the ESOP following such termination and repayment to be allocated among the accounts of those participants in the ESOP who were participants immediately prior to the Effective Time in proportion to their relative compensation for the period beginning with the first day of the plan year of the ESOP in which the Closing Date occurs and ending on the Effective Time, subject only to such limitations as are required to maintain qualification of the ESOP under the Internal Revenue Code (although Bancorp may repurchase from the ESOP a sufficient number of shares of Bancorp Common Stock for not less than "adequate consideration" as defined in Section 3(18) of ERISA to permit the ESOP to repay in full any loan outstanding to the ESOP) and Bancorp will not and will not permit its subsidiaries to adopt or amend in any material respect any pension, benefit or other plans or enter into any employment, severance or similar contracts or amend any such existing agreements, plans or contracts to increase the amount payable or benefits provided thereunder, or grant or permit any increase in compensation to its or its subsidiaries' employees as a class or pay any bonus except in the ordinary course of business consistent with past practices;

    (h) will not, subject to its directors' fiduciary duties, with respect to itself or any of its subsidiaries, authorize, recommend, propose, announce an intention to authorize, recommend or propose or enter into an agreement with respect to any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger and the Bank Merger), any acquisition of a material amount of assets or securities or assumption of liabilities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices;

    (i) will not make amendments to its Articles of Organization or By-Laws;

    (j) will not, and will not permit its subsidiaries to, issue, deliver or sell shares of its or their capital stock or securities convertible into or exercisable for shares of its or their capital stock, except upon exercise of options issued or existing on October 10, 1995 pursuant to Bancorp's 1994, 1987 and 1989 stock option plans (as amended), and except upon exercise of the Option, or effect any stock split, reclassification or similar transaction or otherwise change its capitalization as it existed on October 10, 1995;

    (k) will not grant, confer or award any options, warrants or rights not existing on October 10, 1995 to acquire any of its capital stock;

    (l) will not, and will not permit its subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for shares of its capital stock, except in a fiduciary capacity;

    (m) will not impose or permit to exist any material lien, charge or encumbrance on any capital stock held by it or any of its subsidiaries;

    (n) will not, and will not permit its subsidiaries to, incur any debt obligations or obligations for borrowed money, or to guarantee the same, other than in the ordinary course of business consistent with past practices;

    (o) will not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than in the ordinary and usual course of business consistent with past practices, which, in all cases, do not individually exceed $75,000 or cumulatively exceed $300,000;

    (p) will not change its methods of accounting in effect on October 31, 1994 except as required by changes in GAAP as concurred in by Bancorp's independent auditors, and will not change its fiscal year; and

    (q) will file all reports, applications and other documents required to be filed with the Commission, OTS, FDIC and Massachusetts Commissioner or any other governmental entity and will furnish Bank of Boston with copies of all such reports promptly after the same are filed.

  In addition to the above, Bancorp has specifically agreed that it will not and its subsidiaries will not, directly or indirectly, solicit, encourage, initiate or (subject to the fiduciary obligations of the Bancorp Board) participate in any discussion or negotiations with, or provide any information to, any corporation, partnership, person or other entity (other than Bank of Boston and its affiliates) concerning any merger, tender offer, sale of substantial assets (other than as permitted under the Merger Agreement), or sales of stock or securities involving Bancorp or its subsidiaries (an "Other Acquisition Transaction"). Notwithstanding the foregoing, Bancorp is not prohibited from taking and disclosing to stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to stockholders which may be required under applicable law. Bancorp has agreed to immediately communicate to Bank of Boston the identity of the parties and terms of any proposal, discussion or inquiry relating to a possible Other Acquisition Transaction.

WAIVER AND AMENDMENT

  Waiver. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by the Merger Agreement or its termination, whether before or after approval by the Bancorp stockholders of the Merger Agreement and the transactions contemplated thereby, the parties may extend the time for the performance of any of the obligations or other acts of any other party in the Merger Agreement, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or waive compliance with any of the agreements or conditions contained in Articles V and VI of the Merger Agreement. Notwithstanding the foregoing provisions, under
Section 6.01 of the Merger Agreement, the Merger cannot be consummated unless the following conditions are fulfilled, none of which can be waived: (i) the Merger Agreement and the transactions contemplated thereby have been approved by the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock; (ii) the requisite government approvals have been obtained; (iii) the Registration Statement has been declared effective under the Securities Act; and (iv) no injunction or other order has been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect. Any agreement on the part of any party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  Amendment. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by the Merger Agreement or its termination, whether before or after approval by the Bancorp stockholders of the Merger Agreement and the transactions contemplated thereby, the parties may amend the Merger Agreement by written agreement.

EXPENSES

  The Merger Agreement provides that Bancorp and Bank of Boston will each pay its own expenses in connection with the Merger, including fees and expenses of its own financial consultants, accountants, and counsel, provided, however, that if the Merger Agreement is terminated according to its terms, and neither party has any liability to the other due to a willful breach of the Merger Agreement (in which case the breaching party will remain liable), all costs and expenses of preparing, filing and distributing the Registration Statement of which this Proxy Statement-Prospectus forms a part, will be shared equally by Bancorp and Bank of Boston.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by Bancorp stockholders of the Merger Agreement, and the transactions contemplated thereby, under the following circumstances:

    (a) by the mutual written consent of the respective Boards of Directors of Bank of Boston and Bancorp;

    (b) by Bank of Boston or Bancorp if the Effective Time has not occurred on or prior to December 31, 1996 (the "Termination Date") or such later date as agreed to in writing by Bank of Boston and Bancorp;

    (c) by Bank of Boston or Bancorp: (i) thirty (30) days after the date on which any request or application for a required regulatory approval has been denied, unless within the thirty-day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency, except that no party will have the right to terminate the Merger Agreement pursuant to this clause (i) if such denial is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in any material respects the covenants and agreements of such party set forth in the Merger Agreement; or (ii) if any governmental or regulatory authority or agency, or court of competent jurisdiction, issues a final permanent order or Injunction (as defined in the Merger Agreement) enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and the time for appeal or petition for reconsideration of such order or Injunction has expired without such appeal or petition being granted or such order or Injunction otherwise has become final and non-appealable;

    (d) by Bank of Boston if the Adjusted Net Worth of Bancorp at any time after the date of the Merger Agreement equals an amount less than zero;

    (e) by Bank of Boston or Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement or in the Stock Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement or in the Stock Option Agreement which breach is not cured after forty-five (45) days written notice thereof is given to the party committing such breach; or

    (f) by Bank of Boston or Bancorp (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained in the Merger Agreement or in the Stock Option Agreement), if the approval of Bancorp's stockholders of the Merger Agreement and the transactions contemplated thereby has not been obtained by reason of Bancorp's failure to have obtained the requisite stockholder vote at a duly held meeting of Bancorp's stockholders or at any adjournment thereof.

  In the event of termination of the Merger Agreement by either Bank of Boston or Bancorp as provided above, the Merger Agreement will become null and void (other than Sections 5.02(b), with respect to confidential information, and 9.01, with respect to the payment of expenses, thereof, which will remain in full force and effect) and there will be no further liability on the part of any of the parties or their respective officers or directors to the others, except: (a) any liability of any party under said Sections 5.02(b) and 9.01;
(b) that the Stock Option Agreement will be governed by its own terms as to termination; and (c) in the event of a willful breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, in which case the breaching party will remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights thereunder.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  At the Effective Time, the separate corporate existence of the Merger Subsidiary will cease to exist, and the surviving corporation will be Bancorp, a wholly-owned subsidiary of Bank of Boston. The directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of Bancorp as it exists after the Effective Time as the surviving corporation, subject to the rights of Bank of Boston as sole stockholder, each to hold office in accordance with the Articles of Organization and By-Laws of the surviving corporation and the laws of The Commonwealth of Massachusetts.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Pursuant to the Merger Agreement, rights to indemnification existing in favor, and limitations on the personal liability, of any director, officer or other employee of Bancorp or any subsidiary of Bancorp provided for in the Articles of Organization or By-Laws of Bancorp or its subsidiaries, as in effect on October 10, 1995 will remain in effect for not less than at least six (6) years after the Closing Date. See "THE MERGER-- Indemnification."

  Holders of stock options outstanding and unexercised immediately prior to the Effective Time under Bancorp stock option plans will have their options converted into options to purchase shares of Bank of Boston Common Stock in accordance with the provisions of the Merger Agreement. See "THE MERGER-- Conversion of Shares--Assumption of Bancorp Stock Options."

  Bancorp and the Savings Bank have entered into agreements with the Excluded Employees pursuant to which such employees are entitled to receive a severance payment if their employment is terminated in connection with a change in control of Bancorp and the Savings Bank. The proposed Merger would constitute a change in control transaction for purposes of such agreements and the Excluded Employees will not remain as employees of either Bancorp or the Savings Bank after the Merger. Consequently, the Excluded Employees will be entitled to receive severance payments upon the consummation of the Merger. These severance payments will be paid by Bancorp immediately prior to the Merger and are estimated to be $4.3 million (before taking into account the related tax benefit to Bancorp). In addition, the Excluded Employees are beneficiaries of life insurance policies under a split-dollar life insurance program maintained by Bancorp and the Savings Bank. Upon consummation of the Merger, Bancorp will be required to continue to pay the remaining premiums due under the life insurance policies included in the split-dollar life insurance program. See "EXECUTIVE COMPENSATION--Split-Dollar Life Insurance Program." Furthermore, the Excluded Employees would continue to be entitled to the pension and ESOP benefits that they have accrued through the Effective Time. See "EXECUTIVE COMPENSATION--Pension Plan."

EMPLOYEE MATTERS

  Bank of Boston has agreed that upon the Effective Time, other than the Excluded Employees, the employees of the Savings Bank will be subject to the employment arrangements and pay practices, including without limitation, severance benefits, generally made available by Bank of Boston and the Bank to employees of the Bank.

  Except as otherwise provided in the Merger Agreement, as promptly as practicable after the Effective Time, Bank of Boston has agreed to provide the employees of Bancorp and its affiliates with benefits maintained by Bank of Boston and its affiliates from time to time for the benefit of their similarly situated employees. Bank of Boston has agreed to cause each such plan, program or arrangement to treat the prior service of each such employee with Bancorp or its affiliates, to the extent such prior service is recognized under the comparable plan, program or arrangement of Bancorp, as service rendered to Bank of Boston or its affiliates, as the case may be, for purposes of eligibility to participate, vesting, rate of accrual under Bank of Boston's cash balance retirement plan and eligibility for special benefits under each such plan, program or arrangement of Bank of Boston, but not for benefit accrual attributable to any period before the Effective Time. Without limiting the foregoing, Bank of Boston and its affiliates will not treat any employee of Bancorp or any of its affiliates as a "new" employee for purposes of any exclusion under any health or similar plan of Bank of Boston or any of its affiliates for a preexisting medical condition.

  Bank of Boston has also agreed in the Merger Agreement that, following the Effective Time and/or the Bank Merger Effective Time, as applicable, Bank of Boston will, or will cause the Bank to, honor in accordance with their terms all employment, severance, split-dollar life insurance and other compensation contracts between Bancorp or any subsidiary and any director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Effective Time under Bancorp's pension or other benefit plans. Bank of Boston will not cause or permit Bancorp's defined benefit pension plan to be terminated or combined with another plan unless the amount, if any, by which the value of the assets of the said plan at the date of termination or combination exceeds the liabilities of the said plan at that date, is first allocated among persons who were participants in the said plan immediately before the Effective Time.

INDEMNIFICATION

  The Merger Agreement provides that all rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer or other employee of Bancorp or any of its subsidiaries as provided for in their respective charters or by-laws as in effect on October 10, 1995 with respect to matters occurring prior to the Effective Time will survive the Merger and the Bank Merger and will continue in force for not less than six (6) years after the Closing Date, provided, however, that all rights to indemnification for claims asserted within such period will continue until the disposition thereof. Bank of Boston has further agreed that in the event it or Bancorp (as it exists after the Effective Time) or their respective successors or assigns: (i) consolidates with another entity and will not be the surviving entity; or (ii) transfers substantially all of its assets, then, to the extent necessary, proper provision will be made so that their respective successors and assigns assume these indemnification obligations.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase and, pursuant to GAAP, certain adjustments will have to be made by Bank of Boston with respect to those Bancorp assets and liabilities acquired or assumed by Bank of Boston whose carrying values differ from their estimated fair market values. The actual adjustments will be made on the basis of appraisals and evaluations as of the dates of consummation of the Merger and the Bank Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Neither Bank of Boston nor Bancorp has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Tax opinions by Bingham, Dana & Gould, counsel to Bank of Boston, and Ropes & Gray, counsel to Bancorp, will be rendered that, for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement and certain related instruments described therein, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of Bank of Boston, Bancorp, and the Merger Subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering their opinions, the respective counsel will rely, to the extent they deem necessary or appropriate, upon certain representations as to matters of fact made by Bank of Boston, Bancorp and the Merger Subsidiary.

  If the Merger constitutes such a reorganization, the following would be the material federal income tax consequences of the Merger: (a) no gain or loss will be recognized by Bank of Boston or Bancorp in the Merger; (b) no gain or loss will be recognized by the stockholders of Bancorp upon their receipt of Bank of Boston Common Stock in exchange for Bancorp Common Stock, except that a Bancorp stockholder who receives cash proceeds for fractional interests in Bank of Boston Common Stock, and a dissenting stockholder who receives cash proceeds on redemption of Bancorp Common Stock, will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interests or Bancorp Common Stock, as applicable, and such gain or loss will constitute capital gain or loss if such stockholder's Bancorp Common Stock is held as a capital asset at the Effective Time; (c) the tax basis of the shares of Bank of Boston Common Stock received by a stockholder of Bancorp will be the same as the tax basis of its converted Bancorp Common Stock, decreased by the tax basis allocated to any such fractional share interests (for which cash is paid); and (d) the holding period for federal income tax purposes of the Bank of Boston Common Stock in the hands of the Bancorp stockholders will include the holding period of their converted Bancorp Common Stock, provided such Bancorp Common Stock is held as a capital asset at the Effective Time.

  If for any reason the Merger does not constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code, no gain or loss as a result of the consummation of the Merger will be recognized by Bancorp, Bank of Boston or the Merger Subsidiary. However, exchanges of Bancorp Common Stock, whether for cash or for Bank of Boston Common Stock pursuant to the Merger, will be taxable transactions. In that event, each exchanging holder of Bancorp Common Stock will recognize gain or loss equal to the difference between such holder's adjusted basis in the Bancorp Common Stock exchanged and the amount of cash (if any) plus the fair market value of Bank of Boston Common Stock (if any) received by such holder in the Merger. Such gain or loss will constitute capital gain or loss if such exchanging holder's Bancorp Common Stock is held as a capital asset at the Effective Time.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash to a holder who exchanges his or her Bancorp Common Stock, or a portion of his or her Bancorp Common Stock, for cash, a holder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder by the Internal Revenue Service and the cash payments received by a holder may be subject to backup withholding tax at a rate of 31%.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL OF THE TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, MAY NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF CERTAIN STOCKHOLDERS, SUCH AS A STOCKHOLDER WHO ACQUIRED BANCORP COMMON STOCK PURSUANT TO AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION AND DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED REGULATIONS OF THE UNITED STATES DEPARTMENT OF THE TREASURY THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. BANCORP STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

RESALES OF BANK OF BOSTON COMMON STOCK

  Bank of Boston Common Stock to be issued to stockholders of Bancorp in connection with the Merger has been registered under the Securities Act pursuant to the Registration Statement of which this Proxy Statement-- Prospectus forms a part. All shares of Bank of Boston Common Stock received by holders of Bancorp Common Stock upon consummation of the Merger will be freely transferable by those stockholders of Bancorp not deemed to be "Affiliates" of Bancorp. "Affiliates" are generally defined as persons (often considered to include, but not be limited, to executive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with Bancorp at the time of the Annual Meeting.

  Rule 145 promulgated by the Commission under the Securities Act restricts the sale of Bank of Boston Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two (2) years following the Effective Time, Affiliates of Bancorp may publicly resell the Bank of Boston Common Stock received by them in the Merger within certain limitations as to the amount of Bank of Boston Common Stock sold in any three-month period and as to the manner of sale. After such two-year period, such Affiliates of Bancorp, provided they are not then Affiliates of Bank of Boston, may resell their shares without such restrictions. The ability of Affiliates to resell shares of Bank of Boston Common Stock received in the Merger under Rule 145 as summarized herein generally will be subject to Bank of Boston's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Bank of Boston Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or any available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Bank of Boston Common Stock received by persons who may be deemed to be Affiliates of Bancorp.

  Bancorp has agreed to use all reasonable efforts to cause each person who may be deemed to be an Affiliate of Bancorp to execute and deliver to Bank of Boston a letter providing that such Affiliate will not sell, assign, transfer, or otherwise dispose of any Bank of Boston Common Stock obtained as a result of the Merger, except in compliance with the Securities Act and the rules and regulations of the Commission thereunder. Bancorp certificates surrendered for exchange by any person who is an Affiliate of Bancorp for purposes of Rule 145(c) under the Securities Act will not be exchanged for certificates representing shares of Bank of Boston Common Stock until Bancorp has received such a written agreement from such person. The stock certificates representing Bank of Boston Common Stock issued to Affiliates in the Merger will bear a legend summarizing the applicable Rule 145 restrictions.

STOCK EXCHANGE LISTINGS

  The Merger Agreement provides for the filing of, and Bank of Boston has filed or will file, a listing application with the NYSE and the BSE covering the shares of Bank of Boston Common Stock issuable pursuant to the Merger. The obligation of Bancorp to effect the Merger is subject to the condition that such shares of Bank of Boston Common Stock be authorized for listing on the NYSE effective upon official notice of issuance.

RIGHTS OF DISSENTING STOCKHOLDERS

  Stockholders of record of Bancorp have the statutory right to dissent from the Merger and, if the Merger is consummated, to receive compensation equal to the fair value of their shares as determined in an appraisal proceeding brought in accordance with Sections 85 through 98 (inclusive) of Chapter 156B of the MBCL. The text of Sections 85 through 98 is set forth in full in Appendix E attached hereto and all stockholders are urged to read it in its entirety.

  A stockholder electing to exercise his or her statutory appraisal rights must: (i) deliver to Bancorp, before the stockholder vote on the Merger Agreement, a written objection to the Merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights; (ii) not vote in favor of or consent to the approval of the Merger Agreement; and (iii) in the event that the Merger is approved by Bancorp's stockholders and consummated, demand in writing payment for his or her shares from Bancorp within twenty (20) days after the date of the notice that the Merger has become effective is mailed to the stockholder. Failure to vote against the Merger Agreement will not constitute a waiver of appraisal rights. Neither a vote against the proposed Merger nor a proxy directing such vote will, by itself, satisfy the requirement that a written objection to the Merger be delivered to Bancorp. Written demands for appraisal must be delivered to Bancorp before the vote at the Annual Meeting, at 460 West Broadway, South Boston, MA 02127, Attention: David L. Smart. Within ten (10) days after the Effective Time, Bancorp will give notice (the "Notice") to each stockholder who has complied with conditions (i) and (ii) above that the Merger was effective as of the Effective Time. Stockholders who fail to comply with the appraisal procedures set forth in Appendix E will receive a number of shares of Bank of Boston Common Stock equal to the Conversion Number in exchange for each share of Bancorp Common Stock held by such stockholders.

  Bancorp is required to make payment of the fair value of the shares owned by each Dissenting Stockholder within thirty (30) days after the expiration of the twenty (20) day period during which a demand for payment for shares may be made. If Bancorp and any such Dissenting Stockholder fail during the 30-day period to agree as to the value of such shares of Bancorp Common Stock, Bancorp or any Dissenting Stockholder may, within four (4) months after the expiration of the thirty-day period, file a bill in equity in the Suffolk County Superior Court of Massachusetts for determination of the fair value of the shares held by all Dissenting Stockholders. Dissenting Stockholders seeking to exercise appraisal rights should not assume that Bancorp will file a petition with respect to the fair appraisal of the value of their shares or that Bancorp will initiate any negotiations with respect to the fair value of such shares. Bancorp does not currently plan to file such a petition. Accordingly, Dissenting Stockholders should regard it as their obligation to initiate all necessary actions with respect to the perfection of their appraisal rights within the time periods prescribed in Sections 85 through 98 of Chapter 156B of the MBCL. If no Dissenting Stockholder files a bill in equity in the Suffolk County Superior Court within four (4) months after the expiration of the thirty-day period, the rights of all Dissenting Stockholders to appraisal will cease.

  At a trial, the Suffolk County Superior Court will appraise the shares and determine their fair value as of the day preceeding the date of the meeting at which the Merger was approved, exclusive of any element of value arising from the Merger, which may be greater or less than the consideration offered to the stockholders under the Merger Agreement. The court will direct payment by Bancorp of the fair value of the shares held by the Dissenting Stockholders, together with interest, if any. The costs of the proceeding would be determined by the court and taxed upon the parties, including any Dissenting Stockholders, as the court may deem equitable.

  Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Merger except upon the grounds that the Merger will be or is illegal or fraudulent as to such stockholder. However, under Massachusetts case law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

  This discussion is qualified in its entirety by references to Appendix E, which should be reviewed carefully by any holder of Bancorp Common Stock who wishes to exercise statutory appraisal rights with respect thereto or who wishes to preserve the right to do so, since failure to comply with the procedures set forth in Appendix E may result in the loss of appraisal rights.

                         CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

  General. As a condition to Bank of Boston entering into the Merger Agreement, and in consideration therefor (without other consideration or monetary payment), Bancorp entered into the Stock Option Agreement dated October 10, 1995, pursuant to which Bancorp granted to Bank of Boston an option to purchase shares of Bancorp Common Stock (the "Option"). The Stock Option Agreement is intended by Bank of Boston to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of, or a significant interest in, Bancorp from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Bancorp's stockholders which had a higher current market price than the shares of Bank of Boston Common Stock to be received for each share of Bancorp Common Stock pursuant to the Merger Agreement.

  Grant of Option. The Option entitles Bank of Boston to purchase up to 1,038,420 fully paid and non-assessable shares of Bancorp Common Stock (the "Option Shares"), representing 19.9% of the shares of Bancorp Common Stock issued and outstanding as of October 10, 1995 without giving effect to any shares subject or issued pursuant to the Option, at a price of $33.00 per share (the "Option Price").

  Triggering Events; Exercise of Option. The Stock Option Agreement provides that Bank of Boston may exercise the Option, in whole or in part, if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event (all defined below); provided that Bank of Boston has sent to Bancorp written notice of such exercise within thirty (30) days following such Subsequent Triggering Event and prior to the Exercise Termination Event.

  For purposes of the Stock Option Agreement:

    (a) The term "Initial Triggering Event" means any of the following events or transactions occurring after October 10, 1995:

      (i) Bancorp, or any of its subsidiaries, without Bank of Boston's prior written consent, enters into an agreement to engage in, or the Bancorp Board approves or recommends approval of, an Acquisition Transaction (as defined below) with any person other than Bank of Boston or any of its subsidiaries;

      (ii) any person, other than Bank of Boston or any of its subsidiaries, Bancorp acting in a fiduciary capacity or a Schedule 13G Investor (as defined in the Stock Option Agreement), acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Bancorp Common Stock if such person beneficially owned less than 10% on October 10, 1995, or acquires beneficial ownership of an additional 3% if such person beneficially owned 10% or more on October 10, 1995;

      (iii) any person other than Bank of Boston or any of its subsidiaries has made a bona fide proposal to Bancorp or its stockholders to engage in an Acquisition Transaction;

      (iv) after any person, other than Bank of Boston or any of its subsidiaries, has proposed an Acquisition Transaction, Bancorp breaches any covenant or obligation contained in Sections 5.01, 5.03, 5.04, 5.05, 5.18 or 5.21 of the Merger Agreement and such breach: (A) would entitle Bank of Boston to terminate the Merger Agreement; and (B) is not remedied prior to the date of Bank of Boston's notice to Bancorp of the exercise of the Option; or

      (v) any person, other than Bank of Boston or any of its subsidiaries, without Bank of Boston's consent, files an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

    For purposes of the Stock Option Agreement, the term "Acquisition Transaction" means: (A) a merger or consolidation, or any similar transaction, with Bancorp or any of its Significant Subsidiaries (as defined in the Merger Agreement); (B) an acquisition of all or substantially all of the assets of Bancorp or any of its Significant Subsidiaries (except as contemplated by the Merger Agreement); or (C) an acquisition of 10% or more of the voting power of Bancorp or any of its Significant Subsidiaries.

    (b) The term "Subsequent Triggering Event" means either of the following events or transactions occurring after October 10, 1995: (i) the acquisition by any person, other than a Schedule 13G Investor, of beneficial ownership of 17.5% or more of the then outstanding shares of Bancorp Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause (C) of the definition of "Acquisition Transaction" set forth above shall be 17.5%.

  The Option will expire upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement if such termination occurs prior to an Initial Triggering Event; and (iii) nine months after termination of the Merger Agreement if such termination follows an Initial Triggering Event (each of (i), (ii) and (iii), an "Exercise Termination Event").

  As of the date of this Proxy Statement-Prospectus, to the best knowledge of Bank of Boston and Bancorp, no Initial Triggering Event or Subsequent Triggering Event has occurred.

  In the event of any change in the shares of Bancorp Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction, the type and number of Option Shares and the Option Price will be adjusted appropriately. The Bancorp Board may make such increases in the number of Option Shares, in addition to those made in accordance with the events described in the immediately preceding sentence, in order to avoid taxation of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

  Whenever the number of Option Shares (or other securities) purchasable upon exercise of the Option is adjusted as provided in the Stock Option Agreement, the Option Price will be adjusted by multiplying the Option Price by a fraction, the numerator of which will be equal to the number of Option Shares prior to the adjustment and the denominator of which will be equal to the number of Option Shares (or other securities purchaseable) after the adjustment.

  Repurchase of Option. In the event that, at any time prior to an Exercise Termination Event, and provided that Bank of Boston is not precluded from exercising the Option pursuant to Section 2(a) of the Stock Option Agreement:
(i) any person acquires beneficial ownership of 25% or more of the then outstanding shares of Bancorp Common Stock; or (ii) an Initial Triggering Event of the type described in clause (i) of Section 2(e) of the Stock Option Agreement (except that the percentage reference in clause (C) of the definition of "Acquisition Transaction" set forth above shall be 25%) occurs, then, at the request of Bank of Boston or any subsequent holder of the Option delivered within thirty (30) days of such occurrence, Bancorp or any successor: (a) shall repurchase the Option from Bank of Boston or such holder at a price (the "Option Repurchase Price") equal to the amount by which: (i) the market/offer price (as defined in the Stock Option Agreement) exceeds;
(ii) the Option Price, multiplied by the number of shares for which the Option may then be exercised, plus Bank of Boston's or such holder's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement (the "out-of-pocket expenses"); and (b) shall repurchase such number of Option Shares from any owner of Option Shares (the "Owner") as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of: (i) the market/offer price; and (ii) the average exercise price per share paid by the Owner for the Option Shares so designated, plus Bank of Boston's out of pocket expenses.

  Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, and provided that Bank of Boston is not precluded from exercising the Option pursuant to Section 2(a) of the Stock Option Agreement, Bancorp shall, at the request of Bank of Boston, delivered within thirty (30) days following such Subsequent Triggering Event, prepare, file and keep current with respect to the Option and the Option Shares, a shelf registration statement with the Commission. Bancorp is required to use its best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other dispositions of Option Shares. Bank of Boston has the right to demand two such registrations. Bancorp also will permit Bank of Boston to include the sale of Option Shares in certain registration statements filed by Bancorp under certain circumstances.

  Assignment of Option. Neither Bank of Boston nor Bancorp may assign any of its rights or obligations under the Stock Option Agreement or the Option to any other person without the express written consent of the other party, except that in the event a Subsequent Triggering Event occurs prior to an Exercise Termination Event and Bank of Boston is not precluded, pursuant to
Section 2(a) of the Stock Option Agreement, from exercising the Option, Bank of Boston may assign, in whole or in part, its rights and obligations under the Stock Option Agreement or the Option within thirty (30) days following such Subsequent Triggering Event.

  Right of First Refusal. If Bank of Boston desires to sell, assign, transfer or otherwise dispose of the Option in whole or in part, or all or any of the Bancorp Common Stock or other securities acquired upon exercise of the Option, prior to the expiration of twenty-four (24) months after the expiration of the Option, all or any of the shares of Bancorp Common Stock or other securities acquired by Bank of Boston pursuant to the Option, Bank of Boston shall give Bancorp written notice of the proposed transaction. Such notice shall identify the proposed transferee, and be accompanied by a signed copy of a binding offer to purchase the Option, or such shares or securities. Bancorp will have ten (10) business days from such notice to purchase the Option, or such shares or securities, on the same terms or conditions and at the same price at which Bank of Boston proposes to transfer the same.

  Additional Provisions. Certain rights and obligations of Bank of Boston and Bancorp under the Stock Option Agreement are subject to receipt of required regulatory approvals. As noted above, the approval of the OCC is required for the acquisition by Bank of Boston of the outstanding shares of Bancorp Common Stock. See "THE MERGER--Regulatory Approvals--Federal Approvals." Accordingly, Bank of Boston has included or will include in its application with the OCC a request for approval of the exercise of its rights under the Option, including its right to purchase more than 5% of the outstanding shares of Bancorp Common Stock. A copy of the Stock Option Agreement is attached hereto as Appendix B.

VOTING AGREEMENT

  As a condition to Bank of Boston entering into the Merger Agreement, Chieftain, a principal stockholder of Bancorp, executed the Voting Agreement pursuant to which Chieftain agreed to vote or cause to be voted no less than 392,865 shares (the "Voting Block Shares") of Bancorp Common Stock at any meeting of Bancorp's stockholders called for the purpose of approving the Merger, and vote or cause to be voted such shares against approval of any other agreement for a merger, acquisition, consolidation, material asset sale, or other business combination of Bancorp or any of its subsidiaries with any other party other than Bank of Boston or any of its affiliates. Chieftain further agreed with respect to Bancorp Common Stock in excess of that number of shares represented by the Voting Block Shares, that while there would be no restrictions on the transfer of such shares: (i) Chieftain would vote such shares, to the extent that it owns them or has sole or shared voting power with respect to them, in the same manner as the Voting Block Shares; and (ii) with respect to any contemplated sale, assignment, transfer or disposition by Chieftain of any such shares as necessary or appropriate in connection with Chieftain's proper conduct of its investment advisory activities, to the extent such disposition involves 25,000 or more shares, Chieftain would grant Bank of Boston the right to purchase such shares on terms no less favorable than would otherwise be available to Chieftain. The Voting Agreement remains in force until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. The Voting Agreement is attached hereto as Appendix C.

BANK MERGER AGREEMENT

  Immediately following the Effective Time, and pursuant to the Bank Merger Agreement, the Savings Bank will merge with and into the Bank. In accordance with the Bank Merger Agreement, the outstanding shares of common stock of the Bank will remain outstanding immediately following the Bank Merger Effective Time, and the holders thereof will retain all of their rights thereunder. The outstanding shares of common stock of the Savings Bank will be converted into and become exchangeable for such number of shares or fraction of a share of common stock of the combined entity (the "Association") based upon the aggregate fair market value of the Savings Bank's shares of common stock as compared to the aggregate fair market value of the Bank's shares of common stock, in each case as such shares are issued and outstanding immediately prior to the Bank Merger Effective Time. All assets of each of the Bank and the Savings Bank as they exist at the Bank Merger Effective Time will pass and vest in the Association without any conveyance or other transfer, and the Association will be responsible for all of the liabilities of each of the Bank and the Savings Bank existing as of the Bank Merger Effective Time. The Board of Directors and principal officers of the Bank in place and holding office immediately prior to the Bank Merger Effective Time will continue to serve as the Board of Directors and principal officers of the Association. The Articles of Association and By-Laws of the Bank in effect immediately prior to the Bank Merger Effective Time will constitute the Articles of Association and By-Laws of the Association. The respective obligations of the Bank and the Savings Bank to affect the Bank Merger pursuant to the Bank Merger Agreement will be subject to the satisfaction prior to the Bank Merger Effective Time of certain conditions, including: (i) the satisfaction of the conditions contained in the Merger Agreement; (ii) the absence of any orders, injunction or decree preventing the consummation of the Bank Merger; and (iii) the receipt of all necessary approvals, all as more fully described in the Bank Merger Agreement. The Bank Merger Agreement is attached hereto as Exhibit D to Appendix A.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Financial Information combines the historical Consolidated Financial Statements of Bank of Boston, Bancorp and BayBanks giving effect to the Merger and the BayBanks Merger, as if they had been effective on September 30, 1995, with respect to the Pro Forma Combined Balance Sheet, and as of the beginning of the periods indicated herein, with respect to the Pro Forma Combined Statements of Income. The Merger will be accounted for as a purchase. The BayBanks Merger will be accounted for as a pooling of interests.

  Information with respect to Bancorp included in the Pro Forma Combined Balance Sheet at September 30, 1995 represents the Balance Sheet of Bancorp at October 31, 1995, adjusted for the estimated effect of the Pre-Closing Transactions discussed elsewhere in this Proxy Statement-Prospectus in "THE MERGER--Determination of the Conversion Number." Information with respect to Bancorp included in the Pro Forma Combined Statements of Income for the nine months ended September 30, 1995 and the year ended December 31, 1994 represents the Statements of Income of Bancorp for the nine months ended October 31, 1995 and the year ended October 31, 1994. Information with respect to Bank of Boston and BayBanks included in the Pro Forma Combined Financial Information is as of and for the periods indicated.

  This information should be read in conjunction with the historical consolidated financial statements of Bank of Boston, Bancorp and BayBanks, including their respective notes thereto, which are incorporated by reference into this Proxy Statement-Prospectus, and in conjunction with the condensed historical data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger and the BayBanks Merger has been reflected in the pro forma combined balance sheet; however, since the estimated costs are nonrecurring, they have not been reflected in the pro forma combined statements of income. The pro forma combined statements of income do not give effect to any anticipated cost savings in connection with the Merger or the BayBanks Merger. The pro forma combined balance sheet is not necessarily indicative of the actual financial position that would have existed had the Merger or the BayBanks Merger been consummated on September 30, 1995 or that may exist in the future. The pro forma combined statements of income are not necessarily indicative of the results that would have occurred had the Merger or the BayBanks Merger been consummated on the dates indicated or that may be obtained in the future.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AT SEPTEMBER 30, 1995

                          BANK OF     BANCORP       PRO FORMA    PRO FORMA               PRO FORMA    PRO FORMA
                          BOSTON   AS ADJUSTED(1) ADJUSTMENTS(2) COMBINED  BAYBANKS(2) ADJUSTMENTS(2) COMBINED
                          -------  -------------- -------------- --------- ----------- -------------- ---------
                                                             (IN MILLIONS)
ASSETS
Cash and due from banks.  $ 2,208      $   16                     $ 2,224    $   750                   $ 2,974
Interest bearing depos-
 its in other banks.....    1,249         818                       2,067        160                     2,227
Federal funds sold and
 securities purchased
 under agreements to re-
 sell...................    1,236                                   1,236        189                     1,425
Securities held to matu-
 rity...................    1,765                                   1,765      2,190                     3,955
Securities available for
 sale...................    3,277         450                       3,727        318                     4,045
Trading account securi-
 ties...................      594                                     594         77                       671
Loans held for sale.....      558                                     558                                  558
Loans and leases........   31,691         212         $ (15)(3)    31,888      7,476                    39,364
Reserve for credit loss-
 es.....................     (704)         (2)                       (706)      (154)                     (860)
Premises and equipment..      589          10            (5)(4)       594        205                       799
Due from customers on
 acceptances............      381                                     381          1                       382
Other assets............    3,239          57            54 (5)     3,350        313                     3,663
                          -------      ------         -----       -------    -------        ----       -------
  Total assets..........  $46,083      $1,561         $  34       $47,678    $11,525                   $59,203
                          =======      ======         =====       =======    =======        ====       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits................  $30,009      $1,339                     $31,348      9,724                   $41,072
Funds borrowed..........    8,720                                   8,720        732                     9,452
Acceptances outstanding.      381                                     381          1                       382
Other liabilities.......    1,321          42         $  (8)(6)     1,355         97        $ 83 (8)     1,535
Notes payable...........    2,059                                   2,059         65                     2,124
                          -------      ------         -----       -------    -------        ----       -------
  Total liabilities.....   42,490       1,381            (8)       43,863     10,619          83        54,565
                          -------      ------         -----       -------    -------        ----       -------
Stockholders' equity:
 Preferred stock........      508                                     508                                  508
 Common stock...........      252           5             6 (7)       263         39          58 (9)       360
 Surplus................      916          29           182 (7)     1,127        359         (58)(9)     1,428
 Retained earnings......    1,921         146          (146)(7)     1,921        508         (83)(8)     2,346
 Cumulative translation
  adjustments...........       (4)                                     (4)                                  (4)
                          -------      ------         -----       -------    -------        ----       -------
  Total stockholders'
   equity...............    3,593         180            42         3,815        906         (83)        4,638
                          -------      ------         -----       -------    -------        ----       -------
Total liabilities and
 stockholders' equity...  $46,083      $1,561         $  34       $47,678    $11,525                   $59,203
                          =======      ======         =====       =======    =======        ====       =======

        See Notes to Unaudited Pro Forma Combined Financial Information

                    UNAUDITED ADJUSTED BANCORP BALANCE SHEET
                              AT OCTOBER 31, 1995

                                                      PRE-CLOSING      BANCORP
                                         BANCORP(2) TRANSACTIONS(10) AS ADJUSTED
                                         ---------- ---------------- -----------
                                                      (IN MILLIONS)
ASSETS
Cash and due from banks................    $   16                      $   16
Interest bearing deposits in other
 banks.................................                  $ 818            818
Securities available for sale..........     1,445         (995)           450
Loans held for sale....................       139         (139)
Loans..................................       212                         212
Reserve for credit losses..............        (2)                         (2)
Premises and equipment.................        10                          10
Other real estate owned................         8           (8)
Other assets...........................        58           (1)            57
                                           ------        -----         ------
Total assets...........................    $1,886        $(325)        $1,561
                                           ======        =====         ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits...............................    $1,339                      $1,339
Funds borrowed.........................       328        $(328)
Other liabilities......................        18           24             42
Notes payable..........................         6           (6)
                                           ------        -----         ------
Total liabilities......................     1,691         (310)         1,381
                                           ------        -----         ------
Stockholders' equity:
 Common stock..........................         5                           5
 Surplus...............................        29                          29
 Retained earnings.....................       161          (15)           146
                                           ------        -----         ------
Total stockholders' equity.............       195          (15)           180
                                           ------        -----         ------
Total liabilities and stockholders' eq-
 uity..................................    $1,886        $(325)        $1,561
                                           ======        =====         ======

        See Notes to Unaudited Pro Forma Combined Financial Information

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                          BANK OF                PRO FORMA       PRO FORMA             PRO FORMA
                          BOSTON   BANCORP(2) ADJUSTMENTS(12)    COMBINED  BAYBANKS(2)  COMBINED
                          -------  ---------- ---------------    --------- ----------- ---------
                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INTEREST INCOME:
Loans and lease financ-
 ing, including fees....   $2,394      $ 25                        $2,419       $466      $2,885
Securities..............      395        80                           475        112         587
Mortgages held for sale.       17                                      17          1          18
Federal funds sold and
 securities purchased
 under agreements to re-
 sell...................      267                                     267          6         273
Deposits in other banks.      177                                     177          5         182
                          -------   ------                       --------   --------   ---------
   Total interest in-
    come................    3,250       105                         3,355        590       3,945
                          -------   ------                       --------   --------   ---------
INTEREST EXPENSE:
Deposits................    1,179        42                         1,221        169       1,390
Funds borrowed..........      648        24                           672         42         714
Notes payable...........      124                                     124          3         127
                          -------   ------                       --------   --------   ---------
   Total interest ex-
    pense...............    1,951        66                         2,017        214       2,231
                          -------   ------                       --------   --------   ---------
Net interest revenue....    1,299        39                         1,338        376       1,714
Provision for credit
 losses.................      175         2                           177         19         196
                          -------   ------                       --------   --------   ---------
Net interest revenue af-
 ter provision for
 credit losses..........    1,124        37                         1,161        357       1,518
                          -------   ------                       --------   --------   ---------
NONINTEREST INCOME:
Financial service fees..      337         1                           338        143         481
Trust and agency fees...      168                                     168         11         179
Trading profits and com-
 missions...............       14                                      14          2          16
Securities gains........        7        25                            32                     32
Other income, net.......      252        (8)                          244          8         252
                          -------   ------                       --------   --------   ---------
   Total noninterest in-
    come................      778        18                           796        164         960
                          -------   ------                       --------   --------   ---------
NONINTEREST EXPENSE:
Salaries and employee
 benefits...............      670         9                           679        187         866
Occupancy and equipment
 expense................      180         2                           182         68         250
Other real estate owned
 expense................        6        (1)                            5          1           6
Other expense...........      312        14          $   4 (11)       330        106         436
                          -------   ------      ----------       --------   --------   ---------
   Total noninterest ex-
    pense...............    1,168        24              4          1,196        362       1,558
                          -------   ------      ----------       --------   --------   ---------
Income before income
 taxes..................      734        31             (4)           761        159         920
Provision for income
 taxes..................      335         8                           343         60         403
                          -------   ------      ----------       --------   --------   ---------
NET INCOME..............   $  399      $ 23          $  (4)        $  418       $ 99      $  517
                          =======   ======      ==========       ========   ========   =========
PER COMMON SHARE:
Net income:
 Primary................   $ 3.36     $4.28                        $ 3.38      $5.11      $ 3.09
 Fully diluted..........     3.27      4.27                          3.29       5.10        3.03
Average number of common
 shares
 (in thousands):
 Primary................  110,188     5,331                       115,143     19,499     158,041
 Fully diluted..........  113,458     5,348                       118,429     19,523     161,380

        See Notes to Unaudited Pro Forma Combined Financial Information

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                          BANK OF               PRO FORMA     PRO FORMA             PRO FORMA
                          BOSTON  BANCORP(2) ADJUSTMENTS(12)  COMBINED  BAYBANKS(2) COMBINED
                          ------- ---------- ---------------  --------- ----------- ---------
                                  (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INTEREST INCOME:
Loans and lease financ-
 ing, including fees....  $ 2,606   $   31                     $ 2,637    $  508     $ 3,145
Securities..............      355      104                         459       140         599
Mortgages held for sale.       41        1                          42         2          44
Federal funds sold and
 securities purchased
 under agreements to
 resell.................      600        1                         601         5         606
Deposits in other banks.      116                                  116         3         119
                          -------   ------                     -------    ------     -------
   Total interest in-
    come................    3,718      137                       3,855       658       4,513
                          -------   ------                     -------    ------     -------
INTEREST EXPENSE:
Deposits................    1,148       50                       1,198       153       1,351
Funds borrowed..........      868       25                         893        38         931
Notes payable...........      130        1                         131         2         133
                          -------   ------                     -------    ------     -------
   Total interest ex-
    pense...............    2,146       76                       2,222       193       2,415
                          -------   ------                     -------    ------     -------
Net interest revenue....    1,572       61                       1,633       465       2,098
Provision for credit
 losses.................      130        6                         136        24         160
                          -------   ------                     -------    ------     -------
Net interest revenue af-
 ter provision for
 credit losses..........    1,442       55                       1,497       441       1,938
                          -------   ------                     -------    ------     -------
NONINTEREST INCOME:
Financial service fees..      396        1                         397       184         581
Trust and agency fees...      201                                  201        14         215
Trading profits and com-
 missions...............       16                                   16         2          18
Securities gains........       14        8                          22                    22
Other income, net ......      201        3                         204         7         211
                          -------   ------                     -------    ------     -------
   Total noninterest in-
    come................      828       12                         840       207       1,047
                          -------   ------                     -------    ------     -------
NONINTEREST EXPENSE:
Salaries and employee
 benefits...............      813       15                         828       230       1,058
Occupancy and equipment
 expense................      231        3                         234        86         320
Other real estate owned
 expense................       22        2                          24        16          40
Acquisition and restruc-
 turing expense.........       21                                   21                    21
Other expense...........      392       12          $  5 (11)      409       134         543
                          -------   ------       -------       -------    ------     -------
   Total noninterest ex-
    pense...............    1,479       32             5         1,516       466       1,982
                          -------   ------       -------       -------    ------     -------
Income before income
 taxes and extraordinary
 item...................      791       35            (5)          821       182       1,003
Provision for income
 taxes..................      349       10                         359        74         433
                          -------   ------       -------       -------    ------     -------
INCOME BEFORE
 EXTRAORDINARY ITEM.....  $   442   $   25       $    (5)      $   462    $  108     $   570
                          =======   ======       =======       =======    ======     =======
PER COMMON SHARE:
Income before extraordi-
 nary item:
 Primary................  $  3.79   $ 4.51                     $  3.79    $ 5.65     $  3.45
 Fully diluted..........     3.67     4.51                        3.67      5.65        3.38
Average number of common
 shares
 (in thousands):
 Primary................  106,730    5,445                     111,791    19,174     153,974
 Fully diluted..........  111,427    5,445                     116,488    19,177     158,677

        See Notes to Unaudited Pro Forma Combined Financial Information

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

 (1) Reflects Bancorp's Balance Sheet at October 31, 1995, adjusted for the estimated effect of the Pre-Closing Transactions and other costs described in Note (10) below, and more fully described in this Proxy Statement-Prospectus in "THE MERGER--Determination of the Conversion Number." See the Unaudited Adjusted Bancorp Balance Sheet at October 31, 1995.
 (2) Certain historical data of Bancorp and BayBanks have been reclassified on a pro forma basis to conform to Bank of Boston's classifications. Transactions between Bank of Boston, Bancorp and BayBanks are not material in relation to the pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts.
 (3) Reflects adjustment of Bancorp's residential loan portfolio to estimated fair value.
 (4) Reflects write-down of Bancorp's premises and equipment to estimated fair value.
 (5) Reflects the excess of the purchase price of Bancorp over the net assets acquired (goodwill) after reflecting the adjustments described in Notes 3, 4 and 6.
 (6) Reflects preliminary estimated merger and reorganization costs of $2 million ($1 million net of taxes) expected to be incurred in connection with the Merger. Such costs include estimated investment banking and other professional fees, stock issuance costs and other costs associated with the Merger and estimated facilities and operations consolidation and severance costs associated with expected reorganizations following the Merger, net of deferred taxes on the adjustments discussed in Notes 3 and 4 above.
 (7) For purposes of pro forma presentation, each outstanding share (5,218,193 shares at October 31, 1995) of Bancorp Common Stock would be converted into .9295 shares of Bank of Boston Common Stock. This estimated conversion number is determined using a Bank of Boston Common Stock price of $45.75, the closing price as of January 31, 1996, and the estimated effects of the Pre-Closing Transactions and other costs described in Note
     (10) below, and more fully described elsewhere in this Proxy Statement-Prospectus in "THE MERGER--Determination of the Conversion Number." The estimated conversion number used for pro forma purposes differs from the estimated Conversion Number of .9494 described elsewhere in this Proxy Statement-Prospectus in "THE MERGER--Determination of the Conversion Number" because the conversion number for the pro forma presentation excludes Bancorp's estimate of results from other operations from November 1995 through May 1996, net of common stock dividends for the same period. These estimated effects are forward-looking, and the actual Conversion Number could differ if the actual effects of the Pre-Closing Transactions vary from these estimates.
 (8) Reflects preliminary estimated acquisition and restructuring costs of $140 million ($83 million net of taxes) expected to be incurred in connection with the BayBanks Merger. Such costs include estimated investment banking and other professional fees, stock issuance costs and other expenses associated with the BayBanks Merger and estimated facilities and operations consolidation and severance costs associated with expected reorganizations following the merger.
 (9) Pursuant to the agreement with BayBanks, each outstanding share (19,622,393 shares at September 30, 1995) of BayBanks Common Stock will be converted into 2.2 shares of Bank of Boston Common Stock, subject to adjustment in certain circumstances.
(10) Reflects the mid-point of the estimated effects, net of tax, of the Pre-Closing Transactions and other costs more fully described elsewhere in this Proxy Statement-Prospectus in "THE MERGER--Determination of the Conversion Number," which comprise the following:

  (a) Liquidate CRE loans
  (b) Liquidate the majority of the investment portfolio after marking the portfolio to market
  (c) Liquidate other real estate owned
  (d) Repay FHLB borrowings and pay associated prepayment penalties
  (e) Defease medium-term notes
  (f) Record recapture of tax bad debt reserve

  (g) Liquidate all loans held for sale
  (h) Purchase directors and officers liability insurance
  (i) Liquidate partnership interest in Harbor Point and Parmelee equity investments
  (j) Liquidate advances to Thrift Fund
  (k) Record contracted severance costs
  (l) Record transaction costs related to the Merger

  These estimated effects are forward-looking, and the actual effects of the Pre-Closing Transactions and other costs could vary from these estimates. Actual effects, if different from these estimates, could change Bancorp's Adjusted Net Worth and the resulting Conversion Number, and, as a result, per share consideration could vary from that described elsewhere in this Proxy Statement-Prospectus in "THE MERGER--Determination of the Conversion Number."

(11) Reflects amortization of goodwill (amortized over a ten-year period).
(12) Pro forma adjustments to the Statements of Income resulting from the Pre-Closing Transactions have not been reflected; these results would be substantially offset by earnings resulting from the investment of cash proceeds from such transactions.

                  DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK

COMMON STOCK

  General. Bank of Boston Common Stock as of December 31, 1995 consisted of 200,000,000 authorized shares, par value $2.25 per share, of which there were 112,086,350 shares outstanding. Bank of Boston will seek stockholder approval at its 1996 Annual Meeting to increase the authorized shares of Bank of Boston Common Stock to 300,000,000 authorized shares and to reduce the par value of Bank of Boston Common Stock to $1.50. See "RECENT DEVELOPMENTS." The Bank of Boston Common Stock is traded on the NYSE and the BSE. The transfer agent and registrar for Bank of Boston Common Stock is the Bank.

  Shares of Bank of Boston Common Stock may be issued from time to time, in such amounts and proportion and for such consideration as may be fixed by the Bank of Boston Board. No holder of Bank of Boston Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by Bank of Boston. The Bank of Boston Common Stock has no redemption or sinking fund provisions applicable thereto. The Bank of Boston Common Stock does not have any conversion rights.

  Bank of Boston issues authorized but unissued shares of Bank of Boston Common Stock in connection with several employee benefit and stock option and incentive plans maintained by Bank of Boston or its subsidiaries, and Bank of Boston's dividend reinvestment plan.

  The shares of Bank of Boston Common Stock are fully paid and non-assessable.
Section 45 of Chapter 156B of the MBCL provides that stockholders to whom a corporation makes any distribution, whether by way of dividend, repurchase or redemption of stock or otherwise (other than a distribution of stock of the corporation), if the corporation is, or is thereby rendered, insolvent, will be liable to the corporation for the amount of such distribution made, or for the amount of such distribution which exceeds that which could have been made without rendering the corporation insolvent, but in either event, only to the extent of the amount paid or distributed to such stockholders, respectively.

  Liquidation. In the event of any liquidation, dissolution or winding up of Bank of Boston, whether voluntary or involuntary, the holders of Bank of Boston Common Stock are entitled to receive, on a share for share basis, any assets or funds of Bank of Boston which are distributable to holders of Bank of Boston Common Stock upon such events, subject to the prior rights of creditors of Bank of Boston and holders of Bank of Boston's outstanding preferred stock.

  Voting. Holders of Bank of Boston Common Stock are entitled to one vote for each share on all matters voted upon by the stockholders. The shares of Bank of Boston Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors to be elected at a particular meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Bank of Boston Board.

  Dividends. When, as and if, dividends, payable in cash, stock or other property, are declared by the Bank of Boston Board out of funds legally available therefor, the holders of Bank of Boston Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on the Bank of Boston Common Stock is subject to the prior payment of dividends on Bank of Boston's preferred stock.

  Stockholder Rights Plan. A Rights Agreement dated as of June 28, 1990 and as subsequently amended, between Bank of Boston and the Bank, as Rights agent, which is incorporated herein by reference from Exhibit 1 to Bank of Boston's Registration Statement on Form 8-A (the "Rights Agreement"), provides for a dividend of one Preferred Stock Purchase Right for each outstanding share of Bank of Boston Common Stock (the "Rights"). The dividend was distributed on July 12, 1990 to stockholders of record on that date. Holders of shares of Bank of Boston Common Stock issued subsequent to that date receive the Rights with their shares. The

Rights trade automatically with shares of Bank of Boston Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of Bank of Boston and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Bank of Boston Board prior to attempting a takeover and to provide the Bank of Boston Board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination approved by the Bank of Boston Board.

  Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Bank of Boston including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the holder thereof to purchase from Bank of Boston a unit equal to one one-thousandth of a share of Bank of Boston's Junior Participating Preferred Stock, Series D at a purchase price of $50 per unit, subject to adjustment. In general the Rights will become exercisable upon the earlier of: (i) ten (10) days following a public announcement by Bank of Boston that a person or group has acquired beneficial ownership of 15% or more of Bank of Boston Common Stock or voting securities representing 15% or more of the total voting power of Bank of Boston (the "Stock Acquisition Date"); or (ii) ten (10) business days (or such later date as the Bank of Boston Board may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of Bank of Boston Common Stock or voting securities representing 15% or more of the total voting power of Bank of Boston.

  Generally, in the event that a person or group becomes the beneficial owner of 15% or more of Bank of Boston Common Stock or voting securities representing 15% or more of the total voting power of Bank of Boston (other than pursuant to an offer for all outstanding shares of Bank of Boston Common Stock and other voting securities which the Bank of Boston Board determines to be fair to stockholders and otherwise in the best interests of Bank of Boston) (a "Flip-In Event"), each Right, other than Rights owned by the acquiror, will thereafter entitle the holder to receive, upon exercise of the Right, Bank of Boston Common Stock having a value equal to two (2) times the exercise price of the Right. In addition, at any time after a Flip-In Event, the Bank of Boston Board may exchange the then exercisable Rights (other than Rights held by the acquiror) for Bank of Boston Common Stock at one share of Bank of Boston Common Stock for each Right. In the event that, any time after the Stock Acquisition Date, Bank of Boston is acquired in a merger or other business combination transaction or more than 50% of Bank of Boston's assets, cash flow or earning power is sold or transferred, each Right, other than Rights owned by the acquiror, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquiror having a value equal to two (2) times the exercise price of the Right.

  The Rights are redeemable by Bank of Boston at $.01 per Right at any time prior to ten (10) days after the Stock Acquisition Date (which period may be extended at any time while the Rights are still redeemable). The Rights will expire at the close of business on July 12, 2000, unless earlier redeemed or exchanged. The Bank of Boston Rights Agreement was amended on December 12, 1995 to exclude the BayBanks Agreement and the Bank of Boston Stock Option Agreement and the transactions contemplated thereby, from the scope of the Rights Agreement.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by the description of the Rights contained in the Rights Agreement as amended.

PREFERRED STOCK

  General. Under Bank of Boston's Restated Articles of Organization, the Bank of Boston Board is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, without par value, in one or more series, with such designations or titles, dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of Bank of Boston; any sinking fund provisions; any redemption or purchase account provisions; any conversion provisions; and any voting rights thereof, as shall be set forth as and when established by the Bank of Boston Board.

  Bank of Boston has issued and outstanding five (5) series of Preferred Stock; Adjustable Rate Cumulative Preferred Stock, Series A, Series B and Series C, 8.60% Cumulative Preferred Stock, Series E, and 7 7/8% Cumulative Preferred Stock, Series F, (collectively, the "Preferred Stock").

  The Series A, B and C Preferred Stock are issued as whole shares, and the Series E and Series F Preferred Stock are issued as fractional shares represented by depositary shares ("Depositary Shares"). Each Depositary Share represents a one-tenth interest in a share of Series E or Series F Preferred Stock. The shares of Series E and Series F Preferred Stock underlying the Depositary Shares are deposited with the Bank, as Depositary (the "Depositary"), under Deposit Agreements (the "Deposit Agreement"), among Bank of Boston, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled through the Depositary, in proportion to the one-tenth interest in a share of Series E or Series F Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of Series E or Series F Preferred Stock (including dividend, voting, redemption and liquidation rights).

  As of December 31, 1995, 4,593,941 shares of Preferred Stock were issued and outstanding with an aggregate liquidation preference of $508 million. Holders of the outstanding Preferred Stock (or, Depositary Shares, in the case of Series E and Series F Preferred Stock) have no preemptive rights with respect to shares of any other series of Preferred Stock or with respect to shares of Bank of Boston Common Stock. The outstanding Preferred Stock, and in the case of the Series E and Series F Preferred Stock, the Depositary Shares, are listed on the NYSE and the BSE.

  The shares of outstanding Preferred Stock are fully paid and non-assessable, subject to the provisions of Section 45 of Chapter 156B of the MBCL discussed above.

  Dividends. Holders of shares (or Depositary Shares, in the case of Series E and Series F Preferred Stock) of each series of outstanding Preferred Stock are entitled to cumulative dividends, when, as and if declared by the Bank of Boston Board. Dividends on the existing Preferred Stock must be paid or set apart for payment before any dividends can be paid to holders of equity securities which by their terms rank junior to the Preferred Stock, including Bank of Boston Common Stock. Dividends on the outstanding Preferred Stock are payable in arrears on the 15th day of March, June, September and December in each year in which the Preferred Stock is outstanding.

  Liquidation and Redemption. In the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of Bank of Boston, the holders of each share of outstanding Preferred Stock will be entitled to receive, prior to any payment upon Bank of Boston Common Stock, cash in the amount of $50 in the case of the Series A and Series B Preferred Stock, cash in the amount of $100 in the case of the Series C Preferred Stock and cash in the amount of $250 in the case of Series E and Series F Preferred Stock (equivalent to $25 per Depositary Share). The outstanding Preferred Stock is subject to partial or complete redemption at the option of Bank of Boston, with the prior approval of the Federal Reserve Board, except that the Series E and Series F Preferred Stock are not redeemable prior to September 15, 1997 and July 15, 1998, respectively.

  Voting. Holders of outstanding Preferred Stock have no general voting rights. However, during any period in which dividends on a series of outstanding Preferred Stock are cumulatively in arrears in the amount of six
(6) or more full quarterly dividends, the holders of such series will be entitled (by series, voting as a single class) to elect one director who will serve until such time as the arrearage in the payment of dividends has been cured.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  Upon consummation of the transactions contemplated in the Merger Agreement, the stockholders of Bancorp who do not perfect and exercise their statutory dissenters' rights will become stockholders of Bank of Boston. Since both Bank of Boston and Bancorp are Massachusetts corporations, Bancorp stockholders who receive Bank of Boston Common Stock will continue to be subject to the privileges and restrictions provided by the MBCL. In addition, the rights of such stockholders as stockholders of Bank of Boston will be governed by the Articles of Organization and By-Laws of Bank of Boston, which differ in certain respects from Bancorp's Articles of Organization and By-Laws. The material differences are summarized below. This summary is qualified in its entirety by reference to the Massachusetts General Laws, the MBCL and the Articles of Organization and By-Laws of each of Bank of Boston and Bancorp.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  Consistent with the MBCL, each of the Bank of Boston Board and the Bancorp Board is divided into three classes and the directors of each class are elected by the stockholders to serve staggered three-year terms. The Bank of Boston By-Laws provide that the Bank of Boston Board be composed of not less than three
(3) nor more than thirty-five (35) directors. Presently there are fourteen (14) directors on the Bank of Boston Board. Pursuant to the BayBanks Agreement from and after the effective time of the BayBanks Merger, the Bank of Boston Board will be expanded by four (4) members to include four (4) members of the board of directors of BayBanks. Bancorp's Articles of Organization provide that the Bancorp Board shall consist of not less than six (6) nor more than fifteen (15) members, as specified in Bancorp's By-Laws. Bancorp's By-Laws provide that the Bancorp Board be composed of six (6) directors. Presently there are five (5) directors on the Bancorp Board because Roger H. Doggett resigned as a director on September 25, 1995.

REMOVAL OF DIRECTORS

  Bank of Boston. Pursuant to the MBCL, the directors on the Bank of Boston Board may be removed only "for cause" as defined in the MBCL.

  Bancorp. The Articles of Bancorp state that directors may be removed with or without cause but only by the affirmative vote of the holders of two-thirds of the total votes eligible to be cast by stockholders at a meeting called expressly for such purpose. At least thirty (30) days prior to such meeting, written notice shall be sent to directors whose removal will be considered at such meeting.

STOCKHOLDER NOMINATIONS

  Bank of Boston. The By-Laws of Bank of Boston set forth procedures that must be followed for stockholders to nominate individuals for election to the Bank of Boston Board. Nominations by stockholders must be made in writing and received by the Clerk of Bank of Boston not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the meeting is called for a date more than 75 days prior to such anniversary date, a stockholder's nomination notice must be received not later than the close of business on the 20th day following the first to occur of the publication or mailing of the notice of the meeting date. The By-Laws set forth specific requirements as to the content of the nomination notice.

  Bancorp. Bancorp's By-Laws provide that stockholder nomination of directors to be taken up at a meeting of stockholders shall be stated in writing and filed with the Clerk of Bancorp at least thirty (30) days before the date of the meeting.

CONFLICT OF INTEREST TRANSACTIONS

  Bank of Boston. The By-Laws of Bank of Boston provide that contracts or other transactions between Bank of Boston and one or more of its directors or between Bank of Boston and any other corporation or other entity with respect to which any of Bank of Boston's directors is a director, officer or has a financial interest, are permitted if: (a) the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the Bank of Boston Board or committee and the Bank of Boston Board or committee authorizes the contract in good faith by vote of a majority of disinterested directors (even though less than a quorum); (b) if the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the stockholders entitled to vote thereon and it is approved by vote of the stockholders; or (c) if the contract or transaction is fair and reasonable as to Bank of Boston as of the time it is approved by the Bank of Boston Board, a committee, or the stockholders.

  Bancorp. Bancorp's By-Laws provide that no contract or agreement between Bancorp and a related party shall be void or voidable solely because it is a related party transaction. Any director of Bancorp may be counted in determining the existence of a quorum at any meeting of the Bancorp Board for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon as if he were not an interested party with respect to such contract or transaction.

MEETINGS OF STOCKHOLDERS

  Bank of Boston. Under Bank of Boston's By-Laws, special meetings of stockholders may be called by the President at the direction of the Chairman of the Bank of Boston Board or by a majority of the directors, and must be called by the Clerk, or in case of death, absence, incapacity, or refusal of the Clerk, by any other or another officer, upon the written request of stockholders who hold 100% in interest of the capital stock of Bank of Boston entitled to vote at the proposed meeting. Bank of Boston's By-Laws also provide that no business may be transacted at a stockholder meeting except for that: (a) specified in the notice thereof given by the Bank of Boston Board;
(b) brought before the meeting at the direction of the Bank of Boston Board or the presiding officer; or (c) properly brought before the meeting by a stockholder of record who complies with the notice procedures set forth in the By-Laws (other than with respect to stockholder proposals included in Bank of Boston's proxy statement under Rule 14a-8 under the Exchange Act). Those notice procedures require that a stockholder's notice be received by the
Clerk: (i) not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting; or (ii) in the case of special meetings, or an annual meeting called for a date more than 75 days prior to such anniversary date, not later than the close of business on the 20th day following the first to occur of the mailing of the notice of the date of such meeting or the public disclosure of such meeting date. The By-Laws set forth specific requirements as to the content of the notice.

  Bancorp. Under Bancorp's Articles and By-Laws, special meetings of stockholders may be called only by the President or by the Bancorp Board, unless otherwise required by law. Bancorp's By-Laws provide that any new business submitted by stockholders to be taken up at a meeting of stockholders shall be stated in writing and filed with the Clerk of Bancorp at least thirty
(30) days before the date of the meeting. No other stockholder proposal shall be acted upon at the meeting.

AMENDMENT OF GOVERNING DOCUMENTS

  Bank of Boston. The provisions of Bank of Boston's By-Laws generally may be amended, added to or repealed in whole or in part: (a) by vote of a majority of the stockholders at a meeting where the substance of the proposed amendment is stated in the notice of the meeting; or (b) by vote of a majority of the entire Bank of Boston Board. However, no amendment may be made by the Bank of Boston Board on any matters reserved to the stockholders by law or the Articles of Organization or which changes the provisions of the By-Laws relating to removal of directors or amendment of the By-Laws.

  Bancorp. Both the Articles and By-Laws of Bancorp provide that the Bancorp Board may make, repeal, and amend the By-Laws of Bancorp, except with respect to any provision thereof, which by law, the Articles, or the By-Laws, requires action by the stockholders. Such action by the Bancorp Board would require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Bancorp Board called expressly for such purpose. The Articles and By-Laws also provide that the stockholders may make, repeal, and amend the By-Laws upon the vote of two-thirds of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.

  Bancorp's Articles provide that, unless required by law, no amendment, addition, alteration, change or repeal of the Articles shall be made unless such action is first proposed by the Bancorp Board, and thereafter approved by the stockholders by two-thirds of the total votes eligible to be cast at a legal meeting, or, in the case of Article 1 (relating to the name of the Bancorp), Article 2 (relating to the purpose of Bancorp), Article 4 (relating to the different classes of authorized stock and the rights and privileges of each such class), and Article 9(a) (relating to the initial principal office of Bancorp), by no less than a majority of the total votes eligible to be cast at a legal meeting.

REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS

  Bank of Boston. The MBCL provides that an agreement of merger or consolidation, or a sale, lease or exchange of all or substantially all of the property and assets of a corporation must be approved by the holders of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, unless a corporation's articles of organization designate a lower percentage (but not less than a majority). The Articles of Organization and By-Laws of Bank of Boston do not contain provisions which require a specific lower or higher stockholder vote for such transactions.

  Bancorp. Bancorp's Articles provide that certain business combinations shall require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of voting stock of the corporation, voting together as a single class. However, if the proposed business combination is approved by certain directors or satisfies certain price and procedure requirements specified in the Articles, such business combination shall require only the affirmative vote that is required by the MBCL. Because Bancorp has only one class of stock outstanding, the special approval requirement established by the Articles is identical to that required by the MBCL. Bancorp's Articles also provide that when evaluating any offer to merge Bancorp with another institution, the Bancorp Board shall, in connection with the exercise of its judgment in determining what is in the best interest of Bancorp and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects of acceptance of such offer on: (a) the employees and stockholders of Bancorp; and (b) the depositors, borrowers and employees of, and communities served by Bancorp's banking subsidiary.

STOCKHOLDER RIGHTS PLAN

  Bank of Boston. Bank of Boston has distributed to each holder of Bank of Boston Common Stock one Right for each outstanding share of Bank of Boston Common Stock. The Rights entitle the stockholder to certain rights in the event of certain transactions involving Bank of Boston. See "DESCRIPTION OF BANK OF BOSTON CAPITAL STOCK--Common Stock--Stockholder Rights Plan."

  Bancorp. Bancorp has not adopted a stockholder rights plan.

STATE ANTI-TAKEOVER STATUTES

  Bank of Boston. The Massachusetts General Laws prohibit corporations from engaging in a "business combination" with an "interested stockholder" for a period of three (3) years after the date of the transaction in which the person becomes an interested stockholder, unless: (a) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder; or (b) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time that he becomes an interested stockholder; or (c) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of a corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholders.

  The business combination statute does not apply to the Merger Agreement or any of the transactions contemplated by such agreement because Bank of Boston will acquire all of the outstanding stock of Bancorp at the time it becomes an interested stockholder.

  The Massachusetts General Laws include a statute concerning "control share acquisitions," which limits the voting rights of shares held by persons who have acquired a certain percentage of the voting power of the corporation. Under the Massachusetts statute, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors, excluding such acquired shares. As permitted under the statute, Bank of Boston's By-Laws provide that the Massachusetts control share acquisition statute does not apply to it.

  Bancorp. Bancorp has not elected to "opt out" of the Massachusetts business combination law described above. Bancorp's Articles and the By-Laws do not contain a provision with respect to control share acquisitions.

                        INFORMATION ABOUT BANK OF BOSTON

  Bank of Boston is a registered bank holding company, organized in 1970 under Massachusetts law, which, through its subsidiaries, is engaged in providing a wide variety of retail, corporate and international financial services to individuals, corporate and institutional customers, governments, and other financial institutions. These services include retail banking, consumer finance, private banking, trust, mortgage origination and servicing, domestic corporate and investment banking, leasing, international banking, commercial real estate lending, correspondent banking, and securities and payments processing. Bank of Boston's principal subsidiary is The First National Bank of Boston, a national banking association. Other major banking subsidiaries of Bank of Boston are Bank of Boston Connecticut and Rhode Island Hospital Trust National Bank.

  For more information about Bank of Boston, reference is made to the Bank of Boston 1994 10-K, as amended, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                           INFORMATION ABOUT BANCORP

  Bancorp was organized in 1984 under Massachusetts law and became a registered savings and loan holding company in 1989 and is engaged in providing a wide variety of financial services to individual and corporate customers. These services include retail banking, consumer finance, mortgage origination and servicing, and commercial real estate lending. Bancorp's principal subsidiary is South Boston Savings Bank, a Massachusetts savings bank. Bancorp is not itself engaged in significant operating business activities.

  For more information about Bancorp, reference is made to the Bancorp 1995 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                    EXPERTS

  The consolidated financial statements of Bank of Boston appearing in the Bank of Boston 1994 10-K, as amended, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Bancorp and subsidiaries as of October 31, 1995, and for the year then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Bancorp as of October 31, 1994 and for the two years then ended, incorporated by reference herein, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of T.C. Edwards & Company, P.C., independent auditors, which report is incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of BayBanks and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL OPINIONS

  The validity of the Bank of Boston Common Stock offered hereby will be passed upon for Bank of Boston by Gary A. Spiess, General Counsel. As of January 12, 1996, Mr. Spiess had a direct or indirect interest in 28,710 shares of Bank of Boston Common Stock and had options to purchase an additional 59,503 shares, of which options to purchase 58,157 shares will be exercisable within 60 days after January 12, 1996.

  The Merger Agreement provides as a condition to the obligations of Bancorp and Bank of Boston to consummate the Merger that each receive tax opinions of their respective counsel, Ropes & Gray in the case of Bancorp, and Bingham, Dana & Gould in the case of Bank of Boston, substantially to the effect, among other things, that, for federal income tax purposes, the Merger Agreement and the transactions contemplated thereby constitute a reorganization as described in Section 368(a) of the Internal Revenue Code.

                     MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Bank of Boston and Bancorp is incorporated by reference or set forth in the Bank of Boston 1994 10-K, as amended, and the Bancorp 1995 10-K, each of which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Stockholders of Bancorp desiring copies of such documents may contact Bank of Boston or Bancorp, as the case may be, at its address or phone number indicated in the section entitled "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." For certain information regarding the directors and certain executive officers of Bancorp after the effective time of the Merger, see the sections entitled "THE MERGER--Management and Operations After the Merger," "--Indemnification," "-- Interests of Certain Persons in the Merger" and "--Employee Matters."

                    CHANGES IN BANCORP EXECUTIVE MANAGEMENT

  On September 29, 1995, Peter H. Hersey resigned as the Chairman of the Bancorp Board, acting President and Chief Executive Officer of Bancorp. Mr. Hersey continues to be a director of Bancorp. Robert E. Lee, a member of the Bancorp Board, was named the new Chairman, President and Chief Executive Officer of Bancorp and the Savings Bank. At the same time the Office of the Chairman was dissolved.

  Mr. Hersey had been appointed Chairman of the Board and acting President and Chief Executive Officer of Bancorp and the Savings Bank on February 10, 1995 following the resignation on that date of Richard R. Laine as Chairman of the Bancorp Board and Chief Executive Officer of Bancorp and as President, Chief Executive Officer and a director of the Savings Bank, and of Paul A. Archibald as President and a director of Bancorp and as Executive Vice President and a director of the Savings Bank. These resignations were voluntary by mutual agreement with the Bancorp Board and were prompted by regulatory criticisms. In connection with the resignations, Bancorp and the Savings Bank entered into Separation Agreements with both Messrs. Laine and Archibald. See "EXECUTIVE COMPENSATION--Separation Agreements." The office of the Chairman was formed at this time and consisted of Messrs. Hersey, Lee, Smart, and Ranieri.

  Mr. Ranieri was appointed Executive Vice President of Bancorp and the Savings Bank on October 19, 1995.

  On September 25, 1995 Roger H. Doggett resigned as a director of Bancorp and the Savings Bank, effective immediately. Mr. Doggett resigned for personal reasons and not because of any disagreement with Bancorp on any matter relating to its operations, policies or practices. No replacement has been appointed yet to fill the vacancy.

                             ELECTION OF DIRECTORS

  The Bylaws of Bancorp provide that the Bancorp Board shall be composed of six (6) members. Directors are elected for staggered terms of three (3) years each. The directors are divided into three (3) classes of two (2) directors each. The term of office of only one class of directors expires in each year and their successors are elected for terms of three (3) years and until their successors are elected and qualified. There are no arrangements or understandings between Bancorp and any person pursuant to which such person has been elected as a director.

  At the Annual Meeting, stockholders will vote on a proposal to elect two (2) directors for a three-year term or, if earlier, until the Effective Time. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed but unmarked proxy FOR the election as directors of each of the persons named below as nominees of the Bancorp Board. The Bancorp Board believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the Bancorp Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Bancorp Board may recommend.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth the names of the Bancorp Board's two (2) nominees for election as directors and of those directors who will continue to serve as such after the Annual Meeting. Also set forth is certain other information with respect to each such person's age, the period during which he has served as a director and positions currently held with Bancorp.

NOMINEES FOR 3-                  DIRECTOR EXPIRATION     POSITION(S) HELD
YEAR TERM:                AGE(A) SINCE(B)  OF TERM         WITH BANCORP
---------------           ------ -------- ----------     ----------------
Robert E. Lee...........    53     1995      1999    Chairman of the Board
                                                     and President and Chief
                                                     Executive Officer
Frank G. Neal, Jr. (c)..    76     1984      1999    Director


CONTINUING DIRECTORS:
---------------------
Peter H. Hersey (c).....    61     1984      1997    Director
Richard L. McDowell (c).    57     1991      1998    Director
W. Randle Mitchell, Jr.
 (c)....................    61     1995      1998    Director

--------
(a) At January 1, 1996.
(b) Messrs. Neal, Hersey and McDowell have served as directors or trustees of the Savings Bank since 1956, 1973 and 1983, respectively. Messrs. Lee and Mitchell were elected as directors of the Savings Bank on February 23, 1995.
(c) Member of the Audit, Compensation and Stock Option Committees.

  The principal occupation of each nominee and continuing director of Bancorp for the past five years is set forth below.

  Since September 1995, Robert E. Lee has been Chairman of the Bancorp Board, President, Chief Executive Officer and Clerk of Bancorp. He was previously Vice President and Clerk of Bancorp and Senior Vice President of the Savings Bank.

  Frank G. Neal, Jr. is the retired Chairman of the Board of John Hancock Advisors, Inc., a manager of mutual funds. He previously served as an officer of John Hancock Life Insurance Company.

  Peter H. Hersey is a former Vice President of Hersey Products, Inc., a manufacturer of water meters, valves and industrial controls, where he was employed from 1958 until its sale in 1987. From 1987 to 1989, Mr. Hersey was a principal of Scott, Eveleigh Associates, investment consultants; from 1989 to 1990, he was the director of operations, Microsource CAD/CAM, Inc., a vendor of computer software and hardware systems; and from 1990 to 1992, a vice president of Beta Programs International, Inc., a firm offering consulting services to municipalities. On February 10, 1995, Mr. Hersey was appointed as Chairman of the Board and acting President and Chief Executive Officer of Bancorp and the Savings Bank and served until his resignation on September 29, 1995.

  Richard L. McDowell currently serves as the Dean, School of Business and Economics, Chapman University. From 1973 through 1991, he served as the Dean, School of Management at Suffolk University.

  W. Randle Mitchell, Jr. is currently Chairman of the Board of Learning Services Corporation (a private company specializing in post-acute acquired brain injury rehabilitation) and a director and Chairman of the Audit Committee of BKC Semiconductors Incorporated (NASDAQ). He previously served as President, Chief Executive Officer and a director of Amoskeag Company (NASDAQ) from 1992 to 1994 and as its Chief Financial Officer from 1979 to 1991. He also served as Chief Financial Officer of Amoskeag Company's 80% controlled subsidiary, Fieldcrest Cannon, Inc. (NYSE) from 1985 to 1990. Mr. Mitchell has also served as Chairman of the Board of the Bangor and Aroostook Railroad, a subsidiary of Amoskeag Company, as a director and Chairman of the Audit Committee of the Keesville National Bank (New York), and as a director of Fanny Farmer Candy Shops, Inc.

CORPORATE GOVERNANCE AND OTHER MATTERS

  The Bancorp Board has appointed a standing Audit Committee. During fiscal 1995, the members of the Audit Committee were Messrs. Doggett (until his resignation), Hersey (before his appointment and following his resignation as Acting President and Chief Executive Officer), McDowell, Mitchell and Neal, none of whom served as an officer or employee of Bancorp or the Savings Bank. The Audit Committee held sixteen (16) meetings during the 1995 fiscal year. The Audit Committee reviews the scope of the annual audit. It also reviews the independent accountant's report to management concerning the effectiveness of Bancorp's internal financial and accounting controls and management's response to that report. In addition, the Audit Committee reviews and recommends to the Bancorp Board the firm to be engaged as Bancorp's independent accountants. The Audit Committee may also examine and consider such other matters relating to the financial affairs of Bancorp as it deems appropriate.

  Bancorp also has a standing Compensation Committee, the members of which during fiscal 1995 also consisted of Messrs. Doggett (until his resignation), Hersey (prior to his appointment and after his resignation as Acting President and Chief Executive Officer), McDowell, Mitchell and Neal. The Compensation Committee reviews annual compensation and employee benefit programs for executive and non-executive employees and met eleven (11) times during the 1995 fiscal year.

  There is no separate Nominating Committee of the Bancorp Board. Under Bancorp's Bylaws, stockholder nominations for director and notices of new business for the Annual Meeting are required to be received on or before February 26 , 1996 in order to be timely.

  During the 1995 fiscal year, the Bancorp Board held twenty-one (21) meetings. No director who served during that fiscal year attended fewer than 75% of the total number of meetings of the Bancorp Board and of all committees of the Bancorp Board on which he served.

COMPENSATION OF DIRECTORS

  During the initial part of fiscal 1995, non-employee directors of Bancorp were each paid $700, through January 1995, and subsequently $1,000, for each meeting of the Bancorp Board or committee meeting attended. Each non-employee director of Bancorp who served during fiscal 1995 was also a director of the Savings Bank and a member of the Savings Bank's executive committee. During the 1995 fiscal year, the Savings Bank paid its directors $500 for each Board meeting or committee meeting of the Savings Bank attended, plus a retainer of $20,000 per year to members of the executive committee of the Savings Bank, which amount is not based on the number of meetings attended. Directors who are also salaried officers are not paid directors' fees. No more than one fee was paid per day, regardless of the number of Bancorp or the Savings Bank meetings attended. Effective May 1, 1995 the annual retainer for members of the executive committee of the Board of Directors of the Savings Bank was reduced to $10,000, and the fee for attending meetings of committees of the Board of Directors of the Savings Bank was reduced to $250. In addition, chairpersons of committees of the Bancorp Board and the Board of Directors of the Savings Bank were paid an annual retainer of $2,500 and $750, respectively, effective May 1, 1995.

                            EXECUTIVE COMPENSATION

CASH COMPENSATION

  The following table sets forth the compensation paid by Bancorp and its subsidiaries for services rendered in all capacities during the fiscal years ended October 1995, 1994 and 1993 to the Chief Executive Officer and each of the other four most highly compensated executive officers of Bancorp serving at October 31, 1995 (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                             ANNUAL COMPENSATION        AWARDS
                             -------------------      SECURITIES
        NAME AND         FISCAL                       UNDERLYING     ALL OTHER
 PRINCIPAL POSITION(S)    YEAR  SALARY ($) BONUS ($) OPTIONS (#)  COMPENSATION ($)
 ---------------------   ------ ---------- --------- ------------ ----------------
Robert E. Lee...........  1995   191,427     78,851          0        170,450(a)
 Chairman of the Board,
  President,              1994   180,505     75,955      8,000         88,845(a)
 Chief Executive Officer
 and Clerk                1993   182,649     90,658        500         94,989(a)
 of Bancorp and Chairman
 of the Board, President
 and Chief Executive
 Officer of the Savings
 Bank; prior to
 September 29, 1995,
 Vice President and
 Clerk of Bancorp and
 Senior Vice President
 of the Savings Bank
Robert J. Ranieri.......  1995   158,984     58,205          0        134,465(b)
 Executive Vice
 President of Bancorp
 and                      1994   151,291     63,664      8,000         61,002(b)
 the Savings Bank         1993   153,488     76,038        500         70,322(b)
David L. Smart..........  1995   180,960     57,768          0        173,405(c)
 Vice President and
 Treasurer of Bancorp     1994   173,667     73,081      8,000        116,955(c)
 and Senior Vice
 President and Treasurer  1993   175,743     87,229        500         72,878(c)
 of the Savings Bank
Joseph R. Catalano......  1995   151,919     48,497          0        138,127(d)
 Senior Vice President
 of                       1994   144,677     61,209      8,000         65,900(d)
 the Savings Bank         1993   137,812     73,273        500         60,418(d)
Stephen P. McNulty......  1995   123,605     27,098          0        102,638(e)
 Vice President of        1994   120,003     53,077      8,000         77,757(e)
 the Savings Bank         1993   100,810     57,117      2,000         56,875(e)
 FORMER CHIEF EXECUTIVE
        OFFICERS
 ----------------------
Peter H. Hersey
 (February 10, 1995 to
 September
 29, 1995)..............  1995   145,133          0          0         51,602(f)
Richard R. Laine (until
 February 10, 1995).....  1995   216,203     15,450          0          4,589(g)
                          1994   783,600    592,950     50,000        178,111(h)
                          1993   532,560    940,890     13,350        179,801(h)

--------
(a) Consists of (i) $57,000, $30,115 and $42,732, respectively, in Bancorp contributions to the ESOP, (ii) $3,384, $7,342 and $2,325, respectively, representing the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to term life insurance for the benefit of the executive officer, (iii) $26,318, $51,388 and $49,932, respectively, representing the dollar value of the benefit to the executive officer of the remainder of the split-dollar life insurance premiums paid by Bancorp during such fiscal year, and (iv) $83,748 in 1995 representing a release of all rights and claims by the officer in relation to SBSB Properties Limited Partnership.

(b) Consists of (i) $55,000, $27,902 and $38,304, respectively, in Bancorp contributions to the ESOP, (ii) $1,125, $2,886 and $543, respectively, representing the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to term life insurance for the benefit of the executive officer, (iii) $8,025, $30,214 and $31,475, respectively, representing the dollar value of the benefit to the executive officer of the remainder of the split-dollar life insurance premiums paid by Bancorp during such fiscal year, and (iv) $70,315 in 1995 representing a release of all rights and claims by the officer in relation to SBSB Properties Limited Partnership.
(c) Consists of (i) $57,500, $29,766 and $42,300, respectively, in Bancorp contributions to the ESOP, (ii) $8,437, $7,514 and $4,124, respectively, representing the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to term life insurance for the benefit of the executive officer, (iii) $27,078, $79,675 and $26,454, respectively, representing the dollar value of the benefit to the executive officer of the remainder of the split-dollar life insurance premiums paid by Bancorp during such fiscal year, and (iv) $80,390 in 1995 representing a release of all rights and claims by the officer in relation to SBSB Properties Limited Partnership.
(d) Consists of (i) $54,000, $27,231 and $36,504, respectively, in Bancorp contributions to the ESOP, (ii) 1,660, $3,097 and $1,007, respectively, representing the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to term life insurance for the benefit of the executive officer, (iii) $12,152, $35,572 and $22,907, respectively, representing the dollar value of the benefit to the executive officer of the remainder of the split-dollar life insurance premiums paid by Bancorp during such fiscal year, and (iv) $70,315 in 1995 representing a release of all rights and claims by the officer in relation to SBSB Properties Limited Partnership.
(e) Consists of (i) $49,000, $23,562 and $25,859, respectively, in Bancorp contributions to the ESOP, (ii) $1,367, $1,928 and $707, respectively, representing the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to term life insurance for the benefit of the executive officer, (iii) $9,243, $52,267 and $30,309, respectively, representing the dollar value of the benefit to the executive officer of the remainder of the split-dollar life insurance premiums paid by Bancorp during such fiscal year, and (iv) $43,028 in 1995 representing a release of all rights and claims by the officer in relation to SBSB Properties Limited Partnership.
(f) Consists of (i) $30,644 representing the fair market value of the Bancorp automobile driven by Mr. Hersey that was retained by him when he resigned as Chairman, Acting President and Chief Executive Officer, and (ii) $20,958 in director's fees.
(g) Consists of the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to life insurance for the benefit of the executive officer.
(h) Consists of (i) $30,640 and $48,348, respectively, in Bancorp contributions to the ESOP, (ii) $19,539 and $6,299, respectively, representing the dollar value of split-dollar insurance premiums paid by Bancorp during the covered fiscal year with respect to term life insurance for the benefit of the executive officer, and (iii) $127,932 and $125,154, respectively, representing the dollar value of the benefit to the executive officer of the remainder of the split-dollar life insurance premiums paid by Bancorp during such fiscal year. In connection with the termination of his employment, Mr. Laine agreed within thirty (30) days after February 10, 1995 to have Bancorp and/or the Savings Bank receive the cash surrender value of the existing split dollar policies maintained on his life. See "EXECUTIVE COMPENSATION--Separation Agreements."

  Subsequent to his election as President and Chief Executive Officer on September 29, 1995, Robert E. Lee will be compensated at a salary of $275,002 per annum while he serves in those positions. He is eligible to participate in the incentive plan and other benefit plans of Bancorp relating to its executive officers.

OPTION GRANTS

  No options were granted to directors, officers or employees during the fiscal year ended October 31, 1995.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during the fiscal year ended October 31, 1995, the number of unexercised options at fiscal year-end and the value of all unexercised in-the-money options held by such individuals at such date.

  AGGREGATED OPTION EXERCISES IN 1995 FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING           VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                           SHARES                   AT FISCAL YEAR-END(#)    FISCAL YEAR-END ($)(A)
                          ACQUIRED      VALUE     ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ------------ ----------- ------------- ----------- -------------
Robert E. Lee...........       0           0        26,100           0        369,625          0
Robert J. Ranieri.......       0           0         8,500           0         46,500          0
David L. Smart..........       0           0         8,500           0         46,500          0
Joseph R. Catalano......       0           0         8,500           0         46,500          0
Stephen P. McNulty......       0           0        14,200           0        121,125          0
Peter H. Hersey.........       0           0         6,500           0         69,250          0

--------
(a) Based on the $36.75 closing price of Bancorp Common Stock on October 31, 1995 minus the exercise price.

PENSION PLAN

  The Savings Bank maintains a non-contributory defined benefit pension plan administered by the Savings Banks Employees Retirement Association for the benefit of its full-time employees. Under this pension plan, each participant will receive benefits at age 65 equal to 1.25% of the participant's average compensation (average compensation is the average of the three highest consecutive years of compensation) for each year of service up to 25 years, plus .6% of average compensation above covered compensation for each year of service above 25 years. Covered compensation is the average of the 35 years of Social Security taxable wages up to and including the year in which a participant reaches Social Security retirement age. The Savings Bank's pension plan is subject to the requirements of ERISA, and is intended to constitute a qualified pension plan under the applicable provisions of the Internal Revenue Code.

  The following table illustrates annual pension benefits at age 65 for various levels of compensation and years of service. The remuneration shown reflects an average of the three highest consecutive years of compensation. Annual pension benefits are currently subject to a statutory maximum of $120,000, subject to cost-of-living adjustments. In addition, for plan years beginning after November 1, 1994 annual compensation earned after that date in excess of $150,000 (subject to cost-of-living adjustments) may not be used in the calculation of retirement benefits.

  The following table sets forth the benefits payable under the pension plan at specified levels of average compensation and years of service.

                              PENSION PLAN TABLE

                                                           YEARS OF SERVICE
                                                      --------------------------
REMUNERATION                                            15      20    25 OR MORE
------------                                          ------- ------- ----------
$125,000............................................. $32,499 $43,333  $54,166
 150,000.............................................  39,437  52,583   65,728
 (or more)

  Based on their average compensation and years of service prior to November 1, 1994, the accrued benefits under the Savings Bank's pension plan for three
(3) of the named executive officers exceeded the $150,000 limit on compensation (subject to cost-of-living adjustments) that may be used in the calculation of retirement benefits that became effective for plan years beginning after November 1, 1994. Under federal law, benefits accrued prior to November 1, 1994 in excess of such limits cannot be reduced. As of October 31, 1995, the accrued annual benefit under the Savings Bank's pension plan for each of the named executive officers, which is payable commencing when the officer reaches age 65, is as follows: Robert E. Lee--$99,204, Robert J. Ranieri-- $69,576, David L. Smart--$87,852, Joseph R. Catalano--$67,956, Stephen J. McNulty--$22,092 and Richard R. Laine--$104,736. As of October 31, 1995, Messrs. Lee, Ranieri, Smart, Catalano, McNulty and Laine had 29, 20, 23, 20, 9 and 26 years, respectively, of credited service under the pension plan. Mr. Hersey has no vested benefits under the pension plan.

SPLIT-DOLLAR LIFE INSURANCE PROGRAM

  Bancorp and the Savings Bank maintain a split-dollar life insurance program for the benefit of 14 officers of Bancorp and the Savings Bank. As of October 31, 1995, the aggregate death benefits under split-dollar life insurance policies for Messrs. Lee, Ranieri, Smart, Catalano and McNulty were $2.6 million, $1.6 million, $4.0 million, $1.5 million and $2.0 million respectively. The aggregate premiums paid through October 31, 1995 for these policies by Bancorp and/or the Savings Bank for Messrs. Lee, Ranieri, Smart, Catalano and McNulty were $518,000, $209,000, $834,000, $258,000 and $202,000, respectively. The aggregate cash surrender value of these policies as of October 31, 1995 for Messrs. Lee, Ranieri, Smart, Catalano and McNulty were $455,000, $180,000, $702,000, $212,000 and $169,000 respectively.

  If, as expected, these executive officers are terminated without cause at the Effective Time, Bancorp would be required to continue to pay the remaining premiums due under the policies of $48,092, $86,707, $158,970, $25,812 and $52,912 for Messrs. Lee, Ranieri, Smart, Catalano and McNulty respectively. In general, the executive officers must repay, without interest, the lesser of the cash surrender value or all premiums paid by Bancorp under these policies on the earliest of death, reaching the age of 65, voluntary termination of employment before age 55, involuntary termination of employment for cause, or commencing employment with a substantial competitor of the Savings Bank.

  In connection with his separation from Bancorp, Mr. Laine paid Bancorp the surrender value of his split-dollar policies.

EMPLOYMENT AGREEMENTS

  Bancorp and the Savings Bank have entered into employment agreements, dated as of December 10, 1991, with each of Messrs. Lee and Smart, pursuant to which these individuals are employed in the positions indicated above. The employment agreements were for initial terms of five years and provided for automatic renewal on each anniversary date of the agreements, unless contrary written notice was given not less than thirty (30) days in advance of the anniversary date by either Bancorp and the Savings Bank or the executive officer. In November 1993, Bancorp and the Savings Bank elected not to renew the employment agreements with Messrs. Lee and Smart as to the December 1993 and December 1994 anniversary dates thereof. Accordingly, commencing December 1994, the agreements, in effect, provide for rolling three-year as opposed to rolling five-year terms. The annual salaries currently payable to Messrs. Lee and Smart under their employment agreements are $275,002 and $190,008, respectively. Under the agreements, such salaries are increased annually by 5% and by such additional amount as may be determined by the Bancorp Board and the Board of Directors of the Savings Bank. The employment agreements also provide for participation in discretionary bonuses, stock option, retirement and other benefit plans for executive personnel.

  Under the employment agreements, the Bancorp Board and the Board of Directors of the Savings Bank may jointly terminate the employment of the individuals at any time with or without cause. However, termination without cause would subject Bancorp and the Savings Bank to liability for liquidated damages in an amount equal to the terminated officer's salary and bonus payable over the remaining term of the agreement, without set-off for compensation received from any new employment. Additionally, in the event of termination without cause, the executive officer would be entitled to continue to participate in Bancorp's and the Savings Bank's employee benefit plans and receive fringe benefits for the remaining term of the agreement, except as otherwise provided by law or where prohibited by the terms of a qualified benefit plan. There is also a requirement to create an irrevocable trust for the payment of such benefits in the event of a termination without cause or a termination following a "change in control" (as defined in the agreements). The employment agreements also provide for a severance payment in the event of voluntary or involuntary termination of employment of the executive officer in connection with or within two (2) years after a change in control of Bancorp or the Savings Bank, unless such termination occurs as a result of normal retirement, permanent and total disability or death. The severance payment is an amount equal to three (3) times the executive officer's average annual compensation which was payable by Bancorp and the Savings Bank and includible in the executive officer's gross income for federal tax purposes with respect to the five (5) most recent taxable years of the executive officer ending prior to such change in control, less one (1) dollar. Any severance payment would not be reduced for compensation received from any new employment. Based on their current salaries, the change-in-control severance payments for Messrs. Lee and Smart under this provision will be approximately $959,000 and 797,000, respectively.

  The severance payment is in lieu of any liability for liquidated damages for termination without cause, but is in addition to the executive officer's right to continue to participate in employee benefit plans and fringe benefits for the remaining term of the agreement. The liquidated damage payment, the severance payment and the right to continue to participate in employee benefit plans and receive fringe benefits are limited to the extent that the executive officer cannot receive aggregate payments which would cause the payments to be considered "parachute payments" within the meaning of the Internal Revenue Code. The employment agreements further contain a one-year restriction against employment with a significant competitor of the Savings Bank in the event the executive officer terminates his employment prior to the completion of the term of the agreement, unless such termination is approved by the Bancorp Board and the Board of Directors of the Savings Bank or is in connection with or within two (2) years after a change in control of Bancorp or the Savings Bank.

  In February 1992, Bancorp and the Savings Bank entered into an employment agreement with Robert J. Ranieri, pursuant to which he is employed as Vice President of Bancorp and Senior Vice President of the Savings Bank. The initial term of Mr. Ranieri's employment agreement was three years. The agreement provided for automatic renewal for one additional year on each anniversary date of the agreement, unless either Mr. Ranieri or Bancorp and the Savings Bank gave contrary written notice not less than thirty (30) days before such anniversary date. In November 1993, Bancorp and the Savings Bank elected not to renew Mr. Ranieri's employment agreement as to the February 1994 and February 1995 anniversary dates thereof. Accordingly, commencing February 11, 1996, Mr. Ranieri's employment agreement, in effect, would have provided for a rolling one-year as opposed to a rolling three-year term. On September 29, 1995, Mr. Ranieri's agreement was amended to provide for a rolling three-year as opposed to a rolling one-year term. The annual salary currently payable to Mr. Ranieri under his employment agreement is $202,270. Based on Mr. Ranieri's current salary, the change-in-control severance payment for Mr. Ranieri pursuant to his employment agreement will be approximately $697,000. Other provisions of Mr. Ranieri's employment agreement are substantially the same as the employment agreements with Messrs. Lee and Smart.

  In February 1992, Bancorp and the Savings Bank entered into an employment agreement with Joseph R. Catalano, pursuant to which he is employed as Senior Vice President of the Savings Bank. The initial term of Mr. Catalano's employment agreement was three (3) years. The agreement provided for automatic renewal for one additional year on each anniversary date of the agreement, unless either Mr. Catalano or the Savings Bank gave contrary written notice not less than thirty (30) days before such anniversary date. In November 1993, the Savings Bank elected not to renew Mr. Catalano's employment agreement as to the February 1994 and February 1995 anniversary dates thereof. Accordingly, commencing February 11, 1996, Mr. Catalano's employment agreement, in effect, will provide for a rolling one-year as opposed to a rolling three-year term. The annual salary currently payable to Mr. Catalano under his employment agreement is $159,514. Based on Mr. Catalano's current salary, the change in control severance payment for Mr. Catalano pursuant to his employment agreement would be approximately $602,000. Other provisions of Mr. Catalano's employment agreement are substantially the same as the employment agreements with Messrs. Lee and Smart.

SEVERANCE AGREEMENTS

  In June 1995, the Savings Bank entered into severance agreements with the Excluded Employees that do not have employment agreements with Bancorp or the Savings Bank, including Mr. McNulty. Pursuant to these severance agreements, each such employee is entitled to a severance payment if: (i) there is a change of control of Bancorp or the Savings Bank; and (ii) the employee's compensation is reduced compared to the employee's level of compensation prior to such a change of control, or the employee is involuntarily relocated beyond a twenty (20) mile radius from the Savings Bank's headquarters. The amount of the severance payment is either one (1) or two (2) times the average compensation paid by the Savings Bank to such employee during the three (3) most recent calendar years. Mr. McNulty's contract provided for a severance payment equal to two times his average compensation during the prior three (3) calendar years. Upon consummation of the Merger, it is estimated that Mr. McNulty will receive a payment of $385,000 under his severance agreement.

SEPARATION AGREEMENTS

  On February 10, 1995, Richard R. Laine and Paul A. Archibald entered into substantially identical Separation Agreements with Bancorp and the Savings Bank. See "Changes in Executive Management." Prior to executing the Separation Agreements, Bancorp and the Savings Bank received letters as to no regulatory objection from the FDIC and the OTS. The principal provisions of the Separation Agreements are summarized as follows:

 . Messrs. Laine and Archibald resigned effective February 10, 1995 all positions with Bancorp, the Savings Bank and their respective subsidiaries;

 . Messrs. Laine and Archibald waived all rights to severance payments; if their employment agreements had been terminated without cause, Messrs. Laine and Archibald would have been entitled to receive as severance payments an aggregate of $4.1 million and $3.1 million, respectively, and to continue to participate in Bancorp's and the Savings Bank's employee benefit plans and receive fringe benefits for the remaining term of the employment agreements, which would have ended on December 9, 1997; if their employment agreements had been terminated for cause, Messrs. Laine and Archibald would not have been entitled to any severance payments, but would have continued to be entitled to exercise all vested options in accordance with their terms and to be entitled to all vested qualified pension and ESOP benefits;

 . Mr. Laine agreed to surrender all vested options granted to him during the 1993 and 1994 fiscal years (options for 13,350 shares and 50,000 shares, with exercise prices of $35.75 and $31.00, respectively); shortly after February 10, 1995, Mr. Laine exercised in accordance with their existing terms vested options granted to him prior to the 1993 and 1994 fiscal years (options for an aggregate of 100,000 shares at an average exercise price of $19.88);

 . Mr. Archibald similarly agreed to surrender all options granted to him during the 1993 and 1994 fiscal years (options for 10,000 and 40,000 shares, with exercise prices of $35.75 and $31.00, respectively); shortly after February 10, 1995, Mr. Archibald exercised in accordance with their existing terms vested options granted to him prior to the 1993 and 1994 fiscal years (options for an aggregate of 64,253 shares at an average exercise price of $20.44);

 . Bancorp and the Savings Bank terminated all obligations as to the split-dollar insurance policies maintained for the benefit of Mr. Laine; Mr. Laine had the option (which he exercised) to assume, within 30 days after February 10, 1995, such policies by paying Bancorp and/or the Savings Bank the $1,376,000 cash surrender value of such policies;

 . Bancorp and the Savings Bank terminated all obligations as to the split-dollar insurance policies maintained for the benefit of Mr. Archibald; Mr. Archibald had the option (which he partially exercised) to assume, within 30 days after February 10, 1995, such policies by paying the Company and/or the Bank the $990,000 cash surrender value of such policies;

 . Messrs. Laine and Archibald retained their existing vested qualified pension and ESOP benefits; the Savings Bank agreed to permit Messrs. Laine and Archibald at their expense to continue to participate in the Savings Bank's medical, dental, group term life insurance, accidental death and dismemberment insurance, and disability benefit plans until December 31, 1997 to the extent permitted by the provider of the benefits and subject to the limitations of the Code and ERISA;

 . Bancorp and the Savings Bank agreed to endeavor to include Messrs. Laine and Archibald as named insureds under any directors' and officers' insurance policy maintained by Bancorp through December 31, 2005, with Messrs. Laine and Archibald to pay any incremental cost of such insurance attributable to them;

 .  Messrs. Laine and Archibald agreed that, until after Bancorp's 1996 Annual
   Meeting, they will vote their shares of Bancorp's Common Stock in proportion to the votes cast by all other voting stockholders (unless they are required by law or regulatory order not to vote such shares) and will hold such shares and any other investments in Bancorp for investment purposes only; and

 . Bancorp agreed, subject to various exceptions, not to initiate litigation against Messrs. Laine and Archibald with respect to matters raised in the January 27, 1995 FDIC examination report.

  Concurrently with the execution of the Separation Agreements (and as part thereof), the Savings Bank entered into an Interim Agreement with Messrs. Laine and Archibald and SBSB Holdings, Inc. ("Holdings"), which is the general partner of SBSB Properties Limited Partnership (the "Partnership"), for the purpose of giving the Savings Bank control over the termination of the relationship and real estate sale and lease transactions involving the Savings Bank and the Partnership, which had been criticized by the FDIC. Prior to executing the Interim Agreement, the Savings Bank received a letter of no regulatory objection from the FDIC. The Interim Agreement provided for Messrs. Laine and Archibald and Holdings (a corporation of which Messrs. Laine and Archibald are the sole directors and own all of the voting stock) to cooperate fully with the Savings Bank to cause the Partnership to convey all properties which it leases from the Partnership back to the Savings Bank on terms to be specified by the Savings Bank. The Partnership conveyed all of its properties to the Savings Bank in July 1995. See "Executive Compensation--Certain Transactions."

SECTION 16 FILINGS

  Section 16(a) of the Exchange Act requires Bancorp's executive officers and directors to file initial reports of ownership and reports of changes in ownership of Bancorp Common Stock with the Commission. Based upon a review of the copies of such forms furnished to Bancorp and written representations from Bancorp's executive officers and directors, Bancorp believes that in fiscal 1995 all Section 16(a) filing requirements applicable to its executive officers and directors were met.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of Bancorp's Compensation Committee during fiscal 1995 were Messrs. Doggett (prior to his resignation on September 25, 1995), Hersey (prior to his appointment and after his resignation as Acting President and Chief Executive Officer), McDowell, Mitchell and Neal. No present or former officer of Bancorp or the Savings Bank served as a member of the Compensation Committee. Moreover, no executive officer of Bancorp served as a director of any entity, one of whose directors or executive officers served on the Bancorp Board or such Committee.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

  Bancorp's compensation program is administered by the Compensation and Stock Option Committees of the Bancorp Board. During fiscal 1995, the members of such committees consisted of Messrs. Doggett (prior to his resignation on September 25, 1995), Hersey (before his appointment and following his resignation as acting President and Chief Executive Officer), McDowell, Mitchell and Neal, none of whom was then an officer or employee of Bancorp or the Savings Bank. The Compensation Committee reviews annual compensation and benefit programs for executives and other employees. The Stock Option Committee administers Bancorp's existing stock option plans.

  During fiscal 1995, the Compensation Committee engaged a prominent compensation consulting firm to conduct a thorough review of Bancorp's compensation plans. Significant changes were implemented to the incentive pay plan during 1995. Bancorp's discretionary bonus plan was replaced with an incentive award plan which provided for incentive pay comparable to other financial institutions of similar size and performance. It was also the recommendation of the consulting firm to delay grant of additional options until after split-dollar life insurance policy premiums for certain officers had been fully paid. These changes were necessary to conform the overall compensation of Bancorp's officers with peers in the market place.

  Cash Compensation. Executive base salary is adjusted annually by the Compensation Committee. Base salary levels for the executive officers are based on responsibility, experience and Bancorp performance. Pursuant to the terms of each respective executive officer's employment agreement with Bancorp, the base salary levels for the executive officers are increased annually by 5% and by additional amounts as determined by the Compensation Committee. No formula is used in fixing the additional amount of salaries.

  During fiscal 1995, executive officers and other employees of Bancorp were eligible to receive incentive compensation under Bancorp's incentive award plan. Because fiscal 1995 represented a transition to a new incentive compensation plan, several of the changes were made in part to limit the impact on employees. In 1995, the awards were paid in semiannual payments. Future awards payable under the incentive award plan will be based on predetermined objectives established annually by the Compensation Committee and by individual performance objectives established by each employee and his or her immediate supervisor. For the 1995 fiscal year, the total incentive awards were $718,000, compared to $2.2 million for fiscal 1994. Awards paid employees ranged from the equivalent of three to forty percent of base salary. Awarding bonuses for fiscal 1995, the Compensation Committee gave significant consideration to the recommendations of Bancorp's Chief Executive Officer and Executive Vice President, Messrs. Lee and Ranieri, respectively.

  Stock Options. Based on the compensation review performed by the independent consulting firm, options were not granted during fiscal 1995 because base salaries and other long-term plans, such as the split-dollar life insurance, provided adequate compensation to officers during 1995.

  Executive Benefits. The executive officers receive all fringe benefits provided by Bancorp and its subsidiaries to its employees, including participation in the Savings Bank's pension plan and Bancorp's ESOP. Executive officers of Bancorp also receive split-dollar life insurance benefits designed to encourage them to remain with Bancorp on a long-term basis and to supplement retirement benefits under the Savings Bank's pension plan. The executive officers participated as limited partners in SBSB Properties Limited Partnership (the "Partnership"), which leased to the Savings Bank most of its banking offices and a storage facility used by the Savings Bank. The Savings Bank purchased all the real property of the Partnership on July 20, 1995. The Partnership was dissolved on December 8, 1995. See "EXECUTIVE COMPENSATION-- Employment Agreements" and "--Certain Transactions."

  CEO Compensation. Upon appointment as Chairman of the Board, President and Chief Executive Officer, Mr. Lee's salary was adjusted, based on compensation data available for chief executive officers of similar size institutions, and after consulting with the management compensation consulting firm engaged to review Bancorp's compensation programs.

  Limitation on Deductibility of Certain Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility, for federal income tax purposes, of certain executive compensation in excess of $1.0 million in a single tax year. The limitation is applicable for taxable years beginning after December 31, 1993. Based on current executive compensation levels and qualification under certain exceptions for performance-based compensation, Bancorp does not expect this limitation will have any effect on Bancorp in fiscal 1996.

                                          Respectfully submitted,

                                          Compensation and Stock Option
                                           Committees
                                          Richard L. McDowell (Chairman)
                                          Peter H. Hersey*
                                          W. Randall Mitchell, Jr.
                                          Frank G. Neal, Jr.

--------
* Mr. Hersey ceased serving as a member of the Compensation and Stock Option Committees from the time of his appointment on February 10, 1995 as acting President and Chief Executive Officer of Bancorp and the Savings Bank until his resignation on September 29, 1995.

STOCK PERFORMANCE GRAPH

  The following graph shows a five-year comparison of cumulative total returns for Bancorp, S&P 500 Index and Peer Group. The Peer Group Index consists of selected New England savings institutions with assets greater than $800 million (Andover Bancorp, Inc., Banknorth Group Inc., Centerbank, Walden Bancorp, formerly The Co-operative Bank, DS Bancor, Inc., Massbank Corp., Medford Savings Bank, Peoples Bank, Peoples Heritage Financial Corp. and Webster Financial Corporation). The Peer Group Index is the same index as used in Bancorp's proxy statement for last year's annual meeting, except for the omission of three institutions (NBB Bancorp, Inc., Northeast Federal Corp. and Quincy Savings Bank) which were acquired prior to October 31, 1995.

                        5-YEAR TOTAL SHAREHOLDER RETURN
               BOSTON BANCORP vs. S&P 500 AND INDUSTRY PEER INDEX

                             [CHART APPEARS HERE]




Index Data             Oct90       Oct91       Oct92       Oct93       Oct94       Oct95
BOSTON BANCORP         $100        $198        $238        $356        $273        $336
S&P 500                $100        $134        $147        $169        $175        $222
Industry Peer Index    $100        $125        $211        $387        $439        $625

CERTAIN TRANSACTIONS

  It is the Savings Bank's policy not to make any loans to the executive officers of Bancorp or the Savings Bank. However, loans to non-employee directors of Bancorp and the Savings Bank, their affiliates and members of their immediate families are permitted. At October 31, 1995, the unpaid balance of loans outstanding to non-employee directors of Bancorp and the Savings Bank, their affiliates and members of their immediate families was $2.8 million. Except as indicated below, such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

  In March 1992, the Savings Bank made a $320,000 3-year adjustable rate single family residential mortgage loan to the wife of Lloyd W. Archibald. Lloyd W. Archibald is the brother of Paul A. Archibald and the brother-in-law of Richard R. Laine, both of whom were senior executives and directors of Bancorp and the Savings Bank at the time the loan was made. At the time the loan was originated, the Savings Bank's terms for 3-year ARMs generally were: up to 90% loan-to-value ratio; 7 1/2% interest rate; 1 point; a maximum loan amount of $250,000; and a mortgage payment to income ratio of no greater than 28%. The loan was made on the basis of 98% loan-to-value ratio; 7 1/2% interest rate; no points; loan amount of $320,000; and a mortgage payment to income ratio of 122%. The largest amount outstanding under this loan since November 1, 1993 was $312,806. The loan balance at December 31, 1995 was $306,000. Late fees have been incurred on this loan 9 times. At December 31, 1995, the loan was current.

  During fiscal 1994, Lloyd W. Archibald exercised stock options for a total of 32,000 shares granted to him in 1987 and 1988 at a time when he served as a director and senior vice president of the Savings Bank. The net value realized by him upon the exercise of these options (that is, the difference between the aggregate market value of the shares on the date of exercise and the aggregate exercise price) was $583,300. Lloyd W. Archibald currently holds options for an additional 10,000 shares, which expire in 1997. The option exercise price of such options is $20.50 per share. Jane Archibald Fleming, the sister of Paul A. Archibald and Lloyd W. Archibald and sister-in-law of Richard R. Laine, currently holds options for a total of 59,000 shares. The weighted average exercise price of such options is $19.70 per share. These options were granted to Ms. Fleming in 1987 and 1991. The options granted to Lloyd W. Archibald and Ms. Fleming were made to them by the Stock Option Committee based on the performance of their father, Alfred W. Archibald, who was then the Chairman of the Board of Bancorp and the Savings Bank. Bancorp has notified Lloyd W. Archibald and Ms. Fleming that the options currently held by them have been suspended pending investigation of the continued exercisability of the grants in view of regulatory criticisms.

  In October 1987, the Savings Bank entered into a sale-leaseback transaction with the Partnership, the initial limited partners of which consisted of 48 officers and other employees of Savings Bank, including Richard R. Laine, Paul
A. Archibald and Alfred W. Archibald. The Savings Bank's offices at 451-455 and 460 West Broadway in South Boston, 740 Gallivan Boulevard in Dorchester and 690 Adams Street in Quincy were sold to the Partnership for an aggregate purchase price of $5.8 million. Gain realized by the Savings Bank on the sale of the properties was $2.8 miilion, which was reflected as a reduction in occupancy expense over a 30-year period. All property acquisition costs of the Partnership were financed by the Partnership through a third party lender. The rental rates on the leases exceeded market rates and were tied to the financing terms of the Partnership borrowings, plus additional funds for the benefit of the Partnership. At the beginning of fiscal 1995, the Savings Bank leased five banking offices and a records retention and storage facility from the Partnership, along with a ground lease entered into in fiscal 1994 that replaced an existing banking office lease on one additional property. Events of default under the leases included a "change of control" (as defined) provision, which, if triggered, would have enabled the Partnership to accelerate and collect from the Savings Bank all rents due under the leases for their remaining term (less any rents collected by the Partnership upon reletting), except as agreed otherwise by the general partner of the Partnership. In lieu thereof, the Partnership would have had the option of receiving an amount equal to the amounts due under the leases for the then unexpired term (discounted to present value at 7%) over the then fair net rental values of the properties (discounted to present value at 7%).

  The FDIC conducted an examination of the Savings Bank in the fall of 1994. In its report, it criticized the Partnership as a self-serving arrangement for the benefit of the Laine and Archibald families, and recommended that the Partnership be unwound. On July 20, 1995, the Savings Bank purchased from the Partnership all of the real property owned by the Partnership in exchange for a cash payment of $6.5 million. The Partnership used the proceeds and its other assets to pay off the loans that were secured by such real property. After such payment, the Partnership had no remaining assets and was dissolved on December 8, 1995 without any distributions to its partners. To preserve morale among limited partners of the Partnership who were also employees of the Savings Bank and to avoid a dispute with such employee partners about the fairness to them of the termination of the Partnership, the Savings Bank offered to make a cash payment to such partners in exchange for obtaining a release from them for any claims that they might have related to the unwinding of the Partnership. All of the employee limited partners accepted this offer. The aggregate amount paid to employee partners was $933,403. Messrs. Lee, Ranieri, Smart, Catalano, and McNulty received $83,748, $70,315, $80,390, $70,315, and $43,028, respectively, of such payment. No payments were made to Messrs. Richard R. Laine and Paul A. Archibald, or members of their families.

                           STOCK OWNED BY MANAGEMENT

  The following table sets forth information as of February 28, 1996 with respect to the shares of Bancorp Common Stock beneficially owned by each director of Bancorp, by Messrs. Ranieri, Smart, Catalano and McNulty and by all directors and executive officers as a group.

                                                 AMOUNT AND NATURE  PERCENT OF
              NAME AND POSITION(S)                 OF BENEFICIAL   COMMON STOCK
                  WITH BANCORP                     OWNERSHIP (A)   OUTSTANDING
              --------------------               ----------------- ------------
Robert E. Lee
 Chairman of the Board, President,
 Chief Executive Officer and Clerk..............       46,553(b)          *
Peter H. Hersey
 Director.......................................       13,152             *
Richard L. McDowell
 Director.......................................        6,156             *
W. Randle Mitchell, Jr.
 Director.......................................          --            --
Frank G. Neal, Jr.
 Director.......................................       12,996             *
Robert J. Ranieri
 Executive Vice President.......................       38,758(b)          *
David L. Smart
 Vice President and Treasurer...................       57,928(b)       1.10%
Joseph R. Catalano
 Senior Vice President of the Savings Bank......       24,306             *
Stephen P. McNulty
 Vice President of the Savings Bank.............       23,949             *
All directors and executive officers as a group
 (9 persons)....................................      223,798          4.26%

--------
* Less than 1% of the outstanding Common Stock.

(a) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of shares of Bancorp Common Stock if he has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from February 28, 1996. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, unless otherwise indicated. This table includes shares of Bancorp Common Stock subject to outstanding options which are exercisable within 60 days from February 28, 1996. As of February 28, 1996, directors and all executive officers as a group held options to purchase 42,419 shares. Such options were held as follows: Messrs. Lee-- 11,694, Hersey--6,500, McDowell--5,750, Neal--2,500, Ranieri--0, Smart--0,
    Catalano--8,500 and McNulty--7,475.
(b) Includes shares allocated to the account of such persons under the ESOP. Does not include unallocated shares under the ESOP.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth information as of December 31, 1995 with respect to the ownership of shares of Bancorp Common Stock by the persons known to management to be the beneficial owners of more than 5% of the outstanding Bancorp Common Stock. The information is based on the most recent statements on Schedule 13D or 13G filed on behalf of such persons or on other information available to Bancorp.

                                                AMOUNT AND NATURE  PERCENT OF
               NAME AND ADDRESS                   OF BENEFICIAL   COMMON STOCK
               BENEFICIAL OWNER                     OWNERSHIP     OUTSTANDING
               ----------------                 ----------------- ------------
The Boston Bancorp Employee Stock Ownership
 Plan..........................................      597,322(a)      11.37%
 c/o The Boston Bancorp
 460 West Broadway
 South Boston, Massachusetts 02127
Chieftain Capital Management, Inc. ............      492,865          9.39%
 522 Fifth Avenue
 New York, New York 10036
Paul A. Archibald..............................      302,413(b)       5.76%
 P.O. Box 3856
 Pocasset, Massachusetts 02559

--------
(a) Of these shares, 494,705 have been allocated to participants in the ESOP, and the remaining 102,617 are unallocated as of December 31, 1995. Under the terms of the ESOP, the trustee of the ESOP (the "Trustee") must vote shares allocated to participants in accordance with directions received from such participants. The trustee must vote unallocated shares in accordance with directions received from each participant with respect to that number of unallocated shares that bears the same proportion to the total number of unallocated shares that the number of shares allocated to such participant bears to the total number of allocated shares. The Trustee may exercise its own discretion in voting allocated and unallocated shares with respect to which no voting directions have been received.

(b) Paul A. Archibald possesses sole power to direct the disposition of such shares. Pursuant to his Separation Agreement entered into with Bancorp and the Savings Bank on February 10, 1995, Mr. Archibald agreed that, until after Bancorp's 1996 Annual Meeting, he will vote all of his shares of Bancorp Common Stock in proportion to the votes cast by all other voting stockholders (unless he is required by law or regulatory order not to vote such shares) and will hold such shares and any other investments in Bancorp for investment purposes only. Pursuant to this Agreement, Mr. Archibald will vote his shares on the Merger Agreement and the transactions contemplated thereby in proportion to the votes cast by all other stockholders. Mr. Archibald is prohibited from voting his shares of Bancorp Common Stock on other matters pursuant to an Order of Prohibition from Further Participation issued by the FDIC on April 12, 1995.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP served as Bancorp's independent public accountants for fiscal 1995. KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee of the Bancorp Board has appointed the firm of KPMG Peat Marwick LLP to continue as independent public accountants for Bancorp for the fiscal year ending October 31, 1996.

  On March 14, 1995, the Board of Directors of Bancorp, on the recommendation of its Audit Committee, appointed KPMG Peat Marwick LLP independent auditors for Bancorp. During Bancorp's two most recent fiscal years and the subsequent interim period preceding the change in auditors, Bancorp had not consulted KPMG

Peat Marwick LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bancorp's financial statements.

  As a result of the Board of Directors' action, T.C. Edwards & Company, P.C., were dismissed as the independent auditors for Bancorp. T.C. Edwards' reports on Bancorp's financial statements for the preceding two years did not contain an adverse opinion or disclaimer of opinion and were not qualified in any way. During Bancorp's two most recent fiscal years and the subsequent interim period preceding the change in auditors, there were no disagreements with T.
C. Edwards on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and no event had occurred that is required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
            TO BE PRESENTED AT 1997 ANNUAL MEETING OF STOCKHOLDERS

  Any proposal intended to be presented by any stockholder for action at the 1997 Annual Meeting of Stockholders of Bancorp (if held) must be received by Bancorp on or before November 11, 1996, in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting. In addition, Bancorp's Bylaws require that any director nominations and new business submitted by stockholders be filed with the Clerk of Bancorp at least thirty (30) days prior to the date of the meeting, and that no other nominations or new business submitted by stockholders will be acted upon at the meeting. Nothing in this paragraph shall be deemed to require Bancorp to include in its proxy statement and form of proxy relating to the 1997 Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Commission in effect at the time such proposal is received.

                                 OTHER MATTERS

  If sufficient votes in favor of the Merger are not received by the time scheduled for the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the Merger (and do not withhold discretion to vote on other matters). They will vote against any such adjournment those proxies which direct them to vote against the Merger (and do not withhold discretion to vote on other matters). Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Annual Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by Bancorp.

  As of the date of this Proxy Statement, the Bancorp Board does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Bancorp Board.

                                          By Order of the Board of Directors

                                          ROBERT E. LEE
                                          Chairman of the Board

South Boston, Massachusetts
March 11, 1996

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                           BANK OF BOSTON CORPORATION

                                      AND

                               THE BOSTON BANCORP

                                OCTOBER 10, 1995

                               TABLE OF CONTENTS

                                                                            PAGE

                                   ARTICLE I

                                  DEFINITIONS

                                   ARTICLE II

                             THE ACQUISITION MERGER

 2.01 Surviving Corporation...............................................   A-6
 2.02 Purposes and Authorized Capital Stock of Surviving Corporation......   A-6
 2.03 Effect of the Acquisition Merger....................................   A-6
 2.04 Additional Actions..................................................   A-7
 2.05 Articles of Organization and By-laws................................   A-7
 2.06 Directors and Officers..............................................   A-7
 2.07 Effective Time; Conditions..........................................   A-7
 2.08 Dissenters' Appraisal Rights........................................   A-7
 2.09 Effect on Outstanding Shares........................................   A-8
 2.10 Anti-Dilution.......................................................   A-9
 2.11 Procedures..........................................................   A-9
 2.12 Treatment of Seller Stock Options...................................  A-10
 2.13 Exchange Agent......................................................  A-10
 2.14 Delivery of Measurement Date Documents..............................  A-10

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

 3.01 Corporate Organization..............................................  A-11
 3.02 Capitalization......................................................  A-12
 3.03 Authority; No Violation.............................................  A-12
 3.04 Consents and Approval...............................................  A-13
 3.05 Financial Statements................................................  A-13
 3.06 Absence of Undisclosed Liabilities..................................  A-14
 3.07 Broker's Fees.......................................................  A-14
 3.08 Absence of Certain Changes or Events................................  A-14
 3.09 Legal Proceedings...................................................  A-14
 3.10 Agreements with Banking Authorities.................................  A-14
 3.11 Reports.............................................................  A-14
 3.12 Compliance with Applicable Law......................................  A-15
 3.13 Buyer Common Stock..................................................  A-15
 3.14 Ownership of Seller Common Stock....................................  A-15
 3.15 Buyer Information...................................................  A-15
 3.16 Disclosure..........................................................  A-15

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

 4.01 Corporate Organization..............................................  A-15
 4.02 Capitalization......................................................  A-16
 4.03 Authority; No Violation.............................................  A-17
 4.04 Consents and Approvals..............................................  A-18

 4.05 Financial Statements................................................  A-18
 4.06 Absence of Undisclosed Liabilities..................................  A-18
 4.07 Broker's Fee........................................................  A-19
 4.08 Absence of Certain Changes or Events................................  A-19
 4.09 Legal Proceedings...................................................  A-19
 4.10 Taxes and Tax Returns...............................................  A-19
 4.11 Employees...........................................................  A-20
 4.12 Agreements with Banking Authorities.................................  A-21
 4.13 Material Agreements.................................................  A-21
 4.14 Ownership of Property...............................................  A-21
 4.15 Reports.............................................................  A-22
 4.16 Compliance with Applicable Law......................................  A-22
 4.17 Environmental Matters...............................................  A-22
 4.18 Antitakeover Statutes Not Applicable................................  A-23
 4.19 Ownership of Buyer Common Stock.....................................  A-23
 4.20 Insurance...........................................................  A-23
 4.21 Labor...............................................................  A-23
 4.22 Material Interests of Certain Persons...............................  A-23
 4.23 Absence of Registration Obligations.................................  A-23
 4.24 Loans...............................................................  A-23
 4.25 Seller Information..................................................  A-23
 4.26 Disclosure..........................................................  A-23

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

 5.01 Conduct of the Business of Seller...................................  A-24
 5.02 Access to Properties and Records; Confidentiality...................  A-26
 5.03 No Solicitation.....................................................  A-28
 5.04 Regulatory Matters; Consents........................................  A-28
 5.05 Approval of Seller's Stockholders...................................  A-28
 5.06 Agreements of Seller's Affiliates...................................  A-29
 5.07 Further Assurances..................................................  A-29
 5.08 Disclosure Supplements..............................................  A-29
 5.09 Public Announcements................................................  A-29
 5.10 Organization of Merger Subsidiary...................................  A-29
 5.11 Tax-Free Reorganization Treatment...................................  A-30
 5.12 Stock Exchange Listing..............................................  A-30
 5.13 Employment and Benefit Matters......................................  A-30
 5.14 Directors' and Officers' Indemnification............................  A-30
 5.15 Accountants' Letters................................................  A-31
 5.16 Maintenance of Records..............................................  A-31
 5.17 Leases..............................................................  A-31
 5.18 Pre-Closing Transactions............................................  A-31
 5.19 Bank Merger.........................................................  A-31
 5.20 Resignations........................................................  A-31
 5.21 Disposition of Commercial Real Estate Loan Portfolio................  A-31

                                   ARTICLE VI

                               CLOSING CONDITIONS

 6.01 Conditions to Each Party's Obligations Under This Agreement.........  A-32
 6.02 Conditions to the Obligations of Buyer Under This Agreement.........  A-32
 6.03 Conditions to the Obligations of Seller Under This Agreement........  A-33

                                  ARTICLE VII

                                    CLOSING

 7.01 Time and Place......................................................  A-34
 7.02 Deliveries at the Closing...........................................  A-34

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

 8.01 Termination.........................................................  A-34
 8.02 Effect of Termination...............................................  A-35
 8.03 Amendment, Extension and Waiver.....................................  A-35

                                   ARTICLE IX

                                 MISCELLANEOUS

 9.01 Expenses............................................................  A-35
 9.02 Non-Survival........................................................  A-36
 9.03 Notice..............................................................  A-36
 9.04 Parties in Interest.................................................  A-36
 9.05 Entire Agreement....................................................  A-36
 9.06 Counterparts........................................................  A-37
 9.07 Governing Law.......................................................  A-37
 9.08 Captions............................................................  A-37
 9.09 Effect of Investigations............................................  A-37
 9.10 Severability........................................................  A-37
 9.11 Specific Enforceability.............................................  A-37
 9.12 Waiver of Jury Trial................................................  A-37

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.Pre-Closing Transactions

Exhibit A.Form of Seller Option Agreement (See Appendix B)

Exhibit B.Form of Seller Stockholder's Agreement (See Appendix C)

Exhibit C.Form of Seller Affiliates Agreement

Exhibit D.Form of Bank Merger Agreement

Exhibit E.Buyer's Reduction in Force Policy

                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of October 10, 1995, by and between Bank of Boston Corporation, a Massachusetts corporation (the "Buyer"), and The Boston Bancorp, a Massachusetts corporation (the "Seller").

  The Buyer and the Seller deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein.

  In consideration of the mutual covenants, representations, warranties and agreements contained herein and in consideration of (a) the execution and delivery of the Seller Option Agreement (as hereinafter defined in Article I hereof) between the Seller and the Buyer pursuant to which the Seller has on this day granted the Seller Option (as defined in Article I hereof) to the Buyer and (b) the execution and delivery by the Principal Stockholder of the Seller Stockholder's Agreement (as such terms are defined in Article I hereof), each as a condition and inducement to the Buyer to enter into this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

  "Acquisition Merger" shall mean the merger of Merger Subsidiary with and into Seller in accordance with the terms and conditions of this Agreement.

  "Acquisition Transaction" shall have the meaning ascribed thereto in Section
5.03 hereof.

  "Adjusted Net Worth" shall mean, as determined with respect to any given date, the consolidated stockholders' equity of Seller determined in accordance with GAAP as of such date, adjusted as follows:

  (a) decreased by:

    (i) all contracted severance costs related to the termination of the employment of the persons listed on Schedule 5.13, to the extent such costs have not previously been accrued;

    (ii) all costs associated with the transactions contemplated by this Agreement, including without limitation accounting, legal, investment banking, brokerage and any other service fees and related expenses, to the extent such fees and expenses have not previously been accrued;

    (iii) any prepayment penalties associated with the prepayment of Federal Home Loan Bank borrowings, to the extent such penalties have not previously been accrued;

    (iv) any remaining book value and deferred tax attributes related to partnership interests in Harbor Point and Parmalee or related to advances previously made to the Central Fund;

    (v) any costs associated with the defeasement of the Seller's medium-term notes, to the extent that such costs have not previously been accrued; and

  (b) increased by:

    (i) the excess of (A) the deferred tax liability associated with the recapture of the tax bad debt reserve, over (B) the present value of that tax liability using an annual discount rate of 14% and assuming that such deferred tax liability will be paid ratably on the last day of each of the 24 calendar quarters ending after the Closing Date;

    (ii) the tax benefit realized or to be realized by the Seller or the Buyer with respect to (a) nonqualified options as to which the option holders have committed on or prior to the Measurement Date to exercise such options after the Measurement Date and on or prior to the Effective Time, (b) incentive stock options as to which the option holders have on or prior to the Measurement Date (i) exercised such options or committed to exercise and have exercised such options on or prior to the Effective Time and (ii) committed to consummate and have consummated on or prior to the Effective Time a disqualifying disposition of the shares acquired upon exercise, or (c) any cash payments which option holders have committed on or prior to the Measurement Date to accept in lieu of their rights under their options; and

    (iii) (a) the amount of Seller's consolidated accrued pension cost, calculated under Statement of Financial Accounting Standards No. 87 as of the Measurement Date minus (b) the amount of any deferred tax asset corresponding to such accrued pension cost, minus (c) the amount, if any, of the consolidated cash contributions required to be made to Seller's pension plan to ensure that as of the Measurement Date the current value of the assets of Seller's Pension Plan is not more than $500,000 less than the plan's "Benefit Liabilities" as that term is defined in (S)4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements (whether or not such amount could lawfully be added to the plan at the Measurement Date), plus (d) the amount of any tax benefit that would be realizable by Buyer or by Seller after the Measurement Date when and if it contributes to the plan the amount determined in clause (c) above attributable to the deductibility of such amount.

  "Agreement" shall mean this Agreement and Plan of Reorganization by and among the Buyer, the Seller and the Savings Bank.

  "Articles of Merger" shall have the meaning ascribed thereto in Section 2.07 hereof.

  "Average Closing Price" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

  "Bank" shall mean The First National Bank of Boston.

  "Bank Merger" shall mean the merger of the Savings Bank with and into the Bank in accordance with the terms and conditions of the Bank Merger Agreement.

  "Bank Merger Agreement" shall mean the Agreement of Merger to be entered into by and between the Bank and the Savings Bank in substantially the form attached hereto as Exhibit D.

  "Bank Merger Effective Time" shall mean the specific time at which the Bank Merger has become effective in accordance with the terms and conditions contained in the Bank Merger Agreement and applicable law.

  "Bank Premises" shall mean the main office and all of the branch offices of the Savings Bank and all other facilities used in the ordinary course of the business of the Savings Bank, including all of the real estate and improvements located thereon which compose such offices and other banking premises.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "BSE" shall mean the Boston Stock Exchange, Inc.

  "Buyer Balance Sheet" shall have the meaning ascribed thereto in Section
3.05 hereof.

  "Buyer Common Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

  "Buyer Preferred Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

  "Buyer Registration Statement" shall have the meaning ascribed thereto in
Section 5.04 hereof.

  "Buyer Reports" shall have the meaning ascribed thereto in Section 3.11 hereof.

  "Buyer Rights Agreement" shall mean that Rights Agreement dated as of June 28, 1990, as amended, between the Buyer and the Bank as Rights Agent.

  "Central Fund" shall mean the Mutual Savings Central Fund, Inc.

  "Closing Date" shall mean the date on which the Effective Time occurs.

  "CMPs" shall have the meaning ascribed thereto in Section 3.12 hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Companies" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

  "Confidentiality Agreement" shall mean that certain letter agreement between the Buyer and the Seller dated April 24, 1995.

  "Confidential Information" shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

  "Constituent Corporations" shall have the meaning ascribed thereto in
Section 2.01 hereof.

  "Conversion Number" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

  "CRE Loans" shall have the meaning ascribed thereto in Section 5.21 hereof.

  "Deposits" shall mean the deposits (as such term is defined under Section 3(1) of the FDIA) reflected in the Records of the Savings Bank as of the close of business on the Measurement Date, and shall include, but shall not be limited to, deposits which are maintained in the following types of accounts:
(i) passbook/statement savings accounts; (ii) 90-day accounts (i.e., special notice accounts); (iii) NOW and SuperNOW Accounts (i.e., negotiable order of withdrawal accounts); (iv) money-market accounts; (v) demand deposit accounts;
(vi) certificates of deposit; (vii) escrow accounts; (viii) time deposit accounts; and (ix) individual retirement accounts ("IRAs"). Deposits shall also include all uncollected items included in the depositors' balances and credited on the books of the Savings Bank as of the close of business on the Measurement Date.

  "Deposit Liabilities" shall mean the obligation of the Savings Bank, as of the close of business on the Measurement Date, to pay the principal balances of, and interest or dividends on, all accounts relating to the Deposits in accordance with the terms of the contracts by which such accounts were created or otherwise as required by law.

  "Disagreement" shall have the meaning ascribed thereto in Section 2.14(b) hereof.

  "Dissenting Holder" shall have the meaning ascribed thereto in section 2.09(c) hereof.

  "Dissenting Shares" shall have the meaning ascribed thereto in Section 2.09(c) hereof.

  "DOJ" shall mean the United States Department of Justice.

  "DPC Shares" shall have the meaning ascribed thereto in Section 3.14 hereof.

  "Effective Time" shall mean the specific time on the Closing Date at which the Acquisition Merger has become effective pursuant to the laws of the Commonwealth of Massachusetts.

  "EPA" shall mean the United States Environmental Protection Agency.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall have the meaning ascribed thereto in Section 3.05 hereof.

  "Exchange Agent" shall have the meaning ascribed thereto in Section 2.13 hereof.

  "Excluded Employees" shall have the meaning ascribed thereto in Section 5.13 hereof.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

  "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

  "HOLA" shall mean the Home Owners Loan Act of 1933, as amended.

  "Independent Accounting Firm" shall mean any "Big Six" accounting firm or its successor (other than the respective independent public accountants of each of Buyer and Seller.

  "Injunction" shall have the meaning ascribed thereto in Section 6.01(d) hereof.

  "IRS" shall mean the United States Internal Revenue Service.

  "Loans" shall have the meaning set forth in Section 4.25 hereof.

  "Massachusetts Board" shall have the meaning ascribed thereto in Section
3.04 hereof.

  "Massachusetts Commissioner" shall have the meaning ascribed thereto in
Section 3.04 hereof.

  "Material Adverse Effect" shall mean with respect to Buyer or Seller, or any other entity, a material adverse effect on the assets, properties, liabilities (including without limitation any material reduction in Deposit Liabilities), business, operations, results of operations or financial condition of Buyer or Seller or such other entity, as the case may be, and its subsidiaries, taken as a whole; provided, however, that any material adverse effect on the assets, properties, liabilities, business, operations, results of operations or financial condition of Seller and its subsidiaries, taken as a whole, resulting from activities permitted or required by Section 5.18 hereof shall not be taken into account in determining whether a Material Adverse Effect has occurred for purposes of this Agreement.

  "MBCL" shall mean the Massachusetts Business Corporation Law, as amended.

  "Measurement Date" shall mean that day which (i) is the last day of a calendar month and (ii) precedes the Closing Date by not less than ten (10) nor more than twenty-three (23) business days.

  "Measurement Date Documents" shall have the meaning ascribed thereto in
Section 2.14(a) hereof.

  "Merger Subsidiary" shall mean that certain business corporation, which shall be organized as a wholly-owned direct or indirect subsidiary of Buyer under the laws of the Commonwealth of Massachusetts for the purpose of merging with the Seller pursuant to the terms of this Agreement.

  "Merger Subsidiary Common Stock" shall have the meaning ascribed thereto in
Section 5.10 hereof.

  "MHPF" shall mean the Massachusetts Housing Partnership Fund.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "Notice of Disagreement" shall have the meaning ascribed thereto in Section 2.14(b) hereof.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "OCC" shall mean the Office of the Comptroller of the Currency of the United States Department of the Treasury.

  "OTS" shall mean the Office of Thrift Supervision of the United States Department of the Treasury.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Pre-Closing Transactions" shall mean all of those transactions that are further described in Schedule 1 to this Agreement, which shall or may be completed by the Seller and its subsidiaries, as applicable, on or prior to the close of business on the Measurement Date in accordance with the terms of this Agreement.

  "Principal Stockholder" shall mean Chieftain Capital Management, Inc.

  "Proxy Statement" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

  "Records" means all records and original documents in the Seller's possession which pertain to and are utilized by the Seller and its subsidiaries to administer, reflect, monitor, evidence or record information respecting Seller's consolidated business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the consolidated business of the Seller.

  "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in
Section 6.01(b) hereof.

  "Savings Bank" shall mean Seller's wholly owned subsidiary, South Boston Savings Bank.

  "SEC" shall have the meaning ascribed thereto in Section 3.04 hereof.

  "Securities Act" shall mean the Securities Act of 1933, as amended (15 U.S.C. (S)77a et seq.).

  "Seller" shall have the meaning ascribed thereto in the preamble to this Agreement.

  "Seller Affiliates" shall have the meaning ascribed thereto in Section 5.06 hereof.

  "Seller Affiliates Agreement" shall mean the form of written agreement to be executed and delivered to the Buyer prior to the Effective Time by the Seller Affiliates, substantially in the form attached hereto as Exhibit C.

  "Seller Balance Sheet" shall have the meaning ascribed thereto in Section
4.05 hereof.

  "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Common Stock" shall have the meaning ascribed thereto in Section 4.02(a) hereof.

  "Seller Disclosure Schedule" shall have the meaning ascribed thereto in
Section 4.02(b) hereof.

  "Seller ESOP" shall mean Seller's Employee Stock Ownership Plan.

  "Seller Option" shall mean the option granted to the Buyer pursuant to the Seller Option Agreement.

  "Seller Option Agreement" shall mean that certain stock option agreement of even date herewith by and between the Buyer and the Seller in the form attached hereto as Exhibit A.

  "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Preferred Stock" shall have the meaning ascribed thereto in Section 4.02(a) hereof.

  "Seller Reports" shall have the meaning ascribed thereto in Section 4.15 hereof.

  "Seller Stock Option Plan" means the Seller's 1983, 1986 and 1989 Stock Option Plans, considered collectively, each as may be amended and currently in effect.

  "Seller Stockholders' Agreement" means that certain letter agreement or agreements of even date herewith executed and delivered to the Buyer by each of the Principal Stockholders in the form attached hereto as Exhibit B.

  "Significant Subsidiary" shall have the meaning ascribed thereto in Section 3.01(b) hereof.

  "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

  "Surviving Corporation" shall have the meaning ascribed thereto in Section
2.01 hereof.

  "Tax" shall have the meaning ascribed thereto in Section 4.10(r)(A) hereof.

  "Tax Return" shall have the meaning ascribed thereto in Section 4.10(r)(B) hereof.

  "Termination Date" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

  "Trust Account Shares" shall have the meaning ascribed thereto in Section
3.12 hereof.

  "Valuation Period" shall have the meaning ascribed thereto in Section 2.09(a) hereof.

                                  ARTICLE II

                            THE ACQUISITION MERGER

  2.01 Surviving Corporation. In accordance with the provisions of this
Article II and Section 78 of the MBCL, at the Effective Time, Merger Subsidiary shall be merged with and into Seller (the two merging corporations being sometimes collectively referred to herein as the "Constituent Corporations") and the separate corporate existence of Merger Subsidiary shall cease. Seller shall be the surviving corporation in the Acquisition Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. The name of the Surviving Corporation shall be "The Boston Bancorp".

  2.02 Purposes and Authorized Capital Stock of Surviving Corporation. As of the Effective Time, the purposes and authorized capital stock of the Surviving Corporation shall be as stated in the Articles of Organization of Seller immediately prior to the Effective Time.

  2.03 Effect of the Acquisition Merger.

    (a) At the Effective Time, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed, and all claims, demands, property and other interest shall be the property of the Surviving Corporation, and the title to all real estate vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Acquisition Merger, but shall be vested in the Surviving Corporation.

    (b) From and after the Effective Time, the rights of creditors of any Constituent Corporation shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Acquisition Merger, but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities or obligations. The stockholders, directors, and officers of the Constituent Corporations shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Acquisition Merger. No action or proceeding then pending before any court or tribunal of the Commonwealth of Massachusetts or otherwise in which any Constituent Corporation is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Acquisition Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Corporation may be substituted as a party in place of any Constituent Corporation by the court in which such action or proceeding is pending.

  2.04 Additional Actions. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out the purposes and intent of this Agreement.

  2.05 Articles of Organization and By-laws. The Articles of Organization and the By-Laws of Seller, as in effect immediately prior to the Effective Time, shall be the Articles of Organization and the By-laws of the Surviving Corporation and, subject to the rights of Buyer as the sole stockholder, shall thereafter continue to be the Surviving Corporation's Articles of Organization and By-Laws until amended as provided therein or by applicable law.

  2.06 Directors and Officers. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, subject to the rights of Buyer as the sole stockholder, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Corporation.

  2.07 Effective Time; Conditions. If all of the conditions precedent set forth in Article VI hereof have been satisfied or waived (to the extent permitted by law), and this Agreement has not otherwise been properly terminated under Article VIII hereof, the appropriate form of articles of merger with respect to the Acquisition Merger shall be prepared by Merger Subsidiary and Seller and filed and recorded pursuant to Section 78(d) of the MBCL with the Massachusetts Secretary of State (as so filed and recorded, the "Articles of Merger"). The Acquisition Merger shall become effective at, and the Effective Time shall be, the time specified in the Articles of Merger.

  2.08 Dissenters' Appraisal Rights. Any Dissenting Holder (i) who files with Seller an objection to the Acquisition Merger in writing before the approval of this Agreement by the stockholders of Seller and who states in such objection that he intends to demand payment for his shares of Seller Common Stock if the Acquisition

Merger is concluded and (ii) whose shares of Seller Common Stock are not voted in favor of the Acquisition Merger shall be entitled to demand payment for his shares of Seller Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL.

  2.09 Effect on Outstanding Shares.

    (a) Seller Common Stock. By virtue of the Acquisition Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any such shares held directly or indirectly by Buyer, other than Trust Account Shares and DPC Shares, and any such shares held as treasury stock by Seller) shall become and be converted into the number of shares or fraction of a share of Buyer Common Stock (together with the number of Buyer Rights associated therewith), rounded to the nearest thousandth of a share, equal to the Conversion Number. The "Conversion Number" shall be equal to the quotient of dividing

      (i) the sum of (A) the Adjusted Net Worth as of the close of business on the Measurement Date, (B) $40,640,806.00, (C) the product of $40,000.00 and the number of days after the Measurement Date to and including the Closing Date, and (D) the aggregate exercise price of all options to purchase Seller Common Stock outstanding at the close of business on the Measurement Date, by

      (ii) the product of (A) Average Closing Price, and (B) the sum of the number of shares of Seller Common Stock and options to purchase Seller Common Stock outstanding at the close of business on the Measurement Date.

    As of the Effective Time, each share of Seller Common Stock held directly or indirectly by Buyer, other than Trust Account Shares and DPC Shares, and held by Seller as treasury stock shall be canceled, retired and cease to exist, and no payment shall be made with respect thereof. For purposes of this Agreement, "Average Closing Price" shall mean the average of the closing prices of shares of Buyer Common Stock as reported on the NYSE composite transactions reporting system for the twenty consecutive trading days ending on the third business day prior to the Closing Date (such period being the "Valuation Period").

    (b) Merger Subsidiary Common Stock. By virtue of the Acquisition Merger, automatically and without any action on the part of the holder thereof, each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into
  1.00 share of common stock of the Surviving Corporation, par value $1.00 per share ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represented outstanding shares of Merger Subsidiary Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Merger Subsidiary Common Stock represented by such certificate shall have been converted pursuant to this Section 2.09(b).

    (c) Dissenting Shares. No conversion under Section 2.09(a) hereof shall be made with respect to the shares of Seller Common Stock held by a Dissenting Holder (such shares being referred to herein as "Dissenting Shares"); provided, however, each Dissenting Share outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the MBCL, shall be deemed to be converted, as of the Effective Time, into shares of Buyer Common Stock as specified in Section 2.09(a) hereof. For purposes of this Agreement, the term "Dissenting Holder" shall mean a holder of shares of Seller Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the MBCL concerning the right of such holder to dissent from the Acquisition Merger and demand appraisal of such holder's shares of Seller Common Stock. Any payments made by Buyer to Dissenting Holders after the Effective Time shall be funded by Buyer's utilizing assets that were either in its possession on a consolidated basis prior to the Effective Time or otherwise not acquired by Buyer on a consolidated basis as a result of the consummation of the Acquisition Merger.

  2.10 Anti-Dilution. In the event that during the period beginning on the first day of the Valuation Period and ending on the Closing Date the outstanding shares of Buyer Common Stock (or the number of Buyer Rights) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock (or other non-cash) dividend, stock split, reverse stock split, or other like changes in Buyer's capitalization (a "Recapitalization"), then to the extent necessary or appropriate an appropriate and proportionate adjustment shall be made to the number and/or kind of securities to be delivered to the holders of Seller Common Stock so that each holder of Seller Common Stock shall receive under Section 2.09(a) hereof the number of shares of Buyer Common Stock (or the number of Buyer Rights) and/or other securities that such holder would have received if the Recapitalization had occurred immediately after the Effective Time.

  2.11 Procedures.

    (a) Certificates which represent shares of Seller Common Stock that are outstanding immediately prior to the Effective Time (each, in each case, a "Certificate") and are converted into shares of Buyer Common Stock pursuant to this Article II shall, after the Effective Time, be deemed to represent shares of the Buyer Common Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Buyer Common Stock into which such shares have been converted.

    (b) Buyer shall use all reasonable efforts to cause the Exchange Agent to send to each holder of record of shares of Seller Common Stock outstanding at the Effective Time as promptly as practicable, and in any event within three days after the Effective Time, transmittal materials (which shall be reviewed with and be reasonably acceptable to Seller) for use in exchanging the Certificates for such shares for certificates for shares of Buyer Common Stock into which such shares of Seller Common Stock have been converted pursuant to this Article II. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate for the number of shares of Buyer Common Stock to which such holder is entitled, and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate in accordance with the provisions of this Article II and the transmittal materials, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of Seller of shares of Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article II. If, after the Effective Time, Certificates are presented for transfer to Seller, they shall be canceled and exchanged for the shares of Buyer Common Stock deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in this Article II.

    (c) In lieu of the issuance of fractional shares of Buyer Common Stock pursuant to Section 2.09(a) hereof, cash adjustments, without interest, will be paid to the holders of Seller Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent). For purposes of determining whether, and in what amounts, a particular holder of Seller Common Stock would be entitled to receive cash adjustments under this Section 2.11(c), shares of record held by such holder and represented by two or more Certificates shall be aggregated.

    (d) After the Effective Time, holders of Seller Common Stock shall have no rights as stockholders of Seller, other than (i) to receive shares of Buyer Common Stock into which such shares of Seller Common Stock have been converted and fractional share payments, if any, pursuant to the provisions of Section 2.11(c) above and (ii) the rights afforded to any Dissenting Holder under applicable provisions of the MBCL.

    (e) Notwithstanding the foregoing, neither Buyer nor Seller nor any other person shall be liable to any former holder of shares of Seller Common Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by Buyer of appropriate and customary indemnification, Buyer will issue in exchange for such lost, stolen or destroyed Certificate shares of Buyer Common Stock and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

    (g) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company or member firm of the NYSE, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  2.12 Treatment of Seller Stock Options. Each stock option granted by Seller pursuant to the Seller Stock Option Plan outstanding and unexercised immediately prior to the Effective Time shall be converted into an option to purchase shares of Buyer Common Stock with the following terms:

    (a) The number of shares of Buyer Common Stock shall be equal to the product of the number of shares of Seller Common Stock previously subject thereto and the Conversion Number, rounded up to the nearest whole share for non-statutory options and rounded down to the nearest whole share for incentive stock options; and

    (b) The exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Seller Common Stock previously subject thereto divided by the Conversion Number, rounded up to the nearest cent; and

    (c) The duration and other terms of the option shall be unchanged except that all references to Seller shall be deemed to be references to Buyer; and

    (d) Buyer shall assume the option as contemplated by Section 424(a) of the Code.

  2.13 Exchange Agent. Prior to the Effective Time, Buyer shall appoint an exchange agent for the purpose of exchanging certificates representing shares of Buyer Common Stock for Certificates (the "Exchange Agent"). Buyer shall issue and deliver to the Exchange Agent certificates representing the shares of Buyer Common Stock to be issued and shall pay to the Exchange Agent the aggregate cash amount to be paid in lieu of fractional share interests, all in accordance with the terms of this Article II.

  2.14 Delivery of Measurement Date Documents.

    (a) Within five (5) days following the Measurement Date, and prior to the Effective Time, Seller shall prepare and deliver to Buyer (i) an unaudited consolidated balance sheet of Seller, prepared in accordance with GAAP as of the close of business on the Measurement Date and (ii) a schedule calculating the Adjusted Net Worth as of the close of business on the Measurement Date (collectively, the "Measurement Date Documents").

    (b) Within five (5) days after Seller's delivery of the Measurement Date Documents to Buyer, and in any event prior to the Effective Time, Buyer may dispute the amount of the Adjusted Net Worth contained in the Measurement Date Documents by giving written notice (a "Notice of Disagreement") to Seller setting forth in reasonable detail the basis for such dispute (such dispute being referred to herein as a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving such Disagreement. If Buyer does not give a Notice of Disagreement in accordance with the provisions of the first sentence of this Section 2.14(b) within the five (5) day period set forth therein, Buyer shall be deemed to have irrecoverably accepted the amount of the Adjusted Net Worth as set forth in the Measurement Date Documents delivered to Buyer by Seller.

    (c) If Buyer shall deliver a Notice of Disagreement to Seller in accordance with Section 2.14(b) above, and within five (5) days following Buyer's delivery to Seller of such Notice of Disagreement Buyer and Seller do not resolve the Disagreement, such Disagreement shall be referred to an Independent Accounting Firm mutually selected by Buyer and Seller for a resolution of such Disagreement in accordance with the terms of this Agreement. Any failure by Seller to respond to a Notice of Disagreement within the five (5) day period set forth in the preceding sentence shall be deemed to be a conclusive indication by Seller that it is in agreement with the changes to the Measurement Date Documents proposed by Buyer in such Notice of Disagreement. If Seller and Buyer do not immediately agree on the selection for an Independent Accounting Firm, their respective independent public accountants shall immediately select such firm. Such firm shall resolve the Disagreement as soon as possible and, in any event, within seven (7) days after its selection. The determinations of such firm with respect to any Disagreement shall be final and binding upon the parties and the amount(s) so determined shall be used to complete the final Measurement Date Documents, which shall serve as the basis for determining the Conversion Number under Section 2.09(a) above and/or Seller's satisfaction of the condition set forth in Section 6.02(f) below. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this
  Section 2.14(c) shall be paid by the Buyer, if the Independent Accounting Firm agrees with the position asserted by the Seller; shall be paid by the Seller, if the Independent Accounting Firm agrees with the position asserted by the Buyer; or shall be split evenly by the Buyer and the Seller if the Independent Account Firm does not agree with either the Buyer or the Seller.

    (d) Following the final completion of the Measurement Date Documents and related final determination of the amount of the Adjusted Net Worth as of the close of business on the Measurement Date, all in accordance with the provisions of Sections 2.14(a) through 2.14(c) above, and subject to the satisfaction or waiver (to the extent legally permitted) of the conditions set forth in Article VI of this Agreement, the parties shall promptly consummate the Acquisition Merger.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                   OF BUYER

  Buyer hereby represents and warrants to Seller and the Savings Bank as follows:

  3.01 Corporate Organization.

    (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a bank holding company registered with the Federal Reserve Board under the BHCA.

    (b) Each subsidiary of the Buyer that is a "significant subsidiary" as such term is defined in Regulation S-X of the SEC (each a "Significant Subsidiary" and together the "Significant Subsidiaries") is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would neither individually nor in the aggregate, result in, with respect to the Buyer, a Material Adverse Effect.

  3.02 Capitalization. The authorized capital stock of the Buyer consists of 200,000,000 shares of common stock, par value $2.25 per share (the "Buyer Common Stock"), and 10,000,000 shares of preferred stock, no par value (the "Buyer Preferred Stock"). As of the close of business on September 30, 1995 there were 112,161,218 shares of the Buyer Common Stock issued and outstanding and a total of 4,593,941 shares of the Buyer Preferred Stock issued and outstanding (in the form of 1,044,843 shares of Adjustable Rate Cumulative Preferred Stock, Series A, 1,574,783 shares of Adjustable Rate Cumulative Preferred Stock, Series B, 774,783 shares of Adjustable Rate Cumulative Preferred Stock, Series C, 920,000 shares of 8.60% Cumulative Preferred Stock, Series E (represented by 92,000 depositary shares) and 280,000 shares of 7.875% Cumulative Preferred Stock, Series F (represented by 28,000 depositary shares)). As of the close of business on September 30, 1995, the Buyer had 112,161,218 preferred stock purchase rights issued and outstanding pursuant to the Buyer Rights Agreement, which entitle the holders thereof to purchase shares of Junior Participating Preferred Stock, Series D, under certain circumstances. As of the close of business on September 30, 1995, there were 200,000 shares of Junior Participating Preferred Stock, Series D, reserved for issuance upon exercise of such preferred stock purchase rights, none of which shares were issued and outstanding. There were also no shares of the Buyer Common Stock held in the Buyer's treasury as of the close of business on September 30, 1995. In addition, as of the close of business on September 30, 1995, there were 3,732,000 shares of the Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of the Buyer Common Stock and the Buyer Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

  3.03 Authority; No Violation.

    (a) The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer. No other corporate proceedings on the part of the Buyer are necessary to consummate any of the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that enforcement hereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (b) The Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the Bank Merger. When the Bank Merger Agreement is duly and validly executed by the Bank, as contemplated under Section 5.19 below, and assuming that the Bank Merger Agreement is duly authorized, executed and delivered by the Savings Bank, the Bank Merger Agreement shall constitute a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. Except for the due authorization, execution and delivery of the Bank Merger Agreement by the Bank and the adoption of the Bank Merger Agreement by the Buyer and one or more wholly owned subsidiaries of the Buyer in their capacity as the stockholders of the Bank, all as contemplated under Section 5.19 below, no other corporate proceedings on the part of the Bank are necessary to consummate the Bank Merger.

    (c) Neither the execution and delivery of this Agreement and the Bank Merger Agreement by the Buyer and the Bank, respectively, nor the consummation by the Buyer and the Bank, as applicable, of the transactions contemplated by this Agreement and the Bank Merger Agreement, nor compliance by the Buyer and the Bank, as applicable, with any of the terms or provisions of this Agreement and the Bank Merger Agreement, will (i) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its subsidiaries or any of their respective properties or assets, or,
  (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the articles of organization, certificate of incorporation or other charter document of like nature or by-laws of the Buyer, or such Buyer subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (i) and (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Buyer, in a Material Adverse Effect.

  3.04 Consents and Approvals. Except for consents, waivers or approvals of, notice to, or filings or registrations with, the Federal Reserve Board, the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"), the OTS, the OCC, the Massachusetts Commissioner of Banks (the "Massachusetts Commissioner"), the Securities and Exchange Commission (the "SEC"), the NYSE, the BSE, the Central Fund, the MHPF, the DOJ, the Massachusetts Secretary of State and certain state "Blue Sky" or securities commissioners, no consents, waivers or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of or notices to any third parties (which term does not include the Board of Directors of the Buyer or of the Bank or the stockholders of the Bank) are necessary, in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the execution and delivery by the Bank of the Bank Merger Agreement or (iii) the consummation by the Buyer and the Bank of the transactions contemplated by this Agreement and the Bank Merger Agreement. As of the date hereof, Buyer is not aware of any reason why the approvals described in Section 6.03(c) could not be obtained without significant delay.

  3.05 Financial Statements. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1992 through 1994, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in the Buyer Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1992 through December 31, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Coopers & Lybrand, independent accountants for the Buyer and (b) the unaudited consolidated balance sheet of the Buyer and its subsidiaries as of June 30, 1995, the related unaudited consolidated statements of income for the three and six months ended June 30, 1995 and June 30, 1994, the related unaudited consolidated changes in stockholders' equity for the six months ended June 30, 1995 and June 30, 1994 and the related unaudited consolidated statements of cash flows for the six months ended June 30, 1995 and June 30, 1994, all as reported in the Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 filed with the

SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet (the "Buyer Balance Sheet") of the Buyer (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q 10-K and 8-K) to be filed by the Buyer with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

  3.06 Absence of Undisclosed Liabilities. As of June 30, 1995, none of the Buyer or any of its subsidiaries had any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Buyer, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Buyer, except as disclosed or reflected in the Buyer's unaudited consolidated balance sheet as of such date.

  3.07 Broker's Fees. Neither the Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement.

  3.08 Absence of Certain Changes or Events. Since June 30, 1995, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Buyer or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Buyer.

  3.09 Legal Proceedings. There is no suit, action or proceeding pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Buyer or otherwise materially adversely affect the Buyer's or the Bank's ability to perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary of the Buyer having any such effect.

  3.10. Agreements with Banking Authorities. Neither Buyer nor any of its subsidiaries is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with, or has adopted any resolutions at the request of, any federal or state governmental entity charged with the supervision or regulation of banks, bank holding companies or savings and loan holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder.

  3.11 Reports. Since January 1, 1995, the Buyer and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be made available by the Buyer to the Seller), (b) the Federal Reserve Board, (c) the OCC, (d) the FDIC and (e) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Buyer Reports described in clause (a) above did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.12 Compliance with Applicable Law. Buyer holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and Buyer has complied with, and is not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Buyer, other than where such default or noncompliance will not result in or create a reasonable probability of resulting in a Material Adverse Effect on Buyer or otherwise materially adversely affect Buyer's or the Bank's ability to perform its obligations under this Agreement and the Bank Merger Agreement, as applicable.

  3.13 Buyer Common Stock. The Buyer Common Stock (and the associated Buyer Rights) to be issued in connection with the Acquisition Merger is duly authorized and, when issued in accordance with Article II hereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching thereto.

  3.14 Ownership of Seller Common Stock. Neither the Buyer nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Seller, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Seller entitled to vote generally in the election of directors (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares") and any other shares held in respect of a debt previously contracted (any such shares, "DPC Shares")).

  3.15 Buyer Information. The information relating to the Buyer and its subsidiaries to be contained or incorporated by reference in the Buyer Registration Statement and the Proxy Statement, as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

  3.16 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Seller pursuant to the provisions hereof, to the best knowledge of the Buyer, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller hereby represents and warrants to Buyer as follows:

  4.01 Corporate Organization.

    (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Savings Bank is a savings bank in stock form duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Each of the Seller and the Savings Bank has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Seller, any Material

  Adverse Effect. The deposits of the Savings Bank are insured by the FDIC in accordance with the FDIA, and the Savings Bank has paid all assessments that have become due and payable to the FDIC. The Seller is a unitary savings and loan holding company registered with the OTS under the HOLA.

    (b) Each subsidiary of the Seller, other than the Savings Bank, is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each subsidiary of the Seller has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would, neither individually nor in the aggregate, result in, with respect to the Seller, a Material Adverse Effect.

    (c) Since January 1, 1995, the minute books of the Seller and the Savings Bank contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since the respective dates of the Seller's and the Savings Bank's incorporations by its stockholders and Board of Directors and any deficiencies in such minute books prior to January 1, 1995 shall not result, either individually or in the aggregate, in a Material Adverse Effect on Seller.

  4.02 Capitalization.

    (a) The authorized capital stock of the Seller consists of 20,000,000 shares of common stock, par value $1.00 per share (the "Seller Common Stock"), and 3,000,000 shares of preferred stock, par value $1.00 per share (the "Seller Preferred Stock"). As of the close of business on September 30, 1995, there were 5,218,193 shares of the Seller Common Stock and no shares of the Seller Preferred Stock issued and outstanding, no shares of the Seller Common Stock held in the Seller's treasury and no shares of the Seller Common Stock reserved and available for future issuance under outstanding options under the Seller Stock Option Plan. As of the date hereof, 1,038,420 shares of Seller Common Stock are reserved for issuance upon exercise of the Option (the "Seller Option") issued to Buyer pursuant to the Stock Option Agreement with respect to Seller Common Stock of even date herewith between Seller and Buyer (the "Seller Option Agreement"). All issued and outstanding shares of the Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to in this Section 4.02 and except for the Seller Option Agreement, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of the Seller Common Stock or the Seller Preferred Stock or any other equity security of the Seller or any the Seller subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of the Seller Common Stock or the Seller Preferred Stock or any other equity security of the Seller or any Seller subsidiary or obligating the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, except for the Seller Option Agreement, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any the Seller subsidiary.

    (b) Section 4.02(b) to the disclosure schedule prepared by the Seller and delivered to the Buyer in conjunction with the parties' execution and delivery of this Agreement (the "Seller Disclosure Schedule") lists each of the subsidiaries of the Seller as of the date of this Agreement and indicates for such subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled by the Seller; and (ii) the jurisdiction of incorporation. No subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for such Seller subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity security of the Seller or of any Seller subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a Seller subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any Seller subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any Seller subsidiary. All of the shares of capital stock of each of the Seller's subsidiaries held by the Seller are fully paid and nonassessable and are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

  4.03 Authority; No Violation.

    (a) The Seller has full corporate power and authority to execute and deliver this Agreement and the Seller Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Seller. The Board of Directors of Seller has directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and no other corporate proceedings on the part of Seller are necessary to consummate any of the transactions so contemplated by this Agreement or the Seller Option Agreement. This Agreement and the Seller Option Agreement have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery of this Agreement and the Seller Option Agreement by the Buyer) constitute the valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (b) The Savings Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the Bank Merger. When the Bank Merger Agreement is duly and validly executed by the Savings Bank, as contemplated under Section 5.19 below, and assuming that the Bank Merger Agreement is duly authorized, executed and delivered by the Bank, the Bank Merger Agreement shall constitute a valid and binding obligation of the Savings Bank, enforceable against the Savings Bank in accordance with its terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. Except for the due authorization, execution and delivery of the Bank Merger Agreement by the Savings Bank and the adoption of the Bank Merger Agreement by the Seller or the Surviving Corporation, as the case may be, in its capacity as the sole stockholder of the Savings Bank, all as contemplated under Section 5.19 below, no other corporate proceedings on the part of the Savings Bank are necessary to consummate the Bank Merger.

    (c) Neither the execution and delivery of this Agreement, the Seller Option Agreement and the Bank Merger Agreement by the Seller and the Savings Bank, as applicable, nor the consummation by the Seller and the Savings Bank, as applicable, of the transactions contemplated hereby and thereby, nor compliance by the Seller and the Savings Bank, as applicable, with any of the terms or provisions hereof or thereof, will (i) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or any of their respective properties or assets, or (ii) except as set forth in Section 4.03(c) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of (A) certificate of incorporation or other charter document of like nature or By-laws of the Seller or such Seller subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (i) and (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Seller, in a Material Adverse Effect.

  4.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to, or filings or registrations with, the Federal Reserve Board, the Massachusetts Board, the OTS, the OCC, the Massachusetts Commissioner, the SEC, the Central Fund, the MHPF, the DOJ, the Massachusetts Secretary of State or as may be set forth in Sections 4.03(b) or 4.04 of the Seller Disclosure Schedule, no consents, waivers or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of or notices to any third parties (which term does not include the Board of Directors and stockholders of the Seller and the Savings
Bank) are necessary, in connection with the execution and delivery by the Seller and the Savings Bank, as applicable, of this Agreement, the Seller Option Agreement and the Bank Merger Agreement or the consummation by the Seller and the Savings Bank, as applicable, of the transactions contemplated by such agreements. The affirmative vote of holders of two-thirds of the outstanding shares of the Seller Common Stock is the only vote of the holders of any class or series of the Seller capital stock or other securities necessary to approve this Agreement and the transactions contemplated hereby, including without limitation the Acquisition Merger and the Bank Merger. As of the date hereof, Seller is not aware of any reason why the approvals described in Section 6.02(c) could not be obtained without significant delay.

  4.05 Financial Statements. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of October 31 for the fiscal years 1992 through 1994, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in the Seller' Annual Reports on Form 10-K for each of the three fiscal years ended October 31, 1992 through October 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of T. C. Edwards & Co,.P.C., independent accountants for the Seller and (b) the unaudited consolidated balance sheet of the Seller and its subsidiaries as of July 31, 1995, the related unaudited consolidated statements of income for the three and nine months ended July 31, 1995 and July 31, 1994, the related unaudited consolidated changes in stockholders' equity for the nine months ended July 31, 1995 and July 31, 1994 and the related unaudited consolidated statements of cash flows for the nine months ended July 31, 1995 and July 31, 1994, all as reported in the Seller's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995 filed with the SEC under the Exchange Act. The October 31, 1994 consolidated balance sheet (the "Seller Balance Sheet") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K and 8-K) to be filed by the Seller with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

  4.06 Absence of Undisclosed Liabilities. As of July 31, 1995, none of the Seller or any of its subsidiaries had any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Seller, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Seller, except as disclosed or reflected in the Seller's unaudited consolidated balance sheet as of such date or Section 4.06 of the Seller Disclosure Schedule.

  4.07 Broker's Fees. Neither the Seller or any of its subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement, except that Seller has engaged, and will pay a fee or commission to, Tucker Anthony Incorporated.

  4.08 Absence of Certain Changes or Events. Except as disclosed in Schedule
4.08 of the Seller Disclosure Schedule, since July 31, 1995, the Seller and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Seller.

  4.09 Legal Proceedings. There is no suit, action or proceeding pending or, to the best knowledge of the Seller, threatened, against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's or the Savings Bank's ability to perform its obligations under this Agreement, the Seller Option Agreement and the Bank Merger Agreement, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Seller or any subsidiary of the Seller having any such effect.

4.10 Taxes and Tax Returns. Except as may be set forth in Section 4.10 of the Seller Disclosure Schedule:

    (a) The Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects material to the financial condition of the Seller and its subsidiaries, taken as a whole. All Taxes shown on such Tax Returns as due and payable by Seller have been paid and Seller will not be liable for any additional Taxes for any taxable period ending on or before the Effective Time in excess of the amounts set up as reserves for taxes on the Seller Balance Sheet. Seller has made available to Buyer correct and complete copies of all federal income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1990, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller with respect to such taxable periods;

    (b) Seller has neither requested nor been granted an extension of the time for filing any Tax Return to a date later than the Effective Time;

    (c) With respect to each taxable period of Seller, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

    (d) Seller has not consented to extend the time in which any Tax may be assessed or collected by any tax authority;

    (e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been asserted or assessed by any taxing authority against Seller;

    (f) There is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of Seller, threatened against or with respect to Seller with respect to any Tax;

    (g) No claim has ever been made by a taxing authority in a jurisdiction where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by that jurisdiction;

    (h) There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Seller;

    (i) Seller has not filed or been included in a combined, consolidated or unitary income Tax Return (other than consolidated Tax Returns in which it is the parent corporation);

    (j) Seller has neither made nor is affected by any elections under Code Sections 108(b)(5), 338(g), or 565, or Treasury Regulation Sections 1.1502-20(g) or 1.1502-32(f)(2);

    (k) Seller is not a party to or bound by any Tax allocation or Tax sharing agreement nor does Seller have any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes (other than the tax sharing agreement among Seller and its subsidiaries);

    (l) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

    (m) Seller has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, nor otherwise operates or conducts business through any branch in any foreign country;

    (n) Seller will not be required, as a result of a change in method of accounting for any period ending on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement of federal, state, local or foreign income Tax law) in taxable income for any period ending after the Effective Time;

    (o) None of the assets of Seller directly or indirectly secures any indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, and Seller is not directly or indirectly an obligor or a guarantor with respect to any such indebtedness;

    (p) Seller has not filed a consent under Code Sec. 341(f) concerning collapsible corporations;

    (q) Seller has not made any payments, nor is obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G;

    (r) For purposes of this Section 4.10:

      (A) "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

      (B) "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

4.11 Employees. Except as set forth in Section 4.11 of the Seller Disclosure
Schedule:

    (a) Neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3 of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in
  Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any subsidiary thereof, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any subsidiary thereof (collectively, the "Seller Other Plans").

    (b) The Seller shall have delivered to the Buyer contemporaneous with the delivery of the Seller Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document; (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

    (c) The current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

    (d) Each of the Seller Pension Plans and each of the Seller Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

    (e) There has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of
  Section 412(d)(3) (or any predecessor section) of the Code with respect to any the Seller Pension Plan.

    (f) The Seller and its subsidiaries have made or provided for all contributions to the Seller Pension Plans required thereunder as of the date of this representation.

    (g) Neither the Seller nor any of its subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

    (h) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

    (i) Neither Seller nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

  4.12 Agreements with Banking Authorities. Except as set forth in Section
4.12 of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with, or has adopted any resolutions at the request of, any federal or state governmental entity charged with the supervision or regulation of banks, bank holding companies or savings and loan holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder.

  4.13 Material Agreements. Except as set forth in the index of exhibits in the Seller's Annual Report on Form 10-K for the year ended October 31, 1994 or as otherwise disclosed in Section 4.13 of the Seller Disclosure Schedule, except for this Agreement and the agreements specifically referred to herein, neither the Seller nor any of its subsidiaries is a party to or is bound by
(a) any agreement, arrangement, or commitment other than contracts entered into in the ordinary course of the Saving Bank's banking business and consistent with past practice that has a term of more than one year or requires payment by the Seller or any subsidiary of more than $150,000 annually; (b) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment (including severance) of any person; (c) any contract, agreement, or understanding with any labor union; or (d) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to Seller's Annual Report on Form 10-K.

  4.14 Ownership of Property. The Seller and its subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible (including, without limitation, the capital stock of its subsidiaries and all other assets and properties), reflected on the Seller Balance Sheet, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to any Federal Reserve Bank, Federal Home Loan Bank, inter-bank credit facilities, or any transaction by the Seller or any subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to the Seller on a consolidated basis. The Seller and its subsidiaries as lessees have the right under valid and existing leases to use, possess and control all of the personal property leased by Seller and its subsidiaries as presently used, possessed and controlled by the Seller and its subsidiaries except where not material to the Seller on a consolidated basis. The Savings Bank owns in fee simple, directly or indirectly through wholly owned subsidiaries, all of the Bank Premises.

  4.15 Reports. Since November 1, 1994, the Seller and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be made available by the Seller to the Buyer), (b) the OTS, (c) the FDIC, (d) the Massachusetts Commissioner and (e) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Seller Reports"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Seller Reports described in clause (a) above did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.16 Compliance with Applicable Law. Except as set forth in Section 4.16 of the Seller Disclosure Schedule or as otherwise previously disclosed in writing by Seller to Buyer, the Seller holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and the Seller has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller, other than where such default or noncompliance will not result in or create a reasonable probability of resulting in a Material Adverse Effect on Seller or otherwise materially adversely affect Seller's or the Savings Bank's ability to perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, and the Seller has not received notice of any violation of, or commencement of any proceeding in connection with any violation of any such law, statute, order, rule, regulation, policy or agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, result in the imposition of CMPs in a material amount or otherwise expose Seller or any of its subsidiaries to financial liability in a material amount.

  4.17 Environmental Matters. Except as disclosed in Section 4.17 of the Seller Disclosure Schedule, Seller and its subsidiaries are in compliance and have always been in compliance with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the United States Environmental Protection Agency (the "EPA") and of similar agencies in states in which they conduct their respective business, except for any noncompliance that singly or in the aggregate would not have a Material Adverse Effect on Seller. Except as disclosed in Section 4.17 of the Disclosure Schedule, there is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of Seller, threatened by any person, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Seller (i) for alleged noncompliance with any environmental law, rule or regulation or (ii) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by Seller or any subsidiary of Seller or in which Seller or any Seller subsidiary has a lien or other security interest.

  4.18 Antitakeover Statutes Not Applicable. Assuming the accuracy of Buyer's representation in Section 3.14 above, no "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, including without limitation Chapters 110D and 110F of the MBCL, is applicable to the transactions contemplated by this Agreement.

  4.19 Ownership of Buyer Common Stock. As of the date hereof, neither the Seller nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Buyer, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Buyer entitled to vote generally in the election of directors (other than Trust Account Shares or DPC Shares).

  4.20 Insurance. The Seller and each of its subsidiaries is presently insured, and since January 1, 1992 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured.

  4.21 Labor. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Seller. No employees of the Seller or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller, no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

  4.22 Material Interests of Certain Persons. Except as disclosed in Section
4.22 of the Seller Disclosure Schedule or in Seller's Annual Report on Form 10-K for the year ended October 31, 1994, no officer or director of the Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller or any of its subsidiaries.

  4.23 Absence of Registration Obligations. Neither the Seller nor any of its subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register or otherwise issue any of its securities which will continue after the Effective Time.

  4.24 Loans. All outstanding loans of, or extensions of credit by, Seller and/or the Savings Bank, other than loans or extensions of credit to be sold prior to the Effective Time in accordance with Section 5.18 (individually, a "Loan" and collectively the "Loans"), were solicited, originated and currently exist in compliance with all requirements of federal and state statutory and common law and any regulations promulgated thereunder and all Loans are adequately documented, except where any failures with respect to any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller or otherwise materially adversely affect Seller's or the Savings Bank's ability to perform its obligations under this Agreement and the Bank Merger Agreement. Except as disclosed in Section 4.24 of the Seller Disclosure Schedule, (i) none of the Loans are presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing and (ii) no Loan has been sold with continuing recourse liability on the part of Seller or any of its subsidiaries.

  4.25 Seller Information. The information relating to the Seller and its subsidiaries to be contained or incorporated by reference in the Buyer Registration Statement and the Proxy Statement as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

  4.26 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Schedules, furnished to the

Buyer or the Bank pursuant to the provisions hereof, to the best knowledge of the Seller, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                           COVENANTS OF THE PARTIES

  5.01 Conduct of the Business of Seller. During the period from the date of this Agreement to the Effective Time, and except with respect to the transactions required or permitted to be undertaken by Seller prior to the Effective Time in accordance with Section 5.18 below and Seller's management during such period of the assets, liabilities and operations that are the subject of such transactions or except as specifically described in Section
5.01 of the Seller Disclosure Schedule, the Seller:

    (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall mean (i) conducting its banking, trust and other businesses in the ordinary and usual course,
  (ii) refraining from any of the activities described in Section 5.01(b) below and (iii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices;

    (b) shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Buyer:

      (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its businesses consistent with past practices;

      (ii) accept, renew or roll over any "brokered deposit" as defined under 12 C.F.R. (S)337.6(a)(3) or offer an interest rate with respect to any deposit that would either constitute an impermissible interest rate with respect to deposits of an undercapitalized insured depository institution pursuant to the limitations contained under 12 C.F.R. (S) 337.6(b)(3)(ii) or otherwise set interest rates on deposits that depart from past practices of the Savings Bank with respect to the setting of interest rates on deposits, unless such interest rates do not exceed the rates then offered by the Bank on comparable deposit products;

      (iii) except in the ordinary, regular and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

      (iv) relocate, or file any application to relocate, any branch office;

      (v) terminate, or give any notice (written or verbal) to customers or governmental authorities or agencies to terminate the operations of any branch office; or

      (vi) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice;

    (c) shall use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

    (d) shall, at the Buyer's request and expense, use its best efforts to cooperate with the Buyer with respect to preparation for the combination and integration of the businesses, systems and operations of the Bank and the Savings Bank, and shall confer on a regular and frequent basis with one or more representatives of the Buyer to report on operational and related matters;

    (e) shall, subject to any restrictions under applicable law or regulation, promptly notify the Buyer of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the assets, properties, liabilities, business, results of operations, financial condition or prospects of the Seller or any of its subsidiaries;

    (f) shall not declare or pay any dividends on or make any other distributions in respect of the Seller Common Stock after the Measurement Date;

    (g) Seller (with Buyer's cooperation) prior to the Effective Time, and Buyer upon and following the Effective Time, shall take all appropriate steps to (i) effectuate termination of the Seller ESOP effective as of the Effective Time, (ii) cause the Seller ESOP, upon termination, to repay promptly and in full any loan outstanding, and (iii) cause any shares of Seller Common Stock or Buyer Common Stock held unallocated in the Seller ESOP following such termination and repayment to be allocated among the accounts of those participants in the Seller ESOP who were participants immediately prior to the Effective Time in proportion to their relative compensation for the period beginning with the first day of the plan year of the Seller ESOP in which the Closing Date occurs and ending on the Effective Time, subject only to such limitations as are required to maintain qualification of the Seller ESOP under the Code. Seller may repurchase from the Seller ESOP a sufficient number of shares of Seller Common Stock for not less than "adequate consideration" as defined in
  Section 3(18) of ERISA to permit the Seller ESOP to repay in full any loan outstanding to the Seller ESOP. Seller shall not otherwise adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it or its subsidiaries) in any material respect any Seller Pension Plan, any Seller Benefit Plan or any Seller Other Plan or enter (or permit any of its subsidiaries to enter) into any employment, severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to its or its subsidiaries' employees as a class or pay any bonus except in the ordinary course of business consistent with past practices and as disclosed in Section 5.01(g) of the Seller Disclosure Schedule;

    (h) subject to its directors fiduciary duties, shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Acquisition Merger and the Bank Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices;

    (i) shall not propose or adopt amendments to its certificate of incorporation or by-laws;

    (j) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except upon exercise or fulfillment of options issued or existing on the date hereof pursuant to the Seller Stock Option Plan and listed in Section 5.01(j) of the Seller Disclosure Schedule, and except upon exercise of the Seller Option, as applicable, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

    (k) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

    (l) shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

    (m) shall not impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

    (n) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements or other similar arrangements commonly employed by banks;

    (o) shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, which, in all cases, do not individually exceed $75,000 or cumulatively exceed $300,000;

    (p) shall not change its methods of accounting in effect at October 31, 1994, except as may be required by changes in GAAP as concurred in by the Seller's independent auditors, and the Seller shall not change its fiscal year;

    (q) shall file all reports, applications and other documents required to be filed by it with the SEC, OTS, FDIC, Massachusetts Commissioner and any other governmental agency or authority between the date of this Agreement and the Effective Time and shall furnish to the Buyer copies of all such reports promptly after the same are filed; and

    (r) shall not agree, in writing or otherwise, to take any of the actions prohibited under this Section 5.01 or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in this Agreement in any material respect.

  5.02 Access to Properties and Records; Confidentiality.

    (a) The Seller shall permit the Buyer reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to the Buyer all Records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Seller and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may reasonably have an interest in light of the transactions contemplated hereby. In connection with the foregoing and not in limitation thereof, Seller and its subsidiaries shall provide Buyer or any party designated by Buyer such access to all commercial real estate loan files and related materials as is sufficient to enable Buyer or any such designee of Buyer to participate in a timely manner on a fully informed basis in any auction process with regard to Seller's disposition of its commercial real estate loan portfolio as may be undertaken by Seller in accordance with Section 5.21 below. The Seller shall make arrangements with each third party provider of services to the Seller to permit the Buyer reasonable access to all of the Seller's Records held by each such third party. The Buyer shall permit the Seller reasonable access to such properties and records of the Buyer and/or its subsidiaries in which the Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) All Confidential Information, as such term is defined below, furnished by each party hereto to the other, or to any of its affiliates or to any of its affiliates' directors, officers, employees, or representatives or agents (such persons being referred to collectively herein as "Representatives") shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information, or any of its affiliates or Representatives, as the case may be, shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information for the period hereinafter referred to, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose; provided, however, that the Buyer and its affiliates shall be permitted to retain and share with their regulators, examiners and auditors (who need to know such information and are informed of the confidential nature thereof and directed to treat such information confidentially), and with no other persons, such materials, files and information relating to or constituting the Buyer's or any of its affiliates' or Representatives' work product, presentations or evaluation materials as the Buyer deems reasonably necessary or advisable in connection with auditing or examination purposes, and Buyer shall not make use of any such materials, files or information for any other purpose. The obligation to keep such information confidential shall continue for two years from the date this Agreement is terminated or as long as may be required by law. In the event that either party or its affiliates or Representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will directly or through the party or such affiliate or Representative, if practicable and legally permitted, prior to providing such information, and as promptly as practicable after receiving such request, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and Representatives will exercise reasonable efforts, at the expense of the party who disclosed Confidential Information to the other party, to obtain assurance that confidential treatment will be accorded the information so disclosed.

    As used in this Section 5.02(b), "Confidential Information" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with the transactions contemplated by this Agreement, including but not limited to any information obtained by meeting with Representatives of the disclosing party or its affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "Confidential Information": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that was previously known to the receiving party or its affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information and (iv) information that has been independently acquired or developed by the receiving party or its affiliates or Representatives without violating the obligation's of this
  Section 5.02(b).

  5.03 No Solicitation. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.01 hereof, neither the Seller nor any of its subsidiaries shall (and the Seller and each of its subsidiaries shall use all reasonable efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or, subject to the fiduciary obligations of the Seller's Board of Directors (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets (other than as otherwise permitted under this Agreement), sale of shares of capital stock or debt securities or similar transaction involving the Seller or any of its subsidiaries (an "Acquisition Transaction"). Notwithstanding the foregoing, nothing contained in this Section 5.03 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors, with the written advice of outside counsel, may be required under applicable law. The Seller will immediately communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within twenty-four (24) hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the OTS, Federal Reserve Board, DOJ or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

  5.04 Regulatory Matters; Consents.

    (a) The parties will cooperate in connection with (i) the preparation and filing by the Buyer with the SEC under the Securities Act of a registration statement on Form S-4 relating to the shares of the Buyer Common Stock to be issued in connection with the Acquisition Merger (the "Buyer Registration Statement"), (ii) the preparation and filing by the Seller of a proxy statement (the "Proxy Statement") with the SEC under the Exchange Act as shall be necessary or desirable in order to consummate the transactions contemplated by this Agreement, each to be undertaken as promptly as practicable, and the Buyer and the Seller will use their respective best efforts to have the Buyer Registration Statement declared effective by the SEC and to mail the Proxy Statement to the Seller's stockholders as promptly as practicable. The parties shall also take any reasonable action required to be taken under any state "Blue Sky" laws in connection with the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, except as may be required by its board of directors' fiduciary duties as advised in writing by outside counsel, neither party shall take or permit any of its subsidiaries to take any action that materially adversely affects its ability to consummate the transactions contemplated under this Agreement or the Bank Merger Agreement in a timely manner.

    (b) Each of the Seller and the Buyer will cooperate with the other and use all reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary or appropriate to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. Each party hereto shall have the right to review and approve in advance all descriptions of it and its subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement, including without limitation all filings contemplated by Section 5.04(a) above, with any governmental body. In exercising the foregoing right, the parties hereto shall act reasonably and as promptly as practicable.

  5.05 Approval of Seller's Stockholders. The Seller will (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the transactions contemplated hereby, and for such other purposes as may be necessary or desirable, (b) subject to the fiduciary duties of its board of directors as advised in writing by outside counsel, recommend to its stockholders the approval of such foregoing matters to be submitted by it to its stockholders, and (c) cooperate and consult with the Buyer with respect to each of the foregoing matters. Subject to the fiduciary duties of its board of directors as advised in writing by outside counsel, the Seller will use all reasonable efforts to obtain the necessary approvals of its stockholders of the proposals described above to be submitted by it in connection with this Agreement. If the Seller's Board of Directors is required by applicable law to review or restate the recommendation to the Seller's stockholders contemplated in clause (b) of the preceding sentence, this Section 5.05 shall not prohibit accurate disclosure by the Seller that is required in any release or regulatory filing (including the Proxy Statement and the Buyer Registration Statement) or otherwise under applicable law in the opinion of the Seller's Board of Directors, upon the written advice of outside counsel, as of the date of such release or regulatory filing or such other required disclosure as to the transactions contemplated hereby or as to any Acquisition Transaction.

  5.06 Agreements of Seller's Affiliates. The Seller shall identify in a letter to the Buyer, after consultation with counsel, all persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Seller, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act, (the "Seller Affiliates"). The Seller shall use all reasonable efforts to cause each person who is identified as a Seller Affiliate in the letter referred to above to deliver to the Buyer at least forty (40) days prior to the Closing Date an executed copy of the Seller Affiliates Agreement. Prior to the Closing Date, the Seller shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Seller Affiliate as of the Closing Date to execute a copy of the Seller Affiliates Agreement.

  5.07 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement or to vest the Bank upon and after the Bank Merger Effective Time with full title to all properties, assets, rights, approvals, immunities and franchises of the Savings Bank. In case at any time after the Effective Time or the Bank Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Savings Bank, the proper officers and directors of each party to this Agreement and the Bank Merger Agreement, as applicable, shall take all such necessary action.

  5.08 Disclosure Supplements. From time to time prior to the Effective Time, and in any event immediately prior to the Effective Time, Seller will promptly supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has become inaccurate. No such supplement or amendment to the Seller Disclosure Schedules pursuant to this Section 5.08 shall have any effect for the purpose of determining satisfaction of any of the conditions set forth in Article VI hereof.

  5.09 Public Announcements. Except as otherwise required by law or the rules of the NYSE or the NASD, the Seller and the Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

  5.10 Organization of Merger Subsidiary. Prior to the Effective Time, Buyer shall cause Merger Subsidiary to be organized under the laws of the Commonwealth of Massachusetts. The authorized capital stock of Merger Subsidiary shall consist of one hundred (100) shares of common stock, par value $.01 per share ("Merger Subsidiary Common Stock"), all of which shall be issued directly or indirectly to, and held directly or indirectly by, Buyer. Prior to the Effective Time, Merger Subsidiary shall not conduct any business or otherwise engage in any material activities or incur any material liabilities, except as specifically contemplated by this Agreement or as the parties hereto may otherwise agree. Following the organization of Merger Subsidiary, Buyer shall cause Merger Subsidiary to execute and deliver an appropriate instrument of accession to this Agreement, whereupon Merger Subsidiary shall become a party to, and be bound by, this Agreement.

  5.11 Tax-Free Reorganization Treatment. None of the parties hereto or any of their respective subsidiaries or affiliates has taken, shall take or will cause to be taken any action, whether before or after the Effective Time, which would disqualify the Acquisition Merger and the transactions contemplated by this Agreement and the Bank Merger Agreement as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that nothing herein shall limit the ability of the Buyer to exercise its rights under the Seller Option Agreement.

  5.12 Stock Exchange Listing. The Buyer shall use all reasonable efforts to cause the shares of the Buyer Common Stock to be issued in connection with the Acquisition Merger to be approved for listing on the NYSE and the BSE, subject to official notice of issuance, as of or prior to the Effective Time.

  5.13 Employment and Benefit Matters.

    (a) Initial Employment. Upon the Effective Time all the employees of Savings Bank will remain employees of Savings Bank, with the exception of the eleven persons identified in Section 5.13 of the Seller Disclosure Schedule (the "Excluded Employees"), and will be subject to the employment arrangements and pay practices, including without limitation severance benefits, generally made available by Buyer and the Bank to employees of the Bank. The parties acknowledge that Buyer has provided to Seller and/or its advisers copies of Buyer's Reduction in Force (i.e., severance) policy ("RIF Policy"), the terms of which shall apply to the employees of Savings Bank, other than the Excluded Employees, after the Effective Time. A copy of Buyer's RIF Policy is attached hereto as Exhibit E.

    (b) Maintenance of Plans; Benefits Service Credit. Subject to Section 5.13(a) above, as promptly as practicable after the Effective Time, Buyer agrees to provide the employees of Seller and its affiliates with benefits maintained by Buyer and its affiliates from time to time for the benefit of their employees similarly situated. Buyer shall cause each such plan, program or arrangement to treat the prior service of each such employee with the Seller or its affiliates, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Seller, as service rendered to Buyer or its affiliate, as the case may be, for purposes of eligibility to participate, vesting, rate of accrual under Buyer's cash balance retirement plan and eligibility for special benefits under each such plan, program or arrangement of Buyer, but not for benefit accrual attributable to any period before the Effective Time. Without limiting the foregoing, Buyer and its affiliates shall not treat any employee of Seller or any of its affiliates as a "new" employee for purposes of any exclusion under any health or similar plan of Buyer or any of its affiliates for a preexisting medical condition.

    (c) Employment Obligations. Following the Effective Time and/or the Bank Merger Effective Time, as applicable, Buyer shall, or shall cause the Bank to, honor in accordance with their terms all employment, severance, split dollar life insurance and other compensation contracts between Seller or any subsidiary thereof and any director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Effective Time under the Seller Pension Plans or the Seller Benefit Plans. Buyer shall not cause or permit Seller's defined benefit pension plan to be terminated or combined with another plan unless the amount, if any, by which the value of the assets of the said plan at the date of termination or combination exceeds the liabilities of the said plan at that date shall first have been allocated among persons who were participants in the said plan before the Effective Time.

  5.14 Directors' and Officers' Indemnification. Buyer agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer or other employee of Seller or any of its subsidiaries provided for in Seller's articles of organization or by-laws or the charter or by-laws or similar organizational documents of any of Seller's subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Acquisition Merger and the Bank Merger and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.14.

  5.15 Accountants' Letters. The Seller shall cause to be delivered to the Buyer "comfort" letters from the Seller's independent public accountants, dated the date on which the Buyer Registration Statement (or last amendment thereto) shall become effective and dated the Closing Date, relating to the information about Seller included in the Buyer Registration Statement and addressed to the Buyer, in form and substance which is reasonably satisfactory to the Buyer and customary in transactions of the nature contemplated hereby.

  5.16 Maintenance of Records. Through the Effective Time, the Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Buyer or the Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Effective Time, the Buyer shall be solely responsible for continuing maintenance of the Records.

  5.17 Leases. Seller shall consult with Buyer before renewing or extending any material lease of Seller or any subsidiary of real property or relating to furniture, fixtures or equipment that is currently in effect but that would otherwise expire on or prior to the Effective Time. Seller shall not cancel, terminate or take other action that is likely to result in any cancellation or termination of any such lease without first consulting with Buyer.

  5.18 Pre-Closing Transactions. The Seller shall use all reasonable efforts to complete those Pre-Closing Transactions that are mandatory prior to the close of business on the Measurement Date, which shall be completed in accordance with all applicable laws and regulations. Seller's consummation of the Pre-Closing Transactions and its management of the assets, liabilities and operations that are the subject of the Pre-Closing Transactions (including but not limited to the sale, lease, transfer, assignment, encumbrance or disposition of any assets that are the subject of any Pre-Closing Transactions, the waiver of any legal or equitable rights with respect to such assets, the investment and reinvestment of proceeds from the sale of such assets, and any and all hedging activities with respect to such assets or proceeds therefrom, including the issuance or purchase of options) shall not be included within, or otherwise affected by, the restrictions and limitations contained in Section 5.01 above.

  5.19 Bank Merger. The parties shall take and cause the Bank and the Savings Bank, as applicable, to take all necessary and appropriate actions to effect the Bank Merger immediately after the Effective Time in accordance with the requirements of all applicable laws and regulations and the terms of the Bank Merger Agreement.

  5.20 Resignations. Seller shall cause to be delivered at the Effective Time, if requested by Buyer, written resignations of each of the persons who are then serving as directors of Seller and the Savings Bank, respectively.

  5.21 Disposition of Commercial Real Estate Loan Portfolio. In connection with Seller's completion of the Pre-Closing Transactions in accordance with
Section 5.18 hereof, Seller shall seek to complete or cause the Savings Bank to complete, as the case may be, the disposition of its entire portfolio of commercial and multi-family real estate loans (the "CRE Loans") by the later of the date on which the parties have received the last of the Requisite Regulatory Approvals or June 1, 1996; provided, however, if all of the CRE Loans have not been disposed of by Seller as of such later date, then Seller shall take all necessary and appropriate actions to cause all of the then-remaining CRE Loans to be disposed of by auction to the highest bidder by not later than July 1, 1996 and Buyer or a party to be designated by Buyer shall be permitted, at Buyer's option, to participate in such auction proceeding and to purchase, if Buyer or such designee is the highest bidder, the CRE Loans to be sold thereunder.

                                  ARTICLE VI

                              CLOSING CONDITIONS

  6.01 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

    (a) Seller's Stockholders' Approval. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Seller Common Stock in accordance with applicable law.

    (b) Governmental Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Acquisition Merger and the Bank Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. In addition, the Buyer shall have received all state securities or blue sky permits and other authorizations necessary to issue the Buyer Common Stock in connection with the Acquisition Merger in accordance with all applicable state securities or blue sky laws.

    (c) Buyer Registration Statement. The Buyer Registration Statement shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

  6.02 Conditions to the Obligations of Buyer Under This Agreement. The obligations of the Buyer under this Agreement shall be further subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

    (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Seller.

    (b) Representations and Warranties; Performance of Obligations. The obligations of the Seller required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Buyer shall have received a certificate to that effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Seller.

    (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Seller or the Savings Bank, shall have been obtained by the Seller or the Savings Bank, as applicable, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement nor result in any Material Adverse Effect on the Buyer after the Effective Time and the Bank Merger Effective Time.

    (d) Tax Opinion. The Buyer shall have received an opinion dated the Closing Date from its counsel, Bingham, Dana & Gould, or other counsel acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the transactions contemplated by this Agreement constitute a reorganization as described in Section 368(a) of the Code and addressing such other substantial federal income tax effects of such transactions as the Buyer may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, such counsel may rely, to the extent they deem necessary or appropriate, upon opinions of other counsel, representations of an officer or officers of the Seller and the Buyer or any of their affiliates and representations of one or more shareholders of the Seller.

    (e) Pre-Closing Transactions. All of the Pre-Closing Transactions that Seller is required to have completed on or prior to the close of business on the Measurement Date in accordance with the terms of Section 5.18 hereof shall have been so completed in their entirety.

  In addition to the foregoing, the Seller will furnish the Buyer with such additional certificates, instruments or other documents in the name or on behalf of the Seller, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.02 as the Buyer may reasonably request.

  6.03 Conditions to the Obligations of Seller Under This Agreement. The obligations of the Seller under this Agreement shall be further subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

    (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Buyer or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Buyer.

    (b) Representations and Warranties; Performance of Obligations. The obligations of the Buyer required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Seller and the Savings Bank shall have received a certificate to that effect signed by the vice chairman and the chief financial officer (or other authorized officer(s)) of the Buyer.

    (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Buyer, shall have been obtained by the Buyer, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in a Material Adverse Effect on the Buyer after the Effective Time.

    (d) Tax Opinion. The Seller shall have received an opinion dated the Closing Date from its counsel, Ropes & Gray, or other counsel acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the transactions contemplated by this Agreement constitute a reorganization as described in Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of the Seller upon the receipt, pursuant to this Agreement, of the Buyer Common Stock in connection with the Acquisition Merger (it being understood that such opinion will not extend to cash received in lieu of fractional share interests or cash received by dissenters, if any) and addressing such other substantial federal income tax effects of such transaction as the Seller may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, such counsel may rely, to the extent they deem necessary or appropriate, upon opinions of other counsel and upon representations of an officer or officers of the Seller and the Buyer or any of their affiliates.

    (e) NYSE Listing. The shares of the Buyer Common Stock issuable upon the Effective Time shall have been authorized for listing on the NYSE upon official notice of issuance.

  In addition to the foregoing, the Buyer will furnish the Seller with such additional certificates, instruments or other documents in the name or on behalf of the Buyer, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as the Seller may reasonably request.

                                  ARTICLE VII

                                    CLOSING

  7.01. Time and Place. Subject to the provisions of Articles VI and VIII hereof, the closing of the transactions contemplated by this Agreement shall take place at the Boston, Massachusetts offices of Bingham, Dana & Gould at 10:00 A.M., local time, on such date that is not later than the fifth business day after the date on which all of the conditions contained in Article VI hereof are satisfied or waived; or at such other place, at such other time, or on such other date as Seller and Buyer may mutually agree upon for such closing to take place.

  7.02. Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the closing contemplated by Section 7.01 above there shall be delivered to Seller and Buyer and their respective subsidiaries as applicable, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the Seller's stockholders:

    (a) by mutual written consent of the Seller and the Buyer authorized by their respective Boards of Directors;

    (b) by the Seller or the Buyer if the Effective Time shall not have occurred on or prior to December 31, 1996 (the "Termination Date") or such later date as shall have been agreed to in writing by the Buyer and the Seller;

    (c) by the Buyer or the Seller (i) thirty days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, unless within the thirty-day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency, except that no party shall have the right to terminate this Agreement pursuant to this clause (i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respects the covenants and agreements of such party set forth herein, or (ii) if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted or such order or Injunction shall otherwise have become final and non-appealable;

    (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement which breach is not cured after forty-five (45) days written notice thereof is given to the party committing such breach; or

    (e) by Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained herein or in the Seller Option Agreement), if the approval of Seller's stockholders specified in Section 5.05 above shall not have been obtained by reason of Seller's failure to have obtained the requisite stockholder vote at a duly held meeting of Seller's stockholders or at any adjournment thereof.

  8.02 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.02(b) and 9.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of any of the parties hereto or their respective officers or directors to the others, except (a) any liability of any party under said Sections 5.02(b) and 9.01, (b) that the Seller Option Agreement shall be governed by its own terms as to termination, and (c) in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

  8.03 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section
8.01 hereof, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, the parties may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                                 MISCELLANEOUS

  9.01 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that, if this Agreement is properly terminated under Section 8.01 above, and neither party has any liability to the other under Section 8.02(c) (in which case the breaching party shall be fully liable to the other in accordance with the provisions thereof), all such costs and expenses incurred in connection with the preparation, filing and distribution of the Buyer Registration Statement and the Proxy Statement shall be borne equally by the Buyer and the Seller.

  9.02 Non-Survival. None of the representations, warranties, covenants and agreements of the parties shall survive after the Effective Time, except for the agreements and covenants contained or referred to in Article II, Section 5.02(b), the last sentence of Section 5.07 and Sections 5.11, 5.13, 5.14, 8.02, 9.01 and 9.02, which agreements and covenants shall survive the Effective Time.

  9.03 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

  (a)If to the Seller, to:
      The Boston Bancorp
      460 West Broadway
      South Boston, Massachusetts 02127
      Attention: Robert E. Lee
      President and Chief Executive Officer

    Copy to:
      Ropes & Gray
      One International Place
      Boston, Massachusetts 02110
      Attention: Alfred O. Rose, Esq.

  (b)If to the Buyer, to:
      Bank of Boston Corporation
      100 Federal Street
      Boston, Massachusetts
      Attention: Peter J. Manning, Executive Director,
                        Mergers & Acquisitions
                                  and
                 Gary A. Spiess, Esq., General Counsel

    Copy to:
      Bingham, Dana & Gould
      150 Federal Street
      Boston, Massachusetts 02110
      Attention:    Norman J. Shachoy, Esq.
                              and
                    Stephen J. Coukos, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date delivered to the recipient party.

  9.04 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement, except for Sections 5.13 and 5.14 above (which are expressly intended to provide rights to, and to be enforceable by, Seller's directors, officers and other employees to the extent applicable thereto), is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

  9.05 Entire Agreement. This Agreement, including the documents and other writing referred to herein or delivered pursuant hereto, including the Seller Disclosure Schedule, the Seller Option Agreement, the Seller Stockholders' Agreement and the Bank Merger Agreement, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by either party hereto, have been expressed herein. This Agreement (including the aforementioned documents and writings) supersedes any prior or contemporaneous agreement or understanding between the parties hereto, oral or written, pertaining to any such matters, including without limitation the Confidentiality Agreement, which agreements or understandings shall be of no further force or effect for any persons.

  9.06 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

  9.07 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

  9.08 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.09 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Section 9.02 hereof.

  9.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

  9.11 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

  9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

                                          BANK OF BOSTON CORPORATION

                                             /s/ Peter J. Manning
                                             ----------------------------------
                                             By:Peter J. Manning
                                             Executive Director

                                          THE BOSTON BANCORP

                                          By:/s/ Robert E. Lee
                                             ----------------------------------
                                             Robert E. Lee
                                             President and Chief Executive
                                             Officer

                                          By:/s/ David L. Smart
                                             ----------------------------------
                                             David L. Smart
                                             Vice President and Treasurer

                                  SCHEDULE 1

                           PRE-CLOSING TRANSACTIONS

  Seller shall complete the transactions listed below as of the close of business on the Measurement Date and the determination of the Adjusted Net Worth as of such time shall reflect the completion of all such transactions.

  1. Liquidate the entire commercial and multi-family real estate loan portfolio.

  2. Mark to market the entire investment securities portfolio and, in consultation with Buyer, liquidate as much of such portfolio as is consistent with the parties' intent that Buyer acquire through the Acquisition Merger assets having a value equal to one-third of the fair market value of the assets of Seller and its subsidiaries as of the date of this Agreement, such liquidation to include without limitation all equity securities, and, at Buyer's request, enter into mutually satisfactory hedging transactions on the Measurement Date to protect Buyer against the risk that the aggregate market value of the securities remaining in the portfolio at the Effective Time is less than the aggregate market value of such securities on the close of business on the Measurement Date.

  3. Liquidate all properties held as other real estate owned.

  4. Repay all FHLB borrowings, including without limitation any and all prepayment penalties.

  5. Defease the outstanding Medium Term Notes in accordance with their terms.

  6. Timely apply for IRS approval to a change in the Savings Bank's method of accounting for bad debts to the specific charge-off method for the taxable year beginning November 1, 1995, pursuant to which approval any required income inclusion would occur ratably over the six taxable year period including the year of change and five following taxable years, but otherwise continue to maintain the Savings Bank's eligibility to use the reserve method under Section 593 of the Code through the Closing Date.

  7. Liquidate all non-commercial real estate loans classified as "held for sale".

  8. Maintain a loan loss reserve on all retained residential real estate loans and consumer loans that is not less than the amount required in accordance with GAAP.

  9. Maintain an account for accrued and unpaid Taxes that is not less than the amount required in accordance with GAAP.

  10. Purchase in full directors and officers' liability insurance coverage containing terms and conditions mutually satisfactory to the parties, including a term of coverage to extend for a period of not less than five (5) years from and after the Effective Time, for the benefit of the directors and officers of Seller and its subsidiaries.

  In addition to the preceding mandatory transactions to be completed prior to the close of business on the Measurement Date, Seller shall be permitted, at its sole discretion and expense (which expense shall be properly reflected in the Adjusted Net Worth as of the close of business on the Measurement Date), to complete the additional transactions listed below.

  1. Liquidate the partnership interests in Harbor Point and Parmalee.

  2. Liquidate all outstanding advances previously made to the Central Fund.

  3. Liquidate some or all of the residential real estate loan portfolio.

  4. Redeem for cash outstanding Seller stock options or outstanding shares of Seller Common Stock previously issued upon the exercise of Seller stock options.

                                                        EXHIBIT C TO APPENDIX A

                                            , 19

Bank of Boston Corporation
100 Federal Street
Boston, Massachusetts 02110

Gentlemen:

  I have been advised that, as of the date hereof, I may be deemed to be an "affiliate" of The Boston Bancorp ("Seller"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). In accordance with the terms of that certain Agreement and Plan
of Reorganization, dated as of October   , 1995 (the "Agreement"), by and
between Bank of Boston Corporation ("Buyer") and Seller, Seller will merge with a wholly owned subsidiary of Buyer, with Seller to be the surviving corporation of such merger (the "Merger").

  Following the consummation of the Merger, I may receive shares of the common stock of Buyer, par value $2.25 per share ("Buyer Common Stock"). I would receive such shares of Buyer Common Stock in exchange for shares of the common stock of Seller, par value $1.00 per share ("Seller Common Stock"), held by me immediately prior to the consummation of the Merger.

  I represent, warrant and covenant to Buyer that, in the event I receive any shares of Buyer Common Stock following the Merger:

    1. I shall not make any sale, transfer or other disposition of such shares of Buyer Common Stock in violation of the Act or the Rules and Regulations.

    2. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Buyer Common Stock to the extent I felt necessary, with my counsel or counsel for Seller.

    3. I have been advised that the issuance of shares of Buyer Common Stock to me in accordance with the terms of the Agreement has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since, at the time the Merger was submitted for a vote of the stockholders of Seller, I may be deemed to have been an affiliate of Seller, and that the distribution by me of shares of Buyer Common Stock has not been registered under the Act, that I may not sell, transfer or otherwise dispose of any shares of Buyer Common Stock issued to me following the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or
  (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    4. I understand that Buyer is under no obligation to register the sale, transfer or other disposition of shares of Buyer Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    5. I also understand that stop transfer instructions will be given to Buyer's transfer agents with respect to the Buyer Common Stock and that there will be placed on the certificates for the shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of
                  , 199 , between the registered holder hereof and Bank of Boston Corporation, a copy of which agreement is on file at the principal offices of Bank of Boston Corporation."

    6. I also understand that, unless the transfer by me of any shares of Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

  It is understood and agreed that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act.

                                          Very truly yours,

                                          _____________________________________

Accepted this      day of             , 19 , by

BANK OF BOSTON CORPORATION

By:__________________________________
  Name:
  Title:

                                                        EXHIBIT D TO APPENDIX A

                              AGREEMENT OF MERGER

                                    between

                       THE FIRST NATIONAL BANK OF BOSTON

                                      and

                           SOUTH BOSTON SAVINGS BANK

                             under the charter of

                       THE FIRST NATIONAL BANK OF BOSTON

                              under the title of

                       THE FIRST NATIONAL BANK OF BOSTON

  This AGREEMENT OF MERGER (this "Agreement") dated as of                ,
1995 between THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), a national banking association organized under the laws of the United States, being located at 100 Federal Street, in the City of Boston, County of Suffolk, in the Commonwealth of Massachusetts, with a capital of $[75,200,000], divided into [6,016,000] shares of common stock, each of $12.50 par value, surplus of
$            , and undivided profits, including capital reserves, of
$            , as of June 30, 1995, and South Boston Savings Bank ("Savings
Bank"), a savings bank in stock form organized under the laws of the Commonwealth of Massachusetts, located at 460 West Broadway, in the City of Boston, County of Suffolk, in the Commonwealth of Massachusetts, with a
capital of $           divided into            shares of common stock, each of
$        par value, surplus of $             , and undivided profits,
including capital reserves, of $              , as of July 31, 1995, each
acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. (S) 215a), and applicable law of the Commonwealth of Massachusetts (ch. 168 M.G.L. (S) 34D), respectively, witnesseth as follows:

SECTION 1.

  Upon the Effective Time (as such term is defined in that certain Agreement
and Plan of Reorganization dated as of October   , 1995, by and among Bank of
Boston Corporation, the parent corporation of FNBB ("BKBC"), and The Boston Bancorp, the parent corporation of Savings Bank ("Bancorp") (the "Parent Acquisition Agreement")), and in accordance with the terms and conditions of the Parent Acquisition Agreement, Bancorp shall become a wholly owned subsidiary of BKBC.

SECTION 2.

  Immediately following the Effective Time, and subject to the terms and conditions of this Agreement, Savings Bank shall merge with and into FNBB under the charter of FNBB (the "Bank Merger"), and upon the effectiveness of the Bank Merger all of the issued and outstanding shares of capital stock of Savings Bank shall automatically be converted and become exchangeable for shares of the capital stock of FNBB in accordance with Section 7 hereof. The name of the receiving association (sometimes referred to herein as the "Association") shall be "THE FIRST NATIONAL BANK OF BOSTON".

SECTION 3.

  The Bank Merger shall become effective upon the date specified in the certificate to be issued by the Comptroller of the Currency of the United States of America (the "Comptroller") under the seal of his office approving the Bank Merger. The specific time on such date at which the Bank Merger shall become effective shall be the time at which FNBB and Savings Bank file articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts or such other time specified in the Articles of Merger. As used in this Agreement, the term "Effective Time of the Bank Merger" shall mean the date and time when the Bank Merger becomes effective.

SECTION 4.

  The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be 100 Federal Street, Boston, Massachusetts, and at its legally established branches. Upon the Effective Time of the Bank Merger, the main office and each of the branch offices of Savings Bank established and authorized immediately prior to the Effective Time of the Bank Merger shall become established and authorized branch offices of the Association. If the parties' intended integration and consolidation of the internal systems and operations of FNBB and Savings Bank has not been completed as of the Effective Time of the Bank Merger, then the Association in its sole discretion, and subject to applicable law, may conduct the business and operations conducted at former offices of Savings Bank following the Effective Time of the Bank Merger as a separate division of the Association under the name "South Boston Savings Bank" or a derivative thereof, until such time as such integration and consolidation has been completed. In any event, upon the completion of such integration and consolidation of internal systems and operations, the business and operations of the Association, as conducted at its main office and all branch offices then established and authorized, will be conducted as a single operating unit under the name "THE FIRST NATIONAL BANK OF BOSTON".

SECTION 5.

  Immediately following the Effective Time of the Bank Merger, the Association shall have capital stock and surplus which shall be equal to the capital stock and surplus of FNBB as stated in the preamble to this Agreement, adjusted, however, to reflect the completion of the Bank Merger and the attendant conversion of the outstanding shares of Saving Bank's capital stock into shares of FNBB's capital stock in accordance withSection 7 hereof. Immediately following the Effective Time of the Bank Merger, the Association shall have undivided profits, including capital reserves, which when combined with capital and surplus will be equal to the combined capital structures of FNBB and Savings Bank as stated in the preamble to this Agreement, adjusted, however, for normal earnings and expenses between June 30, 1995, with respect to FNBB, and July 31, 1995, with respect to Savings Bank, and the Effective Time of the Bank Merger.

SECTION 6.

  All assets of each of FNBB and Savings Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of FNBB and Savings Bank existing as of the Effective Time of the Bank Merger.

SECTION 7.

  With respect to the capital stock of FNBB, the presently outstanding [6,016,000] shares of common stock of FNBB, each of $12.50 par value, shall remain outstanding shares of capital stock of the Association immediately following the Effective Time of the Bank Merger and the holders of such shares shall retain all of their present rights thereunder. With respect to the capital stock of Savings Bank, each of the presently outstanding
shares of common stock of Savings Bank, each of $        par value, shall,
ipso facto and without any action on the part of the holder thereof, be converted into and become exchangeable for such number of shares or fraction of a share of common stock of the Association, par value $12.50 per share, based upon the aggregate fair market value of Savings Bank's shares of common stock as compared to the aggregate fair market value of FNBB's shares of common stock, in each case as such shares are issued and outstanding immediately prior to the Effective Time of the Bank Merger.

SECTION 8.

  The board of directors and principal officers of FNBB in place and holding office immediately prior to the Effective Time of the Bank Merger shall continue to serve as the board of directors and principal officers of the Association, each to hold office in accordance with the articles of association and by-laws of the Association until such time as their respective successors are duly elected or appointed and qualified.

SECTION 9.

  The articles of association and by-laws of FNBB in effect immediately prior to the Effective Time of the Bank Merger shall constitute the articles of association and by-laws of the Association.

SECTION 10.

  During the period from the date of this Agreement to the Effective Time of the Bank Merger, Savings Bank agrees to observe and perform all of the agreements and covenants of Bancorp that apply to the business or operations of Savings Bank contained in the Parent Acquisition Agreement.

SECTION 11.

  The respective obligations of FNBB and Savings Bank to effect the Bank Merger shall be subject to the satisfaction prior to the Effective Time of the Bank Merger of the following conditions:

    (a) Each condition contained in the Parent Acquisition Agreement to the consummation of the Acquisition Merger (as such term is defined in the Parent Acquisition Agreement) shall have been satisfied (or waived as provided in the Parent Acquisition Agreement) and the Acquisition Merger shall have been consummated.

    (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger contemplated hereunder shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental agency or authority which prohibits, restricts or makes illegal the consummation of the Bank Merger.

    (c) This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed in accordance with the applicable provisions of 12 U.S.C. (S) 215a(a)(2) and ch. 168 M.G.L.(S) 34D and the respective articles of association or articles of organization, as applicable, and by-laws of FNBB and Savings Bank by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of each of Savings Bank and FNBB entitled to vote thereon, each such vote to be adopted at a duly called and held meeting of such stockholder(s) or, if permissible under applicable law or otherwise, by the unanimous written consent of such stockholder(s) in lieu thereof.

    (d) All necessary approvals or consents of, notices to, or other filings with, all requisite governmental agencies or authorities relating to the Bank Merger, including without limitation the necessary approval of the Comptroller under 12 U.S.C. (S) 215a(a) and the necessary notices to the Massachusetts Commissioner of Banks and the Mutual Savings Central Fund, Inc. under ch. 168 M.G.L. (S) 34D, shall have been obtained, filed or submitted or shall have otherwise occurred and shall continue to be in full force and effect. In addition, all consents, approvals or permits of, and notices to, any nongovernmental third parties that are necessary to consummate the Bank Merger shall have been obtained or delivered or shall have otherwise occurred and shall continue to be in full force and effect.

SECTION 12.

  This Agreement shall be terminated immediately and without any action on the part of either Savings Bank or FNBB upon any termination of the Parent Acquisition Agreement in accordance with the terms thereof. This

Agreement may be terminated at any time prior to the Effective Time of the Bank Merger by mutual consent of FNBB and Savings Bank evidenced by a written instrument, if the Board of Directors of each so determines by a vote of not less than a majority of its members. In the event of the termination of this Agreement as provided herein, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of the parties hereto or any of their respective officers, directors or affiliates.

SECTION 13.

  This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same Agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 14.

  Except as otherwise set forth in this Agreement (including any documents or instruments referred to herein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  WITNESS, the signatures and seals of each of FNBB and Savings Bank as of the date first written above, each set by its president or a vice president and attested to by its cashier or clerk, pursuant to a resolution of its board of directors, acting by a majority, and witness the signature of a majority of the board of directors of each of FNBB and Savings Bank.

                                          THE FIRST NATIONAL BANK OF BOSTON

                                          By:__________________________________
                                             Name:
                                             Title:

Attest:

-----------------------------------
Name:
Title:

(Seal of Bank)

BOARD OF DIRECTORS:

-----------------------------------         -----------------------------------
Wayne A. Budd                               Paul C. O'Brien


-----------------------------------         -----------------------------------
William F. Connell                          John W. Rowe


-----------------------------------         -----------------------------------
Gary L. Countryman                          Richard A. Smith


-----------------------------------         -----------------------------------
Alice F. Emerson                            William C. Van Faasen


-----------------------------------         -----------------------------------
Charles K. Gifford                          Thomas B. Wheeler


-----------------------------------         -----------------------------------
Donald F. McHenry                           Alfred M. Zeien

-----------------------------------
J. Donald Monan

Commonwealth of Massachusetts
                                ss:
County of Suffolk

  On this      day of           , 1995, before me, a Notary Public for the
Commonwealth and County aforesaid, personally came the officers of THE FIRST NATIONAL BANK OF BOSTON indicated above, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also the directors of THE FIRST NATIONAL BANK OF BOSTON indicated above, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as director thereof.

  WITNESS my official seal and signature this day and year aforesaid.

(Seal of Notary)                          -------------------------------------
                                          Notary Public

                                          My Commission Expires: ______________

                                          SOUTH BOSTON SAVINGS BANK

                                          By: _________________________________
                                             Name:
                                             Title:

Attest:

-----------------------------------
Name:
Title:

(Seal of Bank)

BOARD OF DIRECTORS:

[INSERT NAMES OF SAVINGS BANK DIRECTORS]

Commonwealth of Massachusetts
                                ss:
County of Suffolk

  On this      day of          , 1995, before me, a Notary Public for the
Commonwealth and County aforesaid, personally came the officers of SOUTH BOSTON SAVINGS BANK indicated above, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also the directors of SOUTH BOSTON SAVINGS BANK indicated above, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as director thereof.

  WITNESS my official seal and signature this day and year aforesaid.

(Seal of Notary)                          -------------------------------------
                                          Notary Public

                                          My Commission Expires: ______________

                          BANK OF BOSTON CORPORATION

                              THE BOSTON BANCORP

                                                                  March 7, 1996

Bank of Boston Corporation
The Boston Bancorp

Gentlemen:

  This Letter Agreement amends certain provisions of the Agreement and Plan of Reorganization by and between Bank of Boston Corporation ("Bank of Boston") and The Boston Bancorp ("Bancorp") dated as of October 10, 1995 (the "Merger Agreement") and Schedule 1 attached thereto ("Schedule 1"). Bank of Boston and Bancorp have agreed to modify certain terms of the Merger Agreement and
Schedule 1 as follows:

A. AMENDMENTS TO THE MERGER AGREEMENT

    1. The definition of "Adjusted Net Worth" in Article 1 is hereby amended in subpart (iv) by substituting the words "Thrift Fund" for "Central Fund."

    2. The term and definition of "Central Fund" contained in Article 1 is hereby deleted in its entirety.

    3. The definition of "Material Adverse Effect" in Article 1 is hereby amended by inserting the following phrase immediately at the end thereof:

    "; provided further that the agreement of the parties to use zero as the minimum value for the variable component of the formula for determining the Conversion Number shall not prejudice the rights of either party in determining whether a Material Adverse Effect has occurred for purposes of this Agreement."

    4. Article 1 is hereby amended by adding the following definition after the definition of "Termination Date," on page 9:

    "Thrift Fund' shall mean the Thrift Institution Fund for Economic Development."

    5. Section 2.09(a) is hereby amended by deleting paragraph (i) in its entirety and inserting the following new paragraph (i) in place thereof:

    "(i) the sum of (A) $40,640,806.00 and (B) an amount equal to the greater of (1) zero, or (2) the sum of (a) the Adjusted Net Worth as of the close of business on the Measurement Date, (b) the product of $40,000.00 and the number of days after the Measurement Date to and including the Closing Date, and (c) the aggregate exercise price of all options to purchase Seller Common Stock outstanding at the close of business on the Measurement Date, by"

    6. Section 3.04 is hereby amended by substituting the words "Thrift Fund" for "Central Fund" in line 6.

    7. Section 4.04 is hereby amended by substituting the words "Thrift Fund" for "Central Fund" in line 3.

    8. Section 8.01 is hereby amended by renumbering paragraphs (d) and (e) as paragraphs (e) and (f) respectively and inserting the following new paragraph (d) therein:

    "(d) by Buyer if the Adjusted Net Worth of Seller shall at any time after the date hereof equal an amount less than zero;"

B. AMENDMENT TO SCHEDULE 1

  Delete item 2 following the discussion of the mandatory pre-closing transactions on Page 2 and replace with the following:

    "Liquidate all outstanding advances previously made to the Thrift
    Fund."

  Except as expressly set forth herein, all terms and conditions of the Merger Agreement and Schedule 1 are hereby ratified and confirmed and shall remain in full force and effect and each party hereto expressly affirms all of its obligations under the Merger Agreement and Schedule 1. Please acknowledge your agreement with the foregoing amendments by signing the enclosed copy of this letter in the places provided below.

                                          Very truly yours,

                                          Bank of Boston Corporation

                                                   /s/ Peter J. Manning
                                          By: _________________________________

                                          The Boston Bancorp

                                                     /s/ Robert E. Lee
                                          By: _________________________________

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of October 10, 1995, between The Boston Bancorp, a Massachusetts corporation (the "Issuer") and Bank of Boston Corporation, a Massachusetts corporation (the "Grantee").

  WHEREAS, the Grantee and the Issuer are entering into an Agreement and Plan of Reorganization of even date herewith (the "Acquisition Agreement"), which agreement is being executed by the parties thereto simultaneously with this Agreement; and

  WHEREAS, as a condition to the Grantee's entry into the Acquisition Agreement and in consideration for such entry, the Issuer has agreed to grant the Grantee the Option (as hereinafter defined);

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto agree as follows:

  1. (a) The Issuer hereby grants to the Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,038,420 fully paid and nonassessable shares (the "Option Shares") of common stock, $1.00 par value per share, of the Issuer ("Common Stock") at a price of $33.00 per share (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth provided that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock (without giving effect to any shares of Common Stock issuable pursuant to the Option) less the number of shares previously issued pursuant to exercise of the Option.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by Section 5(a) of this Agreement), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of Option Shares shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option less the number of shares previously issued pursuant to exercise of the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize the Issuer or the Grantee to breach any provision of the Acquisition Agreement.

  2. (a) Provided that the Grantee is not in material breach of the Acquisition Agreement, the Holder (as such term is defined in paragraph (c) below) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as defined in paragraph (e) below) and a Subsequent Triggering Event (as defined in paragraph (f) below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in paragraph
(b) below), provided that the Holder shall have sent the written notice of such exercise (as provided in paragraph (h) of this Section 2) within thirty
(30) days following such Subsequent Triggering Event and prior to the Exercise Termination Event.

  (b) The term "Exercise Termination Event" shall mean the earliest of (i) the Effective Time of the Acquisition Merger, (ii) any termination of the Acquisition Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, and
(iii) in the event of any termination of the Acquisition Agreement in accordance with the provisions thereof after the occurrence of an Initial Triggering Event, the passage of nine (9) months after such termination. Notwithstanding the termination of the Option, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in whole or in part prior to the termination of the Option.

  (c) The term "Holder" shall mean the holder or holders of the Option.

  (d) The term "Schedule 13G Investor" shall mean either (i) any Person holding voting securities of the Issuer eligible to report the beneficial ownership of such securities on Schedule 13G pursuant to the provisions of Rule 13d-1 under the Exchange Act or (ii) any Person holding voting securities of the Issuer who is required to report the beneficial ownership of such securities on Schedule 13D pursuant to the provisions of Rule 13d-1 under the Exchange Act and who indicates in such Schedule 13D that such Person has acquired such securities for passive investment purposes and not with the purpose nor with the effect of changing or influencing the control of the Issuer nor in connection with or as a participant in any transaction having such purpose or effect.

  (e) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) The Issuer or any subsidiary of the Issuer, without having received the Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any Person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than the Grantee or any subsidiary of the Grantee, or, without the consent of the Grantee, the Board of Directors of the Issuer shall have approved an Acquisition Transaction or recommended that the shareholders of the Issuer approve or accept any Acquisition Transaction other than as contemplated by the Acquisition Agreement. For purposes of this Agreement, the term "Acquisition Transaction" shall mean
  (A) a merger or consolidation, or any similar transaction, with the Issuer or any subsidiary of the Issuer that is a "significant subsidiary" as defined in Regulation S-X promulgated by the Securities and Exchange Commission (a "Significant Subsidiary"), or any subsidiary of the Issuer which, after such transaction, would be a Significant Subsidiary of the Issuer, (B) a purchase, lease or other acquisition of all or substantially all of the assets of the Issuer or any Significant Subsidiary of the Issuer (except as contemplated by the Acquisition Agreement), or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of the Issuer or any Significant Subsidiary of the Issuer;

    (ii) Any Person, other than the Grantee or any subsidiary of the Grantee or the Issuer in a fiduciary capacity, and other than a Schedule 13G Investor, shall have acquired beneficial ownership (as hereinafter defined) or the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock if such Person owned beneficially less than ten percent (10%) of the outstanding shares of Common Stock on the date of this Agreement, or any Person shall have acquired beneficial ownership of an additional three percent (3%) of the outstanding shares of Common Stock if such Person owned beneficially ten percent (10%) or more of the outstanding shares of Common Stock on the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and in the rules and regulations thereunder);

    (iii) Any Person, other than the Grantee or any subsidiary of the Grantee, shall have made a bona-fide proposal to the Issuer or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure;

    (iv) After any Person other than the Grantee or any subsidiary of the Grantee has made a proposal to the Issuer or its shareholders to engage in an Acquisition Transaction, the Issuer shall have breached any covenant or obligation contained in Sections 5.01, 5.03, 5.04, 5.05, 5.18 or 5.21 of the Acquisition Agreement and such breach (A) would entitle the Grantee to terminate the Acquisition Agreement and (B) shall not have been remedied prior to the Notice Date (as defined in paragraph (h) below); or

    (v) Any Person other than the Grantee or any subsidiary of the Grantee, other than in connection with a transaction to which the Grantee has given its prior written consent, shall have filed an application or notice with the OTS or Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  (f) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any Person (other than a Schedule 13G Investor) of beneficial ownership of 17.5% or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of paragraph (e) of this Section 2, except that the percentage referenced in clause (C) shall be 17.5% in lieu of ten percent (10%).

  (g) The Issuer shall notify the Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by the Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (h) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to the Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than forty-five (45) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the OTS or Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed; provided, however, that in no event shall the Closing be more than eighteen (18) months after the Notice Date, and if the Closing shall not have occurred within eighteen (18) months after the Notice Date due to the failure of the Holder to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or the State of Connecticut or a day on which banking institutions in the Commonwealth of Massachusetts or the State of Connecticut are authorized by law or executive order to close.

  (i) At the Closing, the Holder shall pay to the Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Issuer, provided that failure or refusal of the Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

  (j) At such Closing, simultaneously with the delivery of immediately available funds as provided in paragraph (i) above, the Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to the Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (k) Certificates for the Common Stock delivered at a Closing hereunder may (in the sole discretion of the Issuer) be endorsed with a restrictive legend that shall read substantially as follows:

  "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF
                  , 1995, A COPY OF WHICH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to the Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (l) Upon the giving by the Holder to the Issuer of the written notice of exercise of the Option provided for under paragraph (h) above, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to the Issuer, such Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. The Issuer agrees (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without requiring the Issuer's stockholders to approve an increase in the number of authorized shares of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock, (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Issuer, and (c) promptly to take all action as may from time to time be required (including without limitation (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (ii) cooperating fully with any Holders in preparing any applications or notices required under the Home Owners Loan Act of 1933, as amended, the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law), in order to permit such Holders to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

  4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of each Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute for all purposes and under all circumstances an additional contractual obligation on the part of the Issuer.

  5. In addition to the adjustment in the number of Option Shares pursuant to
Section 1 of this Agreement, the number of Option Shares shall be subject to adjustment from time to time as provided in this Section 5.

  (a)(i) In the event of any change in the shares of Common Stock by reason of stock dividend, split-up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of Option Shares, and the Option Price therefor, shall be adjusted appropriately in accordance with subsection (b) of this Section 5, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares of Common Stock that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

  (a)(ii) Issuer may make such increases in the number of Option Shares, in addition to those required under subsection (a)(i), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable, of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

  (b) Whenever the number of Option Shares is adjusted as provided in this
Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares prior to the adjustment and the denominator of which is equal to the number of Option Shares after the adjustment.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, and provided that the Grantee is not precluded, pursuant to subsection (a) of Section 2 hereof, from exercising the Option, the Issuer shall, at the request of the Grantee delivered within thirty (30) days following such Subsequent Triggering Event (whether on the Grantee's own behalf or on the behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision and the Issuer shall use all reasonable efforts to qualify such shares under any applicable state securities laws. The Issuer will use all reasonable efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect sales or other dispositions of Option Shares. The Grantee shall have the right to demand two (2) such registrations. The foregoing notwithstanding, if, at the time of any request by the Grantee for registration of the Option or Option Shares as provided above, the Issuer is in registration with respect to any underwritten public offering of share of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by the Issuer in such underwritten public offering, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by the Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, the Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer.

  7. (a) In the event that, at any time prior to an Exercise Termination Event, and provided that the Grantee is not precluded, pursuant to subsection
(a) of Section 2 hereof, from exercising the Option, either (i) any Person acquires beneficial ownership of 25% or more of the then outstanding shares of Common Stock or (ii) an Initial Triggering Event of the type described in clause (i) of subsection (e) of Section 2 of this Agreement (except that the percentage reference in clause (C) thereof shall be 25%) shall occur, then (i) at the request of any Holder, delivered within thirty (30) days following such occurrence (or such later period as provided in Section 8), the Issuer or any successor shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, plus, to the extent not previously reimbursed, the Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of the Grantee's rights under, the Acquisition Agreement, including without limitation legal, accounting and investment banking fees (the "Grantee's Out-of-Pocket Expenses"), and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), delivered within thirty (30) days following such occurrence (or such later period as provided in Section
8), the Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the market/offer price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated, plus, to the extent not previously reimbursed, the Grantee's Out-of-Pocket Expenses. The term "market/offer price" shall mean the highest of (w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than the Grantee or a subsidiary of the Grantee, pursuant to an agreement with the Issuer of the kind described in
Section 2(e)(i), (y) the highest closing price for shares of Common Stock within the shorter of the period from the date of this Agreement up to the date on which such required repurchase of Options or Option Shares, as the case may be, occurs or the six (6) month period immediately preceding the date of such required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined in good faith by a nationally recognized investment banking firm selected by a majority in the interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of the Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined in good faith by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer.

  (b) Each Holder and Owner, as the case may be, may exercise its right to require the Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to the Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require the Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten (10) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, the Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that the Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, the Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which the Issuer is no longer so prohibited; provided, however, that if the Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and the Issuer hereby undertakes to use all reasonable efforts to receive all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon the Issuer shall promptly
(i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that the Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

  8. The thirty (30) day period for exercise of certain rights under Sections 2, 6, 7 and 10 hereof shall be extended in each such case: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise, provided that notice of intent to exercise such rights shall be given to the Issuer within the requisite thirty (30) day period and the Grantee and the Holders shall use their best efforts to promptly obtain all requisite approvals and cause the expiration of all requisite waiting periods.

  9. The Issuer hereby represents and warrants to the Grantee as follows:

    (a) The Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Issuer and no other corporate proceedings on the part of the Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Issuer. This Agreement is the valid and legally binding obligation of the Issuer.

    (b) The Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued. fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  10. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other Person, whether by operation of law or otherwise, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event and the Grantee is not precluded, pursuant to Section 2(a), from exercising the Option, the Grantee may, subject to the right of first refusal set forth in Section 11, assign, transfer or sell in whole or in part its rights and obligations hereunder within thirty (30) days following such Subsequent Triggering Event (or such later period as provided in Section 8).

  11. If at any time after the occurrence of a Subsequent Triggering Event and, with respect to shares of Common Stock or other securities acquired by the Grantee pursuant to an exercise of the Option, prior to the expiration of twenty-four (24) months after the expiration of the Option pursuant to Section 2(b), the Grantee shall desire to sell, assign, transfer or otherwise dispose of the Option, in whole or in part, or all or any of the shares of Common Stock or other securities acquired by the Grantee pursuant to the Option, the Grantee shall give the Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Issuer, which may be accepted within ten (10) business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or such shares or other securities by the Issuer shall be settled within ten
(10) business days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds, provided that, if prior notification to or approval, consent or waiver of the OTS or Federal Reserve Board or any other regulatory authority is required in connection with such purchase, the Issuer shall promptly file the required notice or application for approval, consent or waiver and shall expeditiously process the same (and the Grantee shall cooperate with the Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of the Issuer to purchase the Option or the shares or other securities, as the case may be, covered by an Offeror's Notice or if the OTS or Federal Reserve Board or any other regulatory authority disapproves the Issuer's proposed purchase of the Option or such shares or other securities, the Grantee may, within sixty (60) days following the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval, or waiting periods), sell all, but not less than all, of the portion of the Option (which may be one hundred percent (100%)) or such shares or other securities, as the case may be, proposed to be transferred to the proposed transferee identified in the Offeror's Notice at no less than the price specified and on terms no more favorable to the proposed transferee than those set forth in the Offeror's Notice. The requirements of this Section 13 shall not apply to (i) any disposition of the Option or any shares of Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the prior written consent of the Issuer, (ii) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably ensure that no purchaser will own securities representing more than two percent (2%) of the outstanding shares of Common Stock of the Issuer or
(iii) any transfer to a direct or indirect wholly-owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  12. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof (as hereinafter defined) is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Acquisition Agreement), then
(i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall, at the Issuer's election, be immediately repurchasable by Issuer at the Option Price. For purposes of this Agreement, a Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or Owner and any person that is required to file a Schedule 13D with the Holder or Owner with respect to shares of Common Stock or options to acquire the Common Stock.

  13. Each of the Grantee and the Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, for approval to acquire the shares issuable hereunder.

  14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or the Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) or 5 hereof), it is the express intention of the Issuer to allow the Holder to acquire or to require the Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in Person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Acquisition Agreement.

  17. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  20. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

  IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed as a sealed instrument on its behalf by its officers thereunder duly authorized, all as of the day and year first above written.

                                          THE BOSTON BANCORP

                                          By: /s/ Robert E. Lee
                                             ----------------------------------
                                             Robert E. Lee
                                             President and Chief Executive
                                             Officer

                                          BANK OF BOSTON CORPORATION

                                          By: /s/ Peter J. Manning
                                             ----------------------------------
                                             Peter J. Manning
                                             Executive Director

                                                                     APPENDIX C

                               October 10, 1995

Bank of Boston Corporation
100 Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

  The undersigned (the "Stockholder") beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $1.00 per share (the "Shares"), of The Boston Bancorp, a Massachusetts corporation (the "Seller"), indicated opposite the Stockholder's name on
Schedule 1 attached hereto.

  Simultaneously with the execution of this letter agreement, Bank of Boston Corporation (the "Buyer") and the Seller are entering into an Agreement and Plan of Reorganization (the "Acquisition Agreement") providing, among other things, for the acquisition of Seller by Buyer by means of a merger of Seller with a wholly owned subsidiary of Buyer (the "Acquisition"). The undersigned understands that the Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Acquisition Agreement and the subsequent actions necessary to consummate the transactions contemplated by the Acquisition Agreement.

  In consideration of, and as a condition to, the Buyer's entering into the Acquisition Agreement, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

  1. The Stockholder, while this letter agreement is in effect, shall vote or cause to be voted no less than 392,865 Shares (the "Voting Block Shares"), whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, at any meeting of the Seller's stockholders that may be called and held following the date hereof, for the approval of the Acquisition, as contemplated under the Acquisition Agreement, and shall vote or cause to be voted all Voting Block Shares, at any such meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer or any affiliate of the Buyer. Nothing contained in this paragraph 1 shall prohibit the Stockholder from selling, assigning, transferring or otherwise disposing of any Shares owned by the Stockholder in excess of that number of Shares represented by the Voting Block Shares, whether such Shares are held by the Stockholder on the date of this letter agreement or are subsequently acquired, to the extent that any such sales, assignments, transfers or other dispositions are necessary or appropriate in connection with the Stockholder's proper conduct of its investment advisory activities; provided, however, that the Stockholder agrees that with respect to any number of Shares in excess of that number of Shares represented by the Voting Block Shares that it owns or has sole or shared voting power over, such Shares will be voted in the same manner as the Voting Block Shares and in accordance with this paragraph 1; and provided further, that with respect to any contemplated sale, assignment, transfer or other disposition hereunder by the Stockholder of 25,000 or more Shares, Buyer shall have the right (the "Purchase Right") to purchase such Shares on terms no less favorable than would otherwise be available to Stockholder. Buyer agrees (i) that Messrs. Peter J. Manning or William M. Parent (or such other Buyer designee(s) as set forth in writing to the Stockholder) shall be available via phone and telecopy at telephone numbers 617-434-8592 and 617-434-8320, respectively, and telecopy numbers 617-434-7825 and 617-434-6109, respectively, during regular business hours to exercise promptly the Buyer's Purchase Right and (ii) that the Stockholder shall have no liability or obligation to the Buyer for executing a sale, assignment, transfer or other disposition of Shares if the Buyer does not exercise its Purchase Right within 2 hours of the receipt of a telephone call and accompanying fax transmission from the Stockholder pursuant to clause (i) of this sentence.

  2. The agreements contained herein are intended to continue only for such time as may reasonably be necessary to obtain all necessary approvals, including shareholder approval and all necessary governmental approvals, of the Acquisition and any other transactions contemplated by the Acquisition Agreement.

  3. The Stockholder represents that the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. The Stockholder further represents that this letter agreement (assuming this letter agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as may be set forth in Schedule 1, the Stockholder represents that the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on said Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares.

  4. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.

  5. The Stockholder has signed this letter agreement intending to be bound hereby. The Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

  6. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

  7. No waivers of any breach of this letter agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other stockholder of the Seller who has executed any letter agreement pertaining to the same or similar subject matter addressed hereby with respect to Shares held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder hereunder or thereunder.

  8. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

  If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

                                          Very truly yours,

                                          CHIEFTAIN CAPITAL MANAGEMENT, INC.

                                          By: /s/ John M. Shapiro
                                            ___________________________________
                                            Name: John M. Shapiro
                                            Title: Managing Director

AGREED TO AND ACCEPTED BY AS
OF THE DATE FIRST ABOVE WRITTEN

BANK OF BOSTON CORPORATION

By: /s/ Peter J. Manning
  _________________________________
    Peter J. Manning
    Executive Director

                                   SCHEDULE 1

     NAME OF                   NUMBER OF SHARES                             SHARES
   STOCKHOLDER                BENEFICIALLY OWNED                       SUBJECT TO PLEDGE
   -----------                ------------------                       -----------------
Chieftain Capital
 Management, Inc.                  492,865                                   None

                                                                     APPENDIX D

                                                                  March 7, 1996

Board of Directors
The Boston Bancorp
460 West Broadway
South Boston, MA 02127

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of The Boston Bancorp (the "Company") common stock, par value $1.00 per share (the "Common Stock"), pursuant to the Agreement and Plan of Reorganization dated October 10, 1995 (the "Agreement") by and between the Company and Bank of Boston Corporation ("Bank of Boston"). Pursuant to the Agreement, a newly formed, wholly owned subsidiary of Bank of Boston will be merged (the "Merger") with and into the Company in accordance with applicable law. Under the terms of the Agreement, each outstanding share of Common Stock (other than shares held by dissenting stockholders, if any, and shares held by Bank of Boston) will be converted into a number of shares of Bank of Boston common stock (the "Conversion Number"). The Conversion Number will be equivalent to the quotient of dividing (capitalized terms have the meanings given to them in the Agreement): (i) the sum of (a) the Adjusted Net Worth as of the Measurement Date, (b) $40,640,806.00, (c) the product of $40,000.00 and the number of the days after the Measurement Date to and including the Closing Date, and (d) the aggregate exercise price of all options to purchase Seller Common Stock outstanding at the close of business on the Measurement Date, by (ii) the product of (a) the Average Closing Price of Bank of Boston common stock, and (b) the sum of the number of shares of Seller Common Stock and options to purchase Seller Common Stock outstanding at the close of business on the Measurement Date.

  Tucker Anthony Incorporated ("Tucker Anthony") as part of its investment banking business is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Tucker Anthony is acting as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a significant portion of which is payable upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the securities of both the Company and Bank of Boston for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have among other things:

  (i)Reviewed the Agreement dated October 10, 1995;

  (ii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended October 31, 1995, including the Company's reports on Forms 10-K and 10-Q;

  (iii) Reviewed certain historical financial and other information concerning Bank of Boston for the five fiscal years ended December 31, 1994 and for the three quarters ended March 31, June 30 and September 30, 1995, including Bank of Boston's reports on Forms 10-K and 10-Q;

  (iv) Held discussions with the senior management of the Company and Bank of Boston with respect to their past and current financial performance, financial condition and future prospects;

  (v) Reviewed certain internal financial data, projections and other information of the Company including financial projections prepared by management;

  (vi) Reviewed data prepared by management and its professional advisors as to the restructuring ("Restructuring") of the Company's balance sheet which the Agreement requires the Company to effect prior to the Closing, including estimates as to the net proceeds which the Company can expect to receive for assets to be sold and the projected timing of the sales of assets and other actions contemplated by the Restructuring;

  (vii) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Bank of Boston from a financial point of view with certain of these institutions;

  (viii) Compared the consideration to be received by the stockholders of the Company pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

  (ix) Reviewed publicly available earnings estimates, historical trading activity and ownership data of the Common Stock and Bank of Boston common stock and considered the prospects for dividends and price movement in each; and

  (x) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

  In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Bank of Boston and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company and its advisors provided to us with respect to (A) the costs, timing and other consequences to the Company of the Restructuring and (B) the results of operations likely to be achieved by the Company through the Closing have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's management and advisors as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and Bank of Boston are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Bank of Boston or any of their respective subsidiaries nor did we verify any of the Company's or Bank of Boston's books or records or review any individual loan credit files.

  Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          Tucker Anthony Incorporated

                                                                     APPENDIX E

 TEXT OF SECTIONS 85 THROUGH 98 OF CHAPTER 156B OF THE MASSACHUSETTS BUSINESS
                                CORPORATION LAW

(S)85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

(S)86. SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provide in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

(S)87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
FORM

  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156 B of the General Laws of Massachusetts."

(S)88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

(S)89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

  If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

(S)90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

(S)91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

(S)92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

(S)93. REFERENCE TO SPECIAL MASTER

  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

(S)94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

(S)95. COSTS; INTEREST

  The cost of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

(S)96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

  (1) A bill shall not be filed within the time provided in section ninety;
  (2) A bill, if filed, shall be dismissed as to such stockholder; or
  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

(S)97. STATUS OF SHARES PAID FOR

  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

(S)98. EXCLUSIVE REMEDY; EXCEPTION

  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (a) the articles of organization, (b) a by-law adopted by the stockholders or (c) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

  The Registrant's By-Laws provide indemnity to the Registrant's Directors and Officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts incurred in connection with any action, including an action by or in the right of the Registrant, brought against such person in such capacity. Under Massachusetts law and the By-Laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or of such subsidiary. The By-Laws also provide that, with respect to any matter disposed of by a compromise payment by such Director or Officer, pursuant to a consent decree or otherwise, no indemnification shall be provided unless such indemnification shall be ordered by a court or such compromise shall be approved as being in the best interest of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the Directors then in office, (b) by a majority of the disinterested Directors then in office, provided that there has been obtained an opinion in writing of independent counsel to the effect that such person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant, or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for Directors, exclusive of any stock owned by any interested Director or Officer. Under Massachusetts law, a court may uphold indemnification in connection with a suit in which there is a recovery by or in the right of a corporation.

  The By-Laws also provide for indemnification for all other directors and officers of the Registrant's wholly-owned subsidiaries to the extent authorized by the Board of Directors on the same statutory standard set forth in the preceding paragraph. Where such a person is wholly successful in defending the claim, he or she shall be entitled to indemnification. Directors and officers of other subsidiaries and employees and agents of the Registrant and any subsidiaries may be indemnified as determined by the Board from time to time.

Item 21. Exhibits and Financial Statements.

  (2)(a) Agreement and Plan of Reorganization, dated as of October 10, 1995, by and between Bank of Boston and Bancorp as amended by a letter agreement dated March 7, 1996 (included as Appendix A to the Proxy Statement-Prospectus).

  (2)(b) Stock Option Agreement, dated as of October 10, 1995, by and between Bank of Boston and Bancorp (included as Appendix B to the Proxy Statement-Prospectus).

  (3)(a) Restated Articles of Organization of Bank of Boston, as amended through November 24, 1993, incorporated herein by reference to
         Exhibit 3(a) to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-6522).

  (3)(b) By-Laws of Bank of Boston, as amended through April 28, 1994, incorporated herein by reference to Exhibit 3(b) to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-6522).

  (5)   Opinion of Gary A. Spiess, Esq.

  (8)(a) Opinion of Bingham, Dana & Gould as to certain tax matters.

  (8)(b) Opinion of Ropes & Gray as to certain tax matters.

  (23)(a) Consent of Coopers & Lybrand L.L.P. with respect to Bank of Boston.

  (23)(b) Consent of KPMG Peat Marwick L.L.P. with respect to Bancorp.

  (23)(c) Consent of KPMG Peat Marwick L.L.P. with respect to BayBanks.

  (23)(d) Consent of T.C. Edwards & Company, P.C. with respect to Bancorp.

  (23)(e) Consent of Gary A. Spiess, Esq. (included in Exhibit 5).

  (23)(f) Consent of Bingham, Dana & Gould.

  (23)(g) Consent of Ropes & Gray.

  (23)(h) Consent of Tucker Anthony Incorporated.

  (24)  Power of Attorney of certain directors and officers.

  (99)(a) Form of Proxy for Special Meeting of Stockholders of Bancorp.

  (99)(b) Text of Sections 85 to 98 of the Massachusetts Business Corporation Law (included as Appendix E to the Proxy Statement-Prospectus).

  (99)(c) Opinion of Tucker Anthony Incorporated (included as Appendix D to the Proxy Statement-Prospectus).

  (99)(d) Voting Agreement of Chieftain Capital Management, Inc. dated October 10, 1995 (included as Appendix C to the Proxy Statement-Prospectus).

Item 22. Undertakings.

  The undersigned Registrant hereby undertakes:

  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, and Commonwealth of Massachusetts, on the 7th day of March, 1996.

                                          BANK OF BOSTON CORPORATION

                                          By: /s/ Gary A. Spiess
                                            ___________________________________
                                                    (Gary A. Spiess)
                                               (General Counsel and Clerk)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/ Charles K. Gifford*        Chairman of the Board of        March 7, 1996
____________________________________  Directors, President, Chief
         Charles K. Gifford           Executive Officer and
                                      Director (Chief Executive
                                      Officer)

       /s/ William J. Shea*          Vice Chairman, Chief            March 7, 1996
____________________________________  Financial Officer and
           William J. Shea            Treasurer (Chief Financial
                                      Officer)

     /s/ Robert T. Jefferson*        Comptroller (Chief              March 7, 1996
____________________________________  Accounting Officer)
         Robert T. Jefferson

        /s/ Wayne A. Budd*           Director                        March 7, 1996
____________________________________
            Wayne A. Budd

                                     Director
____________________________________
         William F. Connell

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

     /s/ Gary L. Countryman*                   Director              March 7, 1996
____________________________________
         Gary L. Countryman

      /s/ Alice F. Emerson*                    Director              March 7, 1996
____________________________________
          Alice F. Emerson

        /s/ Thomas J. May*                     Director              March 7, 1996
____________________________________
            Thomas J. May

      /s/ Donald F. McHenry*                   Director              March 7, 1996
____________________________________
          Donald F. McHenry

       /s/ J. Donald Monan*                    Director              March 7, 1996
____________________________________
           J. Donald Monan

       /s/ Paul C. O'Brien*                    Director              March 7, 1996
____________________________________
           Paul C. O'Brien

        /s/ John W. Rowe*                      Director              March 7, 1996
____________________________________
            John W. Rowe

       /s/ Richard A.Smith*                    Director              March 7, 1996
____________________________________
          Richard A. Smith

                                               Director
____________________________________
        William C. Van Faasen

      /s/ Thomas B. Wheeler*                   Director              March 7, 1996
____________________________________
          Thomas B. Wheeler

                                               Director
____________________________________
           Alfred M. Zeien

*By:
  /s/ Gary A. Spiess
  ____________________________
    Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                                    PAGE
   NO.                            DESCRIPTION                                NO.
 -------                          -----------                               ----

 (2)(a) Agreement and Plan of Reorganization, dated as of October 10, 1995, by and between Bank of Boston and Bancorp as amended by a letter agreement dated March 7, 1996 (included as Appendix A to the Proxy Statement-Prospectus).

 (2)(b) Stock Option Agreement, dated as of October 10, 1995, by and between Bank of Boston and Bancorp (included as Appendix B to the Proxy Statement-Prospectus).

 (3)(a) Restated Articles of Organization of Bank of Boston, as amended through November 24, 1993, incorporated herein by reference to
        Exhibit 3(a) to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-6522).

 (3)(b) By-Laws of Bank of Boston, as amended through April 28, 1994, incorporated herein by reference to Exhibit 3(b) to Bank of Boston's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-6522).

 (5)   Opinion of Gary A. Spiess, Esq.

 (8)(a) Opinion of Bingham, Dana & Gould as to certain tax matters.

 (8)(b) Opinion of Ropes & Gray as to certain tax matters.

 (23)(a) Consent of Coopers & Lybrand L.L.P. with respect to Bank of
         Boston.

 (23)(b) Consent of KPMG Peat Marwick L.L.P. with respect to Bancorp.

 (23)(c) Consent of KPMG Peat Marwick L.L.P. with respect to BayBanks.

 (23)(d) Consent of T.C. Edwards & Company, P.C. with respect to
         Bancorp.

 (23)(e) Consent of Gary A. Spiess, Esq. (included in Exhibit 5).

 (23)(f) Consent of Bingham, Dana & Gould.

 (23)(g) Consent of Ropes & Gray.

 (23)(h) Consent of Tucker Anthony Incorporated.

 (24)  Power of Attorney of certain directors and officers.

 (99)(a) Form of Proxy for Special Meeting of Stockholders of Bancorp.

 (99)(b) Text of Sections 85 to 98 of the Massachusetts Business
         Corporation Law (included as Appendix E to the Proxy Statement-Prospectus).

 (99)(c) Opinion of Tucker Anthony Incorporated (included as Appendix D to the Proxy Statement-Prospectus).

 (99)(d) Voting Agreement of Chieftain Capital Management, Inc. dated October 10, 1995 (included as Appendix C to the Proxy
         Statement-Prospectus).